    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           SPECTRASITE HOLDINGS, INC.
             (EACH NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATES OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      4899
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   56-2027322
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                              8000 REGENCY PARKWAY
                                   SUITE 570
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
                         (ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                                DAVID P. TOMICK
                           SPECTRASITE HOLDINGS, INC.
                              8000 REGENCY PARKWAY
                                   SUITE 570
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                               ------------------
                Please address a copy of all communications to:

                               TIMOTHY J. KELLEY
                                THOMAS D. TWEDT
                         DOW, LOHNES & ALBERTSON, PLLC
                        1200 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 776-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------
                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                                                      PROPOSED MAXIMUM
         TITLE OF EACH CLASS            AGGREGATE AMOUNT TO BE           AGGREGATE                  AMOUNT OF
   OF SECURITIES TO BE REGISTERED           REGISTERED(1)            OFFERING PRICE(2)         REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share..............................      18,500,000                   $227,417,127                 $18,372
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to the common stock, par value $.001 per share, of SpectraSite Holdings, Inc. issuable to holders of common stock, par value $.01 per share, of Westower Corporation in the proposed merger of Westower with a wholly owned subsidiary of SpectraSite. The amount of SpectraSite common stock to be registered has been determined according to the maximum number of shares of Westower common stock to be exchanged in the merger, including shares issuable upon the exercise of options and warrants to purchase Westower common stock and shares issuable pursuant to earnouts related to prior acquisitions.

(2) The registration fee was calculated pursuant to Rule 457(f) by multiplying $22.25 (the average of the high and low prices of Westower common stock on August 6, 1999) by 10,220,994 shares of Westower common stock. This share number includes shares issuable upon the exercise of outstanding options and warrants to purchase Westower common stock and shares issuable pursuant to earnouts related to prior acquisitions. The fee of $63,221 is offset as provided in Rule O-11(a)(2) by the amount of $44,849 previously paid by Westower for the same transaction in connection with Westower's Schedule 14A. Therefore, the amount of the registration fee paid with this registration statement is $18,372.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[SpectrasiteLogo]                                                [Westower Logo]

                           SPECTRASITE HOLDINGS, INC.
                              WESTOWER CORPORATION
                          PROXY STATEMENT / PROSPECTUS

     The boards of directors of SpectraSite Holdings, Inc. and Westower Corporation agreed on a merger which they believe will enhance SpectraSite's construction capability as well as its West Coast and Canadian presence, and integrate Westower into a large, geographically diverse network of owned and leased communications towers.

     If we complete the merger, a wholly-owned subsidiary of SpectraSite will merge into Westower. Westower will be the surviving corporation and will retain its separate corporate existence as a subsidiary of SpectraSite. Westower stockholders will receive 1.81 shares of SpectraSite's common stock for each share of Westower common stock, plus cash for any fractional shares. Based on the number of Westower shares outstanding on July 20, 1999, we expect that SpectraSite will issue approximately 15,425,155 shares of common stock in connection with the merger.

     Westower common stock is listed on the American Stock Exchange. Westower's Amex symbol is "WTW". SpectraSite has applied to list its common stock on the Nasdaq National Market System, and this listing is a condition to the merger. SpectraSite's proposed Nasdaq symbol is "SITE".

     This document serves two purposes. It is a proxy statement of Westower to solicit approval of the merger from you, its stockholders. This is also a prospectus for the shares of SpectraSite common stock to be issued in the merger.

     The merger cannot be completed unless approved by the Westower stockholders. Westower has scheduled a special meeting for you to vote on the merger. SpectraSite stockholder approval is not required.

     Approval of the merger requires the affirmative vote of holders of two-thirds of Westower's outstanding common stock. Holders representing approximately 49% of Westower's outstanding common stock agreed to vote in favor of the merger. YOUR VOTE IS VERY IMPORTANT.

     This proxy statement/prospectus provides you with detailed information about SpectraSite, Westower and the proposed merger. You may also obtain information about our companies from documents that we filed with the SEC. We encourage you to read this entire document carefully.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROXY
STATEMENT/PROSPECTUS FOR A DESCRIPTION OF RISKS ASSOCIATED WITH APPROVAL OF THE MERGER.

     The date, time and place of the meeting for the Westower stockholders are as follows:

     10:00 a.m., September 1, 1999

     at the

     Rittenhouse Hotel
     210 West Rittenhouse Square
     Philadelphia, Pennsylvania 19103

     Whether or not you plan to attend the meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card the effect will be a vote against the merger.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August 11, 1999. This proxy statement/prospectus is first being mailed to Westower stockholders on August 12, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
     Risks Relating to the Merger...........................    6
     Risks Relating to SpectraSite..........................    7
     Cautionary Statements Concerning Forward-Looking
      Pronouncements........................................   13
Comparative Per Share Information...........................   14
Stockholder Meetings........................................   15
     Special Meeting for Westower Stockholders..............   15
     Vote Required..........................................   15
     Record Date............................................   15
     Quorum.................................................   15
     Proxies................................................   15
     Independent Accountants................................   16
     No Special Meeting Required for SpectraSite
      Stockholders..........................................   16
The Merger..................................................   17
     Background of the Merger...............................   17
     SpectraSite's Reasons for the Merger...................   19
     Westower's Reasons for the Merger......................   20
     Recommendation of the Westower Board...................   20
     Opinion of Westower's Financial Advisor................   20
     Accounting Treatment...................................   28
     Nasdaq National Market Listing; De-listing and
      De-registration of Westower Common Stock from the
      American Stock Exchange...............................   29
     Federal Securities Laws Consequences; Stock Transfer
      Restriction Agreements................................   29
     Material Federal Income Tax Consequences...............   29
     Dissenters' Rights.....................................   31
Directors and Management of SpectraSite Following the
  Merger....................................................   33
     Executive Officers and Directors.......................   33
     Board of Directors.....................................   35
     Committees of The Board of Directors...................   35
     SpectraSite Executive Compensation.....................   36
     Westower Chief Executive Officer Compensation..........   37
     Employment Agreements..................................   38
     1997 Stock Incentive Plan..............................   39
     1998 Stock Incentive Plan Tax Consequences.............   42
     SpectraSite's Employee Stock Option Plan...............   42
Interests of Westower Directors and Executive Officers in
  the Merger................................................   44
     Employment Agreements with SpectraSite.................   44
     Interest of Michael Anderson...........................   44
     Interests of Bruce E. Toll and Leonard M. Tannenbaum...   44
     Vesting of Options.....................................   44
     Indemnification and Insurance..........................   44
The Merger Agreement........................................   45
     The Merger.............................................   45
     Conversion of Shares...................................   45
     Exchange of Stock Certificates.........................   45
     Representations and Warranties.........................   46
     Material Covenants.....................................   47
     Conditions to Obligations to Effect the Merger.........   51
     Conditions to Obligations of SpectraSite and W
      Acquisition Corp. ....................................   51

                                                              PAGE
                                                              ----
     Conditions to Obligations of Westower..................   52
     Washington Anti-Takeover Laws..........................   53
     Termination; Termination Fees and Expenses.............   53
     Amendment and Waiver...................................   54
Other Agreements............................................   55
     Stockholder Voting Agreements..........................   55
     Agreement of Sale and Amendment to Purchase
      Agreement.............................................   55
     SpectraSite Board Seat.................................   55
     Post-Closing Lock-up Letters...........................   56
Ownership of SpectraSite and Westower.......................   57
     SpectraSite............................................   57
     Westower...............................................   59
Market Prices and Dividend Policy...........................   60
     Market Price Data......................................   60
     Dividend Policy........................................   60
Comparison of Stockholders' Rights..........................   61
     Capital Stock..........................................   61
     Mergers, Sales of Assets and Other Transactions........   61
     Dissenters' Rights.....................................   62
     State Takeover Legislation.............................   62
     Amendments to Charters.................................   64
     Amendments to Bylaws...................................   65
     Preemptive Rights......................................   65
     Dividends..............................................   66
     Duration of Proxies....................................   66
     Stockholder Action.....................................   66
     Special Stockholders Meeting...........................   67
     Number and Election of Directors.......................   68
     Removal of Directors...................................   68
     Vacancies..............................................   69
     Indemnification of Directors and Officers..............   69
     Limitation of Personal Liability of Directors..........   70
     Directors With Conflicting Interests...................   71
Description of SpectraSite's Capital Stock..................   72
     Authorized Capital Stock...............................   72
     Exchange Agent and Registrar...........................   73
     Stockholders' Agreement................................   74
     Registration Rights Agreement..........................   76
Unaudited Pro Forma Financial Data..........................   78
     General................................................   78
     SpectraSite............................................   78
Description of SpectraSite..................................   96
     Overview...............................................   96
     Business Strategy......................................   97
     Competitive Strengths..................................   98
     The Nextel Tower Acquisition...........................   99
     Tower Location.........................................  103
     Our Services...........................................  103
     Customers..............................................  107
     Sales and Marketing....................................  107
     Competition............................................  107

                                                              PAGE
                                                              ----
     Employees..............................................  108
     Properties.............................................  108
     Legal Proceedings......................................  108
     International..........................................  108
Selected Historical Financial Information of SpectraSite....  109
SpectraSite Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............  111
     Introduction...........................................  111
     Recent Events..........................................  111
     Results of Operations..................................  112
     Liquidity and Capital Resources........................  114
     Recent Issued Accounting Pronouncements................  116
     Year 2000 Compliance...................................  116
Certain Transactions of SpectraSite.........................  117
     Telesite and Metrosite Acquisition.....................  117
     GlobalComm Acquisition.................................  117
     Repurchase of Common Stock from Former Employee........  117
     The Preferred Stock Offerings..........................  117
     Transactions Related to the Nextel Tower Acquisition...  118
     Purchase of Common Stock by Chief Executive Officer....  118
Description of Westower.....................................  119
     Introduction...........................................  119
     Customers..............................................  123
     Competition............................................  123
     Brazilian Operations...................................  124
     Employees..............................................  124
     Properties.............................................  124
     Legal Proceedings......................................  125
Selected Historical Financial Information of Westower.......  126
Westower Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................  127
     Introduction...........................................  127
     Results of Operations..................................  127
     Liquidity and Capital Resources........................  130
     Year 2000 Compliance...................................  132
     Accounting Standards...................................  132
Certain Transactions of Westower............................  133
     Acquisition of WTC Holdings, Inc.......................  133
     Repayment of Loans from Payne and Jeffrey..............  133
     Loans to Related Company...............................  133
Regulatory and Environmental Matters........................  134
     Federal Regulations....................................  134
     State and Local Regulations............................  135
Legal Matters...............................................  136
Experts.....................................................  136
Where You Can Find More Information.........................  136
APPENDIX I:  Agreement and Plan of Merger
APPENDIX II: Opinion of BancBoston Robertson Stephens Inc.
APPENDIX III: Chapter 23B.13 of the Washington Business
  Corporation Act -- Dissenters' Rights

                                    SUMMARY

     This summary highlights selected information about SpectraSite, Westower and the merger. It does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents attached as appendices. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE PARTIES TO THE MERGER

SPECTRASITE HOLDINGS, INC. (page 96)
8000 Regency Parkway, Ste. 570
Cary, North Carolina 27511
(919) 468-0112

     SpectraSite is one of the largest independent owners and operators of wireless communications towers in the United States. SpectraSite's strategy is to use that position to take advantage of the growth opportunities inherent in the rapidly expanding and highly fragmented communications site industry. After giving effect to the merger, SpectraSite will operate approximately 2,700 towers in 42 states and three Canadian provinces. Currently, SpectraSite operates approximately 2,500 towers, of which 2,150 are owned and 350 are managed for third-parties, and Westower owns approximately 190 towers.

     SpectraSite has achieved its growth predominantly through acquisitions. Most significantly, SpectraSite recently acquired 2,000 towers from Nextel Communications, Inc. As part of this transaction, Nextel agreed to lease 1,700 additional sites on SpectraSite's towers as part of its national service deployment. SpectraSite will continue to pursue strategic acquisitions, including transactions with large wireless service providers seeking to sell their towers.

     SpectraSite's primary business is the leasing of antenna sites on multi-tenant towers to a diverse range of wireless communications industries, including personal communications services, cellular, emergency specialized mobile radio and specialized mobile radio. SpectraSite also offers its customers a broad range of network development services, including network design, site acquisition, procurement of zoning and other regulatory approvals, tower construction and antenna installation.

     SpectraSite is geographically diversified with significant communications tower networks throughout the United States. Its largest networks are in California, Ohio and Michigan. SpectraSite has established full-service regional offices in the New York, Atlanta, Chicago and San Francisco areas.

WESTOWER CORPORATION (page 119)
2001 6th Avenue
Suite 3302
Seattle, Washington 98121
(206) 441-0334

Westower is a leading provider of integrated tower services to the wireless communications industry in North America. Westower offers turn-key communications site development and tower construction services and also leases antenna sites on towers that it owns. Historically, Westower generated substantially all of its revenues through communications site development and tower construction services.

     Westower's recent corporate strategy includes using its construction and development expertise and its relationships in the industry to increase its tower ownership. Capitalizing on these strengths and the industry trend towards outsourcing, Westower has increased its tower ownership to approximately 190 towers. Westower actively markets its tower construction and site development abilities in seeking build-to-suit opportunities.

     Westower owns towers located in 15 states and three Canadian provinces and maintains 27 office locations throughout the United States and Canada.

OUR REASONS FOR THE MERGER

     By combining the complementary strengths and resources of SpectraSite and Westower, we believe we will be able to create a company that can offer a more diversified and broader base of services than either of the companies, individually, is able to offer at the present time. We believe that the availability of a complete range of services on a national basis is important to our existing and potential customers, most of whom are large national companies. In particular, the combination of Westower's tower construction capability and SpectraSite's geographically diverse network of towers and build-to-suit agreements will enhance our ability to compete with other companies in the communications tower industry. The communications tower industry is undergoing a dramatic change because of rapid consolidation. As a consequence, it is likely to become increasingly competitive. We hope that the greater strength of the combined company will enable us to better serve our customers and to provide our equity owners with increased value. To review the background and reasons for the merger in greater detail, see pages 17 through 20. To review the risks relating to the merger, see pages 6 through 13.

     If we complete the merger, Westower will merge with a subsidiary of SpectraSite and will become a wholly-owned subsidiary of SpectraSite. The merger is subject to conditions and rights of termination described in this document and in the merger agreement. We have attached the merger agreement as Appendix I to this document. It is the legal document governing the merger. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT.

WHAT WESTOWER STOCKHOLDERS WILL RECEIVE IN THE MERGER (page 15)

     If we complete the merger, you will receive 1.81 shares of SpectraSite common stock for each share of Westower common stock you own. We sometimes refer to this number of shares as the exchange ratio. SpectraSite will not issue fractional shares. Instead, you will receive cash for any fractional share of SpectraSite common stock owed to you.

Example:

-If you currently own 100 shares of Westower common stock, you will receive 181 shares of SpectraSite common stock.

-If you currently own 1 share of Westower common stock, you will receive 1 share of SpectraSite common stock and a check for the fair market value of the 0.81 fractional share.

Following the merger, current Westower stockholders will own approximately 20% of SpectraSite.

DETERMINATIONS OF BOARDS OF DIRECTORS
(pages 19 and 20)

     SpectraSite. The SpectraSite board of directors has unanimously approved the merger and the merger agreement.

     Westower. The Westower board of directors has determined that the merger is fair to the Westower stockholders and in their best interest and has unanimously approved the merger and the merger agreement.

     Westower's board of directors based this determination and approval on a number of factors, including:

      - a review of the business, operations, financial condition, earnings and prospects of SpectraSite;

      - consideration of potential alternatives, including remaining independent and seeking a combination with other possible strategic partners;

      - the anticipated enhanced liquidity of SpectraSite common stock for Westower stockholders;

      - the structure, terms and conditions of the merger; and

      - the analysis, presentations and opinion of BancBoston Robertson Stephens Inc., an independent financial advisor.

FAIRNESS OPINION OF FINANCIAL ADVISOR
(page 20)

     In deciding to approve the merger, the Westower board of directors considered the opinion of BancBoston Robertson Stephens Inc., Westower's financial advisor. The financial advisor's opinion states that, as of May 14, 1999, the exchange ratio of 1.81 shares of SpectraSite common stock for every one share of Westower common stock was fair, from a financial point of view, to holders of Westower common stock. This opinion is based upon and subject to assumptions made, the matters considered in the opinion and the limits of the review undertaken by BancBoston Robertson Stephens Inc. We have attached a copy of the opinion as Appendix II to this document. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY.

STOCKHOLDER VOTES REQUIRED (page 15)

     SpectraSite. Holders of a majority of the outstanding shares of SpectraSite voting stock have executed a written consent approving an increase in SpectraSite's authorized common stock, which is required in connection with the merger. No further vote of the SpectraSite stockholders is required. Therefore, SpectraSite will not hold a stockholder meeting and will not solicit any proxies.

     Westower. Holders of two-thirds of Westower's common stock must approve the merger proposal before we can consummate the merger.

FEDERAL INCOME TAX CONSIDERATIONS (page 29)

     A condition of the merger is that each of Westower and SpectraSite must receive an opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the tax code. This treatment means that the merger will be tax-free to the Westower stockholders except to the extent of any cash received in lieu of fractional shares of SpectraSite common stock or through the exercise of dissenters' rights.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER APPLICABLE TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER APPLICABLE TO YOU.

ACCOUNTING TREATMENT (page 20)

     SpectraSite intends to treat the merger as a purchase for financial reporting purposes. This means that the assets, liabilities and results of operations of Westower will be included with those of SpectraSite only after the merger is completed. It also means SpectraSite will value the assets acquired and liabilities assumed of Westower at their fair market values.

REGULATORY APPROVALS

     We are prohibited by U.S. antitrust laws, known as the Hart-Scott-Rodino Act, from completing the merger until after we have furnished information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period has ended. Westower and SpectraSite have each filed the required notification and report forms and the required waiting period has expired. However, even after such period the regulatory agencies will continue to have the authority to challenge the merger on antitrust grounds before or after it is completed.

     Because a subsidiary of Westower holds licenses to use certain radio frequencies, the FCC must approve the change of control of Westower resulting from the merger. We have submitted an applications for approval to the FCC, and expect to receive approval by the end of August, 1999.

     We cannot predict whether we will obtain all required regulatory approvals before we complete the merger, or whether any approvals will include conditions that would be detrimental to SpectraSite.

CONDITIONS TO THE MERGER (page 51)

     We will complete the merger only if Westower and SpectraSite satisfy, or in some cases waive, several conditions that the parties agreed to in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT
(page 53)

     The boards of directors of both companies can agree to terminate the merger agreement at any time. Either company can terminate if, among other things:

     - the merger is not consummated on or before December 31, 1999;

     - a governmental authority permanently prohibits the merger; or

     - the terminating party is not in material breach and the other party is in material breach of the merger agreement or materially breaches its representations or warranties resulting in its inability to satisfy a condition to the completion of the merger.

     Westower also has the right to terminate if it approves and concurrently enters into an agreement for a superior proposal, as defined on page 25 in the merger agreement, and pays SpectraSite a fee of $12.0 million, plus expenses.

     If either Westower or SpectraSite terminates because Westower stockholders do not vote in favor of the merger at a time when an alternative proposal has been proposed and not withdrawn, Westower must pay SpectraSite's expenses upon termination. In addition, if Westower executes or consummates that superior proposal or an alternative offer within twelve months after terminating the merger agreement, Westower must pay SpectraSite a fee of $12.0 million.

LISTING OF SPECTRASITE COMMON STOCK AND DE-LISTING AND DE-REGISTERING OF WESTOWER COMMON STOCK (page 29)

     It is a condition to the merger that SpectraSite common stock trade on the Nasdaq National Market. Westower common stock will no longer be traded on the American Stock Exchange or otherwise be publicly traded.

DISSENTERS' RIGHTS (page 31)

     SpectraSite is a Delaware corporation. Under Delaware corporate law, SpectraSite stockholders have no appraisal rights.

     Westower stockholders will be entitled to dissenters' rights of appraisal under Washington law in connection with the merger.

COMPARATIVE RIGHTS OF HOLDERS OF WESTOWER COMMON STOCK AND SPECTRASITE COMMON STOCK (page 61)

     SpectraSite is a Delaware corporation and Westower is a Washington corporation. Stockholders' rights under the Delaware General Corporation Law and the Washington Business Corporation Act differ in many respects. You should read "Comparison of Stockholders' Rights" for a discussion of how your rights as a SpectraSite stockholder will vary from your rights as a Westower stockholder.

CONTROL OF SPECTRASITE FOLLOWING THE MERGER (page 72)

     Affiliates of Welsh, Carson, Anderson & Stowe, a private equity firm, have the right to appoint a majority of the board of directors and proxies from other stockholders to vote a majority of the voting power of SpectraSite's capital stock under a stockholders' agreement. The stockholders' agreement will remain in effect after the merger. For a description of this agreement see page 74.

INTERESTS OF WESTOWER EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (page 44)

     Westower stockholders should note that certain members of senior management or directors who are also stockholders of Westower have interests in the merger that are different from, or in addition to, yours. Those interests include becoming officers or a director of SpectraSite, vesting of options and being entitled to the continuation of certain indemnification provisions.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We present the following summary unaudited pro forma financial information to give you a better picture of what the results of operations and financial position of the combined businesses of SpectraSite and Westower may have been for the year ended December 31, 1998 and the three months ended March 31, 1999 if the merger, the Nextel tower acquisition and other transactions described under "Unaudited Pro Forma Financial Data" had occurred on January 1, 1998. We prepared the unaudited pro forma statement of operations and balance sheet information by adding or combining the historical pro forma results of each company with adjustments. The companies may have performed differently if they were actually combined. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results we will experience after the merger. See "Unaudited Pro Forma Financial Data" on page 78.

     EBITDA consists of operating income (loss) before depreciation and amortization expense and provisions for restructuring and other non-recurring charges. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies. Net debt is total debt less cash, cash equivalents and short term investments. EBITDA and net debt are widely used in the communications site industry as a measure of operating performance.

                                                                POST-MERGER         POST-MERGER
                                                                 PRO FORMA           PRO FORMA
                                                                YEAR ENDED       THREE MONTHS ENDED
                                                             DECEMBER 31, 1998     MARCH 31, 1999
                                                             -----------------   ------------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
     Revenues..............................................      $138,850            $   33,481
     Cost of operations....................................        86,192                19,057
     Selling, general and administrative expenses..........        23,646                 6,675
     Depreciation and amortization.........................        56,902                14,441
     Restructuring and non-recurring charges...............           404                   600
     Operating loss........................................       (28,294)               (6,288)
OTHER DATA:
     EBITDA................................................      $ 28,608            $   (7,292)
     EBITDA margin.........................................          20.6%                 21.4%
SELECTED OPERATING DATA:
     Number of owned towers................................         2,217                 2,253
BALANCE SHEET DATA (AT END OF PERIOD):
     Cash, cash equivalents and short term investments........................       $  188,080
     Total assets.............................................................        1,164,416
     Total debt...............................................................          628,879
     Net debt.................................................................          440,799
     Stockholders' equity.....................................................          520,273

                                  RISK FACTORS

RISKS RELATING TO THE MERGER

WESTOWER STOCKHOLDERS WILL NOT BE ABLE TO ASCERTAIN THE VALUE OF THE SPECTRASITE COMMON STOCK THEY WILL RECEIVE IN THE MERGER.

     SpectraSite common stock is not currently publicly traded and will not be publicly traded until consumation of the merger. Consequently, Westower stockholders will not be able to readily determine the value of SpectraSite shares. In the merger, each share of Westower common stock will convert into
1.81 shares of SpectraSite common stock. This is a fixed exchange ratio. It will not be adjusted in the event of any increase or decrease in the price of Westower common stock prior to the merger.

WE MAY NOT BE ABLE TO INTEGRATE OUR OPERATIONS AND REALIZE THE POTENTIAL BENEFITS OF THE MERGER.

     Integration of the operations of SpectraSite and Westower will present significant challenges. In this regard, Westower has recently completed 13 acquisitions. The integration of managers from our companies will result in changes affecting all employees and the operations of both companies. Differences in management approach and corporate culture may strain employee relations. The success of the merger will also depend on our ability to integrate our business strategies. We may not realize the anticipated benefits of the merger. If we are unable to integrate our operations successfully, we may not achieve the anticipated financial benefits of the merger.

WESTOWER'S OBLIGATION TO PAY A TERMINATION FEE AND EXPENSES AND VOTING AGREEMENTS SIGNED BY WESTOWER STOCKHOLDERS HOLDING 49% OF THE OUTSTANDING COMMON STOCK MAY DETER COMPETING PROPOSALS.

     Westower may terminate the merger agreement if it receives and accepts an acquisition proposal which is superior to the proposed merger, but Westower must then pay SpectraSite a termination fee of $12.0 million, plus SpectraSite's expenses.

     Also, if Westower stockholders vote against the merger when a third party has announced or made an acquisition proposal, Westower will be required to pay SpectraSite's expenses. If within one year, Westower consummates or enters into an agreement with any third party that results in a change of control of Westower, it must pay SpectraSite a $12.0 million termination fee.

     The obligation to pay the amounts referred to in the two previous paragraphs may deter third parties from making competing bids for Westower.

     Westower stockholders holding approximately 49% of the outstanding common stock agreed to vote in favor of the merger and against any other acquisition proposal. Some of these agreements terminate upon termination of the merger agreement. Calvin J. Payne and S. Roy Jeffrey agreed, however, that if the merger agreement is terminated, for the nine months following such termination, they will vote their shares, constituting approximately 25% of Westower's outstanding common stock, against any acquisition proposal. The existence of these agreements will make it more difficult for a third party to acquire Westower and, therefore, may deter third parties from making competing bids for Westower.

THERE ARE CONFLICTS OF INTEREST AND BENEFITS OF THE MERGER TO INSIDERS WHO RECOMMEND YOU VOTE IN FAVOR OF THE MERGER.

     As discussed below under "Interests of Westower Directors and Executive Officers in the Merger," a number of executive officers and directors of Westower have employment or severance agreements or other agreements that provide them with interests in the merger that are different from, or in addition to, your interests as stockholders.

     - Two Westower executive officers, Calvin J. Payne and S. Roy Jeffrey, will enter into employment agreements with SpectraSite. These employment agreements provide Messrs. Payne and Jeffrey significant compensation and benefits.

     - Options to purchase shares of Westower common stock held by Calvin J. Payne, S. Roy Jeffrey and Peter Lucas will vest as a result of the merger.

     - Michael Anderson, a Westower executive officer and director, may terminate his employment agreement with Westower upon the merger and receive significant compensation.

     - Bruce E. Toll, a Westower director, has a significant interest in BET Associates L.P. In June 1998, Westower issued notes to BET Associates. It is a condition to the merger that Westower retire these notes.

Stockholders should be aware of these potential conflicts of interest and the benefits available to these executive officers and directors when considering the determination of the Westower board of directors to approve the merger.

RISKS RELATING TO SPECTRASITE

A GROUP OF STOCKHOLDERS CONTROLS THE VOTING POWER OF SPECTRASITE AND THEIR INTERESTS MAY BE DIFFERENT FROM YOURS.

     Affiliates of Welsh, Carson, Anderson & Stowe own approximately 32 million shares of SpectraSite capital stock. They also have the right to appoint a majority of the board of directors and proxies from certain of the other stockholders to vote 51% of the voting power of SpectraSite capital stock under a stockholders' agreement. In addition, other SpectraSite stockholders have a right to board representation under this agreement. The stockholders' agreement will remain in place after the merger. Welsh, Carson and the other parties to the stockholders' agreement may have interests that are different from yours. See "Description of SpectraSite's Capital Stock -- Stockholders' Agreement."

SPECTRASITE PREFERRED STOCKHOLDERS HAVE RIGHTS AND PREFERENCES SUPERIOR TO THOSE OF COMMON STOCKHOLDERS.

     SpectraSite has outstanding an aggregate of approximately 70.8 million shares of preferred stock, and these shares will remain outstanding following the merger. Holders of preferred stock vote on a share-for-share basis with the common stock and also have special voting rights. In addition, preferred stockholders have a liquidation preference over common stockholders in the event of bankruptcy, liquidation or dissolution of SpectraSite. The preferred stockholders and several current common stockholders are party to a stockholders' agreement and a registration rights agreement. These agreements provide opportunities to participate in registered distributions and other sales of SpectraSite common stock that will not be available to common stockholders generally. For a description of these agreements and the rights of preferred stockholders, see "Description of SpectraSite's Capital Stock."

NO PRIOR TRADING MARKET IN SPECTRASITE STOCK.

     The outstanding shares of SpectraSite common stock were not registered under the Exchange Act or under the securities laws of any state and may not be sold unless they are accepted for listing and quotation on the Nasdaq. This proxy statement/prospectus is part of a registration statement which will register the shares of SpectraSite common stock to be issued in the merger under the Securities Act, and we will also register the SpectraSite common stock under the Exchange Act. However, because the SpectraSite common stock to be issued in the merger will constitute a new issue of securities with no established trading market, we cannot assure you as to:

     - the liquidity of any such market that may develop;

     - the ability of stockholders to sell their shares; or

     - the price at which the stockholders would be able to sell their shares.

     SpectraSite has applied to list its common stock on the Nasdaq. However, although it is a condition to the consummation of the merger, we cannot assure you that SpectraSite will qualify for listing on the Nasdaq.

SPECTRASITE'S SUBSTANTIAL INDEBTEDNESS COULD INTERFERE WITH ITS FINANCIAL
GROWTH.

     SpectraSite is and will continue to be highly leveraged. As of March 31, 1999, after giving effect to the offering of its 2009 notes, initial borrowings under its new credit facility and the merger with Westower, SpectraSite would have had total consolidated indebtedness of approximately $628.9 million. Also, if SpectraSite had sold the 2009 notes and borrowed under its credit facility to acquire the Nextel towers and had consummated the merger with Westower on January 1, 1998, SpectraSite's earnings before interest and taxes would have been inadequate to service its fixed charges by $97.8 million and $25.0 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. We expect that earnings will continue to be inadequate to service fixed charges at least through 2000.

     SpectraSite's high level of indebtedness could have important consequences. For example, it could:

     - make it more difficult for us to satisfy our debt obligations;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing;

     - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

     - place us at a competitive disadvantage relative to less leveraged competitors.

IF SPECTRASITE DOES NOT GENERATE SUFFICIENT CASH, IT WILL BE UNABLE TO SERVICE ITS INDEBTEDNESS.

     SpectraSite's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations and its ability to refinance any such debt obligations or to fund planned capital expenditures, will depend on SpectraSite's future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. SpectraSite's ability to generate sufficient cash flow from operations is uncertain. In addition, SpectraSite may not meet its anticipated revenue growth targets, and SpectraSite's future debt service obligations could exceed borrowing capacity or equity or debt financing availability. Further, SpectraSite may not be able to effect any required refinancing of its indebtedness on commercially reasonable terms or at all.

SPECTRASITE MAY BE UNABLE TO ACQUIRE TOWERS OR INCREASE ITS CONSTRUCTION ACTIVITIES AS PROJECTED; FAILURE TO FULFILL THESE STRATEGIES MAY HARM ITS REVENUES.

     SpectraSite's growth strategy depends on its ability to construct, acquire and operate towers in conjunction with the expansion by wireless service providers of their tower network infrastructure. SpectraSite's ability to construct new towers can be affected by a number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel and weather conditions. In addition, because the concern over tower proliferation has grown in recent years, some communities now restrict new tower construction or delay granting permits required for construction. We cannot assure you:

     - that we will be able to overcome regulatory or other barriers to new construction;

     - that the number of towers planned for construction will be completed in accordance with the requirements of our customers; or

     - that there will be significant need for the construction of new towers once the wireless service providers complete their tower network infrastructure build-out.

     Anchor tenant leases may contain penalty or forfeiture provisions in the event the towers are not completed within specified time periods.

     SpectraSite's expansion plans call for a significant increase in construction activity. We cannot assure you that we will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.

     With respect to the acquisition of towers, we compete with wireless service providers, broadcasters, site developers and other independent tower owners and operators for acquisitions of towers, and we expect such competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities, as well as higher acquisition prices. We regularly explore acquisition opportunities; however, we cannot assure you that we will be able to identify towers or tower companies to acquire in the future.

SPECTRASITE ANTICIPATES SIGNIFICANT CAPITAL EXPENDITURES AND MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     SpectraSite's current plans call for at least $140.0 million of capital expenditures through 1999 for the construction and acquisition of communication sites, primarily towers. However, if acquisitions or other opportunities present themselves more rapidly than we currently anticipate or if estimates prove inaccurate, we may seek additional sources of debt or equity capital prior to the end of 1999 or scale back the scope of tower construction activity. Additional financing may not be available and could be restricted by the terms of the new credit facility and the indentures governing our senior discount notes. In addition, equity financings could cause dilution to SpectraSite stockholders.

SUCCESS OF SPECTRASITE'S BUSINESS STRATEGY REQUIRES IT TO ACT QUICKLY, AND IMPLEMENTATION OF ITS STRATEGY COULD STRAIN ITS RESOURCES.

     SpectraSite may not be able to identify, finance and complete future acquisitions on acceptable terms or profitably and market available space on its towers. Our business strategy depends on the construction or acquisition of additional towers and the profitable operation of our tower assets. Failure to execute our strategy will have a material adverse effect on SpectraSite's business, financial condition or results of operations.

     In addition, the time frame for completion of networks currently planned by wireless communications service providers may be limited to the next few years, and many personal communications services networks already have been substantially completed in large markets. Failure to move quickly and aggressively to obtain growth capital and capitalize on this infrastructure development opportunity could have a material adverse effect on our business, financial condition or results of operations with respect to both site acquisition services and site leasing.

     Implementation of our strategy to expand our site leasing business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that operating expenses will increase significantly as we build and acquire additional tower assets. Failure to manage growth or unexpected difficulties encountered during expansion could have a material adverse effect on our business, financial condition or results of operations. The pursuit and integration of build-to-suit prospects, acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to the existing operations. Future acquisitions could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business, financial condition or results of operations.

SPECTRASITE'S BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.

     SpectraSite's business depends on demand for communications sites from wireless service providers, which, in turn, depends on the demand for wireless services. Success of SpectraSite's business model requires us to secure co-location tenants, and securing co-location tenants depends upon the demand for communications sites from a variety of service providers in a particular market. A reduction in demand for communications sites or increased competition for co-location tenants could have a material adverse effect on SpectraSite's business, financial condition or results of operations.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR SPECTRASITE'S SERVICES.

     Most types of wireless services currently require ground-based network facilities, including communications sites for transmission and reception. Communications technologies which do not require ground-based sites or other alternatives could reduce demand for space on SpectraSite's towers. The extent to which wireless service providers lease such communications sites on our towers depends on the level of demand for wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications services, changes in telecommunications regulations, the propagation characteristics of each company's technology and geographic terrain. In addition, wireless service providers frequently enter into agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antennae on communications sites we own. The proliferation of these roaming agreements could have a material adverse effect on our business, financial condition or results of operations.

     The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice and data services; one such system is currently operating. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services, and one of those services is operational. Although such systems are highly capital-intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. Reduced demand for ground-based antenna sites could have a material adverse effect on our business, financial condition or results of operations.

SPECTRASITE COMPETES WITH COMPANIES WHICH HAVE GREATER FINANCIAL RESOURCES.

     SpectraSite competes for site leasing tenants with:

     - wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

     - site acquisition companies which acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site acquisition services;

     - owners of non-tower antenna sites including rooftops, water towers and other alternate structures; and

     - other independent tower operators.

     Wireless service providers that own and operate their own towers generally are substantially larger and have greater financial resources than SpectraSite. For example, AT&T Wireless and Sprint PCS are large companies that own and operate their own tower networks. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

     We compete for acquisition and new tower construction opportunities primarily with site developers and other independent tower companies. Some of these competitors have or are expected to have greater financial resources than SpectraSite has.

SPECTRASITE MAY ENCOUNTER DIFFICULTIES IN INTEGRATING NEXTEL'S TOWERS WITH ITS OPERATIONS WHICH MAY RESULT IN A FAILURE TO GENERATE EXPECTED REVENUES AND DIVERT ITS MANAGEMENT.

     In April 1999, SpectraSite acquired 2,000 towers from Nextel. SpectraSite has never consummated a transaction as large as the Nextel tower acquisition and will likely face significant challenges in integrating the 2,000 acquired towers into its operations. We are in the process of upgrading our infrastructure to successfully manage these towers. In addition, integration of these towers will require substantial attention from our management team, which has had limited experience in integrating an acquisition of this size. Diversion of management attention from our existing business could have an adverse impact on our revenues and operating results. We may not be able to integrate the 2,000 towers into our operations successfully.

MOST OF SPECTRASITE'S REVENUES AND TOWER CONSTRUCTION ACTIVITY WILL DEPEND ON NEXTEL.

     Nextel accounts for a significant portion of SpectraSite's total revenues. On a pro forma basis, for the three months ended March 31, 1999, Nextel represented 36.9% of SpectraSite's revenues. If Nextel were to suffer financial difficulties or if Nextel were unwilling or unable to perform its obligations under its arrangements with us, our business, financial condition and results of operations could be materially and adversely affected.

     The financial data related to Nextel set forth in the unaudited pro forma financial statements are estimated amounts provided by Nextel. Neither the independent auditors of SpectraSite nor Nextel have separately audited such financial data. We believe the estimated amounts are factually supportable and based on reasonable assumptions. However, these amounts may not accurately reflect the results of operations from the Nextel towers for the periods presented or the operating results that we can expect from the Nextel towers in the future.

     Nextel has agreed to lease 1,700 additional sites on our towers as part of its national service deployment. Under the terms of our agreements with Nextel, we will be required to construct or purchase certain numbers of towers at certain specified times. Our failure to construct or purchase such towers as agreed could result in the cancellation of our right to construct or purchase additional towers under these agreements. Such a cancellation could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives in the future.

     Under our agreements with Nextel, subject to certain limited exceptions, we will be required to construct new towers in locations to be determined by Nextel. These towers may have limited appeal to other providers of wireless communications services, limiting our opportunities to attract additional tenants, which could have a material adverse effect on our business, financial condition or results of operations.

SPECTRASITE'S OPERATIONS REQUIRE COMPLIANCE WITH AND APPROVAL FROM FEDERAL AND STATE REGULATORY AUTHORITIES.

     SpectraSite is subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting, marking, and lighting of towers and may, depending on the characteristics of the tower, require registration of tower facilities with the FCC. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency used and the services provided. Any proposals to construct new communications sites or modify existing communications sites that could affect air traffic must be reviewed by the FAA to ensure that the proposals will not present a hazard to aviation. Tower owners may have an obligation to paint their towers or install lighting to conform to FCC and FAA standards, and to maintain such painting or lighting. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failure. SpectraSite generally indemnifies its customers against any failure by SpectraSite to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties and tort liability.

     Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction and additional regulations may be adopted that will increase such delays or result in additional costs to SpectraSite. Such factors could have a material adverse effect on SpectraSite's business, financial condition or results of operations and on SpectraSite's ability to implement or achieve its business objectives in the future.

     As part of the merger, SpectraSite will acquire operations in Canada and an interest in a Brazilian joint venture. As a result, SpectraSite will be subject to regulation in those jurisdictions. Our customers also may become subject to new regulatory policies which adversely affect the demand for communications sites. In addition, if we pursue international opportunities, we will be subject to regulation in foreign jurisdictions.

SPECTRASITE GENERALLY LEASES THE LAND UNDER ITS TOWERS AND MAY NOT BE ABLE TO MAINTAIN THESE LEASES.

     SpectraSite's real property interests relating to towers primarily consist of leasehold interests, private easements and licenses, and easements and rights-of-way granted by governmental entities. A loss of these interests would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers and the land on which they are built depends on our ability to:

     - recover under title policies, the policy limits of which may be less than the purchase price of a particular tower;

     - in the absence of title insurance coverage, realize on title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

     - realize on title covenants from landlords contained in lease agreements.

SPECTRASITE IS SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT.

     SpectraSite's operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Following the merger, SpectraSite will be subject to similar Canadian regulations. Under these laws, SpectraSite could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under all applicable environmental laws, the costs of compliance with existing or future environmental laws and any related liability could have a material adverse effect on our business, financial condition or results of operations.

SPECTRASITE'S TOWERS ARE SUBJECT TO NATURAL DISASTERS.

     SpectraSite's towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We self-insure almost all of our towers against such risks. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our business, financial condition or results of operations.

PERCEIVED HEALTH RISKS OF RADIO FREQUENCY EMISSIONS.

     The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules which may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers. The wireless service providers that utilize our towers are subject to FCC requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. If radio frequency emissions were conclusively proved harmful, our tenants and possibly we could be subject to lawsuits claiming damages from such emissions and demand for wireless services and new towers would be adversely affected. In addition, such findings could have an affect on the demand for wireless services generally, affecting our customers' demand for our services. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that we will not be subject to such claims in the future.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING PRONOUNCEMENTS.

     This proxy statement/prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of Westower and SpectraSite set forth under "The Merger -- Westower's Reasons for the Merger" and "The Merger -- SpectraSite's Reasons for the Merger" and those preceded by, followed by or that include the words believes, expects, anticipates or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document could affect the future results of Westower and SpectraSite, and could cause those results to differ materially from those expressed in such forward-looking statements:

     - materially adverse changes in economic conditions in the markets served by the companies;

     - a significant delay in the expected closing of the merger;

     - future regulatory actions and conditions in the companies' operating areas;

     - competition from others in the communications tower industry;

     - the successful integration of the tower assets SpectraSite recently acquired from Nextel Communications, Inc.;

     - failure to realize fully expected benefits from the merger;

     - greater than expected costs or difficulties related to the integration of the businesses of SpectraSite and Westower; and

     - other risks and uncertainties as may be detailed from time to time in SpectraSite's or Westower's public announcements and SEC filings.

                       COMPARATIVE PER SHARE INFORMATION

     Westower's common stock is listed on the American Stock Exchange. On May 14, 1999, the last full trading day on the Amex prior to the public announcement of the proposed merger, Westower's common stock closed at $30.00 per share. On August 6, 1999, Westower's common stock closed at $22.125 per share.

     SpectraSite's common stock is not currently, and has never been, publicly traded.

     We have set forth below selected:

     - historical per share data of SpectraSite and Westower;

     - pro forma per share data from continuing operations of those companies, giving effect, in the case of SpectraSite, to the transactions described under "Unaudited Pro Forma Financial Data"; and

     - pro forma equivalent per share amounts giving effect to the pro forma transactions, including the Nextel tower acquisition and the Westower merger.

The pro forma equivalent information of Westower represents SpectraSite's pro forma per share information multiplied by 1.81, the exchange ratio called for by the merger agreement.

You should read the information set forth below in conjunction with the audited and unaudited consolidated financial statements of SpectraSite and Westower and the "Unaudited Pro Forma Financial Data."

                                                    YEAR ENDED               THREE MONTHS ENDED
                                                 DECEMBER 31, 1998             MARCH 31, 1999
                                              -----------------------    ---------------------------
                                              WESTOWER    SPECTRASITE    WESTOWER        SPECTRASITE
                                              --------    -----------    --------        -----------
HISTORICAL
Book value per common share.................   $ 5.17       $27.78        $ 5.32           $23.06
Net income (loss) per share.................     0.28        (9.49)         0.04            (4.72)
Number of common shares outstanding (in
  thousands)................................    8,254          957         8,435              957

PRO FORMA
Book value per common share.................                              $51.67           $28.55
Net income (loss) per share.................                               (2.48)           (1.37)
Number of common shares outstanding (in
  thousands)................................                              10,069           18,224

                              STOCKHOLDER MEETINGS

SPECIAL MEETING FOR WESTOWER STOCKHOLDERS

     Westower's stockholders must approve the merger. Westower will hold a special meeting for purposes of voting on the merger.

Date of the Meeting...................     September 1, 1999

Time of the Meeting...................     10:00 a.m.

Place of the Meeting..................     Rittenhouse Hotel
                                           210 West Rittenhouse Square
                                           Philadelphia, Pennsylvania 19103

VOTE REQUIRED

     - Holders of two-thirds of Westower's common stock must approve the merger before we can consummate the merger.

     - An abstention from voting on the merger or a broker non-vote will have the effect of a vote AGAINST the merger because it is one less vote in favor.

RECORD DATE

     Westower fixed the close of business on July 20, 1999 as the record date. Only holders of record of shares of Westower common stock on that date are entitled to notice of and to vote at the special meeting. On the record date, there were 8,522,185 shares of Westower common stock outstanding and entitled to vote at the special meeting, held by 115 stockholders of record.

QUORUM

     A majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum at the special stockholders' meeting. Abstentions and broker non-votes will be considered present at the special meeting for the purpose of calculating a quorum.

PROXIES

     - Completed Proxies. If you sign, complete and return your proxy card and we receive the proxy card prior to or at the special meeting, your proxy will be voted as you instructed.

     - Proxies with No Instructions. If you sign and return a proxy card but you do not provide instructions as to your vote, your proxy will be voted FOR the merger proposal.

     - Revocability of Proxies. If you sign and return a proxy card, you may revoke your proxy at any time prior to its use, unless you are one of the principal stockholders of Westower who is party to an agreement with SpectraSite. See "Other Agreements -- Stockholder Voting Agreements." In order to revoke your proxy, you must deliver a signed notice of revocation to Westower's Secretary or you must deliver a later proxy changing your vote. Alternatively, you may choose to attend the special meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time.

     - Costs of Solicitation. Westower will pay the costs associated with soliciting proxies from its stockholders.

     - Dissenters' Rights. If you plan to assert your dissenter's rights, please review "The Merger -- Dissenters' Rights" at page 31 to learn how your proxy may affect your rights.

             * PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR
               PROXY CARD. WE WILL MAIL YOU A SEPARATE TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR
               CERTIFICATES AS SOON AS PRACTICABLE AFTER THE
               CONSUMMATION OF THE MERGER.

INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP is Westower's independent accountants. A representative of PricewaterhouseCoopers LLP is expected to be available to answer appropriate questions at the special meeting.

NO SPECIAL MEETING REQUIRED FOR SPECTRASITE STOCKHOLDERS

     On May 14, 1999, holders of a majority of SpectraSite's voting stock gave their written consent to an amendment to SpectraSite's certificate of incorporation to authorize the increase in common stock required to consummate the merger. The consent of SpectraSite's stockholders to the merger is not required by Delaware law.

                                   THE MERGER

BACKGROUND OF THE MERGER

December 1998        Westower began evaluating a possible purchase of existing
                     communications towers of Nextel Communications, Inc. and a possible build-to-suit agreement.
January 1999         Westower conducted due diligence on the Nextel towers and
                     submitted a proposal to Nextel to purchase existing towers and to build and own future Nextel towers. Separately,
                     SpectraSite was in negotiations with Nextel concerning the same matter.
February 1999        The SpectraSite board of directors began considering
                     possible strategic transactions.
February 11, 1999    Nextel and SpectraSite announced an agreement for the sale of the Nextel towers to SpectraSite and an agreement for
                     SpectraSite to build and own future Nextel towers. Michael
                     J. Anderson, Senior Vice President and a director of
                     Westower, called Stephen H. Clark, Chief Executive Officer and a director of SpectraSite, to discuss ways in which
                     Westower could assist SpectraSite to construct towers for
                     Nextel.
March 2, 1999        Stephen H. Clark met with Calvin J. Payne, Chief Executive
                     Officer and Chairman of the Board of Westower, and Michael
                     J. Anderson in New York to discuss possible business
                     relationships between the two companies.
March 1999           Calvin J. Payne met on three occasions with the chief
                     executive officer of another company to discuss a possible business combination.
March 1999           SpectraSite management analyzed the impact of merging
                     SpectraSite and Westower and preliminarily determined that the result would be positive.
March 22, 1999       Westower selected BancBoston Robertson Stephens Inc. as its exclusive financial advisor in connection with a possible
                     transaction with SpectraSite.
March 26, 1999       SpectraSite retained Goldman, Sachs & Co. to act as its
                     financial advisor.
                     SpectraSite and Westower executed letters providing for the exchange of confidential information.
April 1, 1999        Stephen H. Clark met with management of a second company to evaluate alternate combinations.
                     SpectraSite and Westower and their respective financial
                     advisors exchanged and evaluated financial and other
                     information concerning each other.
April 7, 1999        Stephen H. Clark and Calvin J. Payne discussed via
                     teleconference possible ways SpectraSite and Westower could be combined.
April 1999           SpectraSite reviewed a possible transaction with a third
                     company as another alternative to Westower.
April 19, 1999       Calvin J. Payne, S. Roy Jeffrey, Chief Operating Officer and
                     a director, Peter Lucas, Chief Financial Officer and a
                     director, and Michael J. Anderson, all of Westower, together with a representative of BancBoston Robertson Stephens met in New York with Stephen H. Clark, David P. Tomick, Chief
                     Financial Officer, Lawrence B. Sorrel, Chairman of the
                     Board, and Rudolph E. Rupert, a director of SpectraSite, and representatives of Goldman Sachs. Both companies presented operations overviews, Goldman Sachs presented relative
                     valuation metrics, and the group discussed merger terms and agreed to a preliminary relative valuation of Westower and
                     SpectraSite subject to the completion of due diligence.

April 22, 1999       The SpectraSite board of directors met and reviewed the
                     status of the due diligence and the strategic benefits of a transaction with Westower, as well as potential alternative transactions. Representatives of Goldman Sachs made a
                     preliminary presentation to SpectraSite's board of
                     directors. The board authorized management to proceed with the Westower negotiations. The Westower board of directors met via teleconference and Calvin J. Payne informed the
                     board of the potential transaction with SpectraSite.
                     Representatives of BancBoston Robertson Stephens made a
                     preliminary presentation to Westower's board of directors.
                     The board discussed the benefits of the transaction and
                     authorized Mr. Payne to continue negotiations and to execute an engagement letter with BancBoston Robertson Stephens.
April 26, 1999       Representatives of SpectraSite and Goldman Sachs commenced on-site due diligence of Westower in Surrey, British
                     Columbia, Canada. Representatives of Westower continued due diligence of SpectraSite.
April 27, 1999       SpectraSite and Westower executed a letter providing for
                     exclusive negotiations with each other for a period ending on May 5, 1999.
April 28, 1999       Westower issued a press release in response to increased
                     trading activity and rumors of a proposed transaction. The press release stated that Westower was in discussions with another company related to a possible business combination but did not identify SpectraSite.
April 29, 1999       Westower commenced on-site due diligence of SpectraSite in
                     Cary, North Carolina. SpectraSite commenced additional due diligence of Westower in West Palm Beach, Florida, Jackson,
                     Mississippi, Houston, Texas, Portland, Oregon and Seattle,
                     Washington.
May 3, 1999          The Westower board met via teleconference and discussed the status of the transaction and approved continued
                     negotiations.
May 5, 1999          The Westower board of directors met. Independently, the
                     SpectraSite board of directors met via teleconference. The two boards separately reviewed the progress to date and each approved moving towards consummation of the transaction. A representative of Morgan, Lewis & Bockius LLP presented a
                     summary of the transaction to the Westower board of
                     directors.
May 13, 1999         The Westower board of directors met. A representative of
                     Morgan, Lewis & Bockius LLP summarized the terms of the
                     transaction documents, including the proposed terms of the
                     Westower stockholder voting agreements, an agreement under which Westower would purchase the Westower notes held by BET
                     Associates L.P. and the post-closing lock-up agreements.
                     BancBoston Robertson Stephens presented financial
                     information about the transaction.
May 14, 1999         The SpectraSite board of directors met via teleconference.
                     Stephen H. Clark and a representative of Ernst & Young LLP updated the board of directors on the results of the due
                     diligence review of Westower. A representative of Goldman
                     Sachs reviewed its financial analysis of the merger,
                     including the assumptions and methodologies used to
                     determine the exchange ratio. A representative of Paul,
                     Weiss, Rifkind, Wharton & Garrison summarized the proposed terms of the merger agreement and other transaction
                     documents. The SpectraSite board of directors approved and adopted the merger agreement and approved the other
                     transaction documents. The Westower board of directors also met. BancBoston Robertson Stephens delivered its opinion
                     that the exchange ratio is fair to the Westower stockholders from a financial standpoint. The Westower board of directors approved the merger and adopted the merger agreement, the
                     Westower stockholder voting agreements, under which
                     stockholders party to the agreements agreed to vote in favor of the merger, and the agreement with BET Associates.

May 15, 1999         SpectraSite and Westower executed and delivered the merger agreement. SpectraSite and several Westower stockholders
                     executed and delivered stockholder voting agreements.
                     Westower and BET Associates delivered an agreement for the purchase of the Westower notes held by BET Associates.

SPECTRASITE'S REASONS FOR THE MERGER

     The SpectraSite board of directors believes that the terms of the merger are in the best interest of SpectraSite and its stockholders. In approving the merger agreement and the transactions it contemplates, the board of directors consulted with SpectraSite's management and considered a number of factors, including:

     - the ability to offer antenna installation and related services;

     - the potential for cost savings on the construction of new towers;

     - the potential for increasing and accelerating SpectraSite's long-term strategic objective of establishing a national tower network by combining with a company that has a strong West Coast presence;

     - consolidation benefits that will be available to the combined entity after the merger, including cost savings that should arise from combining the two companies, such as mitigating the risk of industry overbuild and complementary management teams;

     - synergistic benefits from the companies' complementary assets and businesses;

     - the benefits of being stockholders in a substantially larger and more diversified company; and

     - alternatives to the merger, including, among other things, pursuing an initial public offering without any preceding business combinations and seeking other business combinations, as well as the risks associated with any such alternative transaction and the likelihood of any such alternative transactions becoming available and being completed.

     The SpectraSite board of directors viewed favorably the benefits to SpectraSite of combining certain of the companies' administrative functions, including finance and accounting, insurance and information technology and that such combination could result in annual cost savings for the combined company. The board of directors also considered the fact that the combined company would have certain cost advantages over SpectraSite as a stand-alone company, including in terms of sales and marketing and financial resources.

     The SpectraSite board of directors also considered the terms of the merger agreement, including the termination provisions, and considered the terms of the Westower stockholder voting agreements and the post-closing lock-up agreements.

     In determining that the merger is in the best interest of SpectraSite's stockholders, SpectraSite's board of directors considered the above factors as a whole and did not assign specific or relative weights to such factors. The board of directors believes that the merger is an opportunity for SpectraSite's stockholders to participate in a combined enterprise with substantially greater business and financial resources and construction capacity than SpectraSite would have absent the merger.

WESTOWER'S REASONS FOR THE MERGER

     The Westower board of directors unanimously determined that the terms of the merger are fair to Westower and the Westower stockholders and in the best interest of Westower and its stockholders. In determining to adopt the merger agreement and related transactions the Westower board of directors consulted with management and other outside consultants including BancBoston Robertson Stephens, Inc., its financial advisor, and Morgan, Lewis & Bockius LLP, its legal advisor, and considered a number of factors including:

     - the good fit between Westower and SpectraSite, which combines SpectraSite's objective of increased tower ownership with Westower's specialty in tower construction;

     - the belief that the Nextel transaction, on which Westower bid and which SpectraSite won, presents an excellent opportunity for growth of tower ownership, as well as additional construction opportunities;

     - SpectraSite's demonstrated ability to obtain necessary financing to support growth;

     - the strength and depth of the combined management team;

     - the anticipated enhanced liquidity of the SpectraSite common stock which Westower stockholders would receive in the merger;

     - Westower's ability to continue as a stand-alone company and meet its long-term objectives of tower ownership and increased tower construction;

     - the terms of the merger proposal including the termination fee, the stockholder agreements and the purchase by Westower of outstanding Westower debt;

     - the opinion of BancBoston Robertson Stephens that the exchange ratio is fair from a financial point of view to the Westower stockholders; and

     - the structure of the merger, which generally will result in no gain or loss recognized for federal income tax purposes on the shares of Westower exchanged in the merger.

     As a result of the foregoing considerations, Westower's board determined that the potential advantages of the merger outweighed the benefits of remaining as a stand-alone company. The Westower board believes the combined company will provide many benefits, including potential cost savings of combining administrative functions, increased access to sales and marketing resources and a broad base of tower ownership and tower construction opportunities.

     In view of the variety of factors considered in connection with its evaluation of the merger, the Westower board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors and may have viewed the different factors as affecting the determination of fairness differently.

RECOMMENDATION OF THE WESTOWER BOARD

     The Westower board of directors has unanimously determined that the terms of the merger are fair to, and in the best interest of, Westower and its stockholders. The Westower board unanimously and unconditionally recommends that the Westower stockholders vote FOR approval of the merger proposal.

OPINION OF WESTOWER'S FINANCIAL ADVISOR

     On May 14, 1999, BancBoston Robertson Stephens delivered to the Westower board its oral opinion, subsequently confirmed by delivery of its written opinion, to the effect that, as of such date, the exchange ratio in the merger agreement was fair to the stockholders of Westower from a financial point of view. The Westower board imposed no limitations on BancBoston Robertson Stephens with respect to the investigations made or procedures it followed in furnishing its opinion. Westower's and SpectraSite's managements negotiated the exchange ratio. Although BancBoston Robertson Stephens did assist the management of Westower in those negotiations, Westower did not ask, and BancBoston Robertson Stephens did not recommend to Westower that, any specific purchase price constituted the appropriate consideration for the merger. BancBoston Robertson Stephens was not requested to, and did not, solicit third parties regarding alternatives to the merger.

     The full text of BancBoston Robertson Stephens' written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix III to this prospectus/proxy statement. Westower stockholders are urged to read the opinion carefully and in its entirety. BancBoston Robertson Stephens' opinion was prepared at the request and for the use of the Westower Board in its consideration of the merger and does not constitute a recommendation to any stockholder of Westower as to how that stockholder should vote at the Westower special meeting with respect to the merger. BancBoston Robertson Stephens' opinion is based on the assumption that the merger will be a tax-free reorganization for federal income tax purposes and does not take into account the particular tax status or position of any stockholder of Westower. BancBoston Robertson Stephens' opinion does not address:

     - the value of any employee agreements or other arrangements entered into in connection with the merger;

     - the price at which the shares of SpectraSite issued in the merger may be traded in the future; and

     - the relative merits of the merger and any other business strategies that the Westower board considered or may be considering or the decision of the Westower Board to proceed with the merger.

In arriving at its opinion, BancBoston Robertson Stephens:

     - reviewed financial information relating to Westower and SpectraSite furnished to it by the respective companies, including internal financial and operating analyses and forecasts prepared by the managements of Westower and SpectraSite;

     - reviewed publicly available information relating to Westower and SpectraSite;

     - held discussions with the managements of Westower and SpectraSite concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including discussions with the managements of Westower and SpectraSite concerning cost savings and other synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the merger agreement, including the draft merger agreement and the draft agreements ancillary thereto, in substantially final form;

     - reviewed the stock prices and trading histories of Westower;

     - reviewed the contribution by each company to pro forma combined towers owned and managed, revenue, tower cash flow and earnings before interest, taxes, depreciation and amortization, more commonly known as EBITDA;

     - reviewed the valuations of publicly-traded companies that it deemed comparable to Westower and SpectraSite;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - analyzed the pro forma impact of the merger on SpectraSite's EBITDA per share and financial condition;

     - prepared a discounted cash flow analysis of Westower;

     - participated in discussions and negotiations among representatives of Westower and SpectraSite and their financial and legal advisors; and

     - made other studies and inquiries, and reviewed other data, as it deemed relevant.

     In connection with its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of this information. BancBoston Robertson Stephens relied upon the assurances of the managements of Westower and SpectraSite that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, any independent evaluation or appraisal of the properties or assets and liabilities, contingent or otherwise, of Westower or SpectraSite, nor was BancBoston Robertson Stephens furnished with any such evaluations or appraisals. In addition, BancBoston Robertson Stephens did not conduct any physical inspection of the properties or facilities of Westower or SpectraSite. In rendering its opinion, BancBoston Robertson Stephens made various assumptions, including:

     - with respect to the historical financial and operating analyses and financial forecasts of Westower and SpectraSite:

          - the assumptions and bases for such analyses and forecasts were reasonably prepared in good faith on the basis of reasonable assumptions,

          - no synergies result from the merger,

          - such forecasts reflected the best currently available estimates and judgments of Westower and SpectraSite as to the future financial condition and performance of Westower and SpectraSite, respectively, and such forecasts will be realized in the amounts and in the time periods currently estimated by the managements of Westower and SpectraSite, and

          - the historical financial statements of each of Westower and SpectraSite that it reviewed were prepared and fairly presented in accordance with United States generally accepted accounting principles, consistently applied;

     - the merger would be consummated upon the terms of the merger agreement provided to it without material alteration;

     - upon consummation of the merger:

          - a public trading market will develop for the shares of SpectraSite common stock that SpectraSite proposes to issue in accordance with the merger, and

          - the liquidity for such newly developed public trading market will be substantially similar to the current public trading market for Westower common stock.

     BancBoston Robertson Stephens relied on the advice of counsel as to all legal matters relevant to rendering its opinion.

     BancBoston Robertson Stephens' opinion is necessarily based upon financial, market, economic and other conditions that existed, and the information made available to BancBoston Robertson Stephens as of May 14, 1999. It should be understood that subsequent developments may affect the conclusion expressed in its opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to BancBoston Robertson Stephens' attention after the date of its opinion.

     The following is a summary of the material analyses, performed by BancBoston Robertson Stephens in arriving at its opinion, which were reviewed with the Westower board:

     STOCK TRADING HISTORY. BancBoston Robertson Stephens reviewed the stock price performance and trading volume of Westower. Such review indicated that the price for Westower common stock ranged from a 52-week low of $12.00 per share to a 52-week high of $37.00 per share. Such review also indicated that the average daily trading volume for Westower common stock, between May 7, 1998 and May 10, 1999, was 28,450 shares. BancBoston Robertson Stephens noted that, on April 23, 1999, the Yahoo! Message Board contained a rumor with respect to a possible business combination involving Westower. This rumor affected the stock price and trading activity of Westower stock. As a result, BancBoston Robertson Stephens determined that it would be prudent to consider both the unaffected or pre-rumor stock price and the affected or post-rumor stock price of Westower as bases for analysis and valuation. Given the inherent uncertainty as to the source, time and initial impact of the Yahoo! Message Board rumor and the uncharacteristic trading activity around the time of the release of that rumor, BancBoston Robertson Stephens believes that the last unaffected stock price for Westower stock is the closing price on April 21, 1999 of $26.63 per share. BancBoston Robertson Stephens also reviewed the 10-day, 30-day, 60-day, 90-day and 180-day trailing stock price moving averages for Westower common stock between May 7, 1998 and May 10, 1999 on both unaffected and affected bases.

     PREMIUM OVER UNAFFECTED STOCK PRICE TRADING ANALYSIS. Using publicly available information, BancBoston Robertson Stephens applied a control premium range of 20% to 50% to the trading values below which resulted in the following implied equity value ranges:

                                                                         CONTROL           IMPLIED EQUITY
                                                                         PREMIUM            VALUE RANGES
                                                      TRADING             RANGE        (DOLLARS IN MILLIONS)
                                                       VALUE           ------------    ----------------------
                                               (DOLLARS IN MILLIONS)   LOW     HIGH       LOW         HIGH
                                               ---------------------   ----    ----    ---------    ---------
Unaffected trading value on 04/21/99.........         $271.5           20.0%   50.0%    $325.8       $407.2
Unaffected 10-day trailing average trading
  value......................................         $262.3           20.0%   50.0%    $314.8       $393.5
Unaffected 30-day trailing average trading
  value......................................         $261.6           20.0%   50.0%    $313.9       $392.4
Unaffected 60-day trailing average trading
  value......................................         $272.3           20.0%   50.0%    $326.8       $408.4

     While BancBoston Robertson Stephens believes that the control premium range is wide and therefore causes wide ranges of implied equity values, there can be no assurance that the merger consideration offered will result in a control premium within the applied range or at all.

     COMPARABLE COMPANIES ANALYSIS. Using publicly available information, including research analyst estimates and Westower's management projections, BancBoston Robertson Stephens analyzed and compared financial information and commonly used valuation measurements relating to Westower with publicly available information from the following selected publicly-traded companies in the following two industries:

             TOWER LEASING                     TELECOMMUNICATIONS CONSTRUCTION & SERVICES
             -------------                     ------------------------------------------
                                               Integrated Electrical Services,
American Tower Corporation                     Incorporated
Crown Castle International Corporation         LCC International Incorporated
Pinnacle Holdings Incorporated                 Quanta Services Incorporated

     Such financial information and valuation measurements included, among other things:

     - equity market capitalization values as of May 10, 1999;

     - net debt of Westower at March 31, 1999;

     - operating performance statistics; and

     - multiples of equity market capitalization plus net debt, commonly known as total capitalization, to estimated calendar years 1999, 2000 and 2001 EBITDA.

     All multiples were based on closing stock prices as of May 10, 1999, with the exception of Westower's multiples in which case BancBoston Robertson Stephens compared and analyzed both the unaffected and affected stock prices as of the market close on April 21, 1999 and May 10, 1999, respectively. BancBoston Robertson Stephens used research analyst estimates to calculate the relevant comparable companies' trading multiples and used Westower's management projections to calculate the following multiples:

                                                                    MULTIPLES
                                                      --------------------------------------
                                                      COMPARABLE     WESTOWER      WESTOWER
              DESCRIPTION OF MULTIPLE                 COMPANIES    (UNAFFECTED)   (AFFECTED)
              -----------------------                 ----------   ------------   ----------
Total capitalization to estimated calendar year 1999
  EBITDA............................................  6.7x-35.0x    17.3x          19.3x
Total capitalization to estimated calendar year 2000
  EBITDA............................................  4.7x-22.4x    13.3x          14.9x
Total capitalization to estimated calendar year 2001
  EBITDA............................................  3.8x-17.4x     8.6x          9.6x

     While the multiple ranges for the comparable companies are wide, they reflect the financial and operating differences between the tower leasing business on the one hand and the telecommunications construction business on the other. Applying the above ranges of multiples of the comparable companies to the appropriate corresponding operating statistics of Westower yielded the following implied equity value ranges:

                                                                  IMPLIED EQUITY
                                                                   VALUE RANGES
                                                              (DOLLARS IN MILLIONS)
                                                              ----------------------
                  DESCRIPTION OF MULTIPLE                        LOW         HIGH
                  -----------------------                     ---------    ---------
Total capitalization to estimated calendar year 1999
  EBITDA....................................................   $ 92.5       $595.9
Total capitalization to estimated calendar year 2000
  EBITDA....................................................   $ 81.7       $489.8
Total capitalization to estimated calendar year 2001
  EBITDA....................................................   $109.1       $595.3

     The selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to Westower. BancBoston Robertson Stephens believes the analysis of both tower leasing and telecommunications construction companies was relevant given Westower's changing business from principally a tower engineering and construction business currently to a tower leasing company in the future.

     PRECEDENT TRANSACTIONS ANALYSIS. Using publicly available information at the time of the announcement of the following transactions and research analyst estimates, BancBoston Robertson Stephens reviewed several proposed, pending and completed merger or acquisition transactions involving companies in the communications, communications tower and tower construction and services industries. Of these transactions, BancBoston Robertson Stephens selected the following for the precedent transaction analysis:

     - American Tower Corporation's acquisition of OmniAmerica Incorporated announced in November 1998;

     - American Tower Corporation's acquisition of TeleCom Towers announced in November 1998;

     - Specialty Teleconstructors' acquisition of OmniAmerica Incorporated announced in February 1998;

     - American Tower Systems' acquisition of American Tower Corporation announced in December 1997;

     - American Tower Systems' acquisition of Gearon & Company announced in November 1997; and

     - Castle Tower Corporation's acquisition of Crown Corporation announced in August 1997.

     BancBoston Robertson Stephens compared and analyzed, among other things, multiples of total capitalization of the acquired company to each of:

     - last twelve months' revenue;

     - next twelve months' revenue;

     - last twelve months' EBITDA; and

     - next twelve months' EBITDA.

     Applying the above multiple ranges yields the following implied equity value ranges:

                                                       PRECEDENT           IMPLIED EQUITY
                                                     TRANSACTIONS           VALUE RANGES
                                                    MULTIPLE RANGES    (DOLLARS IN MILLIONS)
                                                    ---------------    ----------------------
             DESCRIPTION OF MULTIPLE                 LOW      HIGH        LOW         HIGH
             -----------------------                -----    ------    ---------    ---------
Total capitalization to last twelve months'
  revenues........................................  1.5x      5.4x       $66.1       $316.4
Total capitalization to next twelve months'
  revenues........................................  1.2x      3.6x      $126.2       $426.8
Total capitalization to last twelve months'
  EBITDA..........................................  8.3x     31.9x       $21.3       $157.6
Total capitalization to next twelve months'
  EBITDA..........................................  8.8x     17.9x      $130.2       $291.9

     PREMIUMS PAID ANALYSIS. BancBoston Robertson Stephens also reviewed eleven selected precedent merger or acquisition transactions announced since October 1996 with total consideration greater than $100 million in the broader communications industry for the purpose of conducting a premiums paid analysis. The transactions reviewed included:

     - Global Crossing Limited's acquisition of Frontier Corporation announced in March 1999;

     - Vodafone Group PLC's acquisition of Airtouch Communications Corporation announced in January 1999;

     - ALLTEL Corporation's acquisition of Aliant Communications Incorporated announced in December 1998;

     - Kensington Acquisition Sub's acquisition of Cellular Communications International Corporation announced in December 1998;

     - Clear Channel Communications Corporation's acquisition of Jacor Communications Incorporated announced in October 1998;

     - Chancellor Media Corporation's acquisition of Capstar Broadcasting Corporation announced in August 1998;

     - Teleport Communications Group's acquisition of ACC Corporation announced in November 1997;

     - Loral Space & Communications Corporation's acquisition of Orion Network Systems Incorporated announced in October 1997;

     - Metrocall Incorporated's acquisition of ProNet Incorporated announced in August 1997;

     - Jacor Communications Incorporated's acquisition of Premiere Radio Networks Incorporated announced in June 1997; and

     - Nextel Communications Incorporated's acquisition of Pittencrieff Communications Corporation announced in October 1996.

     According to publicly available information and information recorded by Securities Data Corporation, the per share offer price for the target company shares compared to the closing prices of the shares one day prior to, and separately, one month prior to the announcement of the above mentioned transactions represented premiums which ranged from 3.3% to 71.5%, with a mean of 25.3%, and (7.3%) to 78.4%, with a mean of 33.4%, respectively. By comparison, BancBoston Robertson Stephens observed that SpectraSite's offer implies premium ranges for Westower stockholders of 10.5% to 38.1% over Westower's unaffected stock price of $26.63 per share and 14.4% to 43.0% over Westower's 30-day trailing average price of $25.65 per share.

     BancBoston Robertson Stephens also separately reviewed the premiums offered in two precedent transactions involving target companies it deemed particularly similar in nature to Westower. Specifically, the two transactions are Specialty Teleconstructors' acquisition of OmniAmerica Incorporated, announced in February 1998, and American Tower Systems' acquisition of Gearon & Company, announced in November 1997. The premiums represented by the offer price versus the closing price one day prior to announcement of these transactions ranged from 17.5% to 27.0%. The premiums represented by the offer price versus the closing price one month prior to the announcement of these transactions ranged from 21.0% to 57.6%.

     BUSINESS SEGMENT ANALYSIS. Using publicly available information, research analyst reports and information from Westower management projections, BancBoston Robertson Stephens independently analyzed the two principal businesses of
Westower:

     - tower leasing; and

     - tower construction and services.

     In analyzing the tower leasing business segment, BancBoston Robertson Stephens considered comparable companies multiples of total capitalization to each of:

     - estimated calendar year 1999 tower cash flow;

     - estimated calendar year 2000 tower cash flow;

     - estimated calendar year 2001 tower cash flow;

     - estimated calendar year 1999 EBITDA;

     - estimated calendar year 2000 EBITDA; and

     - estimated calendar year 2001 EBITDA.

     Applying the above ranges of multiples from comparable companies to the appropriate corresponding operating statistics of Westower yielded the following implied equity value ranges:

                                                       COMPARABLE
                                                         PUBLIC
                                                         COMPANY          IMPLIED EQUITY
                                                        MULTIPLE           VALUE RANGES
                                                         RANGES       (DOLLARS IN MILLIONS)
                                                      -------------   ----------------------
              DESCRIPTION OF MULTIPLE                  LOW    HIGH      LOW           HIGH
              -----------------------                 -----   -----   --------      --------
Total capitalization to estimated calendar year 1999
  tower cash flow...................................  21.9x   30.8x    $ 78.1        $120.7
Total capitalization to estimated calendar year 2000
  tower cash flow...................................  18.0x   21.4x    $243.7        $294.8
Total capitalization to estimated calendar year 2001
  tower cash flow...................................  15.7x   15.8x    $438.6        $441.6
Total capitalization to estimated calendar year 1999
  EBITDA............................................  28.6x   35.0x    $ 83.5        $108.2
Total capitalization to estimated calendar year 2000
  EBITDA............................................  22.4x   22.5x    $260.4        $261.6
Total capitalization to estimated calendar year 2001
  EBITDA............................................  16.6x   19.1x    $396.7        $460.4

     In analyzing the tower construction and services business segment, BancBoston Robertson Stephens considered precedent transaction multiples of total capitalization to each of:

     - last twelve months' EBITDA; and

     - next twelve months' EBITDA.

     Applying the above ranges of multiples from precedent transactions to the appropriate corresponding operating statistics of Westower yielded the following implied equity value ranges:

                                                           PRECEDENT
                                                         TRANSACTIONS        IMPLIED EQUITY
                                                           MULTIPLE           VALUE RANGES
                                                            RANGES       (DOLLARS IN MILLIONS)
                                                         -------------   ----------------------
                DESCRIPTION OF MULTIPLE                   LOW    HIGH       LOW         HIGH
                -----------------------                  -----   -----   ---------    ---------
Total capitalization to last twelve months' EBITDA.....   8.3x   10.2x     $21.3        $32.0
Total capitalization to next twelve months' EBITDA.....   5.0x    7.0x     $43.0        $70.1

     Aggregating the mean values of the above mentioned ranges produces an implied equity value range for Westower as a whole of $282.3 million to $332.3 million.

     DISCOUNTED CASH FLOW ANALYSIS. BancBoston Robertson Stephens performed a discounted cash flow analysis to estimate the present value of the cash flows provided by Westower's management projections. BancBoston Robertson Stephens first discounted to the present the projected free cash flows for Westower through September 30, 2003 using discount rates ranging from 12.0% to 14.0%. BancBoston Robertson Stephens then estimated a terminal value and discounted this value to the present using the same discount rate range. The terminal values were computed by multiplying Westower's projected EBITDA for the fiscal year ending September 30, 2003, by terminal value multiples ranging from 8.0x to 12.0x. Finally, BancBoston Robertson Stephens added the present values of the free cash flows to the present value of the terminal value, deducted net debt, and calculated the implied equity values for Westower. The discounted cash flow analysis indicated implied equity values ranging from $175.0 million to $379.4 million.

     PRO FORMA MERGER ANALYSIS. BancBoston Robertson Stephens analyzed pro forma effects resulting from the merger, including, among other things, the impact of the merger on pro forma estimated EBITDA per share of the combined company for calendar years 2000, 2001 and 2002. Without taking into account cost savings or synergies that the combined entity may realize in its operations, the results of this analysis suggested that the merger could be 11.2%, 7.9% and 9.9% accretive in the calendar years 2000, 2001 and 2002, respectively, to SpectraSite's EBITDA per share. Typically, an analysis of this nature involves a discussion of accretion/dilution with respect to earnings. However, in this case, BancBoston Robertson Stephens used judgment in its decision to consider EBITDA accretion/dilution since neither Westower nor SpectraSite has positive earnings on which to base a meaningful earnings-based accretion/dilution analysis. The actual results achieved by the combined entity may vary materially from projected results put forth by Westower's and SpectraSite's managements.

     RELATIVE CONTRIBUTION ANALYSIS. Using publicly available information and information provided by Westower's and SpectraSite's managements, BancBoston Robertson Stephens compared, among other things, the relative contributions of Westower and SpectraSite to the pro forma combined tower cash flow, EBITDA and total number of towers for the estimated calendar years 1999, 2000, 2001 and, except for the number of towers, 2002. BancBoston Robertson Stephens calculated the following:

                                                                 RELATIVE
                                                               CONTRIBUTION
                                                                PERCENTAGE
                                                                  RANGES
                                                              ---------------
                                                              LOW        HIGH
                                                              ----       ----
Tower cash flow.............................................  11.1%      25.6%
EBITDA......................................................  25.9%      36.3%
Total number of towers at calendar year end.................  11.7%      19.0%

     No company or transaction used in the above analyses as a comparison is directly comparable to Westower or SpectraSite or the contemplated merger. Accordingly, any such analysis of the fairness of the exchange ratio from a financial point of view to the stockholders of Westower involves complex considerations and judgments concerning differences in the potential strategic, financial and operating characteristics between Westower, the comparable companies, the precedent transactions, and other factors that could affect public trading and acquisition values.

     While this summary describes the material analyses and factors that BancBoston Robertson Stephens considered in rendering its opinion to the Westower board, it is not a complete description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is not readily susceptible to partial analysis or summary description. BancBoston Robertson Stephens believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. BancBoston Robertson Stephens did not attribute any particular weight or significance to any analysis or factor considered by it.

     In performing its analyses, BancBoston Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Westower and BancBoston Robertson Stephens. Any estimates contained in these analyses are inherently subject to uncertainty and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future. BancBoston Robertson Stephens' opinion to the Westower board was one of many factors considered by the Westower board in making its determination to approve the merger agreement.

     Westower selected BancBoston Robertson Stephens as financial advisor in connection with this merger based on BancBoston Robertson Stephens' general experience in mergers and acquisitions, its specific experience and reputation in high-growth industries, as well as its prior commercial and investment banking relationships with Westower. One of BancBoston Robertson Stephens' affiliates acts as sole agent with respect to a senior credit facility arranged for Westower.

     Westower engaged BancBoston Robertson Stephens under a letter agreement dated April 28, 1999. The agreement provides that, for its services, BancBoston Robertson Stephens is entitled to be paid a transaction fee equal to $3.0 million contingent upon consummation of the merger. BancBoston Robertson Stephens is also entitled to be paid $750,000, due upon delivery of its opinion, which will be credited toward the transaction fee. Westower has also agreed to reimburse BancBoston Robertson Stephens for its out-of-pocket expenses, including reasonable attorney's fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any other person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or any of its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens in its capacity as financial advisor to Westower.

     BancBoston Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements, and other related activities. In the ordinary course of business, BancBoston Robertson Stephens may actively trade securities of Westower and SpectraSite for its own account and for the accounts of its customers, and thus may at any time hold a long or short position in these securities.

ACCOUNTING TREATMENT

     SpectraSite will account for the merger as a purchase, as this term is used under generally accepted accounting principles. Accordingly, from and after the completion of the merger, Westower's consolidated results of operations will be included in SpectraSite's consolidated results of operations. For purposes of preparing consolidated financial statements, SpectraSite will establish a new accounting basis for Westower's assets acquired and liabilities assumed based upon their fair market values and Westower's purchase price, including the amount of liabilities and obligations of Westower at the time of the merger. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information appearing elsewhere in this document are preliminary and have been made solely for purposes of developing such pro forma financial information to comply with disclosure requirements of the SEC. Although the final allocation may differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information. See "Unaudited Pro Forma Financial Data."

NASDAQ NATIONAL MARKET LISTING; DE-LISTING AND DE-REGISTRATION OF WESTOWER COMMON STOCK FROM THE AMERICAN STOCK EXCHANGE

     SpectraSite has filed for listing of its common stock on the Nasdaq. It is a condition to consummation of the merger that the shares of SpectraSite issuable in the merger be approved for listing, subject to official notice of issuance.

     Following the merger, Westower common stock will be de-listed from the Amex, where it is currently listed, and will be de-registered under the Exchange Act.

U.S. FEDERAL AND CANADIAN SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     Unless you are an affiliate of SpectraSite or Westower, the shares of SpectraSite common stock you receive in the merger will be freely transferable under the federal securities laws of the United States. Generally an affiliate is someone who is controlled by or controls SpectraSite or Westower. Affiliates generally include certain officers, directors and principal stockholders of SpectraSite or Westower. The Securities Act and Rules 144 and 145 restrict the ability of affiliates to resell their shares of SpectraSite common stock. The merger agreement requires Westower to use reasonable efforts to obtain written agreements with its affiliates to the effect that they will not sell or otherwise dispose of their shares in violation of the Securities Act or the rules.

     This proxy statement/prospectus does not cover any resales of the SpectraSite common stock to be received by the Westower stockholders upon consummation of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     Westower stockholders resident in Canada in the provinces of Quebec or British Columbia who receive shares of SpectraSite common stock in the merger will not be able to resell those shares under the securities laws of those provinces unless the regulatory authorities in those provinces grant an order permitting them to do so. SpectraSite has applied for these orders and expects to receive them prior to the consummation of the merger, but cannot provide any assurance when or if they will be granted.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to Westower's obligation to consummate the merger that Westower receive an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the tax code. It is a condition to SpectraSite's obligation to consummate the merger that SpectraSite receive an opinion to the same effect from its tax counsel.

     Based upon the advice of their respective tax counsel, Westower and SpectraSite expect that the merger will qualify as a reorganization under the tax code. Assuming that the merger qualifies, no gain or loss will be recognized by Westower, SpectraSite or W Acquisition Corp., a Washington corporation and wholly-owned direct subsidiary of SpectraSite, as a result of the merger, and no gain or loss will be recognized by a Westower stockholder as a result of the merger for shares of SpectraSite common stock received. The effects of any cash received by a Westower stockholder who exercises dissenters' rights or who receives cash in lieu of a fractional share of SpectraSite common stock are discussed below. The aggregate tax basis of the SpectraSite common stock received by Westower stockholders in the merger will be the same, in each instance, as the aggregate tax basis of the Westower common stock surrendered in exchange after the merger, excluding any basis allocable to fractional shares of SpectraSite common stock for which a Westower stockholder receives cash. In addition, the holding period of the SpectraSite common stock received by a Westower stockholder in the merger will include the period during which the stockholder held the shares of Westower common stock surrendered in the exchange, provided the stockholder held those shares of Westower common stock as capital assets at the time of the merger.

     Cash in Lieu of Fractional Shares. A Westower stockholder who receives cash in the merger in lieu of a fractional share of SpectraSite common stock generally should be treated as first having received the fractional share and then having sold such fractional share for the cash received. If a Westower stockholder holds the Westower common stock as a capital asset at the time of the merger, this sale will result in the recognition of capital gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the Westower common stock allocable to the fractional share.

     Dissenters' Rights. A Westower stockholder who exercises dissenters' rights and receives payment for the value of his or her Westower common stock in cash will be treated as having received such payment in redemption of such stock. This redemption will be subject to the rules set forth in Section 302 and the attribution rules of Section 318 of the tax code. In general, if the dissenting stockholder holds his or her Westower common stock as a capital asset at the time of the merger, the stockholder will recognize capital gain or loss measured by the difference between the amount of cash the stockholder receives and the stockholder's tax basis in his or her Westower common stock.

     Westower stockholders that are corporations and that recognize capital gain either as a result of receiving cash in lieu of a fractional share of SpectraSite common stock or as a result of exercising dissenters' rights generally will be taxed on net capital gains at a maximum federal income tax rate of 35%. Westower stockholders that are individuals generally will be taxed on net capital gains at a maximum federal income tax rate of 39.6% for Westower common stock held for 12 months or less, and 20% for Westower common stock held more than 12 months. Special rules, and generally lower maximum rates, apply for individuals in lower tax brackets. Any capital losses recognized by a Westower stockholder that is a corporation generally may be used only to offset capital gains. Any capital losses recognized by a Westower stockholder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

     Backup Withholding. Noncorporate holders of Westower common stock may be subject to backup withholding at a rate of 31% on cash payments received either in lieu of a fractional share of SpectraSite common stock or as a result of exercising dissenters' rights generally. Backup withholding will not apply, however, to a stockholder who:

     - furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that he or she is not subject to backup withholding on a Form W-9;

     - provides a certificate of foreign status on Form W-8; or

     - is otherwise exempt from backup withholding.

A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to penalties imposed by the Internal Revenue Service. We will provide a Form W-9 to you after the merger.

     Reporting Requirements. You will be required to attach a statement to your tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include your tax basis in the Westower common stock surrendered and a description of the SpectraSite common stock received in the merger.

     THE PRECEDING DISCUSSION OF CERTAIN FEDERAL TAX CONSEQUENCES IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR WESTOWER STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS

AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF WESTOWER COMMON STOCK DUE TO THEIR EXERCISE OF WESTOWER OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF WESTOWER OPTIONS ARE NOT DISCUSSED. THIS DISCUSSION IS BASED UPON THE TAX CODE, TREASURY REGULATIONS, ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME; ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE PARTIES WILL NOT REQUEST A RULING FROM THE INTERNAL REVENUE SERVICE REGARDING ANY INCOME TAX CONSEQUENCES OF THE MERGER. WE URGE WESTOWER STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

DISSENTERS' RIGHTS

     SpectraSite stockholders do not have dissenters' rights under Delaware law.

     The following is a brief summary of the rights of Westower stockholders who dissent from the merger. Chapter 23B.13 of the Washington Business Corporation Act governs these rights. We have attached Chapter 23B.13 as Appendix III. Under the dissenters' rights statute, stockholders will be entitled to dissenters' rights as a result of the merger.

     A Westower stockholder will have the right to dissent with respect to the merger and, subject to conditions, will be entitled to receive a cash payment equal to the fair value of his or her Westower shares. Each stockholder asserting dissenters' rights must assert his or her rights as to all Westower shares of which such stockholder is the beneficial owner or over which he or she has power to direct the vote. A record stockholder may assert dissenters' rights as to fewer than all the shares registered in such stockholder's name only if the stockholder dissents as to all shares beneficially owned by any one person and notifies Westower in writing of the name and address of each person on whose behalf such stockholder asserts dissenters' rights.

     A dissenting stockholder must:

     - deliver to Westower, before the vote on the merger is taken, written notice of his or her intent to demand payment for his or her shares if the merger is consummated; and

     - not vote his or her shares in favor of the merger.

A VOTE AGAINST THE MERGER WILL NOT IN ITSELF SATISFY THE NOTICE REQUIREMENT, AND FAILURE TO VOTE AGAINST THE MERGER WILL NOT IN ITSELF CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS WITH RESPECT TO SUCH SHARES. The notice should be delivered to Westower at its principal executive offices at 2001 6th Avenue, Suite 3302, Seattle, Washington 98121. A stockholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

     If the merger is approved by the Westower stockholders, Westower will send written notice not later than 10 days after the consummation of the merger to each of its dissenting stockholders meeting the above requirements:

     - stating where such stockholder must send his or her written payment demand;

     - stating where and when certificates representing Westower shares must be deposited;

     - containing a form for demanding payment which requires that the dissenting stockholder certify whether or not he or she acquired beneficial ownership before the first public announcement of the merger on May 17, 1999; and

     - setting a date by which such written payment demand must be received.

     A dissenting stockholder who demands payment must certify that such stockholder acquired the shares on or before May 17, 1999 and deposit his or her shares within the time provided by such notice or he or she will not be entitled to dissenters' rights.

     Westower will pay to each dissenting stockholder who complies with the procedures described above within 30 days after the later of the consummation of the merger and the date the payment demand is received, the amount that Westower estimates to be the fair value of his or her shares, plus accrued interest. Westower will provide information along with such payment, including:

     - certain financial information, including Westower's balance sheet, income statement and statement of changes in stockholders' equity for its last fiscal year and its latest available interim financial statements;

     - an explanation of how Westower estimated the fair value of the shares;
       and

     - an explanation of how the accrued interest was calculated.

Note, however, that Westower may elect to withhold the payment from any dissenting stockholder who was not the beneficial owner of the Westower shares as to which dissenters' rights are asserted before May 17, 1999, the date of the first public announcement of the merger. Instead, Westower may send a statement to that dissenting stockholder setting forth its estimate of the fair value of the stockholder's shares not owned on May 17, 1999 and offering to pay that estimated amount, with interest, as a final settlement of such dissenting stockholder's demand for payment. Any dissenting stockholder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify Westower in writing of such stockholder's estimate of the fair value of his or her shares and the amount of interest due and demand payment thereof.

     If any dissenting stockholder's demand for payment is not settled within 60 days after Westower receives such stockholder's payment demand, the dissenters' rights statute requires that Westower initiate a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming as parties to the proceeding all the dissenting stockholders whose demands remain unsettled. If Westower does not commence the proceeding within 60 days after the demand is received, it shall pay each unsettled dissenter the amount demanded. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenting stockholders will be entitled to the same discovery rights as parties in other civil actions. Each dissenting stockholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Westower.

     Westower stockholders should recognize that such a determination of fair value could result in a price higher than, lower than or equal to the price available to Westower's stockholders under the merger. Under the dissenters' rights statute, a court may consider a variety of factors in determining fair value. The dissenters' rights statute requires that the court consider all relevant facts and circumstances in determining the fair value and that it not give undue emphasis to any one factor.

     Westower would be required to pay all court costs and appraisal fees, except that the court may assess such costs against some or all of the dissenting stockholders to the extent that the court finds that the dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable:

     - against Westower, if the court finds that it did not substantially comply with certain provisions of the dissenters' rights statute; and

     - against the dissenting stockholder or against Westower, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

If the court finds that services of counsel for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees should not be assessed against Westower, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenting stockholders who benefited from the proceedings.

          DIRECTORS AND MANAGEMENT OF SPECTRASITE FOLLOWING THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of SpectraSite following the merger will be as follows:

              NAME                   AGE                       POSITION
              ----                   ---                       --------
Stephen H. Clark.................    54     President and Chief Executive Officer and a
                                            Director
David P. Tomick..................    47     Executive Vice President, Chief Financial
                                            Officer and Secretary
Richard J. Byrne.................    41     Executive Vice President -- Business
                                            Development
Calvin J. Payne..................    46     Executive Vice President -- Construction
                                            Operations and a Director
Terry L. Armant..................    50     Senior Vice President -- Operations
Daniel I. Hunt...................    35     Vice President -- Finance and Administration
Lawrence B. Sorrel...............    40     Chairman of the Board
Timothy M. Donahue...............    50     Director
Andrew R. Heyer..................    41     Director
James R. Matthews................    32     Director
Thomas E. McInerney..............    57     Director
Michael J. Price.................    41     Director
Rudolph E. Rupert................    33     Director
Steven M. Shindler...............    36     Director
Michael R. Stone.................    36     Director

     STEPHEN H. CLARK is President and Chief Executive Officer of SpectraSite and a director of SpectraSite. He has been a director of SpectraSite since its formation in May 1997. Mr. Clark has 22 years of general management experience in high growth, start-up companies in the communications, technology and manufacturing sectors. In 1994, he co-founded PCX Corporation, a manufacturer of electrical distribution systems. Prior to starting PCX, Mr. Clark co-founded and served as Chairman and President of Margaux, a supplier of building automation systems. Prior to starting Margaux, he worked at several technology based, start-up companies. Mr. Clark has a BA in physics and an MBA from the University of Colorado.

     DAVID P. TOMICK is Chief Financial Officer and Secretary of SpectraSite. Mr. Tomick has extensive experience raising capital in both private and public markets for high growth companies in the telecommunications industry. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President -- Finance of Falcon Cable TV, a multiple system operator of cable television systems, where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago. Mr. Tomick holds a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

     RICHARD J. BYRNE is Executive Vice President -- Business Development of SpectraSite. Prior to joining SpectraSite in April 1999, Mr. Byrne served as the Director of Business Development for Nextel. He has had primary responsibility for the tower sale/lease-back and build-to-suit commitment. In addition, Mr. Byrne has been responsible for all carrier-to-carrier co-location agreements. Before joining Nextel in 1997, Mr. Byrne held positions of increasing responsibility in the System Development Group of AT&T Wireless Services. Prior to entering the wireless communications industry, Mr. Bryne spent 15 years in the real-estate industry. His work centered on property management, ownership and brokerage of investment properties.

     CALVIN J. PAYNE will become Executive Vice President -- Construction Operations and a director of SpectraSite Holdings upon consummation of the merger. Mr. Payne is currently Chairman of the Board and Chief Executive Officer of Westower and has been a director of Westower or its predecessor since 1990. He is a co-founder and has been the Chief Executive Officer of Westower since 1990. Prior to founding Westower, Mr. Payne acquired experience in all aspects of the construction of steel communications towers. Mr. Payne, an award-winning tower designer, has engineered over 600 towers. Mr. Payne is a graduate of the University of British Columbia and the University of Western Australia.

     TERRY L. ARMANT is Vice President -- Operations of SpectraSite. Prior to joining SpectraSite in August 1998, Mr. Armant was Director -- System Implementation at AT&T Wireless Services. In this position, he was responsible for site acquisition, construction, equipment installation and site management for the Northeast region. Mr. Armant oversaw eight departments and a staff of over 115.

     DANIEL I. HUNT is Vice President -- Finance and Administration of SpectraSite. Prior to joining SpectraSite in April 1999, Mr. Hunt served as Director of Accounting and Financial Reporting at Wavetek Wandel & Goltermann, Inc., a developer and manufacturer of communications test equipment based in North Carolina and Eningen, Germany. Previously, Mr. Hunt was Controller for Wandel & Goltermann Technologies, Inc. Before joining Wandel & Goltermann, Mr. Hunt worked in the audit and business consulting practice of Arthur Andersen. Mr. Hunt is a certified public accountant and a graduate of Wake Forest University.

     LAWRENCE B. SORREL has been Chairman of the Board of SpectraSite Holdings since April 1999. Mr. Sorrel joined Welsh, Carson, Anderson & Stowe in 1998 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Prior to joining Welsh, Carson, Mr. Sorrel spent 12 years at Morgan Stanley, where he was a Managing Director and senior executive in Morgan Stanley's private equity group, Morgan Stanley Capital Partners. Mr. Sorrel is a director of Select Medical Corp., Emmis Communications, MedCath Inc. and Canterbury Healthcare Ltd.

     TIMOTHY M. DONAHUE has been a director of SpectraSite Holdings since April 1999. Mr. Donahue has served as President of Nextel since joining it on February 1, 1996 and as a director of Nextel since May 1996. On February 29, 1996, Mr. Donahue was elected to the additional position of Chief Operating Officer of Nextel. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel International.

     ANDREW R. HEYER has been a director of SpectraSite Holdings since April 1999. Mr. Heyer is a Managing Director at CIBC World Markets Corp., where he serves as co-head of The High Yield Group. Prior to joining CIBC World Markets, Mr. Heyer was founder and Managing Director of the Argosy Group L.P., which was acquired by CIBC World Markets in 1995. Mr. Heyer is also Chairman of the Board of Directors of the Hain Food Group, and is a director of Niagara Corporation, Hayes Lemmerz International, Inc., Lancer Industries, Fairfield Manufacturing Company and Millenium Digital Media Holdings L.L.C.

     JAMES R. MATTHEWS has been a director of SpectraSite Holdings since August 1998. Mr. Matthews has been employed by J.H. Whitney & Co. since 1994 and has served as a Principal since 1998. Previously, he was with Gleacher & Co. Inc. and Salomon Brothers Inc. Mr. Matthews is a director of ClearSource, Inc.

     THOMAS E. MCINERNEY has been a director of SpectraSite Holdings since April 1999. Mr. McInerney joined Welsh, Carson, Anderson & Stowe in 1986 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Formerly, he co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a telecommunications services company. Earlier, he was Group Vice President -- Financial Services at ADP and Senior Vice President -- Operations at the American Stock Exchange. Mr. McInerney is a director of, among others, Centennial Cellular Corp., Control Data Systems, Bridge Information Systems, The BISYS

Group, The Cerplex Group, Attachmate Corp., MedE America Corporation and Global Knowledge Network.

     MICHAEL J. PRICE has been a director of SpectraSite Holdings since April 1999. Mr. Price is co-Chief Executive Officer of FirstMark Communications International LLC, a broadband wireless telecommunications company. Prior to that, he worked at Lazard Freres & Co. LLC, starting in 1987, serving first as a Vice President and then as a Managing Director, where he led their global technology and telecommunications practice.

     RUDOLPH E. RUPERT has been a director of SpectraSite Holdings since April 1999. Mr. Rupert joined Welsh, Carson, Anderson & Stowe in 1997 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Previously he was at General Atlantic Partners and Lazard Freres. Mr. Rupert is a director of Centennial Cellular and Control Data Systems, Inc. and serves on the executive board of Amdocs Limited.

     STEVEN M. SHINDLER has been a director of SpectraSite Holdings since April 1999. Mr. Shindler joined Nextel in May 1996 and serves as Senior Vice President and Chief Financial Officer. Between 1987 and 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where most recently he was a Managing Director in its Communications Finance Group. Mr. Shindler serves as a director of Nextel International.

     MICHAEL R. STONE has been a director of SpectraSite Holdings since its formation in May 1997. Mr. Stone has been employed by J.H. Whitney & Co. since 1989 and has served as a General Partner since 1992. Previously, he was with Bain & Company.

BOARD OF DIRECTORS

     Each member of SpectraSite's board of directors holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. For information regarding certain voting arrangements with respect to the board of directors, see "Description of SpectraSite's Capital Stock -- Stockholders' Agreement."

COMMITTEES OF THE BOARD OF DIRECTORS

     In connection with the merger, SpectraSite will form the following committees:

     - Audit Committee; and

     - Compensation Committee.

     AUDIT COMMITTEE. The board of directors intends that the audit committee will perform the following functions:

     - approve the selection of independent auditors for SpectraSite;

     - review the scope and results of the annual audit;

     - approve the services to be performed by the independent auditors;

     - review the independence of the auditors;

     - review the adequacy of the system of internal accounting controls;

     - review the scope and results of internal auditing procedures; and

     - review related party transactions.

     COMPENSATION COMMITTEE. The board of directors intends that the compensation committee will perform the following functions:

     - adopt and oversee the administration of compensation plans for executive officers and senior management of SpectraSite;

     - determine awards granted to executive officers under such plans;

     - approve the Chief Executive Officer's compensation; and

     - review the reasonableness of such compensation.

SPECTRASITE EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SpectraSite to its Chief Executive Officer and the other executive officers following the Westower merger whose salary and bonus exceeded $100,000 for the year ended December 31, 1998. Amounts shown for 1997 include compensation paid by SpectraSite to the named executive officers from April 25, 1997, the date of SpectraSite's inception, through December 31, 1997. The amounts reported as All Other Compensation for all years represent SpectraSite contributions under its 401(k) plan.

                                                                             LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                        -------------------
                                                                             NUMBER OF
                                            ANNUAL COMPENSATION             SECURITIES
                                      -------------------------------   UNDERLYING OPTIONS/      ALL OTHER
    NAME AND PRINCIPAL POSITION         YEAR     SALARY($)   BONUS($)         SARS(#)         COMPENSATION($)
    ---------------------------       --------   ---------   --------   -------------------   ---------------
Stephen H. Clark....................    1998      168,000     68,000          300,000              2,400
  Chief Executive Officer               1997      107,046         --          425,000                 --
David P. Tomick.....................    1998      140,000     56,000           50,000              2,178
  Chief Financial Officer               1997       64,029         --          225,000                 --
Terry L. Armant(a)..................    1998       55,192     68,150          125,000                 --
  Senior Vice President

---------------
(a) Mr. Armant joined SpectraSite in August 1998.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     All options become exercisable immediately upon a change in control. Unless a particular option grant provides otherwise, a change in control occurs upon a merger, consolidation, reorganization or any transaction in which all or substantially all of SpectraSite's assets are sold, leased or transferred. However, a transaction in which the holders of SpectraSite's capital stock immediately prior to the transaction continue to hold at least a majority of the voting power of the surviving corporation does not constitute a change in control, and no options become exercisable upon a change in control as to which a performance milestone has not been achieved as of the date of the change in control. Messrs. Clark, Tomick and Armant have agreed that the Nextel tower acquisition and the related financing transactions did not constitute a change of control under their options. The shares of common stock issuable upon exercise of the options are subject to certain rights of first refusal.

     The present value of the options granted was estimated on the date of grant using a Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, volatility of 0.7, risk free interest rate of 6.0% and expected option lives of seven years.

                                    NUMBER OF      % OF TOTAL
                                    SECURITIES    OPTIONS/SARS
                                    UNDERLYING     GRANTED TO
                                   OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    GRANT DATE
              NAME                   GRANTED          1998         PER SHARE         DATE      PRESENT VALUE
              ----                 ------------   ------------   --------------   ----------   -------------
Stephen H. Clark.................    300,000           36%           $4.00          3/23/05      $178,500
David P. Tomick..................     50,000            6             4.00          3/23/05        31,500
Terry L. Armant..................     62,500            7             4.00          8/10/02        37,500
                                      62,500            7             4.00          8/10/05        37,500

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                                                  VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES              IN-THE-MONEY
                                                   UNDERLYING UNEXERCISED             OPTIONS/SARS
                                                        OPTIONS/SARS             AT DECEMBER 31, 1998($)
                                                    AT DECEMBER 31, 1998              UNEXERCISABLE
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
Stephen H. Clark...............................    106,250        618,750       $117,938       $353,813
David P. Tomick................................     56,250        218,750         62,438        187,313
Terry L. Armant................................          0        125,000              0              0

WESTOWER CHIEF EXECUTIVE OFFICER COMPENSATION

     The following table sets forth a summary of the compensation paid by Westower for the transition period from March 1, 1998 to September 30, 1998 and for its last three fiscal years ended February 28 of the years indicated to Calvin J. Payne, who is Chief Executive Officer of Westower and will serve as a director and an executive officer of SpectraSite following the merger.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                            ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                         --------------------------         -------------------
                                                                                             NUMBER OF SHARES
   NAME AND POSITION                PERIOD               SALARY($)         BONUS($)         UNDERLYING OPTIONS
   -----------------           -----------------         ---------         --------         -------------------
Calvin J. Payne                Transition Period          43,750                --                    --
  Chief Executive
     Officer                    1998 Fiscal Year          75,000                --                98,000
                                1997 Fiscal Year          75,000           437,780                    --
                                1996 Fiscal Year          70,000            92,530                    --

                                 OPTION GRANTS

     The following table sets forth information regarding option grants in the 1998 fiscal year to Mr. Payne. Mr. Payne did not receive any option grants during the transition period.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                                                                                             STOCK PRICE
                            NUMBER          PERCENT                                       APPRECIATION FOR
                          OF SHARES        OF TOTAL       EXERCISE                           OPTION TERM
                          UNDERLYING    OPTIONS GRANTED    PRICE                        ---------------------
   NAME AND POSITION     OPTION GRANT    TO EMPLOYEES     $/SHARE    EXPIRATION DATE      5%($)      10%($)
   -----------------     ------------   ---------------   --------   ----------------   ---------   ---------
Calvin J. Payne             54,000           9.12           8.25        June 11, 2002    123,082     277,982
                            44,000           7.43           8.25     October 15, 2002    100,289     221,615

     The following table sets forth information regarding exercised options and the value of unexercised options held by Mr. Payne based upon the difference between the exercise price of the option and the closing price of Westower common stock on the American Stock Exchange at period end.

                 OPTION EXERCISES AND PERIOD-END OPTION VALUES

                                            SHARES                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                           ACQUIRED                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                              ON         VALUE       OPTIONS AT PERIOD END            AT PERIOD END
  NAME AND POSITION         PERIOD         EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE($)
  -----------------    -----------------  -----------   --------   -------------------------   ----------------------------
Calvin J. Payne        Transition Period      --           --            32,667/65,333               432,838/865,662
                        1998 Fiscal Year      --           --            32,667/65,333               408,338/816,667

EMPLOYMENT AGREEMENTS

     SpectraSite will enter into employment agreements with each of Calvin J. Payne and S. Roy Jeffrey, effective upon consummation of the merger. Mr. Jeffrey is currently Chief Operating Officer of Westower and will become Vice
President -- Canadian Operations of SpectraSite following the merger. The initial term of the employment agreements is three years. The annual salaries for Messrs. Payne and Jeffrey are $165,000. In the event their employment is terminated as a result of their death, disability, or termination without cause, Messrs. Payne and Jeffrey will be entitled to receive continued salary and health benefits for a period of 12 months. Messrs. Payne and Jeffrey have agreed that for a period of 12 months following the termination of their employment with SpectraSite, they will not:

     - engage in competition, own any interest in, or perform any services for any business which engages in competition with SpectraSite;

     - solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or

     - engage or work with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.

     SpectraSite has entered into employment agreements with each of Stephen H. Clark, David P. Tomick and Richard J. Byrne effective April 20, 1999. The initial term of the employment agreements is five years. The annual salaries for Messrs. Clark, Tomick and Byrne are $225,000, $200,000 and $175,000, respectively, and they are eligible to receive annual bonuses determined at the discretion of the board of directors. Mr. Byrne also will receive a $40,000 bonus in connection with his relocation to Cary, North Carolina. In the event their employment is terminated as a result of their death, disability, or termination without cause, Messrs. Clark, Tomick and Byrne will be entitled to receive continued salary, bonus and health benefits for a period of 24 months.

     Under the employment agreements, Messrs. Clark, Tomick and Byrne were granted incentive stock options under the 1997 Stock Option Plan to purchase 775,000, 225,000 and 200,000 shares of common stock, respectively. The exercise price for the options is $5.00. Twenty percent of the stock options will become exercisable each year over the five-year employment period. If SpectraSite terminates the employment of Mr. Byrne without cause, or if he dies or becomes disabled, then his stock options shall be fully exercisable. If SpectraSite terminates the employment of Mr. Clark or Mr. Tomick without cause, or if either of them dies or becomes disabled, then the stock options that they held prior to entering into the employment agreement, but not those granted under the employment agreement, shall be fully exercisable.

     Messrs. Clark, Tomick and Byrne have agreed that for a period of 24 months following the termination of their employment with SpectraSite they will not, among other things:

     - engage in competition, own any interest in, or perform any services for any business which engages in competition with SpectraSite;

     - solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or

     - engage or work with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.

     In addition, in connection with his employment with SpectraSite, Mr. Byrne purchased 50,000 shares of common stock for a nominal amount. Mr. Byrne's right to retain these shares of common stock vest in equal 25% installments on each of the first four anniversaries of his employment agreement. Vesting will accelerate upon Mr. Byrne's termination without cause or if he dies or becomes disabled. Mr. Byrne will also receive a bonus to pay income taxes incurred in connection with this purchase of common stock.

1997 STOCK INCENTIVE PLAN

     The SpectraSite Holdings, Inc. Stock Incentive Plan was originally effective June 24, 1997 and was amended and restated effective August 5, 1999. The plan has a term of ten years and provides for the issuance of incentive stock options, non-qualified stock options and other stock-based awards to key employees, directors, advisors and consultants of SpectraSite, as well as any subsidiary of SpectraSite. An aggregate of 4,100,000 shares of common stock of SpectraSite Holdings, Inc. have been reserved for issuance under the plan. The number of shares available for grant as options may be adjusted in the event of a stock split, stock dividend, combination of shares, spin-off, spin-out or other similar change, exchange or reclassification of the common stock at the discretion of the board, and shares subject to an option which expires, is terminated or canceled, or is repurchased by SpectraSite, shall be available for future grants under the plan.

     ADMINISTRATION. The plan may be administered by the board or by a duly appointed committee having powers specified by the board. Once SpectraSite becomes subject to the reporting requirements of the Exchange Act, this committee shall consist solely of directors who are non-employee directors, for purposes of Section 16 of the Exchange Act, and outside directors, for purposes of Section 162(m) of the Internal Revenue Code. The specific terms of any award under the plan will be reflected in a written agreement. The committee administering the plan has the discretion to determine which eligible individuals will receive awards, the number of shares to be covered by the awards, the exercise date of the awards, whether the options should be incentive stock options or non-qualified stock options, and the terms and conditions of the awards.

     STOCK OPTIONS -- INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS. Under the plan, the committee has the discretion to grant incentive stock options qualifying for special tax treatment under Section 422 of the Internal Revenue Code and nonqualified stock options that do not qualify for such treatment. The exercise price of any incentive stock option may not be less than the fair market value of the stock on the date the option is granted, provided the exercise price of any incentive stock option shall be not less than 110% of the fair market value of a share of stock on the date the option is granted in the event the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite. Payment of the option price is to be made in cash, by check, in cash equivalent or by any other form permitted by the committee, including by promissory note to SpectraSite or by delivering other shares. Only employees are eligible to receive incentive stock options, and at the time an incentive stock option is granted, the fair market value of the common stock for which the incentive stock option will become exercisable in any year may not exceed $100,000.

     The committee is authorized to award re-load options to participants in order to enable the participant to use previously owned shares to pay the exercise price of the stock options and/or to satisfy any tax withholding requirements incident to the exercise of the underlying options, without reducing the participant's overall ownership of shares. Re-load options are not intended to be incentive stock options, become exercisable twelve months after the date of grant, and must be exercised within the term of the original stock option.

     OTHER AWARDS. Under the plan, the committee has the discretion to grant restricted stock, performance awards, dividend equivalents, deferred stock, stock appreciation rights and other stock-based awards on terms and conditions determined by the committee.

     Restricted stock means shares that are subject to certain transfer restrictions and/or risk of forfeiture. Except as specifically set forth in the restricted stock award agreement, the participant will have all rights and privileges of a stockholder as to his or her restricted stock, including the rights to vote and to receive dividends.

     Performance award means an award of the right to receive shares, cash or other property upon the achievement of performance criteria determined by the committee.

     Dividend equivalent means the award of the right to the payment of amounts equal to the value of dividends that may be paid with respect to shares in the future. The committee may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares or awards, or otherwise reinvested.

     Deferred Stock means an award of the right to receive shares upon expiration of a deferral period subject to certain restrictions and the risk of forfeiture as provided under the plan and the award agreement related to the award. SpectraSite will deliver shares under a deferred stock award upon expiration of the deferral period or other conditions specified by the committee or, if permitted by the committee, as elected by the participant.

     Stock appreciation right means a right to receive an amount measured by the appreciation in the fair market value of shares from the date of grant of the stock appreciation right to the date of exercise of the right. A stock appreciation right may be exercised at such times and in such manner as is determined by the committee and, as determined by the committee, may be settled in cash, shares or other property.

     The committee may grant other stock-based awards purely as bonuses that are not subject to any restrictions or conditions. Such awards will be denominated or payable in, valued by reference to, or otherwise based on or related to, shares.

     RESTRICTIONS ON PERFORMANCE-BASED AWARDS. Performance awards, performance-based restricted stock, and certain other stock-based awards subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, and will be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Code Section 162(m) and the regulations thereunder. As selected by the committee, the performance goal will be the attainment of one or more preestablished amounts of sales revenue, net income, operating income, cash flow, return on assets, return on equity or total shareholder return of SpectraSite. No participant may be granted any combination of performance awards, restricted stock or other stock-based awards subject to performance criteria in any single year, the value of which is based on more than 1,000,000 shares. The payout of any such award to a participant may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the committee.

     VESTING AND EXERCISABILITY. Generally, SpectraSite expects the committee to award options that vest and become exercisable according to a four-year vesting schedule, whereby 25% of the total grant of shares becomes vested every year for four consecutive years. In the event of a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets of SpectraSite are sold, leased, transferred or otherwise disposed of, all outstanding options shall immediately vest and become exercisable as of a date prior to the change in control, unless the options were to become exercisable upon attainment of a performance milestone which has not been achieved as of the date of the change in control.

     VESTING AND EXERCISABILITY FOR INCENTIVE STOCK OPTIONS. Once vested, an incentive stock option may remain exercisable until the earliest of:

     - ten years from the date of grant or five years from the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite;

     - three months from the date on which the participant terminates employment with SpectraSite; or

     - if the participant's employment ceases by reason of his or her death or disability, 12 months from the date on which the participant's employment terminated.

     In no event shall an incentive stock option be exercisable after one month following the date an participant's employment with SpectraSite is terminated for cause, as determined by the committee.

     VESTING FOR RESTRICTED STOCK. Restricted stock awards will be subject to the vesting schedules stated in the applicable award agreements. Any restricted stock awards that are not vested or are subject to restrictions upon the employee's termination of employment for any reason with SpectraSite will be forfeited, provided that the committee may determine that a participant may become vested in all or any portion of his award if his employment termination constitutes a dismissal without cause and/or follows a change in control.

     VESTING FOR DEFERRED STOCK. In general, any deferred stock that is subject to deferral, other than deferral at the employee's election, will be forfeited upon the employee's termination of employment for any reason during the deferral period, subject to the committee's authority to waive such forfeiture conditions.

     VESTING FOR OTHER STOCK BASED AWARDS. A participant's rights in other awards will be subject to forfeiture in accordance with the terms and conditions of the award as set forth in the award agreement related to the award.

     RIGHT OF FIRST REFUSAL. Generally, SpectraSite expects the committee to award options subject to a right of first refusal. When a participant proposes to sell, pledge or otherwise transfer any shares acquired upon the exercise of an option, SpectraSite would have the right to repurchase those shares under a right of first refusal, in accordance with the terms set forth in the individual option agreements. If SpectraSite fails to exercise the right of first refusal, the participant may conclude the proposed transfer, but the subsequent transferee would be required, as a condition of such transfer, to hold the shares subject to SpectraSite's right of first refusal with respect to any subsequent transfer. SpectraSite's right of first refusal would not apply to transfers of shares:

     - in connection with a change in control;

     - to one or more members of the participant's immediate family;

     - that constitute a pledge to SpectraSite as security for a loan by SpectraSite to the participant in connection with exercise of an option; or

     - that have been approved by the board.

     In addition, SpectraSite's right of first refusal would terminate upon a change in control, unless the successor assumes the plan, or at such time as the common stock is traded on a public market.

     ASSIGNMENT OF INTEREST/NON-TRANSFERABILITY. Awards under the plan generally are not assignable or transferable except by the laws of descent and distribution. A participant's rights under the plan belong to the participant alone and may not be sold, transferred, assigned or pledged to any other person during his or her lifetime, provided the committee may permit an option or restricted stock to be transferable to members of the participant's immediate family or to a trust, partnership or other entity for the benefit of the participant and/or member of the participant's immediate family to the extent the shares underlying the options or restricted stock may be registered pursuant to a Form S-8.

     MAXIMUM NUMBER OF SHARES. The maximum number of shares with respect to which options and awards may be granted to a participant in any single taxable year of SpectraSite is 1,000,000.

     COMPETITION. Notwithstanding any plan provisions to the contrary, the committee may provide under the terms of any award agreement that all rights of the participant in any award, to the extent such rights have not already expired or been exercised, will terminate and be extinguished immediately if a participant engages in competition, as defined in the applicable award agreement, with SpectraSite or any of their subsidiaries, affiliates or successors, whether during or after his or her employment. In the event that a participant exercises an option or other award at a time when, without the committee's knowledge or consent, he or she has already engaged in competition with the committee, the committee may rescind and void such exercise, and the participant will return upon demand by the committee such stock certificate(s) representing the shares issued to him or her upon the exercise of the option or award and still owned by the participant.

     AMENDMENT OR TERMINATION OF PLAN. The plan may be amended, suspended or terminated by the board in whole or in part at any time, provided that no such amendment, suspension or termination of the plan may not adversely affect the rights of or obligations to the participants without such participants' consent. The board must obtain stockholder approval for any change in the plan that would:

     - extend the period during which options may be granted beyond June 24, 2007;

     - materially increase the number of shares which may be issued under the plan; or

     - materially modify the requirements as to eligibility for participation under the plan.

1997 STOCK INCENTIVE PLAN TAX CONSEQUENCES

     STOCK OPTIONS. The grant of an option under the plan will not have any immediate effect on the federal income tax liability of SpectraSite or the participant. If the board grants a participant a non-qualified stock option, then the participant will recognize ordinary income at the time he or she exercises the non-qualified stock option equal to the difference between the fair market value of the common stock and the exercise price paid by the participant, and SpectraSite will receive a deduction for the same amount.

     If the board grants a participant an incentive stock option, then the participant generally will not recognize any taxable income at the time he or she exercises the incentive stock option, other than potential liability for alternative minimum tax, but will recognize income only at the time he or she sells the common stock acquired by exercise of the incentive stock option. Upon sale of the common stock acquired upon exercise of the incentive stock option, the participant will recognize income equal to the difference between the exercise price paid by the participant and the amount received upon sale, and such income generally will be eligible for capital gain treatment. SpectraSite generally is not entitled to an income tax deduction for the grant of an incentive stock option or as a result of either the participant's exercise of an incentive stock option or the participant's sale of the common stock acquired through exercise of an incentive stock option. However, if the participant sells the common stock either within two years of the date of the grant to him or her of the incentive stock option, or within one year of the date of the transfer to him or her of the common stock following exercise of the incentive stock option, then the option is treated for federal income tax purposes as if it were a non-qualified stock option; the income recognized by the participant will not be eligible for capital gain treatment and SpectraSite will be entitled to a federal income tax deduction equal to the amount of income recognized by the participant.

     AWARDS OF RESTRICTED STOCK. If the participant receives restricted Stock, the participant will be taxed in accordance with Section 83 of the Code. In general, under Section 83(a) a participant will not recognize ordinary income, and SpectraSite will not receive a deduction, with respect to restricted stock until such shares are no longer subject to risk of forfeiture or are transferable. The amount included in ordinary income will be the fair market value of the restricted stock determined as of the date the shares are no longer subject to risk of forfeiture or are transferable. However, under Section 83(b) of the Code, the participant may accelerate the recognition of ordinary income to the time of the grant of the restricted stock award by filing an election with the Internal Revenue Service and SpectraSite no later than 30 days after the date of grant. In that case, the amount of ordinary income recognized by the participant, and the amount of SpectraSite's deduction will be equal to the fair market value of the restricted stock determined as of the date of grant of the restricted stock award.

     OTHER AWARDS. In general, there will be no tax consequences to the participant upon the issuance of other awards under the plan, and the participant will recognize ordinary income only at the time that cash, shares or other property are received by the participant under the award. The amount of ordinary income recognized by the participant will be equal to the cash received by the participant and/or the fair market value of the shares or other property received by the participant, determined as of the date of receipt.

     The disclosure contained in this prospectus of the 1997 Stock Incentive Plan will constitute approval of SpectraSite's adoption of the plan for purposes of the stockholder approval requirements of SEC Rule 16b-3, which will exempt certain transactions involving the plan from short-swing profit liability under
Section 16(b) of the Exchange Act.

SPECTRASITE'S EMPLOYEE STOCK PURCHASE PLAN

     SpectraSite has adopted the SpectraSite Holdings, Inc. Employee Stock Purchase Plan, effective as of January 1, 2000. The stock purchase plan is administered by a committee designated by the board of directors. The board of directors has reserved and authorized for issuance under the stock purchase plan 1,000,000 shares of common stock. SpectraSite intends to register the shares reserved under the stock purchase plan with the SEC.

     All individuals employed by SpectraSite as of a grant date who customarily work at least 20 hours per week and five months per year will be eligible to participate in the stock purchase plan. Each eligible employee will be given an option to purchase a number of shares of common stock equal to the total dollar amount contributed by the employee to his or her payroll deduction account during each six month offering period, divided by the purchase price per share under the option. In no event may an employee receive an option which would permit him or her during any one calendar year to purchase shares which have a fair market value on the grant date in excess of $25,000. The price of the shares offered to employees under the stock purchase plan will be the lesser of:
(1) 85% of the fair market value of the common stock on the grant date, or (2) 85% of the fair market value of the common stock at the exercise date. Payment of an eligible employee's subscription amount will be made through payroll deductions, and an employee's participation in the stock purchase plan is contingent on the employee providing SpectraSite with written authorization to withhold from their pay an amount to be applied toward the purchase of shares of common stock. An eligible employee is deemed to have exercised his or her option granted under the stock purchase plan as of the exercise date.

     Generally, the employee does not recognize taxable income, and SpectraSite is not entitled to an income tax deduction, on the grant or exercise of an option issued under the stock purchase plan. If the employee sells the shares acquired upon exercise of his or her option at least one year after the date he or she exercised the option and at least two years after the date the option was granted to him or her, then the employee will recognize ordinary income equal to the difference between the fair market value of the stock as of the date of grant and the exercise price. Any additional appreciation realized on the sale of the option stock will be treated as a capital gain. SpectraSite will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired upon the exercise of his or her option at any time within (1) one year after the date of exercise of the option, or (2) two years after the date the option was granted, then the employee will recognize ordinary income in an amount equal to the excess, if any, of (a) the lesser of the sale price or the fair market value on the date of exercise, over (b) the exercise price of the option. SpectraSite will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee.

     The stock purchase plan may be amended, suspended or terminated by the board of directors at any time, provided no such amendment, suspension or termination of the stock purchase plan may adversely affect the rights of or obligations to the participants without such participants' consent, and any such amendment, suspension or termination will be subject to the approval of SpectraSite stockholders to the extent required by any federal or state law or regulation of any stock exchange.

     The disclosure contained in this prospectus of the stock purchase plan will constitute approval of SpectraSite's adoption of the stock purchase plan for purposes of the stockholder approval requirements of SEC Rule 16b-3, which will exempt certain transactions involving the stock purchase plan from short-swing profit liability under Section 16(b) of the Exchange Act.

      INTERESTS OF WESTOWER DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the Westower board with respect to the merger, Westower stockholders should be aware that directors and executive officers of Westower have interests in the merger that are different from, or in addition to, the interests of Westower stockholders generally.

EMPLOYMENT AGREEMENTS WITH SPECTRASITE

     Calvin J. Payne and S. Roy Jeffrey will enter into employment agreements with SpectraSite. These employment agreements are described on page 38.

INTEREST OF MICHAEL ANDERSON

     Michael Anderson is a director of Westower. Mr. Anderson is party to an employment agreement with Westower. Mr. Anderson may terminate his employment agreement upon the merger and receive:

     - all accrued benefits and unreimbursed expenses; and

     - his salary and benefits until May 31, 2000. Mr. Anderson's current salary is $150,000 per year.

INTERESTS OF BRUCE E. TOLL AND LEONARD M. TANNENBAUM

     Bruce E. Toll and Leonard M. Tannenbaum are directors of Westower. In June 1998, Westower issued $15.0 million principal amount of its 7% senior subordinated convertible note to BET Associates. The general partner of BET Associates is an entity controlled by Mr. Toll. Mr. Tannenbaum is Mr. Toll's son-in-law and is a limited partner of BET Associates. Westower has agreed to purchase, and BET Associates has agreed to sell, the note at the closing of the merger for approximately $19.5 million in cash, plus accrued but unpaid interest on the note to the time of closing. BET Associates also agreed to exercise, at the time of the merger, on a cashless basis, warrants to purchase 40,000 shares of Westower common stock. BET Associates will receive 11,702 shares of Westower common stock, which will be exchanged for SpectraSite common stock in the merger.

VESTING OF OPTIONS

     Under the terms of the 1997 Westower stock option plan and under the terms of option grant letters, options which have been granted to various parties will automatically vest upon the merger. The following table identifies executive officers and directors of Westower whose options will vest as a result of the merger. If the merger does not occur, the unvested options will vest in January 2000. The values set forth in the table are based on the closing price of Westower common stock on June 1, 1999 less the exercise price per share of the options.

                                                           NUMBER OF       VALUE OF           VALUE OF
                                          NUMBER OF      OPTIONS WHICH   OPTIONS WHICH      ALL OPTIONS
                                        VESTED OPTIONS   BECOME VESTED   BECOME VESTED      EXERCISABLE
                                            AS OF         AS A RESULT     AS A RESULT    AFTER THE MERGER'S
                 NAME                    JUNE 1, 1999    OF THE MERGER   OF THE MERGER      CONSUMMATION
                 ----                   --------------   -------------   -------------   ------------------
Calvin J. Payne.......................      65,333          32,667         $506,339          $1,519,000
S. Roy Jeffrey........................      65,333          32,667          506,339           1,519,000
Peter Lucas...........................      30,000          15,000          243,750             731,250

INDEMNIFICATION AND INSURANCE

     SpectraSite will retain all indemnification now existing in favor of any of Westower's employees, agents, directors or officers in full force and effect for at least six years following the consummation of the merger. SpectraSite has agreed to cause the corporation surviving the merger to maintain, for three years after the merger is consummated, Westower's existing directors' and officers' liability insurance, or comparable policies, as long as maintaining such policies does not exceed specified costs.

                              THE MERGER AGREEMENT

THE MERGER

     The following is a summary of material terms of the merger agreement and is not an exhaustive description. You should read the merger agreement carefully. A copy of the agreement is attached as Appendix I to this proxy statement/prospectus.

     The respective boards of directors of each of SpectraSite and Westower have determined that it is in the best interests of their respective stockholders to combine the businesses of SpectraSite and Westower. The respective boards also have determined that the merger of SpectraSite's wholly-owned subsidiary with and into Westower is an effective method to accomplish this goal.

     As a result of the merger, SpectraSite's merger subsidiary, W Acquisition Corp., will cease its existence by merging into Westower. All shares of W Acquisition Corp.'s stock will be converted into one share of common stock, par value $.01, of Westower. Westower will be the surviving corporation. Westower will retain its separate corporate existence and identity, except that it will be a wholly-owned subsidiary of SpectraSite. Westower will remain a Washington corporation. Immediately following the merger, SpectraSite will contribute the stock of its new Westower subsidiary to SpectraSite Communications, Inc., another wholly-owned subsidiary of SpectraSite Holdings. The Westower subsidiary will then be a wholly-owned subsidiary of SpectraSite Communications and an indirect, wholly-owned subsidiary of SpectraSite Holdings.

CONVERSION OF SHARES

     As a result of the merger, except for shares belonging to those of Westower's stockholders who have exercised their right to dissent to the merger, Westower, SpectraSite, W Acquisition Corp. or any of their respective subsidiaries, each share of Westower's common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 1.81 shares of common stock, par value $0.001 per share, of SpectraSite. You may exchange your shares of Westower common stock for shares of SpectraSite common stock after the merger becomes effective. The exchange ratio of Westower's shares for SpectraSite shares is subject to customary adjustment in the event of a distribution, reclassification, stock split, including a reverse stock split, stock dividend or distribution or other similar transaction. In addition, we will make a cash payment to you for any fractional shares of SpectraSite stock you would otherwise be entitled to receive.

     When the merger becomes effective, we will cancel and retire all shares of Westower's common stock issued and outstanding immediately prior to the merger and they will cease to exist as anything other than a right to receive SpectraSite common stock, plus any applicable cash payment in respect of fractional shares, as described above.

     Upon completion of the merger, options to purchase Westower common stock will be converted automatically into options to purchase SpectraSite common stock, adjusted for the merger exchange ratio.

EXCHANGE OF STOCK CERTIFICATES

     When the merger becomes effective, we will mail you instructions explaining how to exchange your canceled shares of Westower common stock for your new shares of SpectraSite common stock. We have appointed BankBoston, N.A. as the exchange agent who will handle all transactions concerning your submission of canceled shares and receipt of SpectraSite common stock plus any applicable cash payment.

        * PLEASE DO NOT SEND YOUR STOCK CERTIFICATES FOR CANCELED WESTOWER SHARES TO EITHER SPECTRASITE OR WESTOWER. THE EXCHANGE AGENT WILL MAIL YOU A SEPARATE TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR CERTIFICATES AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER. YOU WILL NOT RECEIVE ANY CONSIDERATION FOR CERTIFICATES SENT TO WESTOWER OR TO SPECTRASITE.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of Westower customary for a transaction of this nature relating to, among other things:

     - the corporate organization and qualification of Westower and its subsidiaries;

     - Westower's standing and power;

     - Westower's capitalization;

     - Westower's corporate authorization of the merger agreement and approval by Westower's board of directors;

     - any conflicts between the merger agreement and any of Westower's other material contracts, any law, or any of Westower's charter or bylaw provisions;

     - required filings and consents;

     - possession by Westower and each of its subsidiaries of governmental permits necessary for Westower or any of its subsidiaries, respectively, to conduct its current business and their compliance with applicable laws and permits;

     - the accuracy of Westower's financial statements and filings with the SEC and Westower's submission of all required filings;

     - Westower's conduct of its business in the ordinary course since September 30, 1998, and the absence of any material adverse effects on Westower or any of its subsidiaries, or of any event reasonably likely to cause such a material adverse effect;

     - certain employee benefits and labor matters;

     - certain tax matters;

     - certain contracts and debt instruments of Westower and its subsidiaries;

     - pending or threatened litigation;

     - environmental matters;

     - intellectual property used by Westower, and its year 2000 compliance;

     - Westower's financial advisor's opinion to Westower's stockholders;

     - certain property matters;

     - brokers and finders which Westower has employed in connection with the merger;

     - applicable anti-takeover statutes;

     - the accuracy of information which Westower supplied for inclusion in this proxy statement/ prospectus and in the registration statement to which this proxy statement/prospectus is a part; and

     - the stockholder vote required for Westower's approval and adoption of the merger agreement and the merger.

     The merger agreement also includes representations and warranties by SpectraSite and W Acquisition Corp. as to:

     - the corporate organization and qualification of SpectraSite and its subsidiaries, including W Acquisition Corp.;

     - SpectraSite's standing and power;

     - SpectraSite's and W Acquisition Corp.'s capitalization;

     - the corporate authorization of the merger agreement;

     - any conflicts between the merger agreement and any of SpectraSite's other material contracts, any law, or any of SpectraSite's or W Acquisition Corp.'s charter or bylaw provisions;

     - required filings and consents;

     - possession by SpectraSite and each of its subsidiaries of governmental permits necessary for SpectraSite or any of its subsidiaries, respectively, to conduct its current business and their compliance with applicable laws;

     - the accuracy of SpectraSite's prospectus contained in Amendment No. 3 to its Registration Statement on Form S-4 concerning its 12% senior discount notes due 2008;

     - the accuracy of SpectraSite's financial statements;

     - completion of the Nextel tower acquisition on April 20, 1999 and, since that date, the absence of any material adverse effect on SpectraSite or any of its subsidiaries, or of any event reasonably likely to cause such a material adverse effect;

     - certain employee benefit and labor matters;

     - certain tax matters;

     - certain contracts and debt instruments of SpectraSite and its subsidiaries;

     - pending or threatened litigation;

     - environmental matters;

     - brokers and finders which SpectraSite has employed in connection with the merger;

     - the accuracy of information which SpectraSite and W Acquisition Corp. supplied for inclusion in this proxy statement/prospectus and in the registration statement to which this proxy statement/ prospectus is a part;

     - the purpose and operations of W Acquisition Corp.; and

     - certain property matters.

MATERIAL COVENANTS

     The merger agreement contains various material covenants made by Westower, W Acquisition Corp. and SpectraSite. Certain of those covenants are set forth below.

     CONDUCT OF WESTOWER'S BUSINESS. Westower made certain covenants concerning the conduct of its business and that of its subsidiaries from the date of execution of the merger agreement until the closing of the merger agreement, including but not limited to requiring SpectraSite's written consent before:

     - adopting any amendment to any of Westower's or any of its subsidiaries' organizational documents;

     - issuing Westower's or its subsidiaries' capital stock or other securities;

     - declaring dividends to any party other than Westower or a wholly-owned subsidiary of Westower;

     - engaging in specified transactions in Westower's capital stock or other securities;

     - making salary, wage and benefits increases outside the ordinary course of business or under certain other specified circumstances;

     - engaging in transactions outside the ordinary course of business, with certain specified exceptions;

     - incurring indebtedness or making investments outside the ordinary course of business with certain specified exceptions;

     - terminating, cancelling or requesting material changes to Westower's or any of its subsidiaries' material contracts;

     - taking actions with respect to accounting policies or procedures outside the ordinary course of business;

     - waiving, releasing, assigning, settling or compromising any material rights, claims or litigation; and

     - making certain tax elections, settlements or compromises.

     CERTAIN INTERIM OPERATIONS OF SPECTRASITE. SpectraSite covenants that it will not, and will not cause its subsidiaries, without Westower's prior written consent, to:

     - directly or indirectly split, combine or reclassify SpectraSite's outstanding common stock unless an appropriate adjustment to the exchange ratio is made concurrently; or

     - declare, set aside or pay any dividend or other distribution with respect to its capital stock to any person other than SpectraSite or any of its subsidiaries.

     OTHER ACTIONS. Westower and SpectraSite covenant that they will not, and will not permit their subsidiaries to, take any action that would result, or that would reasonably be expected to result in non-satisfaction of any of the merger conditions. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger." Further, both SpectraSite and Westower covenant to notify each other promptly of:

     - conditions likely to cause any representation or warranty to be untrue or inaccurate, the non-satisfaction of any covenant, condition or agreement, or a material adverse effect to the notifying party;

     - material failure to comply with or satisfy any covenant, condition or agreement;

     - any notice or material communications from any governmental entity concerning the transactions contemplated under the merger agreement; and

     - commencement of any suit, action or proceeding seeking to prevent, seeking damages in respect of, or otherwise relating to the consummation of the transactions contemplated under the merger agreement.

     PROXY STATEMENT. Westower and SpectraSite jointly prepared and filed this proxy statement/ prospectus, and contemporaneously provided copies of this document to the Amex and the Nasdaq. Both parties agreed to use their reasonable best efforts to cause the registration statement of which this proxy statement/prospectus is a part to become effective as quickly as practicable. Prior to the effectiveness of the registration statement, SpectraSite covenanted to take any and all actions required by law in connection with its issuance of its common stock under the terms of the merger. SpectraSite and Westower agreed to cause the proxy statement/prospectus to comply in all material respects with applicable requirements of the federal securities laws, the rules and regulations of the Amex and the Nasdaq and the Washington Business Corporation Act. In addition, SpectraSite and Westower covenant they will not amend or supplement the proxy statement/prospectus without the approval of both SpectraSite and Westower, and each will provide the other with any notice of the occurrence of material actions or events concerning the proxy statement/prospectus. SpectraSite and Westower each warrant to the veracity of the information it supplied for the proxy statement/prospectus at all relevant times, as well as the compliance of all documents it files under applicable requirements of the federal securities laws and the Washington Business Corporation Act. After the registration statement is declared effective, SpectraSite and Westower will take action necessary to mail the proxy statement/prospectus to Westower's stockholders.

     STOCKHOLDERS' MEETING. Westower covenants to call and hold the special meeting of its stockholders as promptly as possible after the mailing of the proxy statement/prospectus. Westower covenants to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and to take all other action necessary and advisable to secure the requisite stockholder vote, provided that it does not covenant to engage in any action which Westower's board of directors determines in good faith, after receipt of advice from independent legal counsel, would cause it to breach its fiduciary duties to the stockholders.

     ACCESS TO INFORMATION; CONFIDENTIALITY. Westower and SpectraSite each covenants to provide the other reasonable access to its and its subsidiaries' facilities, books and records and to furnish certain information to the other upon reasonable request. Westower and SpectraSite each covenant to comply with all of their respective obligations under a confidentiality agreement, dated as of March 26, 1999 between Westower and SpectraSite.

     NO SOLICITATION.  Westower covenants not to:

     - initiate, solicit or knowingly encourage any inquiries or proposals that would constitute or reasonably be expected to lead to a competing proposal for any business combination or sale of more than 20% of Westower's assets or capital stock;

     - engage in negotiations or discussions concerning a competing proposal; or

     - approve or recommend any competing proposal.

This covenant does, however, expressly permit Westower to, prior to adoption of the merger agreement by Westower's stockholders, enter into an agreement concerning a competing proposal that is superior to the merger agreement. In order for a competing proposal to be considered superior to the merger agreement, a majority of Westower's board of directors must determine in their good faith judgment, after consultation with a nationally recognized independent financial advisor, and considering all material aspects of the competing proposal, that the competing proposal is more favorable from a financial point of view to Westower's stockholders than the merger agreement and that the person making the proposal is likely to be able to finance it. In the event Westower accepts a superior proposal it will be obligated to pay a termination fee of $12.0 million plus SpectraSite's expenses. See "The Merger
Agreement -- Termination; Termination Fees and Expenses."

     In addition, Westower covenants to notify SpectraSite promptly if it receives any competing proposal or inquiries indicating that any person is considering making a competing proposal.

     Westower's board of directors will not withdraw or modify, or propose to withdraw or modify, its recommendation of this merger except where Westower has received a competing proposal considered superior, as described above.

     EMPLOYEE BENEFIT MATTERS. If any of Westower's current employees transfers to SpectraSite or any of its affiliates after the merger is consummated, SpectraSite covenants to treat such employee, for purposes of the employee's coverage under SpectraSite's employee benefit plans, as if the employee had been employed by SpectraSite for the same period that he had been employed by Westower. SpectraSite further agrees to take all reasonably necessary action to cause shares of Westower's common stock options, converted into SpectraSite stock options according to the terms of the merger agreement, to be registered under the Securities Act of 1933, as amended, promptly following the consummation of the merger.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. SpectraSite covenants to retain all indemnification now existing in favor of any of Westower's employees, agents, directors or officers in full force and effect for at least six years following the consummation of the merger. SpectraSite further covenants it shall cause the corporation surviving the merger to maintain, for three years after the merger is consummated, Westower's existing directors' and officers' liability insurance, or comparable policies, as long as maintaining such policies does not exceed certain costs.

     LETTERS OF ACCOUNTANTS. SpectraSite and Westower each covenant to use reasonable best efforts to cause its independent public accountants to deliver to the other comfort letters in relation to the transactions contemplated by the merger agreement.

     REASONABLE BEST EFFORTS. SpectraSite, Westower and W Acquisition Corp. each covenants to use its reasonable best efforts to take all actions necessary or desirable to meet all of its obligations under the merger agreement in order to ensure the merger's consummation.

     CONSENTS; FILINGS; FURTHER ACTIONS. SpectraSite, Westower and W Acquisition Corp. each covenants to use its reasonable best efforts to take all actions necessary to consummate the merger, obtain all necessary governmental consents and make all necessary filings. Each party will notify the others of any material communication concerning the merger it receives from governmental authorities and will endeavor in good faith to comply with any governmental or other authority's request for additional information or documentation concerning the transactions contemplated by the merger agreement.

     PLAN OF REORGANIZATION. None of SpectraSite, Westower or W Acquisition Corp. shall knowingly take or cause any action which would cause the merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and each of the parties will use its reasonable best efforts to cause such qualification to occur.

     PUBLIC ANNOUNCEMENTS. Westower and SpectraSite covenant to issue a joint press release as the initial press release concerning the merger, and thereafter SpectraSite, Westower and W Acquisition Corp. agree to consult with each other before issuing any press release or making any public statement concerning the merger agreement or any of the transactions it contemplates, unless applicable law or the requirements of the Amex or the Nasdaq require otherwise.

     OBLIGATIONS OF W ACQUISITION CORP. SpectraSite covenants to take all actions necessary to cause W Acquisition Corp. to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement.

     STOCK EXCHANGE LISTINGS AND DE-LISTINGS. SpectraSite covenants to use its reasonable best efforts to cause its shares of common stock to be approved for listing on the Nasdaq. SpectraSite, Westower and W Acquisition Corp. covenant to use their reasonable best efforts to cause the surviving corporation to cause Westower's common stock to be de-listed from the Amex and de-registered under the Exchange Act. See "The Merger -- Nasdaq National Market Listing; De-listing and De-registration of Westower Common Stock from American Stock Exchange."

     EXPENSES. SpectraSite, Westower and W Acquisition Corp. each covenants to pay its own expenses under the merger agreement, whether or not the merger agreement is consummated, except as the merger agreement provides otherwise. See "The Merger Agreement -- Termination; Termination Fees and Expenses." The parties agree, however, that the expenses incurred in connection with the filing fees for this proxy statement/prospectus and the appropriate filings under the Hart-Scott-Rodino Act, and the expenses incurred for mailing this proxy statement/prospectus shall be shared equally by SpectraSite and Westower.

     TAKEOVER STATUTES. SpectraSite and Westower covenant that each one and its respective board of directors will grant any approvals and take any actions which would be necessary to effect prompt consummation of the merger and the transactions contemplated by the merger agreement if any takeover statute is or becomes applicable to the merger, and further agree to act as necessary to eliminate or minimize the statute's effects on the merger transactions. See "The Merger Agreement -- Washington Anti-Takeover Laws."

     CONTROL OF WESTOWER'S AND SPECTRASITE'S OPERATIONS. The merger agreement provides that neither SpectraSite nor Westower will have direct or indirect rights to control or direct the other's operations prior to the consummation of the merger.

     AFFILIATES. Westower covenants that within 30 days after May 15, 1999, it will deliver to SpectraSite a letter identifying all persons who may be deemed, as of the record date for the special meeting, to be affiliates of Westower under Rule 145 of the Securities Act. Westower also will advise the persons identified within the Rule 145 letter it delivers to SpectraSite of any resale restrictions imposed by applicable securities laws and will use commercially reasonable efforts to obtain from each of them an affiliate agreement pertaining to those Rule 145 restrictions.

     CORPORATE MATTERS. SpectraSite covenants it will enter into employment agreements with Calvin J. Payne and S. Roy Jeffrey. Mr. Payne will hold the position of Executive Vice President -- Construction Operations and Mr. Jeffrey will hold the position of Vice President -- Canadian Region, respectively, of SpectraSite.

     THE JOVIN AGREEMENTS. Westower covenants to use its reasonable best efforts to enter into agreements with each of the holders of Class B shares of Westower Acquisitions Canada Inc., a Canadian subsidiary of Westower, to the effect that a Canadian subsidiary of Westower other than Westower Acquisitions Canada Inc. will have a call right concerning the Class B shares. The call right will allow its holder to purchase any Class B shares tendered for conversion or redemption by delivering to the Class B stockholder the same number and type of securities which that certain Canadian subsidiary otherwise would have been obligated to deliver in exchange for the Class B shares upon their surrender for conversion or exchange. Further, Westower will cause the call right regarding the Class B shares to be exercised if any of the Class B shares are tendered for conversion prior to consummation of the merger.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The merger agreement contains various conditions to the parties' obligations to effect the merger, including:

     - the requisite approval of Westower's stockholders;

     - authorization to list SpectraSite's common stock on the Nasdaq National Market;

     - the absence of any judicial or quasi-judicial action or litigation that restrains, enjoins or prohibits consummation of the merger and the related transactions or that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on SpectraSite or Westower, or any proceeding threatened or instituted by a governmental entity seeking to prohibit the merger or which would create a material adverse effect for the relevant party;

     - effectiveness of the registration statement of which this proxy statement/prospectus is a part;

     - SpectraSite and Westower shall have received comfort letters from their respective independent public accountants. See "The Merger
       Agreement -- Material Covenants -- Letters of Accountants"; and

     - SpectraSite and Westower shall have received all state securities and blue sky permits and approvals they require in order to consummate the merger and the related transactions.

CONDITIONS TO OBLIGATIONS OF SPECTRASITE AND W ACQUISITION CORP.

     The merger agreement contains various conditions to the obligations of SpectraSite and W Acquisition Corp. under the agreement, including:

     - the accuracy in all material respects of the representations and warranties made by Westower on the date of the agreement and on the date of the closing, and delivery to SpectraSite of an officer's certificate to that effect;

     - Westower's performance in all material respects of all obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to SpectraSite of an officer's certificate to that effect;

     - the absence of any material adverse effect, as defined in the merger agreement, on Westower and delivery to SpectraSite of an officer's certificate to that effect;

     - Westower's receipt of all material consents, approvals or waivers it requires in order to consummate the transactions contemplated by the merger agreement;

     - SpectraSite's receipt of an opinion stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the tax code;

     - SpectraSite's receipt of evidence showing exercise of certain stock purchase warrants granting their holders the right to purchase shares of Westower's common stock;

     - SpectraSite's receipt of all required authorizations, consents or approvals of the lenders required by the Credit Agreement, dated as of April 20, 1999, among SpectraSite Holdings, SpectraSite Communications, an affiliate of Canadian Imperial Bank of Commerce, Credit Suisse First Boston and the other parties thereto, to permit consummation of the merger;

     - all notices, reports and other filings which SpectraSite, Westower or any of their respective subsidiaries are required to make with any governmental entity to permit consummation of the merger will have been obtained or made;

     - Westower's $15.0 million principal amount 7% convertible senior subordinated note due April 30, 2007 must have been surrendered for payment and cancellation;

     - SpectraSite's receipt of evidence of repayment of all loans and other advances made by Westower to any of its employees, officers, directors or stockholders which are not Westower subsidiaries;

     - waiver by a named employee of his rights under an employment agreement, dated August 31, 1998, between the employee and a company formerly known as Standby Services, Inc., a subsidiary of Westower;

     - amendment of certain merger agreements to which Westower is a party, to state that shares of SpectraSite's common stock may be substituted for any additional shares of Westower's common stock issuable under such merger agreements, with terms for an appropriate adjustment to the number of shares in question to reflect the exchange ratio in the merger;

     - proper demands for appraisal by holders of Westower common stock not exceeding 5% of all outstanding shares of Westower common stock;

     - FCC approval of the change of control of a Westower subsidiary that has FCC licenses;

     - execution and delivery of each of the post-closing lock-up letters entered into between SpectraSite and certain principal holders of Westower common stock, under which the stockholders respectively covenant not to sell the SpectraSite stock they receive in the merger for a specified period of time;

     - SpectraSite's receipt of all consents or approvals, if and to the extent required, from the holders of its notes issued under an indenture, dated as of June 26, 1998, as amended, between SpectraSite and United States Trust Company of New York, as trustee, and an indenture, dated as of April 20, 1999, between SpectraSite and United States Trust Company of New York, as trustee, in each case to permit the transactions contemplated by the merger agreement; and

     - SpectraSite's receipt of an affiliate agreement from all parties deemed to be Westower's affiliates, as defined under Rule 145 of the Securities Act, as of the record date for the special meeting.

CONDITIONS TO OBLIGATIONS OF WESTOWER

     The merger agreement contains various conditions to the obligations of Westower under the agreement, including:

     - the accuracy in all material respects of the representations and warranties made by SpectraSite and W Acquisition Corp. on the date of the agreement and on the date of the closing, and delivery to Westower of an officer's certificate to that effect;

     - the performance, in all material respects, by SpectraSite and W Acquisition Corp., respectively, of all obligations each has agreed, under the merger agreement, to perform prior to the closing, and delivery to Westower of an officer's certificate to that effect;

     - the absence of any material adverse effect, as defined in the merger agreement, on SpectraSite, and delivery to Westower of an officer's certificate to that effect;

     - Westower's receipt of an opinion stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the tax code; and

     - receipt by certain executive officers of Westower of an agreement with SpectraSite regarding SpectraSite's board of directors.

WASHINGTON ANTI-TAKEOVER LAWS

     Washington law imposes restrictions on certain transactions between a public corporation and certain significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. These prohibited transactions include, among others:

     - mergers or consolidations with, dispositions of assets to, or issuances or redemptions of stock to or from, the acquiring person;

     - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

     - allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may occur, as long as it complies with certain fair price provisions of the statute or is approved by the target corporation's stockholders. A public corporation may not opt out of this statute. Westower falls within the definition of a target corporation and is subject to this statute. Westower's board of directors approved the merger agreement and stockholder agreements prior to their execution by the parties to those agreements, and therefore, the restrictions described above will not apply to the merger.

TERMINATION; TERMINATION FEES AND EXPENSES

     The merger agreement provides that the merger may be abandoned and the merger agreement may be terminated prior to the merger's effectiveness, in various ways including:

     - by SpectraSite's and Westower's mutual written consent which has been duly authorized by their respective boards of directors;

     - by either SpectraSite or Westower if the merger is not consummated on or before December 31, 1999, as long as the party requesting such termination did not, by its failure to fulfill an obligation under the merger agreement, cause the merger not to be consummated;

     - by either SpectraSite or Westower if any court or governmental entity with jurisdiction issues a final order, injunction or decree preventing consummation of the merger;

     - by either SpectraSite or Westower if a majority of Westower's stockholders do not vote for approval and adoption of the merger agreement and the merger;

     - by either SpectraSite or Westower upon the other entity's breach of any material representation, warranty, covenant or agreement included in the merger agreement, whether inadvertent or not, resulting in the breaching party's inability to satisfy the conditions of the relevant representation or warranty or causing a material adverse effect, as defined in the merger agreement; or

     - by Westower if it should receive another offer which is superior to the offer SpectraSite is making under the merger agreement, and SpectraSite fails to match the superior offer.

     If the merger agreement is terminated, it becomes void and none of the parties to the agreement has any liability or further rights or obligations under the agreement other than the remedies described below. However, if any party wilfully breaches any of its representations or warranties, or breaches any of its covenants or agreements under the merger agreement, it remains fully liable to the other parties for that breach.

     If the merger agreement is terminated, each party is responsible for the expenses it incurs, except that the parties must share the expenses relating to the filing, printing and mailing of this proxy statement/ prospectus and the appropriate filing fees under the Hart-Scott-Rodino Act.

     However, if either SpectraSite or Westower terminates the agreement because Westower fails to obtain the requisite stockholder approval for the merger, Westower will reimburse SpectraSite for its documented expenses in connection with the merger agreement and the related transactions if at the time of Westower's special meeting, Westower has received a bona fide alternative offer, or a third party has publicly announced its intention to make such an offer and the offer or announcement has not been withdrawn prior to the special meeting. In addition, if within twelve months after the agreement's termination, Westower enters into or consummates a definitive agreement constituting a change of control, as defined in the merger agreement, with any third party, Westower will pay SpectraSite a termination fee of $12.0 million.

     If Westower terminates the agreement because its board of directors receives an offer they judge to be superior to the agreement contained in the merger agreement which SpectraSite fails to match, Westower will pay SpectraSite
(1) a termination fee of $12.0 million, plus (2) an amount which covers all of SpectraSite's documented expenses in connection with the merger agreement and the related transactions.

     If Westower owes a termination payment of expenses and/or a fee amount to SpectraSite and fails to make prompt payment according to the terms of the merger agreement, and SpectraSite receives a judgment in its favor concerning the termination payment, Westower will pay interest on the termination payment as well as SpectraSite's expenses incurred in obtaining the judgment against Westower. If SpectraSite commences a suit for the termination payment but judgment is made for Westower, SpectraSite must pay Westower's expenses incurred in connection with the suit.

AMENDMENT AND WAIVER

     The merger agreement may be amended by SpectraSite, Westower and W Acquisition Corp. at any time prior to the merger's consummation provided their respective boards of directors authorize the amendment. Any amendment must be in writing signed by all the parties. Once Westower's stockholders have voted approval of the merger and adoption of the merger agreement, however, no party may make an amendment to the merger agreement which would reduce the amount or change the type of consideration for which each share of Westower's common stock will be exchanged.

     Prior to the consummation of the merger, any party may:

     - extend the time given for performance of any obligation or other act incumbent on another party to the merger agreement;

     - waive any inaccuracy contained in the representations and warranties to the merger agreement or in any document delivered in accordance with the merger agreement's terms; and

     - waive compliance with any agreement or condition contained in the merger agreement.

Waiver of certain conditions, or determination that certain conditions have been satisfied, will only be effective if made in writing and signed by both Westower and SpectraSite.

                                OTHER AGREEMENTS

     The current stockholders of SpectraSite are parties to a stockholders' agreement and a registration rights agreement. For a description of these agreements see "Description of SpectraSite's Capital Stock -- Stockholders' Agreement" and "-- Registration Rights Agreement."

STOCKHOLDER VOTING AGREEMENTS

     SpectraSite entered into agreements with the following Westower stockholders who control approximately 49% of the outstanding voting shares of Westower common stock:

     - Calvin J. Payne, Patricia Boris, who is Mr. Payne's spouse, and the Calvin J. Payne Family Trust;

     - S. Roy Jeffrey, L. Sharleen Jeffrey and the S. Roy Jeffrey Family Trust;

     - Tom T. Cunningham;

     - Michael J. Anderson and Constance S. Anderson;

     - Seth Buechley;

     - Mark Buechley;

     - Peter Jeffrey and the Peter Jeffrey Family Trust; and

     - Bruce E. Toll.

     These stockholders agreed to vote in favor of the merger and against any matter that would impede or be inconsistent with the merger. The stockholder voting agreements terminate upon termination of the merger agreement, except that the agreements with Calvin J. Payne and S. Roy Jeffrey and their respective spouses and family trusts, who hold approximately 25% of the outstanding voting shares of Westower common stock, extend for an additional nine months. Except for Tom T. Cunningham, stockholders may not sell or otherwise dispose of their shares during the term of the stockholder agreement. Tom T. Cunningham may sell up to 200,000 shares of Westower common stock prior to the consummation of the merger.

AGREEMENT OF SALE AND AMENDMENT TO PURCHASE AGREEMENT

     Westower and BET Associates, holder of Westower's $15.0 million principal amount 7% convertible senior subordinated note due April 30, 2007, agreed that on or before the closing of the merger Westower, or its assignee, will purchase the notes for $19,483,444 plus accrued interest. In addition, BET Associates agreed to exercise its warrants to purchase 40,000 shares of Westower common stock. The exercise of the warrants will be on a cashless basis reflecting a spread between the exercise price and $32.00 per share, resulting in 11,702 shares of Westower issuable to BET Associates. These shares of Westower will convert into shares of SpectraSite common stock in the merger.

SPECTRASITE BOARD SEAT

     SpectraSite has agreed to elect Calvin J. Payne to its board of directors at or prior to consummation of the merger. If Mr. Payne is unable or unwilling to serve, S. Roy Jeffrey or Mr. Jeffrey's designee will be so elected. In addition, at each annual meeting following the merger, Mr. Payne, or if he is unable or unwilling to serve, Mr. Jeffrey or Mr. Jeffrey's designee will be a nominee for the SpectraSite board of directors. As long as Mr. Payne serves as a SpectraSite director, Mr. Jeffrey or Mr. Jeffrey's designee may attend all meetings of the board of directors. So long as Mr. Payne, Mr. Jeffrey or Mr. Jeffrey's designee is serving as a director under this arrangement, such person has the right to designate a person acceptable to SpectraSite to attend, as a visitor, SpectraSite's board meetings. The arrangement terminates:

     - at any time Mr. Payne, Mr. Jeffrey, their respective spouses and family trusts, Michael Anderson and his spouse, Seth Buechley, Bruce Toll, Tom Cunningham, Peter Jeffrey, Mike Jarvis, Mark Shapley, Al McCabe, Peter Holland, Brent Wysocki, Val Rundans and Walter Freisen collectively hold less than 8% of SpectraSite's outstanding capital stock, Mr. Payne is no longer Executive Vice President -- Construction Operations of SpectraSite and Mr. Jeffrey is no longer Vice President -- Canadian Operations of SpectraSite; or

     - on the fifth anniversary of one or more firm commitment public offerings of SpectraSite common stock with a per share offering price of at least $8.00 and aggregate net proceeds to SpectraSite of $150.0 million.

POST-CLOSING LOCK-UP LETTERS

     Upon, and as a condition to, the closing of the merger agreement, Calvin J. Payne will enter into a lock-up letter under which he agrees to restrictions on the sale of the SpectraSite stock he will receive in connection with the merger. These restrictions are substantially the same as the transfer restrictions agreed to by the parties to SpectraSite's third amended and restated stockholders' agreement. See "Description of SpectraSite's Capital
Stock -- Stockholders' Agreement."

     Upon, and as a condition to, the closing of the merger agreement, S. Roy Jeffrey will enter into a lock-up letter similar to Mr. Payne's except that, after the 180th day following the completion of a public offering of SpectraSite's stock, he is permitted to sell up to 72,400 SpectraSite shares in any 90-day period.

     Upon, and as a condition to, the closing of the merger agreement, certain other Westower stockholders will enter into lock-up letters under which each agrees, during the first 180 days following the merger's consummation, not to sell more than 10% of his or her stock in any thirty-day period, subject to an aggregate amount not to exceed a lock-up cap. The lock-up cap is the lesser of 50% of the stockholder's total number of shares held on the merger agreement's closing date and 181,000 shares. These stockholders will also agree, at the request of the underwriter of a public offering of SpectraSite stock, to enter into an additional lock-up commencing on the date a preliminary prospectus is mailed and ending 180 days following the date of the final prospectus. This additional lock-up will permit each stockholder to sell, following the 90th day after the date of the final prospectus, up to 10% of his or her stock in any thirty-day period, up to an aggregate amount not to exceed the lock-up cap.

                     OWNERSHIP OF SPECTRASITE AND WESTOWER

SPECTRASITE

     The table below sets forth, as of May 31, 1999, information with respect to the beneficial ownership of SpectraSite's capital stock by:

     - each person who is known by SpectraSite to be the beneficial owner of more than 5% of any class or series of capital stock of SpectraSite;

     - each of the directors and named executive officers individually; and

     - all directors and executive officers as a group.

The table also sets forth the total voting power for each of these persons and groups as of May 31, 1999, before the merger, and as if the merger had occurred.

     Each share of Series A preferred stock, each share of Series B preferred stock and each share of Series C preferred stock is immediately convertible into one share of common stock, subject to certain adjustments, and, therefore, the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are deemed to be the beneficial owners of the shares of common stock into which their preferred stock can be converted. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has an economic interest.

                                                                                                  PRE-MERGER        POST-MERGER
                                                                                                 PERCENTAGE OF     PERCENTAGE OF
                                                                                                 TOTAL VOTING      TOTAL VOTING
                                                                                 NUMBER OF         POWER OF          POWER OF
                                        SERIES A    SERIES B     SERIES C     SHARES OF STOCK   COMMON STOCK ON   COMMON STOCK ON
                             COMMON     PREFERRED   PREFERRED    PREFERRED     BENEFICIALLY     A FULLY-DILUTED   A FULLY-DILUTED
 NAME OF BENEFICIAL OWNER     STOCK       STOCK       STOCK        STOCK           OWNED             BASIS             BASIS
 ------------------------    ------     ---------   ---------    ---------    ---------------   ---------------   ---------------
Stephen H. Clark (a)......  1,119,435          --          --            --       1,119,435           1.5%              1.2%
David P. Tomick (b).......     93,855          --          --        12,395         106,250             *                 *
Terry L. Armant (c).......         --          --          --            --              --            --
Michael R. Stone (d)......         --   3,203,118   5,161,219     4,000,000      12,364,337          16.7%             13.8%
James R. Matthews (d).....         --   3,203,118   5,161,219     4,000,000      12,364,337          16.7%             13.8%
Lawrence B. Sorrel (e)....  1,375,000          --          --    30,875,000      30,875,000          41.6%             34.4%
Andrew R. Heyer (f).......         --          --          --    10,000,000      10,000,000          13.5%             11.2%
Thomas E. McInerney (e)...  1,375,000          --          --    29,712,973      31,087,973          41.9%             34.7%
Michael J. Price (g)......    100,000          --          --       100,000         200,000             *                 *
Rudolph E. Rupert (e).....  1,375,000          --          --    30,850,000      30,850,000          41.6%             34.4%
Timothy M. Donahue (h)....         --          --          --    14,000,000      14,000,000          18.9%             15.6%
Steven M. Shindler (h)....         --          --          --    14,000,000      14,000,000          18.9%             15.6%
Nextel Communications,
  Inc. (h)................         --          --          --    14,000,000      14,000,000          18.9%             15.6%
Welsh, Carson, Anderson &
  Stowe VIII, L.P. (e)....         --          --          --    29,300,000      29,300,000          39.5%             32.7%
WCAS Information Partners,
  L.P. (e)................         --          --          --       150,000         150,000             *                 *
WCAS Capital Partners III,
  L.P. (e)................  1,375,000          --          --            --       1,375,000           1.9%              1.5%
Whitney Equity Partners,
  L.P. (d)................         --   3,203,118   1,720,406            --       4,923,524           6.6%              5.5%
J. H. Whitney Mezzanine
  Fund, L.P. (d)..........    312,500          --          --            --         312,500             *                 *
Canadian Imperial Bank of
  Commerce (f)............         --          --          --    10,000,000      10,000,000          13.5%             11.2%
Caravelle Investment Fund,
  L.L.C. (i)..............    312,500          --          --            --         312,500             *                 *

                                                                                                  PRE-MERGER        POST-MERGER
                                                                                                 PERCENTAGE OF     PERCENTAGE OF
                                                                                                 TOTAL VOTING      TOTAL VOTING
                                                                                 NUMBER OF         POWER OF          POWER OF
                                        SERIES A    SERIES B     SERIES C     SHARES OF STOCK   COMMON STOCK ON   COMMON STOCK ON
                             COMMON     PREFERRED   PREFERRED    PREFERRED     BENEFICIALLY     A FULLY-DILUTED   A FULLY-DILUTED
 NAME OF BENEFICIAL OWNER     STOCK       STOCK       STOCK        STOCK           OWNED             BASIS             BASIS
 ------------------------    ------     ---------   ---------    ---------    ---------------   ---------------   ---------------
Whitney Strategic Partners
  III, L.P. (d)...........         --          --      80,961        94,118         175,079             *                 *
J. H. Whitney III, L.P.
  (d).....................         --          --   3,359,852     3,905,882       7,265,734           9.8%              8.1%
Waller-Sutton Media
  Partners, L.P. (j)......         --          --   1,228,862       400,000       1,628,862           2.2%              1.8%
Kitty Hawk Capital Limited
  Partnership, III (k)....     32,761     259,712      61,443            --         353,916             *                 *
Kitty Hawk Capital Limited
  Partnership, IV (k).....         --          --     307,216       200,000         507,216             *                 *
All directors and
  executive officers as a
  group (14 persons)
  (l).....................  2,738,290   3,203,118   5,161,219    57,900,368      69,002,995          92.8%             76.7%

---------------
 *    Less than 1%.

(a) Includes 172,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. The business address for Mr. Clark is 8000 Regency Parkway, Suite 570, Cary, North Carolina 27511.

(b) Includes 56,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(c) None of Mr. Armant's outstanding stock options are exercisable within 60 days.

(d) Mr. Stone is a managing member of each of the general partners of each of the Whitney funds, and Mr. Matthews is a principal of the Whitney funds. Messrs. Stone and Matthews own no shares directly and disclaim beneficial ownership of the shares held by such entities. The business address for Mr. Stone, Mr. Matthews and the Whitney funds is 177 Broad Street, Stamford, Connecticut 06901.

(e) Messrs. Sorrel, McInerney and Rupert are each general partners of Welsh, Carson, Anderson & Stowe and will acquire directly 50,000, 262,973 and 25,000 shares of Series C preferred stock, respectively. Messrs. Sorrel, McInerney and Rupert each disclaim beneficial ownership of the shares held by the Welsh, Carson funds. The business address for Messrs. Sorrel, McInerney and Rupert and the Welsh, Carson funds is 320 Park Avenue, Suite 2500, New York, New York 10022.

(f) Andrew R. Heyer, an employee of an affiliate of Canadian Imperial Bank of Commerce, along with Jay R. Bloom and Dean C. Kehler, who are also employees of an affiliate of Canadian Imperial Bank of Commerce, have shared power to vote and dispose of the Series C preferred stock reported in the table. The business address for Canadian Imperial Bank of Commerce is 161 Bay Street, PP Box 500, M51258, Toronto, Canada, and the business address for Mr. Heyer is 425 Lexington Avenue, 7th Floor, New York, New York 10017.

(g) All of the Series C preferred shares reported as beneficially owned by Mr. Price are held by The Price Family Limited Partnership. Mr. Price disclaims beneficial ownership of all such shares.

(h) Messrs. Donahue and Shindler are executive officers of Nextel, own no shares directly and disclaim beneficial ownership of the shares held by Nextel. The business address for Messrs. Donahue and Shindler and Nextel is 2001 Edmund Halley Drive, Reston, Virginia 20191.

(i) The general partner and investment manager of Caravelle Investment Fund, L.L.C. are affiliates of Canadian Imperial Bank of Commerce. The business address for Caravelle is 425 Lexington Avenue, New York, New York 10017.

(j) The business address for Waller-Sutton Media Partners, L.P. is c/o Waller-Sutton Management Group, Inc., 1 Rockefeller Plaza, New York, New York 10020.

(k) The business address for Kitty Hawk III and Kitty Hawk IV is 2700 Coltsgate Road, Suite 202, Charlotte, North Carolina 28211.

(l) Includes 228,750 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

WESTOWER

     The following table contains information as of May 31, 1999 about the beneficial ownership of Westower common stock and SpectraSite common stock by:

     - each person who is known by Westower to own beneficially more than 5% of the outstanding shares of the Westower common stock;

     - each director and executive officer of Westower;

     - each director and the chief executive officer and four other most highly compensated executive officers of Westower; and

     - all directors and executive officers of Westower as a group.

     The table also contains information regarding the beneficial ownership of SpectraSite after giving effect to the merger by the persons identified above. Unless otherwise indicated, to our knowledge all persons listed below have sole voting and investment power over their shares of common stock unless they share ownership with their spouse.

                                                                                                 PRO FORMA
                                        BENEFICIAL OWNERSHIP                               BENEFICIAL OWNERSHIP
                                            OF WESTOWER                                       OF SPECTRASITE
                                            COMMON STOCK                                       COMMON STOCK
                             ------------------------------------------   -------------------------------------------------------
                                                                                                                  POST-MERGER
                                                                                                                 PERCENTAGE OF
                                                                                                                 TOTAL VOTING
                                                                                                                   POWER OF
                                                                                                                 COMMON STOCK
                                         OPTIONS/                                     OPTIONS/                       ON A
 NAME OF BENEFICIAL OWNER     SHARES     WARRANTS     TOTAL     PERCENT    SHARES     WARRANTS      TOTAL     FULLY-DILUTED BASIS
 ------------------------    ---------   --------   ---------   -------   ---------   ---------   ---------   -------------------
DIRECTORS AND EXECUTIVE
  OFFICERS
Michael J. Anderson (a)....    337,470     3,333      340,773     4.0%      610,821       6,033     616,854             *
Seth A. Buechley...........     70,651        --       70,651        *      127,878          --     127,878             *
Ronald P. Erickson.........      7,857    10,000       17,857        *       14,221      18,100      32,321             *
Donald A. Harris...........      9,357    10,000       19,357        *       16,936      18,100      35,036             *
S. Roy Jeffrey (b).........  1,057,500    65,333    1,122,833    13.1%    1,914,075     118,253   2,032,328          2.3%
Peter Lucas................         --    30,000       30,000        *           --      54,300      54,300             *
Calvin J. Payne (c)........  1,057,500    65,333    1,122,833    13.1%    1,914,075     118,253   2,032,328          2.3%
Robert A. Shuey, III.......    118,557    10,000      128,557     1.5%      214,588      18,100     232,688             *
Leonard M. Tannenbaum......     18,000    10,000       28,000        *       32,580      18,100      50,680             *
Bruce E. Toll (d)..........    166,000    21,702      187,702     2.2%      300,460      39,281     339,741             *
All directors and executive
  officers as a group (10
  persons).................  2,842,892   225,701    3,068,593    34.8%    5,145,634     408,520   5,554,154          6.2%
OTHER 5% OWNERS
Gilder, Gagnon, Howe & Co.
  (e)......................    683,567        --      683,567     8.0%    1,237,256          --   1,237,256          1.4%
Peter Jeffrey (f)..........    835,000    42,667      877,667    10.2%    1,511,350      77,227   1,588,577          1.8%
Tom T. Cunningham..........    543,590        --      543,590     6.4%      984,550          --     984,550          1.1%

---------------
 *  Less than 1%

(a) Mr. Anderson and his spouse hold the shares as joint tenants.

(b) Includes the following shares, a monetary interest in which is disclaimed:
    66,250 shares held by Mr. Jeffrey's spouse and 925,000 held by the S. Roy Jeffrey Family Trust.

(c) Includes the following shares, a monetary interest in which is disclaimed:
    66,250 shares held by Mr. Payne's spouse and 925,000 held by the Calvin J. Payne Family Trust.

(d) Excludes 662,597 shares underlying the senior subordinated convertible notes and warrants issued to BET Associates on June 1, 1998 because of the agreement between Westower and BET Associates under which Westower will purchase the notes for $19,483,444 and BET Associates will exercise the warrants on a cashless basis in exchange for 11,702 shares of Westower common stock. Includes 10,000 shares held by The Bruce E. and Robbi S. Toll Foundation.

(e) Includes shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. have discretionary power to sell such shares.

(f) Includes the following shares, a monetary interest in which is disclaimed:
    755,000 shares held by the Peter Jeffrey Family Trust.

                       MARKET PRICES AND DIVIDEND POLICY

MARKET PRICE DATA

     Westower's common stock commenced separate public trading on November 13, 1997. On June 1, 1999 there were 126 holders of record of the common stock. The following table sets forth the high and low sales prices of Westower common stock, as reported by the American Stock Exchange for the periods indicated. Note that in 1998 Westower changed its fiscal year from February 28 to September 30.

                                                               HIGH       LOW
                                                              -------   -------
FISCAL YEAR ENDED FEBRUARY 28, 1998
3rd Quarter (beginning November 13, 1997 and ended November
  30, 1997).................................................  $11.50    $ 8.25
4th Quarter (ended February 28, 1998).......................  $21.875   $11.125
TRANSITION PERIOD ENDED SEPTEMBER 30, 1998
1st Quarter (ended May 31, 1998)............................  $27.125   $20.125
Four months (ended September 30, 1998)......................  $35.00    $18.375
FISCAL YEAR 1999
1st Quarter (ended December 31, 1998).......................  $36.50    $13.00
2nd Quarter (ended March 31, 1999)..........................  $35.00    $23.125
3rd Quarter (ended June 30, 1999)...........................  $35.00    $24.25
4th Quarter (through August 6, 1999)........................  $25.625   $22.00

     On August 6, 1999, the closing price of Westower common stock on the Amex was $22.125 per share.

     There is currently no public market for SpectraSite's common stock. We have applied for listing of SpectraSite common stock on the Nasdaq National Market under the trading symbol "SITE".

DIVIDEND POLICY

     Westower has never paid cash dividends with respect to its common stock and retains any earnings to fund the growth of its business.

     SpectraSite has not paid a dividend on any class of its common stock and anticipates that it will retain future earnings, if any, to fund the development and growth of its business and will not pay cash dividends on the SpectraSite common stock in the foreseeable future. In addition, SpectraSite's credit facility restricts our ability to pay cash dividends on any class of its capital stock. Any future determination to pay dividends will be at the discretion of the board of directors and is dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. See "Description of SpectraSite's Capital
Stock -- Dividends" and "SpectraSite Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Westower is incorporated under the laws of the State of Washington and SpectraSite is incorporated under the laws of the State of Delaware. If we consummate the merger, Westower common stockholders will become SpectraSite common stockholders. Westower's common stockholders' rights are currently governed by the Washington Business Corporation Act and Westower's certificate of incorporation and bylaws. Once you become a SpectraSite common stockholder, your rights as such will be governed by the Delaware General Corporation Law and by SpectraSite's certificate of incorporation and bylaws. The material differences between the rights of Westower common stockholders and SpectraSite common stockholders, resulting from differences in the respective governing documents and the applicable state law, are summarized below.

     You should not rely on this summary as an exhaustive list or a detailed description of the provisions it discusses. This summary is qualified in its entirety by the respective corporate governance documents of Westower and SpectraSite and by applicable law. For information as to how you can obtain the corporate governance documents of either company, please see "Where You Can Find More Information" on page 136.

CAPITAL STOCK

     Westower's articles of incorporation currently authorize 25,000,000 shares of common stock and no shares of preferred stock.

     SpectraSite's certificate of incorporation currently authorizes 95,000,000 shares of common stock and 70,749,625 shares of convertible preferred stock. SpectraSite's stockholders have executed a written consent authorizing an amendment to SpectraSite's certificate of incorporation to increase SpectraSite's authorized capital stock to 120,000,000 shares. This amendment will be filed prior to the merger.

     The common stock is divided into two classes, which are identical in all respects except that one class is non-voting. If a SpectraSite stockholder is deemed a regulated entity under the Bank Holding Company Act of 1956, as amended, its shares of SpectraSite stock over 5% of the total issued and outstanding stock will become non-voting shares until transferred to a non-regulated entity. Any other common stockholder holds fully voting common stock. The preferred stock is divided into three series and is senior to the common stock with respect to dividend rights and rights on liquidation, dissolution or winding up of the company. For a discussion of the respective rights of various classes of SpectraSite common stock and preferred stock, see "Description of SpectraSite's Capital Stock."

MERGERS, SALES OF ASSETS AND OTHER TRANSACTIONS

     Under the Washington Business Corporation Act, a merger, share exchange, sale of substantially all of a corporation's assets other than in the regular course of business, or dissolution of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by holders of two-thirds of the shares of each voting group which is entitled to vote separately, unless another proportion, but not less than a majority of all shares which are entitled to vote, is specified in the articles of incorporation. The Washington Business Corporation Act requires separate voting by voting groups on a plan of merger if the plan includes a provision that, if included in a proposal to amend the articles of incorporation, would require action by at least one separate voting group under the statute. Under the statute, holders of an outstanding class of stock are entitled to vote as a separate voting group on a proposed amendment that would change the designation, rights, preferences or limitations of the shares of the class. Westower's articles of incorporation do not specify a different voting level.

     Under the Delaware General Corporation Law, a merger, consolidation or sale of all, or substantially all, of a corporation's assets must be approved by the board of directors and by a majority, unless the certificate of incorporation requires a higher percentage, of the corporation's outstanding stock entitled to vote. However, a constituent corporation surviving a merger, unless its certificate of incorporation provides otherwise, does not require a stockholders' vote if:

     - the merger agreement does not amend the surviving corporation's certificate of incorporation;

     - each share of stock of the surviving corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

     - the number of shares the surviving corporation will issue in the merger plus the number of shares initially issuable upon conversion of any other shares, securities or obligations to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

SpectraSite's certificate of incorporation specifies that any such merger or sale requires the approval of 60% of its preferred stockholders. See "Description of SpectraSite's Capital Stock -- Special Required Approval."

DISSENTERS' RIGHTS

     Under the Washington Business Corporation Act, a stockholder is entitled to dissent from and, upon perfection of the stockholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all of the corporation's assets, and certain amendments to the corporation's articles of incorporation that materially and adversely affect stockholder rights. For a description of the dissenters' rights of Westower common stockholders, see "Dissenters' Rights."

     Under the Delaware General Corporation Law, except as it provides otherwise, stockholders have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation. However, except as the Delaware General Corporation Law provides otherwise, stockholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of:

     - shares of stock of the corporation surviving or resulting from such merger or consolidation;

     - shares of stock of any other corporation which, at the record date fixed to determine stockholders entitled to vote on the merger or consolidation, were either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or were held of record by more than 2,000 stockholders;

     - cash in lieu of fractional shares of the corporations described in the above two clauses; or

     - any combination of shares of stock and cash in lieu of fractional shares of the corporations described in the above three clauses.

STATE TAKEOVER LEGISLATION

     The Washington Business Corporation Act prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with a person or group of persons beneficially owning 10% or more of the target corporation's voting securities for a period of five years after the acquisition unless a majority of the members of the target corporation's board of directors approve the transaction or share acquisition prior to the acquisition date. Significant business transactions include, among others:

     - mergers or consolidations with, dispositions of assets to, or issuances or redemptions of stock to or from, the acquiring person;

     - termination of 5% or more of the target corporation's employees employed in Washington State, occurring as a result of the acquiring person's acquisition of 10% or more of the shares; or

     - allowing the acquiring person to receive any disproportionate benefit as a stockholder.

Target corporations include all domestic corporations with principal executive offices in Washington and either a majority or more than 1,000 of their employees resident in Washington. Westower believes it currently meets these standards and is subject to the statute. A public corporation may not opt out of this statute.

     Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the time such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group:

     - owning 15% or more of the corporation's outstanding voting stock either by:

      - owning such stock outright,

      - possessing rights to vote such stock, or

      - possessing rights to acquire such stock through any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise;

     - which is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years; or

     - which is an affiliate of a person or group described in the immediately preceding clause.

For purposes of Section 203, the term business combination is defined broadly to include:

     - mergers with or caused by the interested stockholder;

     - sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of the corporation's or a subsidiary's assets equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

     - the corporation's or its subsidiary's issuance or transfer of its respective stock to the interested stockholder, except for certain transfers in a conversion or exchange or a proportionate distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; or

     - the interested stockholder's receipt, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary, except when all stockholders receive the benefits proportionately.

     The three-year moratorium which Section 203 imposes on business combinations does not apply if:

     - prior to the date at which the stockholder became an interested stockholder the corporation's board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

     - the interested stockholder owned 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder. Calculation of the 85% figure excludes shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

     - on or after the date such person becomes an interested stockholder, the board approves the business combination, which is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the interested stockholder.

Section 203 does not apply at all to certain proposed transactions in certain circumstances. The proposed transactions which may not require application of
Section 203 are limited to:

     - a merger or consolidation of the corporation, unless under Section 251(f) no stockholder vote is required to authorize the merger;

     - a sale, lease, exchange, mortgage, pledge, transfer or other disposition, whether occurring in one or a series of transactions and whether as part of the corporation's dissolution or not, of the corporation's or its subsidiary's assets. Such disposition must be to an entity which is not the corporation's directly or indirectly wholly-owned subsidiary. The assets which the corporation is transferring must have an aggregate market value equal to 50% or more of either:

      - all of the corporation's assets, determined on a consolidated basis, or

      - the aggregate market value of all of the corporation's outstanding stock; or

     - a proposed tender or exchange offer for 50% or more of the corporation's outstanding stock.

Section 203 will not apply to a proposed transaction of the type listed above if:

     - the business combination is proposed:

      - prior to the consummation or abandonment of the proposed transaction, and

      - subsequent to the earlier of a public announcement or notice of the proposed transaction made according to the requirements of Section 203; and

     - the proposed transaction is with or by a person who either:

      - was not an interested stockholder during the previous three years,

      - became an interested stockholder with the board's approval, or

      - became an interested stockholder at a time when Section 203 did not apply due to an appropriate provision in the corporation's certificate of incorporation or bylaws or because the corporation's voting stock was neither publicly listed or traded nor held by more than 2,000 stockholders prior to the interested stockholder's involvement; and

     - the business combination is approved, or not opposed, by a majority of the corporation's directors who were elected prior to any person's becoming an interested stockholder during the previous three years, or are the chosen successors of such directors.

     A Delaware corporation may elect to opt out of, and not be governed by,
Section 203 through a provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws, if the amendment is approved by the vote of a majority of the shares entitled to vote. With a limited exception, such an amendment would not become effective until 12 months following its adoption. SpectraSite has not opted out of Section 203.

AMENDMENTS TO CHARTERS

     Under the Washington Business Corporation Act, unless the articles of incorporation provide otherwise, a corporation's board of directors can make various administrative changes to the corporation's articles of incorporation, including, among others, changes of corporate name, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's shares, and changes to or elimination of provisions with respect to the stock's par value. Other amendments to a corporation's articles of incorporation must be recommended to the stockholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination, with the amendment, to the stockholders. Amendments to the articles of incorporation must be approved by a majority of all the shares entitled to vote by each voting group that has a right to vote on the amendment unless a corporation's articles of incorporation specify a higher proportion. Westower's articles of incorporation do not specify a higher proportion.

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation provides otherwise, a proposed amendment requires an affirmative vote of a majority of all shares entitled to vote on the matter. If any such amendment would adversely affect the rights of any stockholders of a particular class or series of stock, the vote of the majority of all outstanding shares of that class or series, voting as a class, is also necessary to authorize the amendment. SpectraSite's certificate of incorporation requires a supermajority vote with respect to certain corporate activities. See "Description of SpectraSite's Capital Stock -- Special Required Approval."

AMENDMENTS TO BYLAWS

     The Washington Business Corporation Act grants both the stockholders and the board of directors the power to amend or repeal a corporation's bylaws. However, the board may not amend or repeal bylaws if:

     - the articles of incorporation grant such power exclusively to the stockholders; or

     - the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw.

Westower's articles of incorporation do not grant the stockholders the exclusive right to amend or repeal the bylaws.

     Under the Delaware General Corporation Law, the power to adopt, alter and repeal the bylaws is vested in the stockholders, except to the extent that the certificate of incorporation vests concurrent power in the board of directors. SpectraSite's certificate of incorporation grants such concurrent power to the board of directors, except to the extent such grant is inconsistent with a specific provision of the bylaws. SpectraSite's bylaws provide that the board may amend or repeal the bylaws upon the affirmative vote of a majority of the directors then holding office. However, the board may not adopt a bylaw that:

     - changes the statutory requirement

      - of a quorum of directors,

      - for action by directors,

      - of a quorum of stockholders, or

      - for action by stockholders;

     - provides for the management of the corporation by other than the board of directors or its committees;

     - increases or decreases the number of directors; or

     - classifies the board of directors or staggers the election of directors.

PREEMPTIVE RIGHTS

     Under the Washington Business Corporation Act, unless a corporation's articles of incorporation provide otherwise and with certain exceptions, stockholders automatically have preemptive rights to acquire unissued shares of the corporation when the board of directors decides to issue such shares. Westower's articles of incorporation provide that stockholders do not have preemptive rights to acquire either unissued shares or securities convertible into, or carrying a right to subscribe for or acquire, shares.

     Under the Delaware General Corporation Law, stockholders do not possess preemptive rights unless the corporation's certificate of incorporation specifically grants such rights. SpectraSite's certificate of incorporation does not grant general preemptive rights to common stockholders, but does grant preemptive rights to its preferred stockholders on the terms set forth in the Third Amended and Restated Stockholders' Agreement, dated as of April 20, 1999. SpectraSite's certificate of incorporation also grants the board of directors the right to authorize, in writing, other preemptive rights to certain holders of SpectraSite capital stock. For a description of the Third Amended and Restated Stockholders' Agreement, see "Certain Transactions of
SpectraSite -- Stockholders' Agreement."

DIVIDENDS

     Under the Washington Business Corporation Act, the corporation may make a distribution, in cash or in property, to its stockholders upon authorization by its board of directors unless, after giving effect to such distribution:

     - the corporation would be unable to pay its debts as they become due in the usual course of business; or

     - the corporation's total assets would be less than:

      - the sum of its total liabilities,

      plus, unless the articles of incorporation permit otherwise,

      - the amount that the corporation would need, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

     Under the Delaware General Corporation Law, a corporation's board of directors may authorize it to make distributions to its stockholders, subject to any restrictions in its certificate of incorporation, either:

     - out of surplus; or

     - if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

However, the corporation may not make a distribution out of net profits if its capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the corporation's capital. SpectraSite's certificate of incorporation grants senior rights to dividends to the preferred stockholders, but does not otherwise modify the Delaware General Corporation Law provisions regarding the payment of dividends.

DURATION OF PROXIES

     The Washington Business Corporation Act provides that no proxy is valid more than 11 months after its date unless the proxy itself provides for a longer period. Irrevocable proxies may be created for:

     - a pledgee;

     - a person who has purchased or agreed to purchase the shares to which the proxy applies;

     - a creditor of the corporation who extends credit to the corporation in consideration of the proxy;

     - an employee of the corporation whose employment contract requires the proxy; or

     - a party to a written voting agreement.

     An irrevocable proxy is revoked when the interest to which it is related is extinguished.

     Under the Delaware General Corporation Law, no proxy is valid more than three years after its date unless the proxy itself provides otherwise. A proxy is irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

STOCKHOLDER ACTION

     Under the Washington Business Corporation Act, stockholder action that may be taken at a stockholders' meeting may be taken without a meeting if written consents describing such action are

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signed by all stockholders entitled to vote on the action. Westower's bylaws modify the Washington Business Corporation Act by requiring any stockholder action taken without a meeting to be approved unanimously in writing and signed by all stockholders of record.

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. SpectraSite's bylaws permit stockholder action to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action taken, is signed by the holders of record of shares of common stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the holders of record of all shares of common stock entitled to vote were present and voted.

SPECIAL STOCKHOLDERS' MEETINGS

     The Washington Business Corporation Act provides that a special stockholders' meeting may be called by:

     - the board of directors;

     - holders of at least 10% of all the shares entitled to vote on any issue proposed for consideration at the meeting; or

     - other persons authorized to do so by the corporation's articles of incorporation or bylaws.

However, the Washington Business Corporation Act allows a public corporation's articles of incorporation to limit or deny entirely the stockholders' right to call a special meeting. Only business within the purpose described in the notice of the special meeting may be conducted at the meeting. Westower's bylaws provide that the following persons may call a special meeting:

     - the president;

     - a majority of the board of directors; or

     - holders of at least 30% of all the shares entitled to vote on any issue proposed for consideration at the meeting.

Westower's bylaws also echo the Washington Business Corporation Act provision by stating that only business which is related to the purposes of the special meeting, as set forth in the notice calling the meeting, may be transacted at the meeting.

     The Delaware General Corporation Law provides that a special stockholders' meeting may be called by the corporation's board of directors or by such person or persons as the certificate of incorporation or the bylaws may authorize. SpectraSite's bylaws provide that the following persons may call a special meeting:

     - the president;

     - the secretary;

     - the board of directors; or

     - any stockholder at the written request of the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

SpectraSite's bylaws further specify that only business which is related to the purposes of the special meeting, as set forth in the notice calling the meeting, may be transacted at the meeting.

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NUMBER AND ELECTION OF DIRECTORS

     The Washington Business Corporation Act allows a corporation to specify the number of directors on the board in its articles of incorporation or bylaws. Directors are elected at the annual stockholders' meeting. If the articles of incorporation authorize dividing its shares into series or classes, the articles also may authorize the election of all, or a specified number, of the directors by holders of one or more classes or series of stock. Each class, classes or series entitled to elect one or more directors is a separate voting group for purposes of board elections. Westower's articles of incorporation provide that the bylaws shall fix the number of directors. Westower's bylaws set the number of directors at not less than three or more than twelve.

     The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may be changed only by an amendment to the certificate of incorporation. Directors may be elected at the annual stockholders' meeting, or at a different stockholders' meeting if the corporation's bylaws so provide. Stockholders also may elect directors by written consent in lieu of a stockholders' meeting. If the stockholders' written consent electing the directors is not unanimous, the consent may substitute for the meeting only if every position on the board available to be filled at that time is vacant, and the consent fills all the vacant positions. SpectraSite's certificate of incorporation provides that the bylaws shall set forth the number of directors. SpectraSite's bylaws provide that the number of directors shall be no less than five and no more than fifteen.

REMOVAL OF DIRECTORS

     Under the Washington Business Corporation Act, stockholders may remove one or more directors with or without cause, unless the articles of incorporation permit for cause removals only. Directors elected by holders of one or more classes or series of stock may be removed only by a vote of those same classes or series of stock. If the corporation allows cumulative voting and the stockholders are voting to remove less than the entire board, no director may be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against such director's removal. If a corporation does not allow cumulative voting, a director may be removed only if the number of votes in favor of removal exceeds the number of votes against removal. Removal of a director may occur only at a special stockholders' meeting called for that purpose. Notice of the meeting must state as one of the meeting's purposes the removal of the director. Westower's bylaws provide that one or more directors may be removed, with or without cause, by a vote of the holders of a majority of shares entitled to vote at an election of such directors. Westower's articles of incorporation do not allow cumulative voting.

     The Delaware General Corporation Law provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that:

     - members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     - in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient, if cumulatively voted, to elect such director at an election of the entire board of directors or of the class of directors to which such director belongs.

SpectraSite's bylaws provide that a director or directors may be removed with or without cause by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors. SpectraSite's bylaws limit this power of removal, however, by specifying that if a director is elected by a voting group, only the stockholders of that voting group may participate in the director's removal vote.

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VACANCIES

     Under the Washington Business Corporation Act, unless the articles of incorporation provide otherwise, board vacancies, including those created by increasing the number of directors, may be filled:

     - by the stockholders;

     - by the board of directors; or

     - if the remaining directors constitute less than a quorum of the board, by an affirmative vote of the majority of the remaining directors.

If a vacancy was held by a director elected by one or more classes or series of stock, only those classes or series may fill the vacancy. If a vacancy will occur in the future due to a director's resignation at a later date, it may be filled before the vacancy occurs, but the new director may not be installed until the vacancy occurs.

     Under the Delaware General Corporation Law, unless the corporation's certificate of incorporation or bylaws provides otherwise, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by:

     - a majority of the directors then in office, although less than a quorum;
       or

     - by the sole remaining director.

However, in the case of a classified board, vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. If the board is classified, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class to which they belong, and until their successors have been duly elected and qualified. In addition, if, immediately prior to the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Washington Business Corporation Act, if authorized by the articles of incorporation, a bylaw adopted or ratified by stockholders or a resolution adopted or ratified, before or after the event, by the stockholders, a corporation has the power to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances. However, no such indemnification is allowed for:

     - acts or omissions of a director, officer or employee finally found to have engaged in intentional misconduct or a knowing violation of the law;

     - conduct of a director, officer or employee finally found to be an unlawful distribution; or

     - any transaction if such director, officer or employee is finally found to have personally received a benefit in money, property or services to which he or she was not legally entitled.

Written commentary by the Washington Business Corporation Act's drafters, which has the status of legislative history, suggests that a corporation may indemnify any of its directors and officers for amounts paid in settlement of derivative actions, provided that his or her conduct does not fall within one of the categories set forth above. Westower's articles of incorporation and bylaws require Westower to indemnify its directors and officers to the fullest extent permitted by the Washington Business Corporation Act, provided that, in the case of official conduct, the director or officer acted in good faith and reasonably believed that the action was in Westower's best interests or, in all other cases, the director's or officer's action was not opposed to Westower's best interests and is fairly and reasonably entitled to indemnification

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

in light of the circumstances. Westower's articles of incorporation also require Westower to advance expenses to an indemnifiable party, provided that he or she gives Westower:

     - a written agreement to repay the advance if and to the extent a court order ultimately determines he or she was not entitled to be indemnified for such expenses; and

     - a written affirmation of such indemnifiable party's good faith belief that he or she has met Westower's standards for indemnification.

     Under the Delaware General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending or completed proceeding unless such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interests. Further, with respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. SpectraSite's certificate of incorporation and bylaws contain provisions which require SpectraSite to indemnify such persons to the full extent the Delaware General Corporation Law permits.

     The Delaware General Corporation Law also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation, such as a stockholder derivative suit, the corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interests. However, no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses the court deems proper. If a director or officer is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware General Corporation Law's indemnification provisions, the corporation must indemnify him or her for reasonable incurred expenses, including attorney's fees.

     The Delaware General Corporation Law and SpectraSite's bylaws require SpectraSite to advance reasonable expenses to a director or officer after such person provides an undertaking to repay SpectraSite upon a determination that he or she has not met the required standard of conduct. In addition, SpectraSite's bylaws permit SpectraSite to advance expenses to other employees and agents in a similar manner.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Washington Business Corporation Act allows a corporation's articles of incorporation to limit or eliminate directors' personal liability to the corporation and its stockholders in certain circumstances. Provisions limiting directors' liability may not be inconsistent with the law, may not be applied retroactively and may not eliminate or limit liability for:

     - acts or omissions involving intentional misconduct or a knowing violation of law;

     - a director's assent to or vote in favor of an unlawful distribution; or

     - any transaction from which the director will personally receive a benefit in money, property or services to which he or she is not legally entitled.

Westower's articles of incorporation eliminate personal liability of a director to Westower or its stockholders for monetary damages for his or her conduct as a director except for any liability for:

     - acts or omissions involving intentional misconduct or a knowing violation of law;

     - conduct found to be an unlawful distribution;

     - any transaction from which the director will personally receive a benefit to which he or she is not legally entitled; or

     - any act or omission occurring prior to Westower's incorporation.
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     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting a director's personal liability, to the corporation or its stockholders, for monetary damages for breach of the director's fiduciary duty. However, no such provision can eliminate or limit liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the Delaware General Corporation Law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

SpectraSite's certificate of incorporation contains a provision eliminating its directors' personal liability for monetary damages to the full extent permitted under the Delaware General Corporation Law.

DIRECTORS WITH CONFLICTING INTERESTS

     The Washington Business Corporation Act permits transactions in which one or more directors have a conflicting interest if:

     - a majority, although no fewer than two, of qualified directors on the board, or on the committee considering the transaction, approves the transaction;

     - an affirmative vote of a majority of all qualified shares approves the transaction; or

     - at the time of commitment, the transaction was fair to the corporation.

Such vote must occur after the directors have received disclosure of the conflicting interest, with certain limited exceptions, or the vote will be invalid. Further, a committee vote is valid only if all members of the committee are qualified directors and either:

     - consist of all the qualified directors on the board; or

     - were appointed by affirmative vote of a majority of the board's qualified directors.

A director is a qualified director if he or she has neither:

     - a conflicting interest regarding the transaction; nor

     - any familial, financial, professional or employment relationship with a second director who does have a conflicting interest, if the relationship would reasonably be expected to exert influence on the first director's judgment in voting on the transaction.

Qualified shares are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest regarding the transaction.

     Under the Delaware General Corporation Law, certain contracts or transactions in which one or more of a corporation's directors or officers have an interest are neither void nor voidable solely on that basis, solely because such directors or officers participate in the meeting in which the transaction is authorized or solely because any such director's or officer's votes are counted for such purpose, provided certain conditions are met. These conditions include obtaining the required approval and fulfilling the requirements of good faith and full disclosure. Under the Delaware General Corporation Law, either:

     - the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts; or

     - the contract or transaction must have been fair to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, which may be less than a majority of the board's quorum. SpectraSite's certificate of incorporation and bylaws do not address further the issue of directors with conflicting interests.

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                   DESCRIPTION OF SPECTRASITE'S CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The following is a summary of the material terms and provisions of SpectraSite's capital stock. SpectraSite's amended and restated certificate of incorporation authorizes 95,000,000 shares of common stock, which will be increased to 120,000,000 shares prior to consummation of the merger, and 70,749,625 shares of preferred stock, of which 3,462,830 shares have been designated as Series A convertible preferred stock, 7,000,000 shares have been designated as Series B convertible preferred stock and 60,286,795 shares have been designated as Series C convertible preferred stock. As of May 31, 1999, there were:

     - 3,398,307 shares of common stock issued and outstanding;

     - 3,462,830 shares of Series A preferred stock issued and outstanding;

     - 7,000,000 shares of Series B preferred stock issued and outstanding; and

     - 60,286,795 shares of Series C preferred stock issued and outstanding.

     In addition:

     - 979,600 shares of common stock are reserved for issuance upon exercise of stock options available for future grant under the 1997 stock option plan;

     - 3,120,400 shares of common stock are reserved for issuance upon exercise of stock options granted under the 1997 stock option plan; and

     - 70,749,625 shares of common stock are reserved for issuance upon the conversion of the preferred stock.

     COMMON STOCK. SpectraSite has two classes of authorized common stock which are identical in all respects except that one class is non-voting. If a SpectraSite stockholder is deemed a regulated entity under the Bank Holding Company Act of 1956, as amended, its shares of SpectraSite stock over 5% of the total issued and outstanding common stock will become non-voting shares until transferred to a non-regulated entity. The voting common stock is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. There are no preemptive rights other than those granted under the stockholders' agreement. See " -- Stockholders' Agreement." Subject to preferences that may be applicable to the Series A, the Series B and Series C preferred stock or any preferred stock which SpectraSite may issue in the future, the common stock holders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. The rights and preferences of the common stock holders are subject to the rights of the preferred stock holders and will be subject to the rights of any series of preferred stock which SpectraSite may issue in the future.

PREFERRED STOCK

     CONVERSION. Each holder of the Series A, the Series B and the Series C preferred stock has the right to convert his or her shares at any time. Currently each share of preferred stock is convertible into one share of common stock, subject to adjustment in the event of:

     - any dividend or distribution made in shares of common stock;

     - any subdivision, combination or reclassification of SpectraSite's outstanding common stock;

     - any issue of common stock at less than a specified price per share;

     - any issue of rights, options or warrants to subscribe for or purchase shares of common stock at less than a specified price per share;

     - any issue of rights for the purchase of shares of common stock or other securities convertible or exchangeable into shares of common stock at less than a specified price per share; and

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     - any SpectraSite distribution, to the common stock holders, of any shares of its capital stock, other than common stock, or evidence of indebtedness, cash or other assets.

     The preferred stock will automatically convert into common stock upon SpectraSite's completion of a firm commitment underwritten initial public offering raising gross proceeds of at least $150.0 million at an offering price per share greater than or equal to $8.00.

     DIVIDENDS. The holders of outstanding shares of preferred stock are not entitled to receive dividends. However, when, as and if SpectraSite's board of directors declares and pays a dividend on the common stock out of funds legally available for that purpose, SpectraSite will declare and pay to each preferred stock holder a dividend equal to the dividend that would have been payable to such holder if his or her shares of preferred stock had been converted into common stock on the date of determination of common stock holders entitled to receive such dividend. No dividends will be paid on the common stock until all accumulated and unpaid dividends have been paid on the preferred stock, or with the prior written consent of 75% of the holders of outstanding preferred stock voting as a single class. Accrued and unpaid dividends on the preferred stock will be payable upon SpectraSite's liquidation, dissolution or winding-up.

     LIQUIDATION. In the event of any liquidation, dissolution or winding-up of SpectraSite, either voluntary or involuntary, before any distribution or payment to holders of common stock or other capital stock, other than the Series A, the Series B and the Series C preferred stock, the preferred stock holders shall be entitled to receive an amount equal to the applicable liquidation preference. The liquidation preference, for this purpose, is equal to the original issue price plus all unpaid accrued and accumulated dividends on the Series A, the Series B and the Series C preferred stock. If SpectraSite's assets are insufficient to permit payment in full to all the preferred stock holders, the assets shall be distributed ratably among them. Any remaining assets available for distribution shall be distributed to the common stock holders.

     VOTING. Each of the Series A, the Series B and the Series C preferred stock holders is entitled to such number of votes equal to the whole number of shares of common stock into which such holder's preferred stock is convertible immediately after the close of business on the record date of the meeting.

     SPECIAL REQUIRED APPROVAL. SpectraSite may not take the following actions without approval by vote or written consent of the holders of 60% of all issued shares of the Series A, the Series B and the Series C preferred stock, voting as a single class:

     - the consummation of any sale or transfer of all or substantially all of SpectraSite's assets, or any consolidation or merger with or into any other corporation or corporations;

     - any amendment, restatement or modification of SpectraSite's certificate of incorporation or bylaws which adversely affects the respective preferences, qualifications, special or relative rights, or privileges of preferred stock holders or which adversely affect the common stock or its holders, provided, however, that any such change which adversely affects the preferences, qualifications, special or relative rights or privileges of any series of preferred stock but does not affect the other series of preferred stock in a substantially similar manner shall require the prior consent of the holders of a majority of the outstanding shares of the affected series of preferred stock;

     - SpectraSite's voluntary dissolution, liquidation or winding-up; or

     - the authorization, creation or issuance of any shares of capital stock or other securities which are ranked prior to or ratably with the preferred stock, increase the authorized amount of the preferred stock, increase the authorized amount of any additional class of shares of stock which are ranked prior to or ratably with the preferred stock, or create or authorize any obligation or security convertible into shares of preferred stock or any other class of stock which is ranked prior to or ratably with the preferred stock as to dividends and the distribution of assets on SpectraSite's liquidation, dissolution or winding up.

EXCHANGE AGENT AND REGISTRAR

     The exchange agent and registrar with respect to the canceled Westower common stock and the SpectraSite common stock is BankBoston, N.A.
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STOCKHOLDERS' AGREEMENT

     In connection with the closing of the Nextel tower acquisition, SpectraSite and its stockholders entered into the third amended and restated stockholders' agreement, which superceded and replaced the existing stockholders' agreement among SpectraSite and its stockholders. The following is a summary of the material terms of the stockholders' agreement.

     Under the stockholders' agreement, as long as Welsh, Carson, Anderson & Stowe holds at least 30% of SpectraSite's capital stock, it shall have the right to designate a majority of SpectraSite's directors. The chief executive officer shall also be a director and certain of the other stockholders shall designate the remaining directors. In addition, subject to certain exceptions, certain stockholders have granted proxies to Welsh, Carson. As a result, Welsh, Carson will continue to have the right to vote 51% of SpectraSite's outstanding capital stock after the merger.

     The proxies terminate upon the earliest to occur of the consummation of an initial public offering of SpectraSite stock and the date on which Welsh, Carson owns less than 30% of SpectraSite's stock. Under the stockholders' agreement, initial public offering means one or more firm-commitment underwritten offerings with an average per share price of $8.00 and aggregate net proceeds to SpectraSite of at least $150.0 million. The stockholders' agreement also contains a voting agreement provision under which SpectraSite and certain stockholders agreed to take all appropriate action to:

     - cause Welsh, Carson designees to make up a majority of SpectraSite's board of directors until the earlier of the date Welsh, Carson holds less than 30% of SpectraSite's outstanding capital stock or the second anniversary of an initial public offering of SpectraSite's common stock, at which time the number of Welsh, Carson designees on SpectraSite's board will decrease to the greater of three and the number of directors Welsh, Carson could appoint based on its proportionate ownership of SpectraSite stock;

     - elect two Nextel designees to SpectraSite's board;

     - elect two designees of affiliates of J.H. Whitney & Co. to SpectraSite's board;

     - elect one designee of affiliates of Canadian Imperial Bank of Commerce to SpectraSite's board;

     - elect the Chief Executive Officer, initially Stephen H. Clark, to SpectraSite's board;

     - remove and replace any director if requested to do so by the stockholders who designated the director;

     - use their best efforts to cause Welsh, Carson designees to make up two of the three members of a compensation committee created to, among other things, set SpectraSite's employee compensation policy;

     - use their best efforts to cause Welsh, Carson and J.H. Whitney & Co. designees to make up two of the three members of an audit committee to, among other things, review and approve SpectraSite's financial statements; and

     - use their best efforts to elect a Welsh, Carson affiliate, Lawrence B. Sorrel, as Chairman of SpectraSite's board.

     This voting agreement provision terminates on the earlier to occur of April 20, 2009 and the fifth anniversary of the consummation of an initial public offering of SpectraSite's stock. The voting agreement provision will terminate as to any given stockholder on the earlier to occur of that stockholder's disposition of 50% or more of its SpectraSite stock and the date on which the stockholder owns less than 8% of SpectraSite's outstanding stock.

     The stockholders' agreement also prohibits all stockholders other than Welsh, Carson from selling or otherwise transferring their SpectraSite stock, except for transfers:

     - made with the prior written consent of Welsh, Carson;

     - in limited instances, transfers made with the prior written consent of affiliates of J.H. Whitney & Co., Canadian Imperial Bank of Commerce and Nextel;

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     - by an individual stockholder to his or her spouse or descendant;

     - in accordance with the tag-along and drag-along provisions described below;

     - by institutional stockholders to their affiliates; and

     - by Nextel to its affiliates or creditors to secure obligations under a secured credit facility.

     These transfer restrictions terminate upon the earlier of the date on which Welsh, Carson disposes of at least 50% of its SpectraSite stock and April 20, 2001, unless SpectraSite completes an initial public offering of its stock prior to April 20, 2001, in which case the restrictions will terminate upon the earlier of 18 months after the closing date of the public offering and April 20, 2002. If SpectraSite completes an initial public offering after April 20, 2001, the transfer restrictions will be reinstated for 180 days following the public offering. SpectraSite's stockholders also agreed that they would agree to a longer transfer restriction period if asked to do so by the underwriter of an initial public offering of SpectraSite's stock, so long as the lock-up binds SpectraSite's executive officers and all holders of more than 5% of SpectraSite's outstanding stock, and any exceptions to the lock-up's provisions apply equally to all stockholders.

     Once the transfer restrictions terminate, all transfers by stockholders owning more than 5% of SpectraSite's stock will continue to be governed by the coordinated distribution requirements of SpectraSite's second amended and restated registration rights agreement. See "Description of SpectraSite's Common Stock--Registration Rights Agreement."

     The stockholders' agreement contains a tag-along provision which gives the parties to the stockholders' agreement the right to participate in any sale by Welsh, Carson of its SpectraSite stock on the same terms as Welsh, Carson sells its stock. This provision will terminate at the same time as the transfer restrictions terminate.

     The stockholders' agreement also contains a drag-along provision which gives Welsh, Carson the right to require that all of the other stockholders party to the stockholders' agreement participate in any sale by Welsh, Carson of its SpectraSite stock on the terms specified in the stockholders agreement. In order to trigger this right, the purchaser of Welsh, Carson's SpectraSite stock must offer to purchase at least 80% of SpectraSite's outstanding shares, and Welsh, Carson must accept the offer. This provision terminates upon the earlier to occur of April 20, 2009, the consummation of an initial public offering of SpectraSite stock and Welsh, Carson's disposition of at least 50% of its SpectraSite stock.

     If SpectraSite offers to sell newly issued shares of its stock for cash, the stockholders' agreement gives certain SpectraSite stockholders, including affiliates of J.H. Whitney & Co., Welsh, Carson, Canadian Imperial Bank of Commerce and Nextel, the right to purchase stock in an amount proportionate to the amount of SpectraSite's outstanding stock owned by the stockholder prior to the offering. This preemptive right terminates when SpectraSite completes an initial public offering of its stock. This preemptive right will not be triggered by:

     - offerings under employee stock option plans; or

     - underwritten public offerings of SpectraSite stock.

     In the event that a SpectraSite stockholder, other than Welsh, Carson, desires to sell its SpectraSite stock to a third party, the stockholders' agreement requires that the selling stockholder offer its stock as follows:

     - first, to SpectraSite;

     - second, any amount of stock not purchased by SpectraSite must be offered to SpectraSite's stockholders, other than Welsh, Carson;

     - third, the selling stockholder must offer any amount of stock not purchased by SpectraSite and its stockholders to Welsh, Carson; and

     - fourth, any remaining amount may be sold to a third-party.

This provision terminates on the earlier to occur of the consummation of an initial public offering of SpectraSite's stock and April 20, 2002.

     SpectraSite must make all redemptions of preferred stock equally among all outstanding classes of preferred stock unless it receives written consent to do otherwise from at least 80% of each outstanding class of preferred stock. SpectraSite may not redeem any shares of common stock, except for repurchases from employees of up to $0.5 million in any twelve-month period. The stockholders' agreement also sets restrictions on SpectraSite's ability to:

     - alter its certificate of incorporation or its bylaws in any way which adversely affects the common stockholders or Series C preferred stock holders without the consent of at least 57% of the holders of Series C preferred stock;

     - enter into transactions with its affiliates without the consent of a majority of SpectraSite's disinterested board members;

     - engage in some types of refinancing activities prior to April 20, 2001;

     - prior to April 20, 2000 and without Nextel's consent, enter into any agreement for the sale of all or substantially all of SpectraSite's assets, or for a merger that would result in the transfer of more than 50% of SpectraSite's stock to parties who are not currently SpectraSite stockholders;

     - without the consent of Nextel and prior to the earliest of April 20, 2002, an initial public offering of SpectraSite's stock, and the termination of the master site commitment agreement:

          - acquire assets or stock for consideration in excess of $100 million, or enter into any build-to-suit program for more than 250 towers, unless SpectraSite has, in the reasonable judgment of its board of directors, obtained financing sufficient to permit it to accomplish such acquisition or program without materially impairing its ability to perform its obligations under the Nextel master site commitment agreement, or

          - enter into any change of control agreement with a wireless communications services provider having more than two million subscribers.

     All of these restrictions on SpectraSite's actions, except for the last, terminate upon the earlier to occur of April 20, 2009, the consummation of an initial public offering of SpectraSite stock and Welsh, Carson's disposition of at least 50% of its SpectraSite stock. The last restriction terminates on the earliest to occur of the completion of an initial public offering of SpectraSite's stock, the end date of the master site commitment agreement and April 20, 2002.

REGISTRATION RIGHTS AGREEMENT

     In connection with the closing of the Nextel tower acquisition, SpectraSite, Nextel, the Series A investors, the Series B investors, the Series C investors and certain members of SpectraSite's management entered into a second amended and restated registration rights agreement. The following is a summary of the material terms of the registration rights agreement.

     Under the registration rights agreement, the holders of SpectraSite's stock party to the agreement may require SpectraSite to register all or some of their shares under the Securities Act. The following conditions must be met to trigger this registration obligation:

          - SpectraSite must receive a request for registration from holders of at least 25% of its outstanding stock covered by the registration rights agreement, exclusive of stock held by management;

          - the request must be received at any time following the earliest of

             - April 20, 2002,

             - 18 months following an initial public offering of SpectraSite's stock effected prior to April 20, 2001, and

             - 180 days after an initial public offering effected on or after
               April 20, 2001; and

          - SpectraSite must expect the aggregate offering price of the registered securities will exceed $50.0 million.

     SpectraSite is only obligated to effect three such registrations. Both SpectraSite and SpectraSite's management have the right to include their shares in any registration statement required by the registration rights agreement.

     The registration rights agreement also provides that SpectraSite's institutional stockholders and Nextel have the right to require SpectraSite to file a registration statement on a Form S-3 covering their stock if and when SpectraSite becomes eligible to file such a registration statement. Nextel or the institutional shareholders may request this registration if:

          - SpectraSite is eligible to file a registration statement on Form S-3; and

          - SpectraSite expects the aggregate offering price of the registered securities will exceed $10.0 million.

     In addition to SpectraSite's registration obligations discussed above, if SpectraSite registers any of its common stock under the Securities Act for sale to the public for SpectraSite's own account, the registration rights agreement requires that it use its best efforts to include in the registration statement stock held by other SpectraSite stockholders who wish to participate in the offering. Registrations by SpectraSite on Form S-4, Form S-8 or any other form not available for registering stock for sale to the public will not trigger this registration obligation.

     The parties to the registration rights agreement also agreed that if they publicly sell their securities after an initial public offering they will attempt to conduct the sale in a manner that will not adversely disrupt the market for SpectraSite stock. The stockholders agreed, to the extent practicable, to coordinate those sales and make them through a single broker or market maker over a sufficient period of time to permit an orderly disposition of their securities. This coordinated distribution restriction terminates:

          - with respect to any shares which have been effectively registered and disposed of in accordance with the registration statement covering those shares;

          - as to any stockholder who owns less than 5% of SpectraSite's outstanding stock; or

          - at such time as the number of shares of SpectraSite common stock in the hands of the public exceeds the number of shares of SpectraSite's restricted stock and stock held by management.

                       UNAUDITED PRO FORMA FINANCIAL DATA

GENERAL

     The unaudited pro forma financial data are based on the historical financial statements of SpectraSite and Westower and the adjustments described in the accompanying notes. The unaudited pro forma financial data do not purport to represent what SpectraSite's, Westower's or the combined entity's financial position or results of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of SpectraSite's financial position or results of operations at any future date or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with "SpectraSite's Selected Historical Financial Data," "Westower's Selected Historical Financial Data," "SpectraSite Management's Discussion and Analysis of Financial Condition and Results of Operations," "Westower Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

SPECTRASITE

     The following unaudited pro forma consolidated financial data present the post-merger unaudited pro forma consolidated balance sheet of SpectraSite as of March 31, 1999 and both the pre-merger and post-merger unaudited pro forma consolidated statements of operations of SpectraSite for the year ended December 31, 1998 and for the three months ended March 31, 1999. The SpectraSite pro forma column and the Westower pro forma column presented in the post-merger SpectraSite unaudited pro forma consolidated statements of operations for the three months ended March 31, 1999 and for the twelve months ended December 31, 1998 are derived from the pre-merger SpectraSite and Westower pro forma consolidated statements of operations for the corresponding periods. The post-merger unaudited pro forma consolidated balance sheet data reflect the following transactions as if they had occurred on March 31, 1999:

     - the acquisition of 2,000 communications towers from Nextel and SpectraSite's exclusive agreement to acquire or construct 1,700 additional sites for Nextel;

     - the issuance and sale of SpectraSite's 11 1/4% senior discount notes due 2009;

     - the issuance and sale of SpectraSite's Series C preferred stock;

     - the issuance of two million shares of SpectraSite's common stock as consideration for financing commitments related to the Nextel tower acquisition;

     - initial borrowings under SpectraSite's credit facility;

     - the acquisition of one tower from Airadigm and the release of escrowed funds to SpectraSite; and

     - the consummation of the merger with Westower.

     The unaudited pro forma consolidated statement of operations data give effect to the transactions listed above, the issuance of SpectraSite's 12% senior discount notes due 2008 and the acquisition of an additional 44 towers from Airadigm as if they had occurred on January 1, 1998.

     Certain of the data presented in the "Nextel" columns to the unaudited pro forma statements of operations of SpectraSite are estimates provided by Nextel. Neither SpectraSite's independent accountants nor Westower's independent accountants have audited or otherwise tested this data. The unaudited pro forma consolidated statements of operations do not include a one-time expense related to the issuance of two million shares of SpectraSite common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition that were not utilized. These shares were valued at $9.0 million and will be included in SpectraSite's statement of operations as of the date of the transaction.

     The acquisition of tower assets from Nextel and the leaseback of antennae space by Nextel are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the terms of the master site lease agreement and on historical co-location revenues. Adjustments to costs of operations consist of direct operating expenses, which include ground lease payments, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of the towers. Ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Nextel has leased space on each of the 2,000 towers we acquired, primarily for five-year terms with options for renewal. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                       GROUND LEASE EXPENSE   RENTAL INCOME
                                                       --------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
1998.................................................        $ 17,648           $ 40,766
1999.................................................          17,648             40,766
2000.................................................          17,648             40,766
2001.................................................          17,648             40,766
2002.................................................          17,648             40,766
                                                             --------           --------
          Total......................................        $ 88,240           $203,830
                                                             ========           ========

     The acquisition of tower assets from Airadigm and the leaseback of antennae space by Airadigm are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the executed tenant lease terms for the Airadigm towers. Cost of revenues represents the cost of the executed ground leases, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $11.5 million of the 45 towers. The Airadigm ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Airadigm has leased space on these towers for a five-year term with options for renewal. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                       GROUND LEASE EXPENSE   RENTAL INCOME
                                                       --------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
1998.................................................         $  260             $1,007
1999.................................................            260              1,007
2000.................................................            260              1,007
2001.................................................            260              1,007
2002.................................................            260              1,007
                                                              ------             ------
          Total......................................         $1,300             $5,035
                                                              ======             ======

WESTOWER

     The following unaudited pro forma consolidated financial data of Westower present the unaudited pro forma consolidated statements of operations of Westower for the twelve months ended December 31, 1998 and the three months ended March 31, 1999. The unaudited consolidated statement of operations data give effect to the following transactions as if they had occurred on January 1, 1998:

     - the acquisition of Cord Communications, Inc.;

     - the acquisition of Summit Communications, LLC; and

     - the acquisition of communications towers from Koch Industries, Inc. and its affiliates.

     These statements include pro forma adjustments to reflect the results of operations of Cord and Summit for the period from January 1, 1998 through the date of acquisition, August 31, 1998 and November 11, 1998, respectively, and give effect to the Koch tower acquisition, which occurred in February 1999, as if such acquisition occurred on January 1, 1998. In addition to the above acquisitions, from March 1, 1998 through March 31, 1999, Westower acquired Jovin Communications, Inc., Acier Filteau, Inc., CNG Communications, Inc., Teletronics Management Services, Inc., Cypress Real Estate Services, Inc., and Telecommunications R. David Inc. These acquisitions, which are included in the historical financial statements of Westower, were not considered significant transactions, individually or in the aggregate, and were therefore, not included in the unaudited pro forma consolidated statement of operations data of Westower.

     The acquisition of tower assets from Koch and the leaseback of antennae space by Koch are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the executed tenant lease terms for the Koch towers. Adjustments to costs of operations consist of direct operating expenses, which include ground lease payments, estimated routine maintenance costs, property taxes and insurance associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $17.0 million. The Koch ground leases are non-cancelable operating leases for a term of 49 years, and pro forma ground lease expense is based on executed ground leases. Koch has leased space on these towers for a ten-year term with options for renewal. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                       GROUND LEASE EXPENSE   RENTAL INCOME
                                                       --------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
1998.................................................        $   439             $ 1,364
1999.................................................            439               1,364
2000.................................................            439               1,364
2001.................................................            439               1,364
2002.................................................            439               1,364
Thereafter...........................................         19,322               6,824
                                                             -------             -------
          Total......................................        $21,517             $13,644
                                                             =======             =======

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                        NEXTEL AND                           POST-MERGER
                                             SPECTRASITE    WESTOWER     AIRADIGM             MERGER         SPECTRASITE
                                             HISTORICAL    HISTORICAL   ADJUSTMENTS         ADJUSTMENTS       PRO FORMA
                                             -----------   ----------   -----------         -----------      -----------
Current assets:
  Cash and cash equivalents................   $111,079      $  9,246     $127,688(a)         $ (5,000)(j)    $  188,080
                                                                              500(d)           (4,500)(j)
                                                                                              (50,933)(h)
  Accounts receivable......................      3,144        16,711           --                (405)(k)        19,450
  Earnings in excess of billings...........         --         4,263           --                  --             4,263
  Inventory................................         --         2,920           --                  --             2,920
  Related party advances and receivables...         --         1,579           --                  --             1,579
  Other current assets.....................        246         2,128           --                  --             2,374
                                              --------      --------     --------            --------        ----------
         Total current assets..............    114,469        36,847      128,188             (60,838)          218,666
Property and equipment, net................     32,340        30,529      585,250(b)             (114)(k)       648,005
Intangible assets..........................      8,020        33,739           --             172,370(j)        214,129
Notes receivable...........................        246            --           --                  --               246
Deposits...................................        750            --       45,000(c)               --            45,000
                                                                             (750)(d)
Deferred debt issue costs..................      4,517         2,364       30,300(a)           (2,364)(i)        34,817
Other......................................        370         3,183           --                                 3,553
                                              --------      --------     --------            --------        ----------
         Total assets......................   $160,712      $106,662     $787,988            $109,054        $1,164,416
                                              ========      ========     ========            ========        ==========
Current liabilities:
  Accounts payable.........................   $    850      $  4,909     $     --            $   (405)(k)    $    5,354
  Accrued and other current liabilities....        900         1,366           --                  --             2,266
  Billings in excess of costs and estimated
    earnings...............................         --         1,112           --                  --             1,112
  Income taxes payable.....................         --         2,690           --                  --             2,690
  Deferred income taxes....................         --           370           --                  --               370
  Stockholder advances and notes payable to
    related parties........................         --           254           --                  --               254
  Note payable.............................         --            68           --                  --                68
  Current portion of long-term debt and
    capital lease obligations..............         15         1,630           --                  --             1,645
                                              --------      --------     --------            --------        ----------
         Total current liabilities.........      1,765        12,399           --                (405)           13,759
Other long-term liabilities................        224                         --                  --               224
Revolving credit facility and capital lease
  obligations..............................         --        46,437      150,000(a)          (45,858)(h)       150,579
Deferred income taxes......................         --         2,926           --                  --             2,926
2008 Notes.................................    136,651            --           --                  --           136,651
2009 Notes.................................         --            --      340,004(a)               --           340,004
                                              --------      --------     --------            --------        ----------
         Total liabilities.................    138,640        61,762      490,004             (46,263)          644,143
Redeemable preferred stock (Series A)......     11,500            --      (11,500)(e)              --                --
Redeemable preferred stock (Series B)......     29,916            --      (29,916)(e)              --                --
Stockholders' equity
  Common stock.............................          1            84            2(f)              (69)(j)            18
  Preferred stock (Series A, B and C)......         --            --      339,434(a)(e)            --           339,434
  Additional paid-in-capital...............         --        39,488        8,998(f)          160,828(j)        209,280
                                                                              (34)(g)
  Accumulated other comprehensive income...         --          (482)          --                 482(j)             --
  Accumulated deficit......................    (19,345)        5,810       (9,000)(f)          (5,810)(j)       (28,459)
                                                                                                 (114)(k)
                                              --------      --------     --------            --------        ----------
         Total stockholder's equity........    (19,344)       44,900      339,400             155,317           520,273
                                              --------      --------     --------            --------        ----------
         Total liabilities, preferred stock
           and stockholders' equity........   $160,712      $106,662     $787,988            $109,054        $1,164,416
                                              ========      ========     ========            ========        ==========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

 (a) Reflects the sources and uses of funds to complete the Nextel tower acquisition on April 20, 1999:

                    SOURCES OF FUNDS:
                    -----------------
Credit facility...........................................  $150,000
11 1/4% senior discount notes due 2009....................   340,004
Series C preferred stock..................................   301,434
                                                            --------
     Total Sources........................................  $791,438
                                                            ========
                      USES OF FUNDS:
                      --------------
Cash paid to Nextel.......................................  $560,000
Series C preferred stock issued to Nextel.................    70,000
General corporate purposes*...............................   127,688
Estimated fees and expenses**.............................    33,750
                                                            --------
     Total Uses...........................................  $791,438
                                                            ========

---------------
     * Represents the excess of the sources of funds over the specifically identified uses of funds.
    ** Includes $3,450 of estimated costs related to the Series C preferred stock.

 (b) Reflects the increase in property and equipment relating to the purchase of 2,000 towers from Nextel and the purchase of one tower from Airadigm for $250.

 (c) Reflects the amount of the $630,000 of total consideration paid to Nextel allocated to an exclusive agreement to acquire or construct 1,700 new sites for Nextel. As tower sites are identified and accepted in accordance with the master site commitment agreement, a proportional amount of the recorded cost will be capitalized as part of the tower cost. The capitalized costs will be charged to depreciation expense over an estimated life of 15 years.

 (d) Reflects the release from escrow of $250 paid to Airadigm in connection with the purchase of one tower and an increase in cash of $500 released from escrow back to SpectraSite.

 (e) Reflects the issuance of the Series C preferred stock and the reclassification of the Series A preferred stock and Series B preferred stock to stockholders' equity, as they are no longer redeemable or accrue dividends. In connection with the closing of the Nextel tower acquisition, SpectraSite restated its certificate of incorporation and, as part of this restatement, eliminated the mandatory redemption of, and cumulative dividends on, the Series A and Series B preferred stock.

Series A preferred stock..................................  $ 11,500
Series B preferred stock..................................    29,916
Series C preferred stock..................................   301,434
                                                            --------
                                                             342,850
Less: accrued dividends as of March 31, 1999..............    (3,416)
                                                            --------
                                                            $339,434
                                                            ========

 (f) Reflects the issuance of two million shares of SpectraSite's common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition. The fair value of the common stock issued reflects a 10% discount from the per share value of the Series C preferred stock. This discount is attributable to the liquidation preference and other rights held of Series C preferred stockholders.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

 (g) Reflects the net decrease to additional paid-in-capital due to the elimination of previously accrued dividends on the Series A preferred stock and the Series B preferred stock of $3,416, offset by the estimated costs of issuance related to the Series C preferred stock of $3,450.

 (h) Reflects the repayment of Westower's credit facility in the amount of $31,500 and the $19,433 repayment of its $15,000 convertible note, with a carrying value of $14,358. The final effect of this adjustment is an increase in goodwill of SpectraSite. Subsequent to March 31, 1999, Westower drew an additional $16,500 on its credit facility.

 (i) Reflects the write-off of $2,364 of unamortized deferred financing costs associated with Westower's credit facility and its $15,000 convertible note. The final effect of this adjustment is an increase in goodwill of SpectraSite.

 (j) Reflects the allocation of $205,331 purchase price, Westower's payment of $4,500 for transaction costs and the elimination of stockholders' equity in the Westower merger. The purchase price consists of the issuance of 15,267,350 shares of SpectraSite common stock valued at $200,331, or $13.12 per share, and cash paid of $5,000 for transaction costs. The fair value of SpectraSite's common stock is based on the price of Westower stock on June 1, 1999. Actual amounts will be calculated based on the average stock price for the three days before closing and may be different from this amount.

 (k) Reflects the elimination of accounts receivable and accounts payable between SpectraSite and Westower as at March 31, 1999, and the elimination of the gross profit recorded by Westower on intercompany site construction revenues recorded for towers built for SpectraSite.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                                                          PRE-MERGER
                                                                                                          SPECTRASITE
                                                              HISTORICAL       NEXTEL       AIRADIGM       PRO FORMA
                                                              ----------      --------      --------      -----------
Revenues:
  Site acquisition..........................................   $ 2,383        $     --       $   --        $  2,383
  Site leasing..............................................       572          12,347(a)        12(f)       12,931
                                                               -------        --------       ------        --------
Total revenues..............................................     2,955          12,347           12          15,314
Cost of operations:
  Site acquisition..........................................       550              --        --                550
  Site leasing..............................................       354           5,708(b)         1(f)        6,063
                                                               -------        --------       ------        --------
                                                                   904           5,708            1           6,613
Selling, general and administrative expenses................     2,676              --(c)     --              2,676
Depreciation and amortization...............................       656           9,754(d)        10(f)       10,420
Restructuring and other non-recurring charges...............       600              --        --                600
                                                               -------        --------       ------        --------
Operating income (loss).....................................    (1,881)         (3,115)           1          (4,995)
Other income (expense):
  Interest income...........................................     1,268              --        --              1,268
  Interest expense..........................................    (3,905)        (15,924)(e)    --            (19,829)
  Other expense.............................................        --              --        --                 --
                                                               -------        --------       ------        --------
                                                                (2,637)        (15,924)       --            (18,561)
                                                               -------        --------       ------        --------
Net income (loss)...........................................   $(4,518)       $(19,039)      $    1        $(23,556)
                                                               =======        ========       ======        ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

(a) Consists of $2,155 of historical co-location revenues, which have been provided by Nextel and are based on fixed payment lease terms, and $10,192 of additional revenues to be recognized by SpectraSite under the terms of the Nextel master site lease agreement.

(b) Reflects certain direct operating expenses previously paid by Nextel, primarily the cost of executed ground leases, historical routine maintenance and property taxes associated with the towers.

(c) SpectraSite expects that it will incur incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are currently estimated to amount to approximately $875 per quarter. These incremental operating expenses are based upon management's best estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

(d) Reflects the incremental depreciation of towers calculated on a straight-line basis over 15 years.

(e) Reflects adjustment to interest expense as if the issuance of SpectraSite's 11 1/4% senior discount notes due 2009, as well as the Nextel tower acquisition and related transactions, had occurred on January 1, 1998. The table below outlines the adjustment:

                PRO FORMA INTEREST EXPENSE:
                ---------------------------
     Commitment fees on credit facility....................  $ 1,000
     $150,000 of term loan at 8.50%........................    3,188
     $340,004 (gross proceeds) of 2009 notes at 11.25%.....   10,669
     Amortization of debt issuance costs...................    1,067
                                                             -------
     Total adjustment......................................  $15,924
                                                             =======

 (f) Reflects the acquisition of one tower from Airadigm and one month of revenue and related expenses for each of the four Airadigm towers placed into service on January 31, 1999.

                     WESTOWER CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                             HISTORICAL      KOCH          WESTOWER
                                                              WESTOWER    ADJUSTMENTS      PRO FORMA
                                                             ----------   -----------      ---------
Revenues:
  Site leasing.............................................    $   288       $ 227(a)       $   515
  Site construction........................................     18,031       --              18,031
                                                               -------       -----          -------
Total revenues.............................................     18,319         227           18,546
Cost of operations:
  Site leasing.............................................         67         123(b)           190
  Site construction........................................     12,519       --              12,519
                                                               -------       -----          -------
                                                                12,586         123           12,709
Selling, general and administrative expenses...............      3,999       --               3,999
Depreciation and amortization..............................        870         142(c)         1,012
Restructuring and other non-recurring charges..............         --          --               --
                                                               -------       -----          -------
Operating income (loss)....................................        864         (38)             826
Other income (expense):
  Interest income..........................................         78       --                  78
  Interest expense.........................................       (551)       (213)(d)         (764)
  Other expense............................................        237       --                 237
                                                               -------       -----          -------
                                                                  (236)       (213)            (449)
                                                               -------       -----          -------
Income before income taxes.................................        628        (251)             377
Provision for income taxes.................................        273        (100)(e)          173
                                                               -------       -----          -------
Net income (loss)..........................................    $   355       $(151)         $   204
                                                               =======       =====          =======

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

(a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

(b) Reflects certain direct operating expenses, primarily the cost of executed ground leases, estimated routine maintenance, property taxes and insurance associated with the towers.

(c) Reflects the incremental depreciation of towers calculated on a straight-line basis over 20 years.

(d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's interest rate of 7.5% at March 31, 1999.

(e) Reflects income tax benefit for the Koch tower operating results at Westower's estimated tax rate of 40%.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                                            POST-MERGER
                                                 SPECTRASITE   WESTOWER      MERGER         SPECTRASITE
                                                  PRO FORMA    PRO FORMA   ADJUSTMENTS       PRO FORMA
                                                 -----------   ---------   -----------      -----------
Revenues:
  Site acquisition.............................    $  2,383     $    --      $    --         $  2,383
  Site leasing.................................      12,931         515           --           13,446
  Site construction............................          --      18,031         (379)(a)       17,652
                                                   --------     -------      -------         --------
Total revenues.................................      15,314      18,546         (379)          33,481
Cost of operations:
  Site acquisition.............................         550          --           --              550
  Site leasing.................................       6,063         190           --            6,253
  Site construction............................          --      12,519         (265)(a)       12,254
                                                   --------     -------      -------         --------
                                                      6,613      12,709         (265)          19,057
Selling, general and administrative expenses...       2,676       3,999           --            6,675
Depreciation and amortization..................      10,420       1,012        3,325(b)        14,441
                                                                                (316)(c)
Restructuring and other non-recurring..........         600          --           --              600
                                                   --------     -------      -------         --------
Operating income (loss)........................      (4,995)        826       (3,123)          (7,292)
Other income (expense):
  Interest income..............................       1,268          78           --            1,346
  Interest expense.............................     (19,829)       (764)         411(d)       (20,182)
  Other expense................................          --         237           --              237
                                                   --------     -------      -------         --------
                                                    (18,561)       (449)         411          (18,599)
                                                   --------     -------      -------         --------
Income before income taxes.....................     (23,556)        377       (2,712)         (25,891)
Provision for income taxes.....................          --         173          (87)(e)           86
                                                   --------     -------      -------         --------
Net income (loss)..............................    $(23,556)    $   204      $(2,625)        $(25,977)
                                                   ========     =======      =======         ========

   See accompanying notes to pro forma consolidated statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

(a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite during the three months ended March 31, 1999.

(b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1998. Goodwill is amortized over a useful life of 15 years.

(c) Reflects adjustments to eliminate amortization of historical goodwill of Westower of $452 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $136.

(d) Reflects adjustments to eliminate interest expense as if Westower's credit facility and its $15,000 convertible note from BET Associates were paid in full on January 1, 1998.

(e) Reflects a reduction of the tax provision based on the consolidated results of post-merger SpectraSite.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                                    TOTAL
                                                                                                 SPECTRASITE
                                                            HISTORICAL    NEXTEL      AIRADIGM    PRO FORMA
                                                            ----------   --------     --------   -----------
Revenues:
  Site acquisition........................................   $ 8,142     $     --      $   --     $  8,142
  Site leasing............................................       656       49,388(a)    1,007       51,051
                                                             -------     --------      ------     --------
Total revenues............................................     8,798       49,388       1,007       59,193
Cost of operations:
  Site acquisition........................................     2,492           --          --        2,492
  Site leasing............................................       299       22,830(b)      326       23,455
                                                             -------     --------      ------     --------
                                                               2,791       22,830         326       25,947
Selling, general and administrative expenses..............     9,690           --(c)       --        9,690
Depreciation and amortization.............................     1,268       39,000(d)      750       41,018
                                                             -------     --------      ------     --------
Operating income (loss)...................................    (4,951)     (12,442)        (69)     (17,462)
Other income (expense):
  Interest income.........................................     3,569           --          --        3,569
  Interest expense........................................    (8,170)     (67,865)(e)      --      (76,035)
  Other expense...........................................       473           --          --          473
                                                             -------     --------      ------     --------
                                                              (4,128)     (67,865)         --      (71,993)
                                                             -------     --------      ------     --------
Net income (loss).........................................   $(9,079)    $(80,307)     $  (69)    $(89,455)
                                                             =======     ========      ======     ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

 (a) Consists of $8,662 of historical co-location revenues, which have been provided by Nextel and are based on fixed payment lease terms, and $40,766 of additional revenues to be recognized by SpectraSite under the terms of the master site lease agreement.

 (b) Reflects certain direct operating expenses previously paid by Nextel, primarily ground lease payments, historical routine maintenance and property taxes associated with the towers.

 (c) SpectraSite expects that it will incur incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are currently estimated to amount to approximately $3,500 per year. These incremental operating expenses are based upon management's best estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

 (d) Reflects the incremental depreciation of towers calculated on a straight-line basis over 15 years.

 (e) Reflects adjustment to interest expense as if the issuance of SpectraSite's 12% senior discount notes due 2008 and its 11 1/4% senior discount notes due 2009, as well as the Nextel tower acquisition and related financing transactions, had occurred on January 1, 1998. The table below outlines the adjustment:

                PRO FORMA INTEREST EXPENSE:
                ---------------------------
Commitment fees on credit facility.........................  $ 4,000
$150,000 of term loan at 8.50%.............................   12,750
$125,000 (gross proceeds) of 2008 notes at 12.00%..........   15,450
$340,004 (gross proceeds) of 2009 notes at 11.25%..........   39,326
Amortization of debt issuance costs........................    4,272
Less: historical interest expense of 2008 notes............   (7,933)
                                                             -------
          Total adjustment.................................  $67,865
                                                             =======

                     WESTOWER CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                               HISTORICAL                             HISTORICAL
                                     -------------------------------    TOTAL     -------------------
                                     WESTOWER   WESTOWER   WESTOWER    WESTOWER     CORD      SUMMIT
                                     1/1/98 -   3/1/98 -   10/1/98 -   1/1/98-    1/1/98-    1/1/98-       KOCH
                                     2/28/98    9/30/98    12/31/98    12/31/98   8/31/98    11/11/98   ADJUSTMENTS
                                     --------   --------   ---------   --------   --------   --------   -----------
Revenues
  Site leasing.....................   $   49    $   170     $    74    $   293    $    --     $   --      $ 1,364(a)
  Site construction................    7,784     31,774      24,914     64,472      6,714      8,818           --
                                      ------    -------     -------    -------    -------     ------      -------
Total revenues.....................    7,833     31,944      24,988     64,765      6,714      8,818        1,364
Cost of operations:
  Site leasing.....................       11         25          13         49         --         --          738(b)
  Site construction................    5,971     23,833      18,131     47,935      6,219      6,707           --
                                      ------    -------     -------    -------    -------     ------      -------
                                       5,982     23,858      18,144     47,984      6,219      6,707          738
Selling, general and administrative
  expenses.........................      991      4,958       4,258     10,207      2,636      1,040           --
Depreciation and amortization......      149        578         589      1,316        132        279          850(c)
Merger related expenses............       --        327          77        404         --         --           --
                                      ------    -------     -------    -------    -------     ------      -------
Operating income (loss)............      711      2,223       1,920      4,854     (2,273)       792         (224)
Other income (expense):
  Interest income..................       14        130          53        197          4         --           --
  Interest expense.................      (42)      (771)       (572)    (1,385)       (45)       (93)      (1,275)(d)
  Other income.....................      128         (2)         --        126         17         30           --
                                      ------    -------     -------    -------    -------     ------      -------
                                         100       (643)       (519)    (1,062)       (24)       (63)      (1,275)
                                      ------    -------     -------    -------    -------     ------      -------
Income (loss) before income
  taxes............................      811      1,580       1,401      3,792     (2,297)       729       (1,499)
Provision for (benefit from) income
  taxes............................      556        351         610      1,517       (919)        --         (600)(e)
                                      ------    -------     -------    -------    -------     ------      -------
Net income (loss)..................   $  255    $ 1,229     $   791    $ 2,275    $(1,378)    $  729      $  (899)
                                      ======    =======     =======    =======    =======     ======      =======


                                                        TOTAL
                                        OTHER         WESTOWER
                                     ADJUSTMENTS      PRO FORMA
                                     -----------      ---------
Revenues
  Site leasing.....................    $    --         $ 1,657
  Site construction................         --          80,004
                                       -------         -------
Total revenues.....................         --          81,661
Cost of operations:
  Site leasing.....................         --             787
  Site construction................         --          60,861
                                       -------         -------
                                            --          61,648
Selling, general and administrative
  expenses.........................         73(f)       13,956
Depreciation and amortization......        673(g)        3,250
Merger related expenses............         --             404
                                       -------         -------
Operating income (loss)............       (746)          2,403
Other income (expense):
  Interest income..................         --             201
  Interest expense.................         --          (2,798)
  Other income.....................         --             173
                                       -------         -------
                                            --          (2,424)
                                       -------         -------
Income (loss) before income
  taxes............................       (746)            (21)
Provision for (benefit from) income
  taxes............................        262(e)          260
                                       -------         -------
Net income (loss)..................    $(1,008)        $  (281)
                                       =======         =======

     See accompanying notes to unaudited proforma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

 (a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

 (b) Reflects certain direct operating expenses, primarily ground lease payments, estimated routine maintenance, property taxes and insurance associated with the towers.

 (c) Reflects the incremental depreciation of towers calculated on a straight-line basis over 20 years.

 (d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's interest rate of 7.5% at March 31, 1999.

 (e) Reflects a tax benefit for the Koch tower operating results and an increase of the tax provision based on the pro forma operating results related to the Cord and Summit acquisitions at Westower's estimated tax rate of 40%.

 (f) Reflects adjustments in selling, general, and administrative expense related to compensation of former owners of Cord and Summit.

 (g) Reflects the amortization of goodwill as if the acquisitions of Cord and Summit had each occurred on January 1, 1998. Goodwill is amortized over a period of 20 years.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                       PRO                        POST-MERGER
                                                        PRO FORMA     FORMA       MERGER          SPECTRASITE
                                                       SPECTRASITE   WESTOWER   ADJUSTMENTS        PRO FORMA
                                                       -----------   --------   -----------       -----------
Revenues:
  Site acquisition...................................   $  8,142     $    --     $     --          $   8,142
  Site leasing.......................................     51,051       1,657           --             52,708
  Site construction..................................         --      80,004       (2,004)(a)         78,000
                                                        --------     -------     --------          ---------
Total revenues.......................................     59,193      81,661       (2,004)           138,850
Cost of operations:
  Site acquisition...................................      2,492          --           --              2,492
  Site leasing.......................................     23,455         787           --             24,242
  Site construction..................................         --      60,861       (1,403)(a)         59,458
                                                        --------     -------     --------          ---------
                                                          25,947      61,648       (1,403)            86,192
Selling, general and administrative expenses.........      9,690      13,956                          23,646
Depreciation and amortization........................     41,018       3,250       13,299(b)          56,902
                                                                                     (665)(c)
Merger related expenses..............................         --         404           --                404
                                                        --------     -------     --------          ---------
Operating income (loss)..............................    (17,462)      2,403      (13,235)           (28,294)
Other income (expense):..............................
  Interest income....................................      3,569         201           --              3,770
  Interest expense...................................    (76,035)     (2,798)       1,034(d)         (77,799)
  Other expense......................................        473         173           --                646
                                                        --------     -------     --------          ---------
                                                         (71,993)     (2,424)       1,034            (73,383)
                                                        --------     -------     --------          ---------
Income (loss) before income taxes....................    (89,455)        (21)     (12,201)          (101,677)
Provision for income taxes...........................         --         260         (153)(e)            107
                                                        --------     -------     --------          ---------
Net income (loss)....................................   $(89,455)    $  (281)    $(12,048)         $(101,784)
                                                        ========     =======     ========          =========

     See accompanying notes to unaudited pro forma statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

(a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite for the year ended December 31, 1998.

(b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1998. Goodwill is amortized over a useful life of 15 years.

(c) Reflects adjustments to eliminate amortization of historical and pro forma goodwill of Westower of $979 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $314.

(d) Reflects adjustments to eliminate interest expense as if Westower's credit facility and the $15,000 convertible note were paid in full on January 1, 1998.

(e) Reflects a reduction of the tax provision based on the consolidated results of post-merger SpectraSite.

                           DESCRIPTION OF SPECTRASITE

OVERVIEW

     SpectraSite is one of the leading full service providers of tower related services in the United States wireless communications industry. We develop and manage tower networks and provide site acquisition services for major wireless communication companies such as AT&T Wireless, Nextel and Sprint PCS, as well as numerous other entrepreneurial service providers. Our business enjoys favorable unit economics which include stable and recurring revenues, low operating costs, minimal post-construction capital requirements, high customer retention levels and a diversified asset and customer base. We are capitalizing on the growing trend toward antenna co-location and independent tower ownership, as leading wireless providers increasingly redirect their capital outlays from tower development to subscriber acquisition activities and local municipalities encourage multiple tenants on single towers.

     SpectraSite generally builds towers suited for multi-tenant use and typically does not start construction of a tower until an anchor tenant has agreed to lease antenna space on the tower. We have the capacity to develop a large number of towers as:

     - a typical tower takes approximately two months to construct, once zoning approval is obtained;

     - we utilize a standard set of proprietary building specifications; and

     - we capitalize on our program management expertise and our established relationships with highly experienced, pre-qualified third-party engineers and construction firms that specialize in the wireless communications industry.

     Our primary focus is the ownership of multi-tenant towers and the leasing, under long-term contracts, of antenna space on such towers to a variety of wireless service providers, including personal communications services, cellular, paging, specialized mobile radio, enhanced specialized mobile radio and other providers. Since a typical tower has and will have multiple antenna positions that are leased to different wireless providers and the towers are dispersed geographically, SpectraSite will benefit from a recurring revenue base that is diversified in terms of customer mix, geographic presence and industry segment. The relatively low, fixed costs associated with maintaining a tower network allow for incremental leasing revenues from co-location tenants to result in disproportionately greater increases in tower cash flow. Assuming a conservative level of tenants per tower, the payback period on construction investment is approximately five years, while the usable life of the tower asset is estimated to be at least 15 years. The tower franchise is further enhanced by the high cost of antenna relocation, which reduces customer turnover, and the high barriers to entry resulting from local opposition to tower proliferation.

     Under a build-to-suit program for an anchor wireless service provider, SpectraSite is awarded non-binding mandates and undertakes all site development activities and costs. In return, the anchor wireless service provider enters into a long-term lease. SpectraSite retains ownership of the tower and has the ability to co-locate additional tenants. Management believes that many wireless service providers are using build-to-suit programs as an alternative to tower ownership and that this outsourcing trend is likely to continue. SpectraSite's build-to-suit programs provide a comprehensive solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and on-going maintenance of their wireless network infrastructure.

     SpectraSite also offers comprehensive site acquisition services, including site location analysis; site acquisition; zoning and land use permitting; FAA compliance analysis and filing; and contract, title and building permit administration. One of the three businesses that combined to form SpectraSite in 1997 has been providing site acquisition services since 1992 and has developed standard procedures for efficiently and effectively identifying locations, obtaining compliance approvals and acquiring sites. We are typically paid fees for site acquisition services on a project by project basis.

     Management believes that the number of communication sites in use, which include towers, rooftops and other structures, will continue to increase with the growth in demand for wireless services. This increase is the result of several factors, including:

     - the continuing build-out of higher frequency technologies, such as personal communications services, which have a reduced cell range and thus require a concentrated network of towers;

     - the need to expand the capacity of existing networks;

     - the issuance of new wireless network licenses requiring the construction of new wireless networks; and

     - the emergence of new wireless technologies.

BUSINESS STRATEGY

     Our strategic objective is to continue to be one of the largest owners and operators of communications towers and to be the premier build-to-suit provider of tower networks in the United States. SpectraSite's strategy involves the following elements:

     MAXIMIZE CO-LOCATION ON TOWERS. Our strategy for our owned and managed towers is to maximize the number of tenants on each tower in order to rapidly increase tower cash flow. Since most tower costs are fixed, leasing available space on an existing tower results in minimal additional expenses and, therefore, generates a disproportionately large increase in tower cash flow margins. SpectraSite generally constructs towers to accommodate at least three tenants. We have a dedicated sales force to market available co-location opportunities to wireless communication providers, and we intend to leverage our national tower presence to enable wireless providers to more quickly establish wireless coverage in individual and multiple markets.

     PARTNER WITH WIRELESS COMMUNICATIONS CARRIERS TO ASSUME OWNERSHIP OF THEIR EXISTING TOWERS. Our acquisition of Nextel's towers provides us with a nationwide network of more than 2,100 strategically located towers and a commitment to construct, acquire or make available for co-location on our towers an additional 1,700 sites to facilitate Nextel's national service deployment over the next several years. In addition to our transaction with Nextel, we will continue to seek partnerships and other strategic arrangements with other major wireless communications carriers in order to assume ownership of their towers.

     BUILD TOWERS IN AREAS OF INCREASING WIRELESS DEMAND. SpectraSite is well positioned to capitalize on the trend of wireless service providers outsourcing the ownership and management of communications sites. Our turn-key operation can develop and implement build-to-suit tower networks and then provide efficient site management services for completed towers. Carriers value our ability to serve all of their tower network development needs. In addition, we selectively invest radio frequency engineering and site acquisition costs into sites that management believes have higher than average co-location opportunities.

     ACQUIRE TOWERS WITH SUBSTANTIAL CO-LOCATION OPPORTUNITIES. SpectraSite intends to continue to make selective acquisitions in the fragmented tower owner and operator industry. Management's strategy is to acquire towers that can service multiple tenants and will be attractive to wireless providers based upon their location, height and available capacity. Additionally, our strategy is to purchase under-utilized towers with high future co-location potential. Management believes that there are small and large acquisition candidates and that the number of available towers will grow as large personal communications services and other small independent tower companies divest their tower holdings. SpectraSite has strict valuation criteria and believes that certain tower properties can be purchased at reasonable price levels. SpectraSite regularly evaluates acquisition opportunities, engages in negotiations and submits bids with respect to acquisitions of individual towers, groups of towers and entities that own or manage towers and related businesses, any of which may be material.

     CAPITALIZE ON STRONG RELATIONSHIPS WITH MAJOR WIRELESS SERVICE
PROVIDERS. In addition to developing towers for Nextel, we will continue to pursue build-to-suit contracts with other major wireless communications providers. We have established a reputation as a highly professional, responsive build-to-suit and site acquisition provider. This has been achieved through ongoing investment in the development of multi-level customer relationships. Our sales force implements a dual marketing strategy that focuses company resources on the client's decision maker at the local level while solidifying relationships with the customer's senior management. Our experience is that a high level of responsiveness and the rapid development of tower sites for an existing customer is likely to result in SpectraSite continuing to be an integral part of that customer's network deployment plans.

     LEVERAGE SITE ACQUISITION SERVICES. Over the last six years, SpectraSite has performed an array of site acquisition services covering approximately 4,000 sites for major wireless service providers, including ALLTEL, BellSouth Mobility, GTE Mobility, Horizon, Nextel and Powertel. SpectraSite has a broad field organization that allows it to identify and participate in site acquisition projects across the country. Knowledge of local markets and strong customer relationships with wireless service providers are competitive strengths that position SpectraSite to further capitalize on the site acquisition and build-to-suit needs of the wireless communications industry.

COMPETITIVE STRENGTHS

     The leasing of antenna space on communications towers provides a recurring, diversified, stable cash flow stream due to the long-term nature of the customer contracts, the provision of services to multiple customers from different wireless segments, and the significant costs existing tenants would incur to relocate. Once a tower is built for an anchor tenant, co-location tenants provide high incremental cash flow due to low, fixed tower maintenance expense. To enhance our ability to secure additional tenants on our towers, in September 1998, we acquired GlobalComm, Inc., a leading co-location management company; GlobalComm handled co-location management for over 750 towers owned by BellSouth Mobility DCS. Towers can accommodate a broad array of wireless communications carriers and, therefore, revenues are not dependent upon any specific wireless segment or technology. Penetration of personal communications services, cellular and enhanced specialized mobile radio was approximately 25.3% as of December 31, 1998 and is expected to reach 60.6% by 2008, according to Paul Kagan Associates, Inc. Since towers are a basic component of a wireless communications network, we believe we are well positioned to benefit from the proliferation and increased penetration of wireless communications services.

     Management believes that the following strengths will enable SpectraSite to successfully expand its business:

     NATIONAL PRESENCE WITH OVER 2,500 COMMUNICATIONS TOWERS. As a result of the Nextel tower acquisition, we are one of the largest independent owners and operators of communications towers in the United States with over 2,500 towers under management, including more than 2,100 owned towers. Furthermore, Nextel has agreed to lease space on 1,700 additional towers we construct, acquire or currently own. As a result, we believe we are well positioned to assist wireless providers in initiating service in new markets both on a local and a national basis, thereby better positioning us to capture additional co-location opportunities.

     BUILD-TO-SUIT FOCUS. SpectraSite specializes in developing and building tower networks to suit the needs of wireless communication carriers. Management believes that its primary focus on and expertise in build-to-suit programs is unique among its major competitors. SpectraSite has assembled the resources, tools and proven personnel which combine to form the program management organization needed for managing high-speed tower development projects. In addition, SpectraSite offers professional site leasing and asset management services for the towers it builds, as well as for towers owned by carriers.

     CAPABILITY TO MANAGE MULTIPLE PROJECTS. We have been able to successfully manage multiple site acquisition and tower development projects in various locations at the same time. SpectraSite utilizes a pre-qualified pool of local contractors and advisors to build its towers, which allows management to focus its resources and capital on managing multiple construction projects simultaneously. SpectraSite's diversified and outsourced labor pool provides flexibility to handle varying numbers of build-to-suit

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

programs in a variety of local markets. Management believes that the ability to undertake concurrent build-to-suit programs in multiple markets is attractive to wireless service providers.

     STANDARDIZED PROCEDURES AND SPECIFICATIONS. SpectraSite has developed detailed site acquisition procedures and construction specifications and procedures that allow it to rapidly construct tower networks. Wireless carriers require aggressive network build-out schedules, and uniform procedures and specifications allow for reduced employee training time, improved vendor performance and quicker identification of potential tower sites. SpectraSite uses a pre-qualified pool of architectural, engineering and construction contractors that work within its standard guidelines and have a proven capacity for multiple projects. In addition, we are organized to efficiently:

     - plan the project;

     - secure the sites by purchase or lease;

     - obtain zoning approvals; and

     - manage all site preparation and tower construction.

     INTEGRATED PROVIDER OF SITE DEVELOPMENT SERVICES. SpectraSite benefits from its integrated, comprehensive site development and program management capabilities, as wireless service providers prefer the flexibility of a vendor who can program-manage all direct and subcontract functions related to real estate, design, construction and on-going operations. SpectraSite's efficient site acquisition business provides a competitive advantage by:

     - maintaining a comprehensive project management database;

     - allowing management to position SpectraSite with customers as an end-to-end, full service provider of tower development services; and

     - performing site acquisition services rather than finding third parties to achieve the same task, which permits tower development mandates to be fulfilled more rapidly than they would be otherwise.

     EXPERIENCED MANAGEMENT. Our senior managers have acquired over 8,000 communication sites and built more than 1,000 towers. In addition, SpectraSite provides tower management services to 2,500 sites, consisting of both SpectraSite-owned and carrier-owned tower sites. Management believes that its industry experience allows it to offer quality service and proven results to wireless communication providers in their network build-outs.

THE NEXTEL TOWER ACQUISITION

     On April 20, 1999, SpectraSite acquired 2,000 communications towers from Nextel Communications, Inc. in a merger transaction. All such sites were then leased back to Nextel under a master lease agreement. In addition, in connection with this transaction, Nextel and its controlled affiliates agreed to offer SpectraSite certain exclusive opportunities, relating to the construction or purchase of an additional 1,700 sites. Certain of these sites may in the future be leased to Nextel Partners Operating Corp. instead of Nextel. Nextel Partners is an entity in which Nextel has a minority equity interest. We paid $560.0 million in cash and issued 14 million shares of Series C preferred stock, valued at $70.0 million, to Nextel.

     The following table sets forth the sources and uses of funds for the Nextel tower acquisition (dollars in thousands):

SOURCES OF FUNDS:
  Credit facility...........................................  $150,000
  11 1/4% senior discount notes due 2009....................   340,004
  Series C preferred stock issued to Nextel.................    70,000
  Series C preferred stock sold to the Series C investors...   231,434
                                                              --------
     Total sources..........................................  $791,438
                                                              ========
USES OF FUNDS:
  Cash paid to Nextel.......................................  $560,000
  Series C preferred stock issued to Nextel.................    70,000
  General corporate purposes................................   127,688
  Estimated fees and expenses...............................    33,750
                                                              --------
     Total uses.............................................  $791,438
                                                              ========

     The merger agreement required that SpectraSite and Nextel and certain other persons enter into several ancillary agreements. For a summary of the material terms of the new stockholders' agreement and the new registration rights agreement, see "Description of SpectraSite's Capital Stock -- Stockholders' Agreement" and "-- Registration Rights Agreement," respectively. The following is a summary of the material terms of the other ancillary agreements.

     MASTER SITE COMMITMENT AGREEMENT. Concurrently with the closing, SpectraSite and certain of Nextel's subsidiaries entered into the master site commitment agreement. In accordance with this agreement, Nextel and its controlled affiliates will offer SpectraSite certain exclusive opportunities, under specified terms and conditions, relating to the construction or purchase of, or co-location on, additional communications sites which will then be leased by subsidiaries of Nextel under the terms of the master site lease agreement. If the number of new sites leased, whether such sites are purchased from Nextel, constructed at Nextel's request or otherwise made available for co-location by Nextel, its affiliates and Nextel Partners, is less than certain specified numbers as of certain specified dates, then commencing with the 37th month after the closing, Nextel shall make certain payments to SpectraSite. The master site commitment agreement will terminate on the earlier of April 20, 2004 and the date on which the number of sites purchased or constructed or made available for co-location under the master site commitment agreement equals or exceeds 1,700. The master site commitment agreement also gives SpectraSite a right of first refusal to acquire any towers that Nextel or certain affiliates desire to sell.

     The master site commitment agreement specifies that SpectraSite will not be obligated to develop more than 566 new sites each year. SpectraSite has agreed to abide by Nextel's deployment plan. To date, Nextel's plan has emphasized filling gaps in current coverage to increase capacity and enhance signal quality, as well as deploying sites in areas contiguous to Nextel's existing markets and deploying sites in new markets in a way which expands the Nextel network. These sites also include sites operated or to be developed by Nextel Partners in their service areas. This strategy contemplates expansion and deployment in most major metropolitan areas of the contiguous United States, including highway corridors that connect existing and planned markets, particularly in the eastern half of the United States and along the west coast. SpectraSite is not obligated to develop sites outside of Nextel's or Nextel Partner's currently delineated network deployment area to the extent such sites account for more than 10% of the total sites developed under this agreement.

     The agreement may be terminated by either side, by written notice, under certain conditions. SpectraSite may terminate the agreement if:

     - Nextel or one of its subsidiaries that transferred assets to SpectraSite becomes insolvent, or is unable to pay its debts as they become due; or

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

     - Nextel or a transferring subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity.

Nextel may terminate the agreement if:

     - either Holdings or its subsidiary holding the Nextel towers becomes insolvent, or is unable to pay its debts as they become due;

     - either Holdings or such subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity; or

     - at or after the end of any calendar year, Nextel has exercised its rights to recover a penalty payment, as specified in the agreement, because, for more than 10% of the total number of towers required to be developed by SpectraSite during each year, SpectraSite has failed to complete development of new towers during the time period allotted for such development.

Either SpectraSite or Nextel may terminate the agreement if the other party is in breach of an obligation to pay money or in breach of a material nonmonetary obligation, if such breach is neither waived nor cured according to the methods specified in the agreement.

     MASTER SITE LEASE AGREEMENT. Concurrently with the closing, SpectraSite and Nextel entered into the Nextel master site lease agreement. Under this agreement, SpectraSite will lease to certain Nextel subsidiaries space on wireless communications towers or other transmission space at the sites:

     - transferred to SpectraSite as part of the Nextel tower acquisition;

     - subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

     - other sites and related wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

     In addition, an entity in which Nextel holds a minority equity interest, Nextel Partners, may in the future enter into a master site lease agreement. Under this agreement, SpectraSite will lease to Nextel Partners space on wireless communications towers or other transmission space at some of the sites:

     - transferred to SpectraSite as part of the Nextel tower acquisition;

     - subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

     - other sites and related space on wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

If Nextel Partners does not enter into a master site lease agreement with SpectraSite in the future, any site that would otherwise have been leased to Nextel Partners thereunder will instead be leased to Nextel's subsidiaries under the Nextel master site lease agreement.

     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement, will be supplemented from time to time to provide for the lease of space on certain additional communications towers or other transmission space at sites owned, constructed or acquired by SpectraSite. Nextel and, if Nextel Partners executes a master site lease agreement, Nextel Partners shall have a right of first refusal with respect to the sale of any sites acquired by SpectraSite as part of the Nextel tower acquisition, or that are constructed or acquired by SpectraSite under the master site commitment agreement.

     The master site lease agreements provide that within 15 days of the commencement of the lease of a given site, and on the first day of each month thereafter for the term of the lease, rental payments of $1,600 per month will be due on each tower which it leases to any of the tenants who are parties to the agreement. Monthly payments will be adjusted for partial months when appropriate. On each annual anniversary of a given lease's commencement, the rent owed under the lease will increase by 3%.

     Other rental provisions include:

     - an option for tenants to lease additional space, if such space is available, on sites where the tenant already leases space; and

     - a right allowing tenants to install, at their sole option and expense and only when additional capacity exists at the rental site, microwave antennae of various sizes and other equipment at additional rental rates delineated in the agreement.

These provisions are subject to the same annual 3% rate increase as is the base rent.

     The agreement further provides that each tenant is responsible for any portion of personal property taxes assessed on any site and directly attributable to the tenant's property, franchise and similar taxes imposed on the tenant's business and sales tax imposed upon payment or receipt of rents payable under the agreement. The landlord is responsible for all other taxes. Additionally, the agreement provides that the landlord will be responsible for certain types of insurance. Each tenant also is responsible for certain other types of insurance.

     The term of each lease contracted under the agreement is at least five years, with a right to extend for five successive five-year periods. In certain cases, the initial lease term will be six, seven or eight years. The lease is automatically renewed unless the tenant submits notification of its intent to terminate the lease, when its current term expires, prior to such expiration. The tenant has the right to trade the term of any given site for the term of any other site, upon written notice to the landlord. However, such a trade is limited to one time per site per term.

     A tenant may terminate a lease for any site, at its sole discretion, without further liability to the landlord, with 30 days prior written notice, if:

     - the tenant uses reasonable efforts and fails to obtain or maintain any license, permit or other approval necessary for operation of its communications equipment; or

     - the tenant is unable to use the tower due to FCC action which is not a result of any action by the tenant.

     Either party may terminate a lease for any site with 60 days prior written notice, if the other party breaches a nonmonetary obligation, subject to certain cure provisions. Either party may terminate a lease for any site with 10 days prior written notice, if the other party breaches a monetary obligation and that breach is not cured within the 10-day period. In addition, if Nextel, or Nextel Partners if it executes a master site lease agreement, defaults on rental payments with respect to more than 10% of the sites covered by its respective master site lease agreement and Nextel or Nextel Partners, as the case may be, remains in default for 30 days following notice from SpectraSite, SpectraSite may cancel the master site lease agreement of the defaulting party as to all sites covered by such agreement.

     SECURITY AND SUBORDINATION AGREEMENT. Concurrently with the closing, SpectraSite and Nextel entered into the security and subordination agreement. Under this agreement, we granted to Nextel a continuing security interest in the assets acquired in the Nextel tower acquisition or acquired or constructed under the master site commitment agreement. This interest secures our obligations under the Nextel master site lease agreement and, if applicable, the Nextel Partners master site lease agreement. The terms of an intercreditor agreement render Nextel's lien and the other rights and remedies of Nextel under the security and subordination agreement subordinate subject to the rights and remedies of the lenders under our credit facility.

     NEXTEL COMMUNICATIONS, INC. Nextel provides a wide array of digital and analog wireless communications services throughout the United States. Nextel offers a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Nextel's Digital Mobile Network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. Nextel has significant specialized mobile radio spectrum holdings in and around every major business population center in the country, including all of the top 50 metropolitan statistical areas in the United States.

     Nextel files periodic reports and other information with the SEC. For more information about Nextel, you should read Nextel's SEC filings. However, we are not incorporating any of Nextel's SEC filings by reference into this document.

TOWER LOCATIONS

     The following chart shows the location of our owned towers as of May 31, 1999:

                                                              NUMBER    % OF
                                                                OF     TOTAL
                           STATE                              TOWERS   TOWERS
                           -----                              ------   ------
California..................................................    379     17.7%
Michigan....................................................    157      7.3
Ohio........................................................    153      7.1
Florida.....................................................    142      6.6
Illinois....................................................    142      6.6
Georgia.....................................................    133      6.2
North Carolina..............................................    122      5.7
Texas.......................................................    102      4.8
Washington..................................................     74      3.5
Wisconsin...................................................     71      3.3
Louisiana...................................................     55      2.6
Tennessee...................................................     55      2.6
South Carolina..............................................     48      2.2
Missouri....................................................     47      2.2
Indiana.....................................................     46      2.1
Massachusetts...............................................     40      1.9
Oklahoma....................................................     39      1.8
Alabama.....................................................     38      1.8
Maryland....................................................     33      1.5
Oregon......................................................     31      1.4
Colorado....................................................     30      1.4
Nevada......................................................     28      1.3
Pennsylvania................................................     26      1.2
Arizona.....................................................     18      0.8
Utah........................................................     18      0.8
Virginia....................................................     17      0.8
Minnesota...................................................     15      0.7
New Jersey..................................................     14      0.7
New York....................................................     14      0.7
Kansas......................................................     13      0.6
Other.......................................................     46      2.1
                                                              -----    -----
          Total.............................................  2,146    100.0%
                                                              =====    =====

OUR SERVICES

     SpectraSite's business is divided into three areas:

     - tower operations, including leasing of tower space;

     - tower development; and

     - site acquisition.

     These services are centrally managed with proprietary documentation and through a program and site management database which contains information on all aspects of individual tower sites.

     TOWER OPERATIONS. The tower operations business consists of the leasing of antenna space on tower sites to wireless service providers, and the maintenance and management of tower sites. These services are provided for our towers and for carrier-owned towers. We generally receive monthly lease payments from customers payable under written antenna site leases. The majority of our outstanding customer leases, and the new leases we typically enter into, have original terms of five years, with four or five renewal periods of five years each, and usually provide for periodic price increases. Monthly lease pricing varies with the number and type of antennae installed on a communication site. When SpectraSite provides site leasing services for carrier-owned towers, SpectraSite receives a percentage of the revenues of the leases it obtains on behalf of the carrier. When we perform site management services for carrier-owned towers, the carrier pays us a fixed monthly fee for each managed site.

     Management believes that the site leasing portion of SpectraSite's business has significant potential for growth, and SpectraSite intends to expand its site leasing business through tower construction and selective acquisitions.

     Once acquired or constructed, SpectraSite maintains and manages its communication sites through a combination of in-house personnel and independent contractors. In-house personnel are responsible for oversight and supervision of all aspects of site maintenance and management and are particularly responsible for monitoring security access and lighting, radio frequency emission and interference issues, signage, structural engineering and tower capacity, tenant relations and supervision of independent contractors. We hire independent contractors locally to perform routine maintenance functions, such as landscaping, pest control, snow removal, site access and equipment installation oversight. We engage independent contractors on a fixed fee or time and materials basis.

     TOWER DEVELOPMENT. SpectraSite offers comprehensive build-to-suit program management and also selectively builds towers in strategic geographic locations for anchor tenant and co-location marketing opportunities. Under our build-to-suit programs, we generally construct tower networks only after having signed an antenna site lease agreement with an anchor tenant and having made the determination that the initial or planned capital investment for such tower network would not exceed a targeted multiple of tower cash flow after a certain period of time. In selling our build-to-suit programs, our representatives utilize their existing relationships in the wireless communications industry to target wireless service providers interested in outsourcing their network build-out. Proposals for build-to-suit towers are made by our sales representatives in response to specific requests for quotes or proposals from carriers. Although the terms vary from proposal to proposal, we typically offer a five-year lease agreement with four or five additional five-year renewal periods. The term of the anchor tenant lease is designed to match the term of the ground lease underlying the tower. While the proposed monthly rent also varies, anchor tenants will generally pay lower monthly rents than subsequent tenants.

     Build-to-suit proposal requests typically require SpectraSite to offer a fixed monthly lease rate for all towers included in the proposed network build-out. To arrive at this average monthly rate, we will analyze a number of factors including projected construction cost, projected average monthly ground lease rate, zoning and permitting issues and co-location opportunities.

     If a wireless provider accepts the terms of the proposal submitted by SpectraSite, the provider will award SpectraSite a mandate:

     - to pursue specific sites;

     - to identify appropriate sites within specific search rings; or

     - to build a tower network within a general area.

These mandates are in the form of non-binding agreements and either party may terminate the mandate at any time.

     Based on the status of the sites SpectraSite has been given a mandate to pursue, it will provide the site development activities required to:

     - secure and complete a ground lease;

     - obtain zoning approval and other required permits;

     - design the network; and

     - construct all towers within the network.

Prior to starting construction on each site, SpectraSite will enter into an antenna site lease agreement with a provider. Certain of the build-to-suit agreements contain penalty provisions in the event the towers are not completed within specified time periods.

     SpectraSite invests resources in radio frequency engineering and site acquisition of potential tower sites we believe have higher than average co-location opportunities. We do not commence tower construction until an anchor tenant signs a lease.

     SpectraSite also selectively pursues acquisitions of revenue-producing communication sites. Our goal is to acquire towers that have an initial or planned capital investment not exceeding a targeted multiple of tower cash flow after a certain period of time. We determine tower cash flow by subtracting from gross tenant revenues the direct expenses associated with operating the communication site, such as ground lease payments, real estate taxes, utilities, insurance and maintenance.

     SpectraSite has had discussions with a number of wireless communication providers regarding possible strategic partnerships and other investment arrangements other than the Nextel tower acquisition and the Westower merger. We have no present agreement regarding the terms of any such transaction. If and when attractive opportunities become available, we contemplate pursuing such opportunities. Nonetheless, we cannot assure you that any such future strategic business arrangement will be entered into or the timing thereof. Specifically, any decision we might make as to whether or not to pursue any such strategic partnership or similar business arrangement will be based upon, among other things, the relative attractiveness of available alternative business and investment opportunities, the regulatory environment for wireless communication properties, future developments relating to SpectraSite, general economic conditions and other future developments.

     SITE ACQUISITION. SpectraSite offers a full range of site acquisition services. Site acquisition typically occurs in four phases:

     - network pre-design;

     - communication site selection;

     - communication site acquisition; and

     - local zoning and permitting.

SpectraSite offers each phase of its site acquisition services to its customers.

     During the initial phase, network pre-design, SpectraSite performs pre-design analysis by investigating those areas of the Basic Trading Area that are designated as a priority by the customer. We will then identify, to the extent possible, all sites which meet the customer's radio frequency requirements. Geographic Information Systems specialists create maps of the sites, analyzing for a number of factors, including which areas may have the most favorable zoning regulations and availability of co-location opportunities. A preliminary zoning analysis is typically conducted, and we will determine those areas of the Basic Trading Area where zoning approval is likely, along with a possible time frame for approval. These initial services are intended to eliminate costly redesigns once a project is commenced, which can result in significant savings of both time and money.

     In the second phase, site selection, SpectraSite determines which sites:

     - most closely meet the radio frequency engineering requirements of the customer;

     - can be leased or purchased;

     - have the potential to be zoned for site construction or co-location based on the then current zoning requirements; and

     - are suitable for the construction of a site.

     Geographic Information Systems specialists select the most suitable sites based on demographics, traffic patterns and signal characteristics.

     Typically, SpectraSite will identify two or three potential sites for each location in the radio frequency engineering plan, with the intent of co-locating on an existing site or constructing a new site on the location most advantageous to the customer. FAA approval, when necessary, is also typically sought at this time.

     In the third phase, site acquisition, SpectraSite secures the right from the property owner to construct a tower or co-locate on the site. Depending on the type of interest in the property that we believe will best suit the needs of the customer, we will negotiate and enter into on behalf of the customer:

     - a contract of sale under which the customer acquires fee title to the property;

     - a long-term ground or rooftop lease under which the customer acquires a leasehold interest in the property, typically a five-year lease with four or five renewal periods of five years each;

     - an easement agreement under which the customer acquires an easement over the property; or

     - an option to purchase or lease the property under which the customer has a future right to acquire fee title to the property or acquire a leasehold interest.

     It is during this phase of the site acquisition services that SpectraSite generally obtains a title report on the site, conducts a survey of the site, performs soil analysis of the site and obtains an environmental survey of the site.

     The final phase, local zoning and permitting, includes preparing all appropriate zoning applications and providing representation at any zoning hearings that may be conducted. SpectraSite also obtains all necessary entitlement land use permits necessary to commence construction on the site or install equipment on the site.

     Once SpectraSite is hired on a site acquisition project, a site acquisition team is dispatched to the project site. A temporary field office is established for the duration of the project. The site acquisition team is typically composed of permanent in-house employees, supplemented with local hires employed only for that particular project. A team leader is assigned to each phase of the site acquisition project and reports to a project manager who oversees all team leaders. Upon the completion of a site acquisition project, the field office typically is closed and all permanent in-house employees are either relocated to another project or directed to return to headquarters or one of the other division offices.

     SpectraSite generally sets prices for each site acquisition service separately. Customers are billed for these services on a fixed price or time and materials basis, and we may negotiate fees on individual sites or for groups of sites.

CUSTOMERS

     SpectraSite has performed site acquisition, tower construction and site leasing services for several of the largest wireless service providers. The majority of our contracts have historically been for personal communications services customers. We also serve enhanced specialized mobile radio, specialized mobile radio and cellular wireless providers. In both its site acquisition and site leasing businesses, we work with national, local and regional operators. For the year ended December 31, 1997, Powertel, Sprint PCS, GTE Mobility, Intercel and Horizon accounted for 38.9%, 18.8%, 14.7%, 13.0% and 11.2%, respectively, of our revenue. For the year ended December 31, 1998, Powertel and Tritel accounted for 46.6% and 24.3%, respectively, of our revenues. No other customer accounted for more than 10% of our revenues during the year ended December 31, 1998.

SALES AND MARKETING

     SpectraSite's sales and marketing goals are:

     - to further cultivate existing customers in order to obtain mandates for build-to-suit programs and to maximize sales of site acquisition services;

     - to position us to become a market leader in the site leasing business;

     - to use existing relationships and develop new relationships with wireless service providers to lease antennae space on SpectraSite-owned or -managed communication sites; and

     - to form affiliations with select communications system vendors who utilize end-to-end services, including those we provide, which will enable us to market our services and products through additional channels of distribution.

     Historically, SpectraSite has capitalized on the strength of its experience, performance and relationships with wireless service providers to obtain build-to-suit mandates, and it expects to continue to enhance and leverage these attributes to sell site acquisition services, build-to-suit programs and antennae space on SpectraSite-owned or -managed communication sites.

     Maintaining and cultivating relationships with wireless service providers is a main focus of senior management. SpectraSite's strategy is to delegate sales efforts to those of its employees who have the best relationships with the wireless service providers. The representatives are assigned specific accounts based on historical experience with a provider and the quality of the relationship between the SpectraSite representative and such provider. Most wireless service providers have national corporate headquarters with regional offices. We believe that most decisions for site acquisition and site leasing services are made by providers at the regional level with input from their corporate headquarters. Our sales representatives work with provider representatives at the local level and at the national level when appropriate. Our sales staff compensation is heavily weighted to incentive-based goals and measurements. In addition to our marketing and sales staff, we rely upon our executive and operations personnel on the national and field office levels to identify sales opportunities within existing customer accounts, as well as acquisition opportunities.

COMPETITION

     SpectraSite's principal competitors include American Tower Corporation, Crown Castle International Corp., Pinnacle Holdings, Inc., SBA Communications Corporation and Unisite, Inc. See "Risk Factors -- SpectraSite competes with companies which have greater financial resources."

     Towers are not the only kind of platform for radio transmitters. The FCC has authorized numerous entities and is considering applications from many others to provide fixed and mobile satellite services using various frequency bands in a manner that may compete with terrestrial service providers. Iridium, for example, has commenced space-borne provision of mobile satellite service, and Teledesic plans to provide high-speed fixed satellite data services through low-earth-orbit satellites. In 1997, the FCC allocated one gigahertz of spectrum in the fixed satellite 47 GHz band for any use consistent with the spectrum allocation table. The FCC has decided to auction this spectrum in 200 MHz blocks for the provision of communications services. It is as yet unclear which of these new technologies will be commercially feasible, and to what extent they will offer significant competitive alternatives to terrestrial structures.

EMPLOYEES

     As of May 31, 1999, SpectraSite had 185 employees, none of whom are represented by a collective bargaining agreement. SpectraSite considers its employee relations to be good. Due to the nature of our site acquisition business, we may experience increases and decreases in employees as site acquisition contracts are completed.

PROPERTIES

     SpectraSite is headquartered in Cary, North Carolina, where it currently leases approximately 12,250 square feet of space. We have established full-service regional offices in the New York, Atlanta, Chicago and San Francisco areas. In addition, we currently lease an office in Little Rock. We open and close project offices from time to time in connection with our site acquisition business, which offices are generally leased for periods not exceeding 18 months.

LEGAL PROCEEDINGS

     From time to time, SpectraSite is involved in various legal proceedings relating to claims arising in the ordinary course of business. SpectraSite is not a party to any such legal proceeding, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on its business, financial condition or results of operations.

INTERNATIONAL

     SpectraSite's primary focus is on its domestic operations. From time to time, however, we may evaluate international opportunities and take advantage of those that we feel may be profitable. As part of the proposed merger with Westower, we will acquire an interest in certain tower operations in Canada and Brazil. For more information about this operation, see "Description of Westower -- Brazilian Operations." Currently, we are not considering any other significant international projects.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF SPECTRASITE

     The following table sets forth summary historical financial data of SpectraSite derived from the audited and unaudited financial statements included elsewhere in this proxy statement/prospectus, as of and for:

     - the year ended December 31, 1996;

     - the period from January 1, 1997 to May 12, 1997;

     - the period from SpectraSite's inception on April 25, 1997 to December 31, 1997;

     - the year ended December 31, 1998;

     - the three months ended March 31, 1998; and

     - the three months ended March 31, 1999.

     The data for the three months ended March 31, 1998 and 1999 were derived from SpectraSite's unaudited financial statements for those periods. Data for all other periods presented were derived from the audited financial statements of SpectraSite and its predecessor, Telesite Services, LLC. SpectraSite prepared the unaudited financial data on the same basis as the audited financial statements and, in management's opinion, such data include all normal and recurring adjustments necessary to fairly present the information. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results expected for the entire year.

     The unaudited combined financial information for the year ended December 31, 1997 has been derived from the audited financial statements of Telesite for the period January 1 - May 12, 1997 and the audited financial statements of SpectraSite from April 25 - December 31, 1997. The unaudited financial data have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present the information fairly.

     The information set forth below should be read in conjunction with "SpectraSite Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

                                        TELESITE (PREDECESSOR)     SPECTRASITE     YEAR ENDED DECEMBER 31,        SPECTRASITE
                                       -------------------------   ------------   --------------------------   ------------------
                                                      JANUARY 1,    APRIL 25,      TELESITE &                  THREE MONTHS ENDED
                                        YEAR ENDED      1997 -        1997 -      SPECTRASITE                      MARCH 31,
                                       DECEMBER 31,    MAY 12,     DECEMBER 31,     COMBINED     SPECTRASITE   ------------------
                                           1996          1997          1997           1997          1998        1998       1999
                                       ------------   ----------   ------------   ------------   -----------   -------   --------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
  Site acquisition...................     $8,841        $1,926       $ 5,002        $ 6,928       $  8,142     $ 2,319   $  2,383
  Site leasing.......................         --            --            --             --            656          11        572
                                          ------        ------       -------        -------       --------     -------   --------
Total revenues.......................      8,841         1,926         5,002          6,928          8,798       2,330      2,955
Costs of operations:
  Site acquisition...................      2,255           595         1,120          1,715          2,492         708        550
  Site leasing, exclusive of
    depreciation.....................         --            --            --             --            299           8        354
                                          ------        ------       -------        -------       --------     -------   --------
                                           2,255           595         1,120          1,715          2,791         716        904
Selling, general and
  administrative(a)..................      4,256         1,742         7,688          9,430         10,246       1,995      2,830
Depreciation expense.................         91            56           191            247            712         101        501
Restructuring charge.................         --            --            --             --             --          --        600
                                          ------        ------       -------        -------       --------     -------   --------
Operating income (loss)(a)...........     $2,239        $ (467)      $(3,997)       $(4,464)      $ (4,951)    $  (482)  $ (1,880)
                                          ======        ======       =======        =======       ========     =======   ========
Net income(loss).....................      2,289          (503)       (3,890)        (4,393)        (9,079)       (252)    (4,517)
Net income (loss) applicable to
  common shareholders................      2,289          (503)       (4,390)        (4,893)       (11,235)       (483)    (5,277)
Earnings per share(b):
  Basic and fully diluted............                                     (5)                          (12)         (1)        (6)
  Weighted average shares
    outstanding......................                                    932                           947         932        947

                                        TELESITE (PREDECESSOR)     SPECTRASITE     YEAR ENDED DECEMBER 31,        SPECTRASITE
                                       -------------------------   ------------   --------------------------   ------------------
                                                      JANUARY 1,    APRIL 25,      TELESITE &                  THREE MONTHS ENDED
                                        YEAR ENDED      1997 -        1997 -      SPECTRASITE                      MARCH 31,
                                       DECEMBER 31,    MAY 12,     DECEMBER 31,     COMBINED     SPECTRASITE   ------------------
                                           1996          1997          1997           1997          1998        1998       1999
                                       ------------   ----------   ------------   ------------   -----------   -------   --------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
Net cash provided by (used in)
  operating activities...............     $1,109        $  (71)      $   223        $   152       $ (2,347)    $   (64)  $   (278)
Net cash provided by (used in)
  investing activities...............       (853)         (322)       (7,178)        (7,500)       (45,002)     (1,029)    12,062
Net cash provided by (used in)
  financing activities...............       (266)          390         9,189          9,579        144,663      16,118       (253)
EBITDA(c)............................      2,330          (411)       (3,508)        (3,919)        (3,683)       (254)    (4,621)
Depreciation and amortization........         91            56           489            545          1,268         228        656
Capital expenditures(d)..............        498            64           850            914         26,598       1,322      3,373
Cash interest expense................         64            31            64             95            216          27         --
SELECTED OPERATING DATA (AT END OF
  PERIOD):
Number of owned towers.........................................................           5            106           5        142
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash, cash equivalents and short term investments..............................     $ 2,234       $114,962     $17,259   $111,079
Total assets...................................................................      13,642        161,946      30,630    160,712
Total liabilities..............................................................       5,040        135,357       5,508    138,640
Stockholders' deficiency.......................................................      (1,898)       (14,067)     (2,609)   (19,344)

---------------

Notes to Selected Historical Financial Information of SpectraSite

(a) Selling, general and administrative expense and operating income attributable to site acquisition activities for the period April
    25 - December 31, 1997 were $2,706 and $1,110, respectively. In addition, selling, general and administrative expense includes approximately $1,463 of non-recurring charges primarily related to formation costs and the operations of Metrosite.

(b) Telesite was a limited liability company and, therefore, earnings per share is not applicable.

(c) EBITDA consists of operating income (loss) before depreciation and amortization expense and provisions for restructuring and other nonrecurring charges. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

    EBITDA is widely used in the communications site industry as a measure of a company's operating performance. SpectraSite believes that EBITDA can assist in comparing company performance on a consistent basis without regard to depreciation and amortization, which may vary significantly depending on accounting methods where acquisitions are involved or non-operating factors such as historical cost bases. EBITDA presented in the table is consistent with EBITDA calculated under the indenture governing the notes.

(d) Capital expenditures for Telesite have been reduced for the periods ended December 31, 1996 and May 12, 1997 by $340 and $258, respectively. These expenditures were for land and construction in progress which were sold prior to the closing of the acquisition of Telesite.

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

              SPECTRASITE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Integrated Site Development, Inc., a Delaware corporation which has since been renamed SpectraSite Holdings, Inc., was incorporated on April 25, 1997. Integrated Site Development, U.S. Towers, Inc., Metrosite and Telesite were combined to form SpectraSite through a series of transactions effected as of May 12, 1997. Following this transaction, U.S. Towers was renamed SpectraSite Communications, Inc., and on October 31, 1997, Telesite was merged into SpectraSite Communications. On February 27, 1998, we sold Metrosite to an unaffiliated third party for approximately $299,000 in cash, plus the right to certain royalty payments which continue for a period of six years. Metrosite primarily provides site acquisition services to municipal governments. As a result of the foregoing transactions and as of the date of this proxy statement/prospectus, SpectraSite Communications is a wholly-owned subsidiary of SpectraSite, and substantially all of our operations are conducted through SpectraSite Communications and its subsidiaries.

     SpectraSite has operated the site acquisition services business for a limited period of time and had no operations prior to May 12, 1997. The acquisitions were accounted for as a purchase and, accordingly, the results of operations of the respective former entities are included in the consolidated operations of SpectraSite from the date of acquisition to, in Metrosite's case, the date of disposition.

     SpectraSite plans to continue to offer site acquisition services in the future. However, its primary focus will be on the ownership of multi-tenant towers and leasing of antenna space on such towers. As of December 31, 1998, we had 106 towers in service. As a result of our limited operating history and primary focus on tower ownership and leasing, management believes that our results of operations for the period ended December 31, 1997 and for the year ended December 31, 1998 are not indicative of our results of operations in the future.

RECENT EVENTS

     During 1998, a group of investors purchased seven million shares of SpectraSite's Series B preferred stock in a series of transactions for an aggregate purchase price of $28.0 million.

     In May 1998, SpectraSite sold its 33% interest in Communications Management Specialists to the other owners for approximately $0.4 million. As payment SpectraSite received a note payable over 60 months and bearing interest at 8.5% per annum. Communications Management Specialists provides construction management services to telecommunications companies.

     In June 1998, SpectraSite acquired all of the membership interests of H&K Investments LLC, an independent tower owner, for an aggregate purchase price of $1.4 million, and in December 1998, H&K was merged with SpectraSite. H&K owned five towers; each of the towers has multiple tenants, and Sprint PCS is the anchor tenant on all five towers.

     In June 1998, SpectraSite completed the private offering of $225,238,000 aggregate principal amount at maturity of 12% senior discount notes due 2008.

     In August 1998, SpectraSite and Airadigm, a regional provider of wireless communications services, entered into an agreement covering our acquisition of up to 47 communications towers and certain related assets from Airadigm for $11.75 million. Airadigm is the anchor tenant on each tower. Under the agreement, we acquired 40 of the towers in 1998, four towers in January 1999 and one tower in April 1999. We paid $11.25 million for 45 towers, with the remaining $0.5 million released from escrow and returned to us after we decided not to close on the purchase of the remaining two towers. Airadigm has recently filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

     In August 1998, SpectraSite acquired 14 ground leases and two towers in inventory from Amica, a regional provider of wireless communications services, for an aggregate cash purchase price of

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

approximately $0.5 million. We have constructed towers on the sites. Amica is the anchor tenant on all 14 towers.

     In September 1998, SpectraSite acquired all of the shares of capital stock of GlobalComm, Inc. for $2.0 million in cash, and as of December 30, 1998, GlobalComm was merged into SpectraSite Communications. GlobalComm provides co-location marketing services to BellSouth Mobility DCS and other wireless communications providers in North Carolina, South Carolina and Tennessee. The founder and president of GlobalComm, Michael Garrett, joined SpectraSite as Vice President -- Co-location Management and, in this capacity, Mr. Garrett is responsible for marketing available antenna space on all of our owned towers.

     In April 1999, SpectraSite acquired 2,000 communications towers from Nextel for a combination of cash and stock.

     In connection with the Nextel tower acquisition, SpectraSite privately placed 46,286,795 shares of SpectraSite's Series C preferred stock for an aggregate purchase price of $231.4 million. We used proceeds from this sale to partially fund the Nextel tower acquisition.

     On April 20, 1999, SpectraSite completed the private offering of $586.8 million aggregate principal amount at maturity of 11 1/4% senior discount notes due 2009. We used a portion of the net proceeds from this offering to partially fund the Nextel tower acquisition and to pay related fees and expenses. We will use the remaining proceeds for general corporate purposes, including construction of new towers and possible selective acquisitions.

     SpectraSite has entered into a new $500.0 million seven-year credit facility. We borrowed $150.0 million under this facility at the closing of the Nextel tower acquisition.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998.

     Revenues from site acquisition services remained at $2.3 million for the three months ended March 31, 1999 compared to the three months ended March 31, 1998. Revenues from site leasing increased to $0.6 million for the three months ended March 31, 1999 from $11,000 for the three months ended March 31, 1998 primarily as a result of revenues derived from communications towers which SpectraSite acquired or constructed in the second half of 1998.

     Costs of operations increased to $0.9 million for the three months ended March 31, 1999 from $0.7 million for the three months ended March 31, 1998. The increase in costs was attributable to site leasing activity. Gross profit increased to $2.1 million for the three months ended March 31, 1999 from $1.6 million for the three months ended March 31, 1998. As a percentage of total revenues, gross profit increased to 69.4% for the three months ended March 31, 1999 from 69.3% for the three months ended March 31, 1998. As our site leasing operations mature, additional tenants on a tower will generate disproportionately larger increases in gross profit margin and cash flow due to the low associated variable operating costs.

     Selling, general and administrative expenses increased to $2.8 million for the three months ended March 31, 1999 from $2.0 million for the three months ended March 31, 1998. The increase is a result of expenses related to additional corporate overhead and field operations to manage and operate the growth in the ongoing activities of SpectraSite. Depreciation expense increased to $0.5 million for the three months ended March 31, 1999 from $0.1 million for the three months ended March 31, 1998 as a result of the increased number of communication towers we own.

     In March 1999, SpectraSite announced that it would relocate its marketing and administrative operations from Little Rock, Arkansas and Birmingham, Alabama to its corporate headquarters in Cary, North Carolina. As a result, we recorded a restructuring charge of $0.6 million in the quarter ended March 31, 1999 for employee termination and other costs related to the relocation of these activities.

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

     As a result of the factors discussed above, our operating loss was $1.9 million for the three months ended March 31, 1999 compared to $0.5 million for the three months ended March 31, 1998.

     SpectraSite's net interest expense increased to $2.6 million during the three months ended March 31, 1999 from $27,000 for the three months ended March 31, 1998, reflecting additional interest expense due to the issuance of the 2008 notes in June 1998.

     SpectraSite recorded other income of $0.3 million for the three months ended March 31, 1998 resulting from a gain on the sale of assets in connection with the disposal of Metrosite.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE COMBINED RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997.

     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and for the period from April 25, 1997 through December 31, 1997, and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997.

     Revenues increased to $8.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 due to the initiation of site leasing activity and an increase in the number and size of site development services projects.

     Selling, general and administrative expenses, including depreciation expense, increased to $11.0 million for the year ended December 31, 1998 from $9.7 million for the year ended December 31, 1997. The increase is a result of expenses related to additional corporate overhead to manage and operate the ongoing activities of SpectraSite. Marketing expenses related to tower development activities as well as the site acquisition operations also contributed to the increase in expenses. Telesite did not actively market its services, relying primarily on its reputation in the industry and customer referrals to generate revenues. To support our entry into tower development and leasing, we have established a dedicated marketing effort which promotes tower development and leasing as well as site acquisition services. Amortization of goodwill increased to approximately $0.6 million in the year ended December 31, 1998 compared to approximately $0.3 million in the year ended December 31, 1997 as a result of acquisitions.

     As a result of the factors discussed above, our operating loss was $5.0 million for the year ended December 31, 1998, compared to $4.5 million for the year ended December 31, 1997.

     Other income, which consists primarily of gain on sales of assets and equity in earnings of affiliates, increased to approximately $0.5 million for the year ended December 31, 1998 from approximately $0.1 million for the year ended December 31, 1997. The increase is a result of a gain on the sale of assets in connection with the disposal of Metrosite during the first quarter of 1998 of approximately $0.5 million. During the year ended December 31, 1997, we recognized approximately $0.2 million as equity earnings of Communication Management Specialists. We disposed of our interest in Communication Management Specialists during the second quarter of 1998 and did not recognize any equity in the earnings of such affiliate during 1998.

COMBINED RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TELESITE'S RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996.

     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and for the period from April 25, 1997 through December 31, 1997, and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997 and for the twelve month period ended December 31, 1996.

     Total revenues decreased to $6.9 million for the twelve months ended December 31, 1997 from $8.8 million for the twelve months ended December 31, 1996 due primarily to the decreased demand for site development services from more established personal communications services licensees as a result of their completing the first phase of construction in their initial markets and not yet commencing secondary build-outs in such markets or in additional markets, and the fact that holders of certain more recently issued licenses had not yet commenced construction of tower networks in their respective markets.

     Selling, general and administrative expenses increased to $9.7 million for the twelve months ended December 31, 1997 from $4.3 million for the twelve months ended December 31, 1996. The increase is a result of the expenses related to management of the ongoing activities of SpectraSite, expenses related to the implementation of tower development and marketing activities, one-time non-cash charges of approximately $2.6 million as a result of the formation of SpectraSite, amortization of goodwill of approximately $0.3 million in connection with our acquisition of Telesite and expenses incurred in connection with the operations of Metrosite. We sold our interest in Metrosite during early 1998. We anticipate that in the future costs related to tower development activities will be capitalized as part of the cost of the towers.

     Operating loss was $4.5 million for the twelve months ended December 31, 1997 compared to $2.2 million during the twelve months ended December 31, 1996. The change is primarily a result of the decline in revenues and the increase in selling, general and administrative expenses attributable to the commencement of operations of SpectraSite.

     Other income, which consists primarily of equity in earnings of affiliates, was approximately $0.1 million for the twelve months ended December 31, 1997 and for the twelve months ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     SpectraSite Holdings is a holding company whose only significant asset is the outstanding capital stock of its subsidiary, SpectraSite Communications. Our only source of cash to pay interest on and principal of the 2008 notes and the 2009 notes is distributions from SpectraSite Communications. Prior to July 15, 2003, interest expense on the 2008 notes will consist solely of non-cash accretion of an original issue discount and the notes will not require annual cash interest payments. After such time, the 2008 notes will have accreted to approximately $225.0 million and will require semi-annual cash interest payments of $13.5 million. In addition, the 2008 notes mature on July 15, 2008. Similarly, the 2009 notes will not require cash interest payments prior to October 15, 2004 and mature on April 15, 2009. After October 15, 2004, the 2009 notes will have accreted to approximately $586.8 million and will require semi-annual cash interest payments of $33.0 million. Furthermore, the new credit facility provides for periodic principal and interest payments.

     To complete the Nextel tower acquisition and pay related fees and expenses, we used $150.0 million of borrowings under our new credit facility, $340.0 million of proceeds from the sale of the 2009 notes and $231.4 million from the sale of Series C preferred stock. In addition, Nextel received shares of Series C preferred stock valued at $70.0 million. We also issued two million shares of common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition. We did not utilize these commitments for the Nextel acquisition primarily because of the success of the 2009 notes offering. We currently have $350.0 million available under our credit facility to fund new tower construction or acquisition activity. In addition, our cash, cash equivalents and short-term investments are $241.9 million.

     We filed a registration statement with the SEC to register notes substantially identical to the 2008 notes to be exchanged for the outstanding, privately-placed 2008 notes. Since we did not complete this exchange offer prior to March 10, 1999, the interest rate on the 2008 notes increased by 0.50% per annum. This additional interest will accrue on the 2008 notes until we complete the exchange offer, and we will pay this interest in cash on each July 15 and January 15 until we complete the exchange offer. Similarly, under a registration rights agreement with the initial purchasers of the 2009 notes, Holdings agreed to file a registration statement with the SEC for an exchange offer of registered notes for the privately placed 2009 notes before July 20, 1999. Since we did not file the 2009 notes exchange offer registration statement before July 20, 1999, the interest rate on the 2009 notes increased by 0.50% per year. This additional interest will accrue on the 2009 notes until we file the exchange offer registration statement, and we will pay this interest in cash on each October 15 and April 15 until we file the registration statement. We expect to file a registration statement with respect to the 2009 notes exchange offer on or before August 13, 1999.

     As a result of the issuance and sale of our Series B preferred stock and the 2008 notes, we realized net proceeds of $147.7 million, after deducting fees and expenses. SpectraSite has used:

     - $11.25 million to acquire the 45 Airadigm towers;

     - approximately $0.5 million to acquire 14 ground leases and two towers in inventory from Amica and to construct towers on the sites;

     - $2.0 million for the acquisition of GlobalComm; and

     - $2.3 million to repay outstanding indebtedness.

     The remaining proceeds will be used for the construction and acquisition of towers and for general working capital purposes.

     Net cash used in operating activities was $0.3 million in the three months ended March 31, 1999 and $2.3 million in the year ended December 31, 1998. Cash provided by operations activities was $0.2 million during the period from inception to December 31, 1997. The cash used in operating activities was primarily attributable to the net loss incurred in the three months ended March 31, 1999 and an increase in accounts receivable resulting from the timing of billings related to site development services and the net loss incurred during the year ended December 31, 1998. Net cash provided by investing activities during the three months ended March 31, 1999 was $12.1 million, primarily as a result of maturities of short-term investments of $15.4 million partially offset by capital expenditures of $3.4 million. Net cash used for investing for the year ended December 31, 1998 was $45.0 million compared to $7.2 million for the year ended December 31, 1997. The cash used for investing activities during the year ended December 31, 1998 was primarily the result of the investment of unused proceeds from the sale of the 2008 notes in short-term investments, costs associated with tower construction, acquisition of towers from Airadigm and the acquisition of GlobalComm. The cash used for investing activities during the year ended December 31, 1997 primarily related to the acquisition of Telesite. Net cash used in financing activities for the three months ended March 31, 1999 was $0.3 million primarily due to debt issuance costs. Net cash provided by financing activities for the year ended December 31, 1998 was $144.7 million compared to $9.2 million for the same period in 1997. The increase in cash provided by financing activities was attributable to the proceeds from the sales of the 2008 notes and the Series B preferred stock.

     Our ability to make scheduled payments of principal of, or to pay interest on, our debt obligations, and our ability to refinance any such debt obligations, including the 2008 notes and the 2009 notes, or to fund planned capital expenditures, will depend on our future performance, which, to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business strategy contemplates substantial capital expenditures in connection with our planned tower buildout. Based on SpectraSite's current operations and anticipated revenue growth, management believes that cash flow from operations, available cash of approximately $241.9 million and anticipated available borrowings under the new credit facility will be sufficient to fund our capital expenditures of approximately $140.0 million through fiscal 1999. Thereafter, however, or in the event SpectraSite exceeds its currently anticipated capital expenditures for fiscal 1999, SpectraSite anticipates that it will seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require SpectraSite to significantly reduce its planned capital expenditures or scale back the scope of its tower buildout or acquisition activities, any of which could have a material adverse effect on its business, prospects, financial condition or results of operations. There can be no assurance that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness and make anticipated capital expenditures.

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     Some of our expenses, such as those for marketing, wages and benefits generally increase with inflation. However, we do not believe that our financial results have been, or will be, adversely affected by inflation in a material way.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

YEAR 2000 COMPLIANCE

     We have conducted a comprehensive review of our computer systems to identify which of our systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999. We believe that most, if not all, of our computer software and systems are year 2000 compliant, because most of our hardware and software has been purchased within the past 18 months. We expect to incur internal staff costs, as well as other expenses, related to testing and updating our systems to prepare for the millennium date change. We presently believe that, with minor modifications and upgrades to existing software and successful conversion to new software, the year 2000 issue will not pose significant operational problems for our systems as so modified, upgraded or converted. In fact, even if all of our computer systems and other equipment vulnerable to the millennium date change failed, we could continue operations uninterrupted after such failures. Like most other companies, SpectraSite is dependent upon a variety of external suppliers including vendors providing electrical power, telephony, water and other necessary commodities. SpectraSite also relies upon the interstate banking system and related electronic communications for functions such as transmitting financial data from field offices. We are not aware currently of any material non-compliance by these vendors that will materially affect our business operations; however, we do not control these systems and cannot assure you that they will be converted in a timely fashion. Any delays or omissions by us or our customers, suppliers or contractors to resolve the year 2000 issue could materially adversely affect our business, financial condition or results of operations. We do not anticipate material expenditures related to the year 2000 issue and incremental costs to date have been negligible, but we cannot assure you that amounts to be spent on addressing the year 2000 issue will not be material.

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                      CERTAIN TRANSACTIONS OF SPECTRASITE

TELESITE AND METROSITE ACQUISITION

     On May 12, 1997, in connection with its formation, SpectraSite purchased the outstanding membership units of Telesite and Metrosite for an aggregate purchase price of $7,233,125 which included 81,753 shares of common stock valued at $71,125 in the aggregate. In addition, as part of the acquisition consideration, 408,764 shares of common stock were issued into escrow, to be released upon the acquired business achieving certain operating goals. The escrow arrangement provides that SpectraSite may repurchase the shares held in escrow if the acquired business does not achieve the specified operating goals. In May 1998, SpectraSite exercised its option to repurchase 204,382 shares of the common stock held in escrow for an aggregate repurchase price of $204.38, and in May 1999, SpectraSite repurchased an additional 137,828 shares for an aggregate purchase price of $137.83. The remaining 66,554 shares of common stock were released to Mr. Finley in May 1999.

     Joe L. Finley, III, formerly the Vice Chairman of SpectraSite's board of directors, members of Mr. Finley's family and entities controlled by Mr. Finley received all of the aggregate purchase price, which amount included a note payable to Mr. Finley in the original principal amount of $2,312,000, and all of the common stock issued in connection with the acquisitions. SpectraSite used $2,331,953 of the proceeds from the sale of the 2008 notes to pay the outstanding principal amount of and accrued interest on the note payable to Mr. Finley.

GLOBALCOMM ACQUISITION

     On September 23, 1998, SpectraSite acquired all of the shares of capital stock of GlobalComm, Inc. for approximately $2.0 million in cash. In connection with this acquisition, SpectraSite granted Michael Garrett, the founder and president of GlobalComm, an option to purchase 100,000 shares of its common stock for a nominal price per share. This option vests in equal installments over a three-year period, with the first installment vesting on June 30, 1999.

REPURCHASE OF COMMON STOCK FROM FORMER EMPLOYEE

     In an agreement dated September 15, 1998, a former employee agreed to sell 125,000 shares of SpectraSite common stock to SpectraSite and to release SpectraSite from any potential claims for an agreed upon price. In addition, the agreement provided that stockholders of SpectraSite would have an option to purchase the former employee's remaining 37,605 shares of SpectraSite common stock for the same price per share, provided that SpectraSite advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. On October 9, 1998, SpectraSite paid the former employee $0.5 million for his shares and the release under the agreement, and on February 5, 1999, David P. Tomick purchased the remaining 37,605 shares for an aggregate purchase price of $150,240.

THE PREFERRED STOCK OFFERINGS

     According to the terms of a stock purchase agreement, dated as of May 12, 1997, the Whitney Equity Partners, L.P. and Kitty Hawk Capital Limited Partnership, III purchased an aggregate of 3,462,830 shares of SpectraSite's Series A preferred stock for an aggregate purchase price of $10.0 million in a transaction exempt from registration under the Securities Act.

     According to the terms of a stock purchase agreement, dated as of March 23, 1998, Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, William R. Gupton, Jack W. Jackman and Alton D. Eckert purchased an aggregate of 7,000,000 shares of SpectraSite's Series B preferred stock for an aggregate purchase price of $28.0 million in a transaction exempt from registration under the Securities Act.

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

     According to the terms of a stock purchase agreement, dated as of February 10, 1999, as amended on April 20, 1999, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., Kenneth Melkus, Patrick J. Welsh, Russell
L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. VanBuren, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Lawrence
B. Sorrel, D. Scott Mackesy, Priscilla A. Newman, Rudolph E. Rupert, Trust under an agreement dated 11/26/84 for the benefit of Eric Welsh, Trust under an agreement dated 11/26/84 for the benefit of Randall Welsh, Trust under an agreement dated 11/26/84 for the benefit of Jennifer Welsh, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., certain affiliates of Canadian Imperial Bank of Commerce, The North Carolina Enterprise Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, IV, Finley Family Limited Partnership, Eagle Creek Capital, L.L.C., David P. Tomick, Jack W. Jackman, Alton D. Eckert, William R. Gupton, The Price Family Limited Partnership and Benake L.P. agreed to purchase 46,286,795 shares of Holdings' Series C convertible preferred stock in connection with and partially to fund the Nextel tower acquisition. The Series C investors paid an aggregate purchase price of $231,433,975 on April 20, 1999 for the shares of Holdings' Series C preferred stock in a transaction exempt from registration under the Securities Act.

     The Series C investors, including the holders of the Series A preferred stock and the Series B preferred stock, and certain other stockholders of Holdings are entitled to certain rights under the stockholders' agreement and the registration rights agreement. See "Description of SpectraSite's Capital Stock -- Stockholders' Agreement" and "-- Registration Rights Agreement."

TRANSACTIONS RELATED TO THE NEXTEL TOWER ACQUISITION

     On April 20, 1999, in connection with the Nextel tower acquisition, Messrs. Sorrel, Rupert, McInerney and Price purchased 50,000, 25,000, 262,973 and 100,000 shares of SpectraSite's Series C preferred stock for $5.00 per share. In addition, Mr. Price purchased 100,000 shares of common stock and executed promissory notes as payment for the common stock. The promissory notes mature on April 20, 2009 and bear interest at 5.67% per year. Under the purchase agreement for Mr. Price's shares, 25% of the shares of common stock vest each year, with the first installment vesting on April 20, 2000. In addition, SpectraSite has the right to repurchase half of the shares at their original cost to Mr. Price at any time prior to April 20, 2000 and upon the date Mr. Price ceases to perform services for SpectraSite. Each of Messrs. Sorrel, Rupert, McInerney and Price are members of SpectraSite's board of directors. Messrs. Sorrel, Rupert and McInerney are also affiliates of Welsh, Carson, Anderson & Stowe.

     Affiliates of Welsh, Carson, Anderson & Stowe, J. H. Whitney & Co., and Canadian Imperial Bank of Commerce received an aggregate of two million shares of SpectraSite common stock as consideration for financing commitments made in connection with the Nextel tower acquisition. Welsh Carson, J. H. Whitney and affiliates of Canadian Imperial Bank of Commerce are each significant stockholders of SpectraSite and affiliates of each entity are members of SpectraSite's board of directors.

PURCHASE OF COMMON STOCK BY CHIEF EXECUTIVE OFFICER

     In May 1997, Stephen H. Clark agreed to invest additional personal funds in SpectraSite at the average per share price of the Series A and Series B preferred stock. In satisfaction of this commitment, Mr. Clark purchased 210,000 shares of SpectraSite common stock for an aggregate purchase price of $772,800 on April 20, 1999.

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                            DESCRIPTION OF WESTOWER

INTRODUCTION

     Westower is a leading full service provider of integrated tower services to the wireless communications industry in the U.S. and Canada. We offer turn-key communications site development and tower construction services and also lease antennae sites on the towers we own. Since our founding in 1990, we have participated in one or more aspects of the development of over 7,500 communications sites. As a result, we have developed strong relationships and built a reputation for quality tower construction with many of North America's wireless carriers. Beginning in 1999, we aggressively expanded our tower ownership and antenna site leasing capabilities, independent tower ownership and antenna co-location.

     Our operations are divided into two broad categories:

     - communications site development and tower construction services; and

     - tower ownership and antenna site leasing.

Between October 1997 and November 1998, we acquired 13 strategically positioned companies to establish a presence in North America for turn-key communications site development and tower construction services. In the past, substantially all of Westower's revenues have been derived from communications site development and tower construction services.

     Westower's recent corporate strategy has been to use its expertise and relationships developed from its tower construction and other site development services to enhance its position as a tower owner. Westower owns towers through acquisitions of existing towers and build-to-suit mandates. Under a build-to-suit mandate, Westower builds one or more towers for a wireless carrier which has entered into a long-term anchor tenant lease. Westower retains ownership of the tower and the exclusive right to co-locate additional third-party antennae on the tower.

     In May 1999, Westower also completed the purchase of a portion of the assets of the American Television Relay business unit of MCI Telecommunications Corporation. American Television Relay transports primarily video signals through the more remote areas of Arizona, California, New Mexico, Nevada and Texas. Northern Arizona University is the primary customer, and it uses the American Television Relay network to provide distance and conferenced learning to the smaller communities throughout the State of Arizona. American Television Relay also supplies the video transmission of major sportcasts and feeds broadcast signals to regional cable television providers within the southwestern United States. The five state network contains 137 American Television Relay and decommissioned MCI telecommunication sites, including 63 towers purchased by Westower.

     COMMUNICATIONS SITE DEVELOPMENT AND TOWER CONSTRUCTION SERVICES. Communications site development and tower construction typically occurs in five phases:

     - program management;

     - communications site selection and acquisition;

     - architectural and engineering services;

     - communications site development and tower construction; and

     - tower site maintenance.

     Program management. Effective program management begins with a complete understanding of the wireless communications industry. With experience in every discipline of a network build-out, we have been involved in the development and management of thousands of wireless communications sites. From refining processes within major carrier organizations to guiding executive-level strategic planning, our staff provides a global overview and practical expertise for any network deployment.

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

     Westower utilizes state-of-the-art information technology to assist new and established wireless carriers confronted by the challenge of building and operating a transmission network. As project manager, we organize and oversee all aspects of a large build-out project. Every job description, task, file, form, database and report that is essential to an efficient wireless network build-out is defined and assembled. We use site selection criteria keyed to the wireless service that the customer provides to develop a deployment strategy that best allows the customer to effectively and efficiently service its market. We also conduct radio frequency engineering and fixed network planning to ensure that the network is properly implemented. We continue to provide forecasting and quality control services on an on-going basis after we have selected and developed a site.

     Communications site selection and acquisition. The goal of site selection is the placement of antennae to achieve optimum system performance while minimizing the impact on the surrounding community. We employ an interdisciplinary approach to site selection to assure that all issues are carefully addressed. We perform reconnaissance of the project area to determine ideal site locations. Our land-use planners identify prevailing conditions and develop strategies to minimize impact on the community. They handle all zoning and permitting issues, represent Westower and the carrier at public hearings and seek to develop partnerships between Westower and the community. When the ideal site has been identified, we secure the right from the property owner to construct the tower or co-locate on the site. We also obtain all necessary entitlement land use permits to start construction or install equipment. Depending on the type of interest in the property that we believe will best suit the needs of the customer, we negotiate and enter into:

     - a contract of purchase to acquire fee title to the property;

     - a long-term ground or rooftop lease to acquire a leasehold interest in the property, typically a five-year lease with four or five renewal periods of five years each;

     - an easement agreement under which the customer acquires an easement over the property; or

     - an option to purchase or lease the property, which gives the customer a future right to acquire fee title to the property or acquire a leasehold interest.

     Westower generally obtains a title report on, conducts a survey of, performs soil analysis of and obtains an environmental survey of the site during this phase of the site development services.

     Architectural and engineering services. Westower's architecture and engineering team manages a complex array of electrical, structural and architectural elements while interfacing with our clients and construction crews to ensure all site-specific objectives are captured in construction documents. Our structural engineering and design abilities enable us to construct towers that have maximum antenna site capacity based on the physical features of the land on which the tower is constructed and the demand in the market in which the tower is located. Our environmental blending efforts enable us to design aesthetically acceptable sites and construct towers with minimal environmental impact. Our custom structure design abilities combined with our engineering skills also allow us to build towers in geographically difficult locations at competitive prices. We believe that this specialty service will allow us to capture market share in regions that other companies will not be able to enter on a cost-efficient basis.

     Communications site development and tower construction. Westower believes that the most effective way to control the development and construction process is to perform the work with our own staff. Our general engineering, general contracting, electrical, low voltage electrical, structural steel and other specialty licenses allow us to perform all necessary services during the development and construction phase. Our ability to perform civil and electrical engineering as well as tower construction enables us to expedite and simplify this phase of development by minimizing the need to subcontract.

     Once the architecture and engineering phase is completed and specific development and construction plans finalized, a project team of five to seven people is dispatched to the site. A temporary field office is established at the site. The project team typically is composed of our permanent employees, but may be supplemented with local hires.

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     Westower uses its information technology abilities to create construction models and development budgets and critical path schedules throughout the project. Our civil engineering abilities allow us to prepare the construction site by leveling the land, removing vegetation, and installing access roads as needed. Based on the results of soil tests that we conduct at the site we design and build the tower foundation. After the foundation is in place we erect the tower. We capitalize on our structural engineering abilities by constructing a tower designed for maximum antenna capacity. Whenever possible, we fabricate the tower at our own facilities at a favorable cost advantage over most of our competitors.

     After erecting the tower and placing the equipment shelter, we install the antennae and feed lines, including the sweep, test and orientation. Depending on the project, electricity is installed either during the erection process to conform with FAA lighting requirements or after the tower has been constructed. Our technical crews are regularly trained in the latest cellular, microwave, fiber optic and direct current power plant system installation and testing methods. We have also become a leader in designing and implementing in-building wireless systems, as well as a broad range of cellular and personal communications services repeater systems. Our state-of-the-art test equipment and dedicated radio frequency testing teams allow us to monitor and maintain system integrity and quality control on an ongoing basis.

     Westower also offers the ability to construct the switch facility that controls an antenna's communications with other communication sites. Although switch construction is not performed at every project site, it is an additional specialty service we provide that gives us a competitive edge.

     Throughout the development and installation process Westower generates status reports covering scheduling and costs. After constructing the tower and equipment shelter and completing the antenna work, we install grounding lines and protective fencing around the site. We then perform final grounding and landscaping as necessary to complete the project.

     Communications site maintenance. Westower's communications site maintenance staff has practical experience and is supported by state-of-the-art technology to ensure customer networks and assets are protected and maintained. Our services allow carriers to focus on their core business, while we administer site license arrangements, billing transactions, and site operations. We also monitor site access, solve radio frequency issues, perform quality control testing of transmission equipment and respond to emergency situations. Our national presence and trained emergency response teams guarantee timely local assistance whenever it is needed. Due to advances in technology, our experience indicates that antenna sites are updated approximately every three years at a cost of $30,000-$45,000 payable to the services company that performs the work. As a result of our engineering expertise, we can perform all necessary updating services for our tenants.

     TOWER OWNERSHIP AND ANTENNA SITE LEASING. There are three elements of Westower's tower ownership and antenna site leasing business:

     - acquiring towers through our build-to-suit program;

     - acquiring existing towers; and

     - leasing antenna sites on our towers.

     Build-to-suit programs. After obtaining a build-to-suit mandate, Westower works with the anchor tenant to develop a comprehensive plan for a particular transmission network by locating new sites in areas that meet the tenant's network expansion requirements. Customer requirements may result in:

     - our leasing space on an existing tower or other structure owned by a third party;

     - our acquiring an existing tower owned by a third party;

     - using space on an existing tower we own; or

     - constructing a new tower.

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If new tower construction is necessary, we retain ownership of the tower and the exclusive right to co-locate additional tenants on it. We will build the tower to provide maximum commercial benefit based on market demand because the incremental construction costs of constructing a tower capable of accommodating several antennae as opposed to just one antenna are minimal while the potential additional lease revenues can be substantial. We generally construct towers only after having signed an antenna site lease agreement with an anchor tenant and having made the determination that the projected revenues will justify the initial or planned capital investment for the tower or group of towers. In certain cases, we may identify and secure all zoning and other regulatory permits for attractive sites in anticipation of customer demand, with actual construction delayed until we secure an anchor tenant. Although our initial focus is on areas where we already have a presence, we will build networks in any region necessary to meet our customers' needs. Where we do not currently have a presence, our planning includes establishing field or other offices necessary to professionally manage and operate the new sites.

     In competing for build-to-suit mandates, Westower utilizes its existing relationships in the wireless communications industry to target wireless service providers interested in outsourcing their network build-out or to respond to competitive bids or specific requests. Although the terms vary from proposal to proposal, we typically offer a five-year lease agreement with additional five-year renewal periods. The proposed monthly rent may vary based on the ground space requirements, the type of tower, the type of technology and the number of antennae.

     After obtaining a build-to-suit mandate, Westower conducts a due diligence investigation of each proposed tower site. During the due diligence investigation, which typically does not exceed 30 days, we determine the optimal potential tower sites. The goal of site selection is the placement of the tower and antennae at a location that achieves optimum network performance while minimizing the impact on the surrounding community. Some of the factors used to determine the optimal site include:

     - co-location opportunities;

     - zoning and permitting issues;

     - economic potential of the site;

     - difficulty of constructing a multi-tenant tower; and

     - remoteness of the site.

If we conclude that it is economically feasible to construct the tower, we will enter into a site lease agreement with the anchor tenant for the construction of the tower and the leasing of space for its antennae and equipment. Antenna site lease agreements provide, among other terms, that all obligations are conditioned on our receiving all necessary zoning approvals where zoning needs to be obtained. Leases may contain penalty or forfeiture provisions in the event the tower is not completed within specified time periods. However, events beyond our control, such as securing zoning approval, will excuse any penalty for such delays.

     Tower Acquisitions. Westower evaluates potential acquisitions using numerous criteria, including:

     - potential demand;

     - tower location;

     - tower height;

     - existing capacity utilization;

     - local competition; and

     - local government restrictions on new tower development.

     Westower capitalizes on its engineering expertise by analyzing an existing tower's structure to determine whether it has additional unused space or, conversely, is overloaded. We believe this gives us a disciplined approach in valuing potential tower acquisitions.
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     Westower seeks to acquire towers that have existing cash flow and identified potential for significant future cash flow growth from additional tenants. We target population centers and key transportation corridors in markets where there is evidence of high potential growth. We also estimate whether additional capital expenditures will be required to add capacity to accommodate future growth. We have focused our acquisition efforts in the Northwestern, Southeastern and Southwestern United States.

     Westower recently created an acquisition team to organize its tower acquisition activities. The team is responsible for the negotiation, documentation and consummation of large cluster acquisitions. When large tower clusters are put up for sale, a solicitation company generally contacts the larger independent tower companies in the industry to assess interest and create a bidding process. Our acquisition team reviews the tower portfolio, conducts market research and works with corporate headquarters to develop a bid strategy.

     ANTENNA SITE LEASING. Westower leases antenna sites on communications towers it owns as a result of build-to-suit mandates or tower acquisitions. As our tower ownership grows we are developing and implementing an integrated marketing and sales strategy designed to inform the marketplace of our available site leases. This strategy focuses on the quality of our towers and tower sites, the ease of doing business with one lessor, and our ability to construct new towers and reconstruct existing towers as technologies change.

     Westower's tower ownership has grown as it has implemented its corporate strategy to own additional towers. As of May 31, 1999, Westower owned or had entered into binding agreements to acquire 191 towers in the United States and Canada located as follows:

                                                             NUMBER       % OF
                                                               OF        TOTAL
                          STATE                              TOWERS      TOWERS
                          -----                             ---------    ------
Louisiana.................................................      42        22.0%
Texas.....................................................      31        16.2
Arizona...................................................      28        14.7
New Mexico................................................      25        13.1
California................................................      14         7.3
Alberta...................................................      13         6.8
Other.....................................................      38        19.9
                                                               ---       -----
          Total...........................................     191       100.0%
                                                               ===       =====

In addition to the towers listed above, as of May 31, 1999 Westower had binding site lease agreements and had started construction for 17 towers and had non-binding build-to-suit mandates for approximately 300 towers.

CUSTOMERS

     Westower has performed communications site development services for many of North America's largest wireless carriers. Our customers include Sprint PCS, AT&T Wireless, USWest, Nextel, U.S. Cellular, Rogers Cantel, Western Wireless and ClearNet. In both our communications site development and antenna site leasing businesses, we also work with smaller local, regional or private operators. During the thirteen-month period ended March 31, 1999, no one customer represented more than 10.0% of our revenues.

COMPETITION

     Westower faces competition in the provision of communications site services, the acquisition of towers and in the competition for build-to-suit mandates. American Tower Corporation, Crown Castle International Corp., Pinnacle Holdings, Inc., SBA Communications Corporation and other companies each compete with us for the acquisition of towers and the provision of communication site services. Each of these competitors is attempting to consolidate tower ownership through acquisitions and the implementa-

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tion of its own build-to-suit program in an effort to expand its tower ownership throughout North America. Currently, each of these named companies has a significantly larger portfolio of owned towers and has greater financial resources than we do.

     The industry for wireless infrastructure building and implementation services is highly competitive and fragmented. Traditionally, most participants in this industry have been small firms with fewer than fifty employees. While the industry continues to be comprised predominately of smaller firms, over the past several years the increased demand for wireless infrastructure building and implementation services has motivated the major tower companies to increase their activities while other competitors have entered the market. These new competitors include, but are not limited to, traditional, non-wireless engineering and construction companies and non-wireless subcontractors who have begun to enter the market either alone or in conjunction with wireless equipment manufacturers. In addition, Westower faces competition in the market for wireless infrastructure electrical design and engineering services from stand-alone electrical engineering and design firms, other providers of wireless infrastructure building and implementation services and wireless communications equipment manufacturers. As demand for wireless infrastructure building and implementation services increases, we expect that more non-traditional competitors will enter the market and provide increased competition for us.

BRAZILIAN OPERATIONS

     Westower is part of a joint venture with Hi-Lite Construction Ltd., a Canadian corporation. The joint venture constructs communications towers in Brazil in the greater Sao Paulo area. Our customers in Brazil are affiliates of our North American customers. The joint venture employs 11 people from North America and 22 Brazilians. All transactions in Brazil are denominated in Canadian currency.

EMPLOYEES

     On May 31, 1999, Westower had approximately 660 employees. We believe that our employee relations are good. None of our employees is represented by a collective bargaining agreement.

PROPERTIES

     Westower owns five acres of land in Surrey, British Columbia, Canada, on which a 10,000 square foot fabrication, assembly and storage facility and a 5,000 square foot office building are located, four acres of land near Montreal, Quebec, Canada, on which a 7,000 square foot facility is located and a one acre lot in Houston, Texas on which approximately 2,500 square feet of office space and 5,000 square feet of warehouse space are located. We also lease office space in the following locations:

                  Phoenix and Tucson, Arizona
                  Burbank, Sacramento and San Jose, California
                  Ft. Lauderdale, Palm Beach Gardens, Tampa and Orlando, Florida Atlanta, Georgia
                  Kailua, Hawaii (in process of closing office)
                  Ridgeland, Mississippi
                  Las Vegas, Nevada
                  Charlotte and Greensboro, North Carolina
                  Columbus, Ohio
                  Portland and Roseburg, Oregon
                  Austin, Dallas and Houston, Texas
                  Redmond and Seattle, Washington
                  Alberta, Nova Scotia and Ontario, Canada

     Westower's interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three-to-five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than
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2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty to twenty-five year terms, with three five-year renewals, or are for five-year terms with automatic renewals.

LEGAL PROCEEDINGS

     Westower's subsidiary CNG Communications, Inc. is a defendant in an action entitled Commercial Labor Management, Inc., Mark J. Richardson and Edward Torres
v. CNG Communications, Inc. and Paul Bishop, No. 99-3192, United States District Court for the Central District of California. Westower acquired CNG in September 1998. Plaintiffs allege that they had a pre-existing agreement to acquire CNG that was breached when Westower acquired CNG by merger. The plaintiffs are seeking the recovery of damages in an unspecified amount. CNG is contesting the matter vigorously and believes that the allegations are without merit.

     Westower is involved in other litigation in the ordinary course of business, none of which it expects to have a material adverse effect on Westower.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF WESTOWER

     The following table sets forth Westower's selected historical consolidated financial data. The 1996 through 1999 selected historical consolidated financial data are derived from our consolidated financial statements set forth elsewhere in this proxy statement/prospectus. In 1998 we changed our fiscal year from February 28 to September 30. This change resulted in a seven-month transition period ending on September 30, 1998. The data as of and for the seven-month period ended September 30, 1997 and six-month periods ended March 31, 1998 and 1999 is unaudited. However, we believe that it contains all adjustments, consisting only of normal recurring accruals, necessary to present the information fairly. This data should be read in conjunction with our audited and unaudited consolidated financial statements and with "Westower Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                   SIX MONTHS
                                                                                             SEVEN MONTHS             ENDED
                                               FISCAL YEAR ENDED FEBRUARY 28 (29),        ENDED SEPTEMBER 30,       MARCH 31,
                                          ---------------------------------------------   -------------------   -----------------
                                           1994     1995     1996      1997      1998       1997       1998      1998      1999
                                           ----     ----     ----      ----      ----       ----       ----      ----      ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF INCOME DATA:
Contract revenues earned................  $6,303   $9,390   $14,775   $46,091   $41,662   $22,869    $31,944    $23,358   $43,271
Costs of revenues earned................   5,033    6,810    10,755    33,936    29,508    16,778     23,858     17,050    30,730
                                          ------   ------   -------   -------   -------   -------    -------    -------   -------
Gross profit............................   1,270    2,580     4,020    12,155    12,154     6,091      8,086      6,308    12,541
Selling, general and administrative.....     862    1,778     2,944     7,832     7,236     2,720      4,958      3,187     8,257
Depreciation and amortization...........      55       81       196       268       473       187        578        261     1,459
Merger related expenses.................      --       --        --        --        --        --        327         --        77
                                          ------   ------   -------   -------   -------   -------    -------    -------   -------
Operating income........................     353      721       880     4,055     4,445     3,184      2,223      2,860     2,748
Total other income (expense)............     (37)      39      (134)       30       124         9       (643)       156      (719)
                                          ------   ------   -------   -------   -------   -------    -------    -------   -------
Income before income taxes and minority
  interest..............................     316      760       746     4,085     4,569     3,193      1,580      3,016     2,029
Minority interest.......................      --       --        (6)      (19)       --        --         --         --        --
                                          ------   ------   -------   -------   -------   -------    -------    -------   -------
Income before income taxes..............     316      760       740     4,066     4,569     3,193      1,580      3,016     2,029
Provision for income taxes..............     442      281       193       636     1,633     1,141        351      1,057       883
                                          ------   ------   -------   -------   -------   -------    -------    -------   -------
Net income (loss).......................  $ (126)  $  479   $   547   $ 3,430   $ 2,936   $ 2,052    $ 1,229    $ 1,959   $ 1,146
                                          ======   ======   =======   =======   =======   =======    =======    =======   =======
Basic earnings (loss) per share.........  $(0.03)  $ 0.11   $  0.11   $  0.72   $  0.56   $  0.43    $  0.19    $  0.33   $  0.14
                                          ======   ======   =======   =======   =======   =======    =======    =======   =======
Fully diluted earnings (loss) per
  share.................................  $(0.03)  $ 0.11   $  0.11   $  0.72   $  0.52   $  0.43    $  0.16    $  0.29   $  0.13
                                          ======   ======   =======   =======   =======   =======    =======    =======   =======
Basic common shares outstanding.........   4,379    4,379     4,776     4,776     5,263     4,776      6,531      5,995     7,839
                                          ======   ======   =======   =======   =======   =======    =======    =======   =======
Fully diluted common shares
  outstanding...........................   4,379    4,379     4,776     4,776     5,594     4,776      7,636      6,035     8,621
                                          ======   ======   =======   =======   =======   =======    =======    =======   =======
BALANCE SHEET DATA:
Cash and cash equivalents...............  $  525   $  499   $   906   $ 7,131   $ 7,206   $ 1,748    $ 9,331    $ 6,409   $ 9,246
Working capital.........................     734      700       639     1,908     6,559     8,179      5,204      9,470    24,448
Total assets............................   1,955    3,385     6,647    16,003    25,057    14,345     62,294     24,166   106,662
Long term debt and capital lease
  obligations, excluding current
  portion...............................     792    1,113     1,044       212       292       185     14,991        537    46,437
Total stockholders' equity..............     512      812       899     3,944    12,719     5,836     26,763     13,705    44,900

                WESTOWER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Historically, Westower principally engaged in building towers for wireless carriers, and wireless carriers traditionally owned and operated their own transmission tower assets. While we continue to provide construction and site development services to wireless carriers, our focus has been directed increasingly toward developing sources of recurring revenues, specifically building towers for our own account and acquiring towers from carriers and other owners, maximizing revenues from towers we own and entering into long-term maintenance contracts with other tower owners.

RESULTS OF OPERATIONS

     The following table presents, as a percentage of net revenues, financial data for the periods indicated:

                                             FOR THE FISCAL YEARS    FOR THE SEVEN    FOR THE SIX
                                                     ENDED           MONTHS ENDED    MONTHS ENDED
                                                 FEBRUARY 28,        SEPTEMBER 30,     MARCH 31,
                                             ---------------------   -------------   -------------
                                             1996    1997    1998    1997    1998    1998    1999
                                             -----   -----   -----   -----   -----   -----   -----
Contract and other revenues................  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of revenues...........................   72.8    73.6    70.8    73.4    74.7    73.0    71.0
Gross profit...............................   27.2    26.4    29.2    26.6    25.3    27.0    29.0
Selling, general and administrative
  expenses.................................   19.9    17.0    17.4    11.9    15.5    13.6    19.1
Depreciation and amortization..............    1.3     0.6     1.1     0.8     1.8     1.1     3.4
Merger expenses............................     --      --      --      --     1.0      --     0.2
Operating income...........................    6.0     8.8    10.7    13.9     7.0    12.2     6.4
Other income (expense).....................   (0.2)    0.1     0.3      --      --     0.5     0.6
Interest income............................     --     0.2     0.3     0.2     0.4     0.5     0.3
Interest and financing expense.............    0.7     0.2     0.3     0.1     2.4     0.3     2.6
Income before tax..........................    5.1     8.9    11.0    14.0     5.0    12.9     4.7
Income tax.................................    1.3     1.5     3.9     5.0     1.1     4.5     2.0
Net income.................................    3.7     7.4     7.1     9.0     3.9     8.4     2.7

     We were a private corporation until our initial public offering, which was completed on October 15, 1997. Since then, we have completed thirteen acquisitions, three of which were accounted for as pooling-of-interests. The financial statements and the following discussion of operations reflect the pooled transactions as if these companies were part of our business for all periods presented.

     On October 27, 1998, we changed our fiscal year end from February 28 to September 30. Accordingly, the financial results for the seven-month transition period from March 1, 1998 to September 30, 1998 have been presented, and the unaudited financial results for the seven-month period from March 1, 1997 to September 30, 1997 have been included for comparative purposes.

SIX MONTHS ENDED MARCH 31, 1999 COMPARED TO RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1998.

     Our revenues for the six-month period ended March 31, 1999 increased approximately 85% to $43.3 million from $23.4 million for the same six-month period in the previous year. The increase in revenues was primarily due to an increased rollout of wireless infrastructure building and implementation activities during the 1999 period and the results of business acquisitions completed after March 31, 1998 and accounted for as purchases.

     Gross profit, excluding depreciation, for the six-month period ended March 31, 1999 increased approximately 99% to $12.5 million from $6.3 million for the same six-month period in the prior year. Gross profit as a percentage of revenue increased to 29% for the first six months of fiscal 1999 from 27% for the same six months of fiscal 1998. The increase in the gross profit percentage is attributable to an increase in the labor content of revenues. The increase in gross profit is primarily due to the increase in revenues coupled with improved margins.

     Selling, general and administrative expenses for the six-month period ended March 31, 1999 increased approximately 159% to $8.3 million from $3.2 million for the same six-month period in the prior year. As a percentage of revenues, selling, general and administrative expenses increased to 19.1% in the first six months of fiscal 1999 compared to 13.6% in the same six months of fiscal 1998. The increase in selling, general and administrative expenses is attributable to the increase in revenues that required additional management and administrative resources and an increase in staffing for the build-to-suit and tower leasing programs, both of which did not exist in the comparable period in the prior year.

     Interest and financing expenses for the six-month period ended March 31, 1999 increased approximately 1,460% to $1.1 million from $72,000 for the same six-month period in the prior year. The increase is due to borrowings made, the proceeds of which have been used to acquire companies and towers.

     Income taxes for the six-month period ended March 31, 1999 decreased approximately 16% to $0.9 million from $1.0 million for the same six-month period in the prior year. Westower's effective tax rate for the first six months of fiscal 1999 was approximately 43% compared to 35% in the same period of fiscal 1998. The increase is primarily the result of non-deductible amortization expense of goodwill recognized in business combinations accounted for as purchases.

SEVEN MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO RESULTS FOR THE SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED).

     Revenues for the seven months ended September 30, 1998 increased $9.1 million or 40% compared to the comparable period in 1997. Approximately 52% of the increase is due to strong demand for our services in certain geographic areas, including the southeastern United States. Acquisitions accounted for by the purchase method contributed approximately 48% of the increase.

     Costs of revenues for the seven months ended September 30, 1998 increased $7.1 million or 42% compared to the comparable period in 1997. Costs of revenues, as a percentage of revenues, increased to 74.7% from 73.4%, due to more competitive bidding environments. Approximately 94% of the increase is due to the increase in revenues; 6% reflects the increase in the costs of revenues percentage.

     Gross profit for the seven months ended September 30, 1998 increased $2.0 million or 33% from the same period in 1997. The increase is attributable to the increase in revenues explained above, partially offset by the increase in the costs of revenues percentage.

     Selling, general and administrative expenses for the seven months ended September 30, 1998 increased $2.2 million or 82% from the same period in 1997. The increase is attributable to increased fees and costs associated with being a public company and increased staffing designed to enable us to become a significant tower owner and operator.

     Depreciation and amortization for the seven months ended September 30, 1998 increased $0.4 million or 209% from the same period in 1997. The increase is attributable to amortization of intangible assets ($0.2 million) and an increase in depreciation reflecting greater equipment and communications towers ($0.2 million).

     Merger related expenses were $0.3 million for the seven months ended September 30, 1998, as compared to none in the seven months ended September 30, 1997. These expenses represent professional fees and other costs incurred to complete business combinations accounted for using the pooling-of-interests method.

     Operating income for the seven months ended September 30, 1998 decreased $1.0 million or 30% compared to the same period in 1997. The decrease is due to increased selling, general and administrative expenses, depreciation and amortization, and merger expenses as discussed above.

     Interest and related financing costs, consisting of the amortization of a commitment fee of $0.1 million, amortization of a conversion feature of $0.1 million, amortization of deferred financing charges of $0.1 million, amortization of original issue discount of $27,000 and interest expense of $0.4 million for the seven months ended September 30, 1998, increased $0.7 million or 2309% from the same period in 1997. The increase is due to interest and costs related to the issuance of convertible subordinated debt and obtaining a $75 million credit facility.

     Income taxes for the seven months ended September 30, 1998 decreased $0.8 million or 69% compared to the same period in 1997. The decrease is attributable to reduced income, and a decrease in the effective tax rate from 36% to 22%. The decrease in the effective tax rate is primarily due to income directly taxable to former S Corporation shareholders of companies acquired during the seven month transition period that were accounted for under the pooling-of-interests method.

     Net income for the seven months ended September 30, 1998 decreased $0.8 million or 40% compared to the same period in 1997. The decrease is a result of the items discussed above, such as increased revenues offset by increased selling, general and administrative expenses, depreciation and amortization, merger expenses, and interest costs.

     Revenue and expenses of approximately $0.2 million and $25,000, respectively, associated with tower ownership have been included in contract revenues and costs of revenues.

FISCAL YEAR ENDED FEBRUARY 28, 1998 COMPARED TO RESULTS FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1997.

     Revenues for the year ended February 28, 1998 decreased $4.4 million or 10% compared to fiscal 1997. The decrease is primarily attributable to a $12.2 million decrease in the southeastern United States, primarily reflecting the end of a major build by one customer, offset by increases throughout the rest of the United States and Canada.

     Costs of revenues for the year ended February 28, 1998 decreased $4.4 million or 13% compared to fiscal 1997. Costs of revenues, as a percentage of sales, decreased to 70.8% from 73.6%, due to less competitive bidding environments.

     Gross profit for the year ended February 28, 1998 was virtually unchanged from fiscal 1997; the difference is approximately $1,000. The lack of significant change is due to the $4.4 million decrease in revenues offset by the $4.4 million decrease in costs of revenues, both of which are explained above.

     Selling, general and administrative expenses for the year ended February 28, 1998 decreased $0.6 million or 8% from fiscal 1997. In fiscal 1997, tax motivated bonuses of $1.0 million were paid to the senior officers. No such bonuses were paid in 1998. Adjusted for the bonuses, the selling, general and administrative expenses increased $0.4 million and this reflects increased staffing associated with being a public company and positioning Westower to be a significant owner and operator of towers.

     Depreciation and amortization for the year ended February 28, 1998 increased $0.2 million or 76% from fiscal 1997. The increase is consistent with an increase in our equipment.

     Operating income for the year ended February 28, 1998 increased $0.4 million or 10% from fiscal 1997. This increase is a result of decreased selling, general and administrative expenses and improved profit margin percentage, offset by decreased sales and increased depreciation and amortization.

     Other income increased by $0.1 million for the year ended February 28, 1998 from the comparable period as a result of interest income on the proceeds from our initial public offering and gains on the sale of property, offset by interest expense from prior borrowings.

     Income taxes for the year ended February 28, 1998 increased $1.0 million or 157% from fiscal 1997. The increase is attributable to the increase in operating income and an increase in the effective tax rate from 16% to 36% which was a result of increased taxable income in Canada and less income taxed directly to former S Corporation shareholders of acquired companies accounted for using the pooling-of-interests method.

     Net income for the year ended February 28, 1998 decreased $494,000 or 14% from fiscal 1997 reflecting the decrease in revenues, increased depreciation and amortization, and higher tax rate, partially offset by the improved gross profit percentage and decreased selling, general and administrative expenses.

FISCAL YEAR ENDED FEBRUARY 28, 1997 COMPARED TO RESULTS FOR THE FISCAL YEAR ENDED FEBRUARY 29, 1996.

     Net revenues in 1997 increased 122.5% or $6.5 million from the previous fiscal year. The increase is attributable to the deployment of personal communications services networks in Oregon, Washington and British Columbia. This increase in net sales is directly related to the growing demand for wireless communication.

     Gross profit for 1997 increased 134.5% over 1996, reflecting the higher sales volume in 1997. Gross profit margins increased from 24.8% in 1996 to 26.1% in 1997. This modest increase is attributable to continued strong demand for our services.

     Selling, general and administrative expenses increased $0.4 million, or 46.5% to $1.1 million for the year ended February 28, 1997. This increase reflects additional expenditures made in personnel to obtain and sustain higher sales levels in 1997.

     Interest expense decreased by 43.0% from $72,914 in 1996 to $41,576 in 1997, reflecting a decrease in notes payable and capital lease obligations in 1997 and the fact that Westower did not use its operating loan facilities in 1997.

     Operating income before interest and management bonuses was $1.9 million in 1997, an increase of $1.4 million or 263.1% compared to 1996. The increase is due to the increase in sales, the modest increase in gross profit percentage, reduced by an increase in selling, general and administrative expenses.

     Prior to October 15, 1997, we were privately held and paid bonuses to our officers. Bonuses increased by $0.6 million or 543.5% in 1997 compared to 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1999, we had cash of $9.3 million, a decrease from September 30, 1998 of $85,000. Working capital was $24.5 million.

     We used $2.1 million of cash in our operations during the six months ended March 31, 1999. Net income plus non-cash operating expenses was $2.7 million and $4.8 million is reflected in the changes in non-cash operating assets and liabilities. During the six months ended March 31, 1999, we used cash of $6.6 million, net of acquired cash, to acquire businesses, and $22.7 million to purchase property and equipment, principally communications towers.

     We used $4.2 million of cash in our operations during the seven month transition period. Net income plus non-cash operating expenses was $2.4 million, and $6.6 million is reflected in the changes in non-cash operating assets and liabilities. During the seven month transition period, we used cash of $6.3 million, net of acquired cash, to acquire businesses, and $1.7 million to purchase property and equipment.

     During the year ended February 28, 1998, we sold 1,200,000 units in our initial public offering of securities and received net proceeds of approximately $7.5 million. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock for $9.00. During the seven months ended September 30, 1998, 559,000 warrants were exercised resulting in net proceeds of $4.8 million. Subsequent to September 30, 1998, nearly all of the remaining warrants were exercised resulting in net proceeds of $7.3 million.

     In June 1998, we executed a subordinated convertible note with an aggregate principal amount of $15.0 million and a stated interest rate of 7%. Net proceeds were $14.9 million. The note is convertible into 599,281 shares of common stock at $25.03 per share until April 30, 2007. In connection with the subordinated debt, we granted warrants to purchase 40,000 shares of common stock at $23.00 per share until April 30, 2007. We have used the proceeds to purchase and build communications towers for lease to others and to acquire other enterprises.

     On June 9, 1998, we signed a credit agreement with BankBoston N.A. whereby BankBoston committed to providing $75.0 million principal amount of senior secured revolving credit. The BankBoston credit facility allows us to purchase or construct communications towers for use by third parties and acquire businesses. Our ability to utilize the credit facility is determined by, among other criteria, our cash flows generated from operations and from tower leasing. During the six months ended March 31, 1999, we borrowed $31.5 million under the credit facility. Subsequent to March 31, 1999, we borrowed an additional $8.5 million. The amount available for future borrowings under the credit facility is subject to projected cash flow to be derived from future transactions.

     On August 31, 1998 we completed the acquisition of Cord Communications, Inc., a California corporation which engages in operations similar to ours. The acquisition was effected by exchanging 218,000 shares of common stock valued at approximately $5.2 million, based on the publicly traded price, $5 million in cash and the assumption of certain obligations of Cord for all outstanding common shares of Cord. The former stockholders of Cord may also receive an additional 348,000 shares of common stock, based on the attainment of certain performance measures of Cord during the twelve month period following the date of acquisition. Additional shares of common stock, if any, will be recorded as an adjustment of the purchase price and will increase recorded goodwill. The acquisition was recorded as a purchase, resulting in goodwill of approximately $10.2 million.

     On September 28, 1998, we completed the acquisition of CNG Communications, Inc. for approximately $1.7 million in cash and the assumption of certain obligations of CNG. As part of the acquisition, we assumed certain liabilities of CNG, including convertible debentures, outstanding warrants and the termination costs relating to a financing agreement with a third party investment banker. We entered into a settlement agreement that resulted in an aggregate payment of $3.25 million to the convertible debenture holders, which included principal and interest, and the third party investment banker. The acquisition was accounted for using the purchase method for business combinations.

     On October 22, 1998, we executed an agreement to acquire communications towers for $9.2 million, subject to regulatory approval. During the six months ended March 31, 1999, Westower paid $736,000 towards the purchase price. Westower received approval and consummated the transaction in May 1999.

     On October 30, 1998, we completed the acquisition of Teletronics Management Services, Inc. The acquisition was effected by exchanging 188,000 shares of common stock valued at approximately $3.8 million, $1.8 million in cash, and the assumption of liabilities, including distributions payable to former shareholders in the amount of $0.8 million, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations, resulting in goodwill of approximately $5.0 million.

     On November 10, 1998, we completed the acquisition of Summit Communications, LLC, a Mississippi limited liability company which engages in operations similar to those of Westower. The merger was effected by exchanging 200,000 shares of common stock valued at approximately $4.1 million, $4.4 million in cash and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. Additional shares of common stock issued, if any, will be recorded as an adjustment of the purchase price and will increase recorded goodwill. The acquisition was accounted for using the purchase method for business combinations, resulting in goodwill of approximately $8.0 million.

     On February 26, 1999 Westower completed the acquisition of
Telecommunications R. David, Inc., a Quebec, Canada company which engages in operations similar to those of Westower. The acquisition was effected by exchanging approximately $330,000 in cash, and the assumption of liabilities, for all outstanding shares of R. David. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $350,000.

     Cash requirements to continue to fund our operations will depend primarily upon the level of wireless infrastructure building and implementation we undertake, the level of working capital needed to generate the revenues associated with such business plan and acquisition opportunities. We believe that revenues from operations and amounts available under our credit facility will be adequate to satisfy working capital requirements at least through September 1999.

     To date, we have derived substantially all of our revenues from sales in the United States and Canada, and inflation has not had a significant effect on our business. We do not currently expect inflation to adversely affect us in the future unless inflation increases significantly in the United States or Canada. To date, our activities in Brazil have been denominated in Canadian currency.

     We are currently in negotiations to acquire tower construction companies, but we do not expect any such acquisitions, if completed, to be material. We are also in negotiation concerning the possible acquisition of wireless communication towers. None of the negotiations are finalized and there is no assurance that we will be successful in concluding these negotiations, or if we are successful, that the acquisitions will not be dilutive to existing shareholders.

YEAR 2000 COMPLIANCE

     We are aware of the issues associated with the year 2000 as it relates to information systems. In September 1998, independent consultants completed a review of our software and hardware. Following recommendations made by the consultants, we replaced a few personal computers. Our total expenditure to date for year 2000 compliance is less than $50,000. The year 2000 is not expected to have a material impact on our current information systems because our current software is either already year 2000 compliant or required changes are not expected to be significant. We have not conducted a survey of our customers or vendors to ascertain their year 2000 readiness. Based on the nature of our business and the existence of alternate vendors, however, we anticipate that we are unlikely to experience material business interruption due to the potential adverse impact of the year 2000 on our vendors. As a result, we do not anticipate that incremental expenditures to address year 2000 compliance will be material to our liquidity, financial position or results of operations over the next few years.

ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standard Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 becomes effective for us beginning October 1, 1999. Management has not yet evaluated the effects that the adoption of SFAS No. 133 will have on its reported financial position or results of operations.

                        CERTAIN TRANSACTIONS OF WESTOWER

ACQUISITION OF WTC HOLDINGS, INC.

     On October 28, 1997, Westower acquired all of the issued and outstanding stock of WTC Holdings Inc., now a Wyoming corporation, which holds all of the issued and outstanding shares of Western Telecom Construction Ltd., an Alberta, Canada company in exchange for 835,000 shares of Westower's common stock. WTC Holdings, Inc. was owned by Peter Jeffrey, brother of S. Roy Jeffrey.

REPAYMENT OF LOANS FROM PAYNE AND JEFFREY

     Approximately $0.6 million of the proceeds of Westower's initial public offering were used to repay amounts due to Calvin J. Payne, who is Westower's Chief Executive Officer and a director, and his spouse and a corporation controlled by S. Roy Jeffrey, who is Westower's Chief Operating Officer and a director, and another individual. The amount due to Mr. Payne and his spouse arose when Westower distributed amounts to them for tax planning purposes, which they then loaned back to Westower in 1993. The amount due to the corporation controlled by S. Roy Jeffrey was loaned to Westower to assist Westower in purchasing land in 1993.

LOANS TO RELATED COMPANY

     During January 1998, Westower advanced $0.1 million to a corporation owned by Calvin J. Payne, S. Roy Jeffrey, Peter Jeffrey and Peter Lucas, who is Westower's Chief Financial Officer and a director. The borrowing corporation used the proceeds of the loan to purchase facilities leased by one of Westower's newly acquired subsidiaries. The advances were unsecured, bore no interest and were repaid in full in May 1998.

                      REGULATORY AND ENVIRONMENTAL MATTERS

FEDERAL REGULATIONS

     Both the FCC and the FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting, marking and lighting of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications antennae operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency being used and the service being provided. In addition to these regulations, SpectraSite and Westower must comply with certain environmental laws and regulations. See "Risk
Factors -- SpectraSite is subject to environmental laws that impose liability without regard to fault" and "-- Perceived health risks of radio frequency emissions."

     Under the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennae. These standards mandate that the FCC and the FAA consider the height of the proposed antenna structure, the relationship of the structure to existing natural or man-made obstructions and the proximity of the structure to runways and airports. Proposals to construct or modify existing structures above certain heights or within certain proximity to airports are reviewed by the FAA to ensure they will not present a hazard to aviation. The FAA may condition its issuance of no-hazard determinations upon compliance with specified lighting and marking requirements. The FCC will not license the operation of wireless telecommunications antennae on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has received all necessary clearances from the FAA. The FCC also enforces special lighting and painting requirements. Owners of towers on which wireless communications antennae are located have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. SpectraSite and Westower generally indemnify their customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties and tort liability.

     In 1995, the FCC adopted regulations making the owners of towers, rather than communications licensees, primarily responsible for compliance with antenna structure painting and lighting requirements. These rule changes are based on statutory amendments adopted by Congress in 1992 extending regulatory jurisdiction to tower owners. Communications licensees are now secondarily responsible for tower maintenance if the tower owners are unwilling or unable to perform those duties. Currently, these requirements apply to antenna structures that are more than 200 feet in height, or that may interfere with the approach or departure space of a nearby airport runway.

     The regulatory requirements adopted in 1995 required tower owners to register existing structures by state, in accordance with filing windows, over a two-year period between July 1, 1996 and June 30, 1998. Historically, tower locations were determined using area maps. The FCC has recognized that, with the proliferation of inexpensive, satellite-based locating devices, such as Global Positioning System receivers, structures can now be easily located with a higher degree of accuracy. Accordingly, the FCC has told owners who determined that tower registration information conflicted with previously issued licenses for antennae on their towers to register their structures using the new data and to seek new FAA determinations of no hazard as necessary under the FAA's rules. The FCC also has instructed licensees or permittees who discovered that the coordinates on their authorizations differed from those determined by more accurate means to submit corrective construction permit applications. In February 1999, the FCC's Wireless Telecommunications Bureau announced a new policy under which defective applications for wireless authorizations and antenna structure registrations will be summarily dismissed, without giving the applicants an opportunity to amend but requiring them to correct and retender their applications. As part of the new policy, the Bureau said that effective May 1, 1999, it will return and not process tower registration applications including data that do not agree with information listed on previously issued FAA determinations. The FCC also announced that applications for FCC communications authorizations would be dismissed if a tower registration number is not listed on the FCC application. Although the FCC initially said the rule affecting communications applications would apply beginning May 1, 1999, for applicants proposing antennae on existing structures, and July 1, 1999, for applicants proposing to utilize new towers, the FCC in late April 1999 extended these deadlines. For services, such as cellular, paging, and personal communications services, which have already had their records converted to the FCC's new Uniform Licensing System database, the new tougher dismissal rule will apply effective July 1, 1999. For other communications services that have not yet been converted to the Uniform Licensing System, the FCC said the new processing rules would go into effect six months after each service's incorporation into the Uniform Licensing System. This new policy means that for towers to be of use to FCC applicants, it will be necessary for tower owners to notify the FAA and obtain FCC tower registrations well in advance of the date tenants will be filing FCC applications.

     In December 1998, the FCC announced that a recent audit of existing antenna structures revealed that over one quarter of the audited structures had not been registered as required by the FCC's rules. In light of this finding and several reported near misses of towers by aircraft, the FCC in January 1999 announced a no-tolerance policy, requiring all owners of existing unregistered structures to register them immediately or face monetary forfeitures or civil fines.

     The 1996 Telecom Act amended the Communications Act of 1934 by limiting state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law preserves local zoning authority but prohibits any action that would discriminate between different providers of wireless services or ban altogether the construction, modification or placement of communications towers. The 1996 Telecom Act also requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

     Owners and operators of communications towers may be subject to, and, therefore, must comply with environmental laws. The FCC's decision to register a proposed tower may be subject to environmental review under the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act. These regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower.

STATE, PROVINCIAL AND LOCAL REGULATIONS

     Most states and Canadian provinces regulate certain aspects of real estate acquisition and leasing activities. Where required, SpectraSite and Westower conduct the site acquisition portions of their site acquisition services businesses through licensed real estate brokers or agents, who may be employees of SpectraSite or Westower or hired as independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers. Companies owning or seeking to build towers have encountered an array of obstacles arising from state and local regulation of tower site and construction, including environmental assessments, fall radius assessments, marketing/lighting requirements, and concerns with interference to other electronic devices. The delays resulting from the administration of such restrictions can last for several months, and when appeals are involved, can take several years.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., will pass upon the validity of the common stock to be issued by SpectraSite Holdings in the merger.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited SpectraSite's consolidated financial statements for the period from inception, April 25, 1997, to December 31, 1997 and the year ended December 31, 1998 and the consolidated financial statements of our predecessor, Telesite Services, LLC, for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997 included in this proxy statement/prospectus, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Westower's consolidated financial statements as of September 30, 1998 and for the seven months then ended and Summit's financial statements as of September 30, 1998 and for the nine months then ended have been included in this proxy statement/prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Westower's consolidated financial statements as of February 28, 1997 and February 28, 1998 and for the three years ended February 28, 1998 and Cord's financial statements as of June 30, 1998 and for the two years ended June 30, 1998 have been included in this proxy statement/prospectus in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MJA Communications Corp. as of December 31, 1996 and December 31, 1997 and for the three years ended December 31, 1997, have been consolidated with those of Westower in this proxy statement/prospectus in reliance on the report of Lamn, Krielow, Dytrych & Darling, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Summit Communications LLC as of December 31, 1997 and for the period from inception, May 24, 1997, to December 31, 1997 have been included in this proxy statement/prospectus in reliance on the report of Shearer, Taylor & Co., P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     SpectraSite Holdings filed a registration statement on Form S-4 with the SEC covering the common stock to be issued to Westower stockholders in the merger, and this proxy statement/prospectus is part of our registration statement. For further information on SpectraSite, you should refer to SpectraSite's registration statement and its exhibits. This proxy statement/prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this proxy statement/prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to SpectraSite's registration statement. You can contact SpectraSite at 8000 Regency Parkway, Suite 570, Cary, North Carolina 27511.

     Following the merger, SpectraSite will file reports with the SEC as the Exchange Act requires. Westower currently files annual, quarterly and special reports, as well as proxy statements and other information, with the SEC. SpectraSite's and Westower's SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You can contact Westower at 2001 6th Avenue, Suite 3302, Seattle, Washington 98121.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets as of December 31, 1997,
  December 31, 1998 and March 31, 1999 (unaudited)..........   F-4
Consolidated Statements of Operations for the period from
  inception (April 25, 1997) to December 31, 1997, for the
  year ended December 31, 1998 and the three months ended
  March 31, 1999 (unaudited)................................   F-5
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Shareholders' Deficiency........................   F-6
Consolidated Statements of Cash Flows for the period from
  inception (April 25, 1997) to December 31, 1997, for the
  year ended December 31, 1998 and the three months ended
  March 31, 1999 (unaudited)................................   F-7
Notes to Consolidated Financial Statements..................   F-8
TELESITE SERVICES, LLC
Report of Independent Auditors..............................  F-20
Consolidated Balance Sheet as of December 31, 1996..........  F-21
Consolidated Statements of Operations for the year ended
  December 31, 1996 and the period ended May 12, 1997.......  F-22
Consolidated Statements of Members' Equity..................  F-23
Consolidated Statements of Cash Flows for the year ended
  December 31, 1996 and the period ended May 12, 1997.......  F-24
Notes to Consolidated Financial Statements..................  F-25
WESTOWER CORPORATION AND SUBSIDIARIES
Reports of Independent Accountants..........................  F-29
Consolidated Balance Sheets as of February 28, 1997 and 1998
  and September 30, 1998....................................  F-32
Consolidated Statements of Income for the years ended
  February 29, 1996, February 28, 1997 and 1998 and for the
  seven months ended September 30, 1997 (unaudited) and
  1998......................................................  F-33
Consolidated Statements of Stockholders' Equity for the
  years ended February 29, 1996, February 28, 1997 and 1998
  and for the seven months ended September 30, 1998.........  F-34
Consolidated Statements of Cash Flows for the years ended
  February 29, 1996, February 28, 1997 and 1998 and for the
  seven months ended September 30, 1997 (unaudited) and
  1998......................................................  F-35
Notes to the Consolidated Financial Statements..............  F-36
Consolidated Balance Sheets as of September 30, 1998 and
  March 31, 1999 (unaudited)................................  F-56
Unaudited Condensed Consolidated Statements of Income for
  the three and six months ended March 31, 1998 and 1999....  F-57
Unaudited Condensed Consolidated Statements of Stockholders'
  Equity for the six months ended March 31, 1999............  F-58
Unaudited Condensed Consolidated Statements of Cash Flows
  for the six months ended March 31, 1998 and 1999..........  F-59
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-60
CORD COMMUNICATIONS, INC.
Report of Independent Auditors..............................  F-65
Balance Sheets as of June 30, 1998 and 1997.................  F-66
Statements of Operations for the years ended June 30, 1998
  and 1997..................................................  F-67
Statement of Changes in Stockholders' Equity (Deficit) for
  the years ended June 30, 1998 and 1997....................  F-68
Statements of Cash Flows for the years ended June 30, 1998
  and 1997..................................................  F-69
Notes to Financial Statements...............................  F-70

                                                              PAGE
                                                              ----
SUMMIT COMMUNICATIONS, LLC
Reports of Independent Accountants..........................  F-78
Balance Sheet as of December 31, 1997 and September 30,
  1998......................................................  F-79
Statement of Income for the period from May 24, 1997
  (Inception) to December 31, 1997 and for the nine months
  ended September 30, 1998..................................  F-80
Statement of Members' Equity for the period from May 24,
  1997 (Inception) to December 31, 1997 and for the nine
  months ended September 30, 1998...........................  F-81
Statement of Cash Flows for the period from May 24, 1997
  (Inception) to December 31, 1997 and for the nine months
  ended September 30, 1998..................................  F-82
Notes to Financial Statements...............................  F-83

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SpectraSite Holdings, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheets of SpectraSite Holdings, Inc. (the "Company") and subsidiary as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficiency and cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpectraSite Holdings, Inc. and subsidiary at December 31, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

February 26, 1999
Raleigh, North Carolina

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                  AS OF DECEMBER 31,
                                                              --------------------------       AS OF
                                                                 1997           1998       MARCH 31, 1999
                                                              -----------   ------------   --------------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,234,148   $ 99,548,234    $111,078,599
  Short-term investments....................................           --     15,414,048              --
  Accounts receivable.......................................    1,610,039      3,352,970       3,144,381
  Prepaid expenses and other................................       34,019        252,798         246,218
                                                              -----------   ------------    ------------
Total current assets........................................    3,878,206    118,568,050     114,469,198
Property and equipment, net.................................    1,176,032     28,469,017      32,340,447
Goodwill, less accumulated amortization of $278,381,
  $797,501 and $951,869, respectively.......................    6,791,663      8,165,171       8,020,250
Deposits....................................................    1,300,000      1,750,000         750,000
Investment in affiliate.....................................      336,095             --              --
Note receivable.............................................           --        272,935         245,568
Debt issuance costs, less accumulated amortization of
  $244,054 and $365,964.....................................           --      4,591,733       4,516,715
Other assets................................................      159,957        129,106         369,877
                                                              -----------   ------------    ------------
Total assets................................................  $13,641,953   $161,946,012    $160,712,055
                                                              ===========   ============    ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  DEFICIENCY
Current liabilities:
  Line of credit............................................  $   628,561   $         --    $         --
  Accounts payable..........................................    1,049,157      1,635,039         850,169
  Accrued and other expenses................................    1,005,317        791,408         900,607
  Current portion of long-term debt.........................       25,404         17,826          14,687
                                                              -----------   ------------    ------------
Total current liabilities...................................    2,708,439      2,444,273       1,765,463
Long-term debt, less current portion........................       19,376             --              --
Other long-term liabilities.................................           --        223,676         223,676
Note payable to shareholder.................................    2,312,000             --              --
Senior discount notes due 2008, net of unamortized discount
  of $92,548,709 and $88,586,895............................           --    132,689,291     136,651,105
                                                              -----------   ------------    ------------
Total liabilities...........................................    5,039,815    135,357,240     138,640,244
Series A redeemable convertible preferred stock, $0.001 par,
  3,462,830 shares authorized, 3,462,830 outstanding........   10,500,000     11,300,000      11,500,000
Series B redeemable convertible preferred stock, $0.001 par,
  7,000,000 shares authorized, 7,000,000 outstanding........           --     29,355,781      29,915,783
Shareholders' deficiency:
  Common stock, $0.001 par, 12,000,000 and 20,000,000
    authorized, respectively, 931,753 and 956,753 issued and
    outstanding, respectively...............................          932            957             957
  Additional paid-in-capital................................    1,991,652             --              --
  Accumulated deficit.......................................   (3,890,446)   (14,067,966)    (19,344,929)
                                                              -----------   ------------    ------------
Total shareholders' deficiency..............................   (1,897,862)   (14,067,009)    (19,343,972)
                                                              -----------   ------------    ------------
Total liabilities, redeemable preferred stock and
  shareholders' deficiency..................................  $13,641,953   $161,946,012    $160,712,055
                                                              ===========   ============    ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    PERIOD FROM
                                                     INCEPTION            YEAR
                                                (APRIL 25, 1997) TO      ENDED          THREE MONTHS ENDED
                                                   DECEMBER 31,       DECEMBER 31,           MARCH 31,
                                                       1997               1998          1998          1999
                                                -------------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
Revenues:
  Site acquisition............................      $ 5,001,668       $  8,141,936   $2,318,476    $ 2,382,855
  Site leasing................................               --            656,191       11,125        572,440
                                                    -----------       ------------   ----------    -----------
Total revenues................................        5,001,668          8,798,127    2,329,601      2,955,295
Cost of operations:
  Site acquisition............................        1,119,608          2,492,264      708,283        549,757
  Site leasing (exclusive of depreciation
    presented separately below)...............               --            298,856        7,722        353,868
                                                    -----------       ------------   ----------    -----------
                                                      1,119,608          2,791,120      716,005        903,625
Selling, general and administrative
  expenses....................................        7,687,892         10,246,081    1,994,583      2,829,921
Depreciation expense..........................          191,077            711,862      101,431        501,694
Restructuring charge..........................               --                 --           --        600,000
                                                    -----------       ------------   ----------    -----------
Operating loss................................       (3,996,909)        (4,950,936)    (482,418)    (1,879,945)
Other income (expense):
  Equity in earnings of affiliate.............          204,537                 --           --             --
  Interest income.............................          121,432          3,568,564       31,827      1,268,041
  Interest expense............................         (163,555)        (8,169,576)     (58,998)    (3,905,057)
  Gain on sale of assets......................               --            472,594      257,251             --
  Other expense...............................          (55,951)                --           --             --
                                                    -----------       ------------   ----------    -----------
                                                        106,463         (4,128,418)     230,080     (2,637,016)
                                                    -----------       ------------   ----------    -----------
Net loss......................................      $(3,890,446)      $ (9,079,354)  $ (252,338)   $(4,516,961)
                                                    ===========       ============   ==========    ===========
Loss applicable to common shareholders:
Net loss......................................      $(3,890,446)      $ (9,079,354)  $ (252,338)   $(4,516,961)
Accretion of redemption value of preferred
  stock.......................................         (500,000)        (2,155,781)    (230,222)      (760,002)
                                                    -----------       ------------   ----------    -----------
Net loss applicable to common shareholders....      $(4,390,446)      $(11,235,135)  $ (482,560)   $(5,276,963)
                                                    ===========       ============   ==========    ===========

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                            SHAREHOLDERS' DEFICIENCY

                              REDEEMABLE CONVERTIBLE PREFERRED STOCK                SHAREHOLDERS' DEFICIENCY
                              ---------------------------------------   -------------------------------------------------
                                                                                 ADDITIONAL
                                                                        COMMON    PAID-IN     ACCUMULATED
                               SERIES A      SERIES B        TOTAL      STOCK     CAPITAL       DEFICIT         TOTAL
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at April 25, 1997
  (inception)...............  $        --   $        --   $        --   $  --    $       --   $         --   $         --
  Issuance of common
    stock...................           --            --            --     932     2,281,043             --      2,281,975
  Issuance of warrants......           --            --            --      --       390,000                       390,000
  Issuance of preferred
    stock...................   10,000,000            --    10,000,000      --            --             --             --
  Stock issuance cost.......           --            --            --      --      (179,391)            --       (179,391)
  Accretion of redemption
    value...................      500,000            --       500,000      --      (500,000)            --       (500,000)
  Net loss..................           --            --            --      --            --     (3,890,446)    (3,890,446)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at December 31,
  1997......................   10,500,000            --    10,500,000     932     1,991,652     (3,890,446)    (1,897,862)
  Exercise of warrants......           --            --            --     150            --             --            150
  Issuance of preferred
    stock...................           --    28,000,000    28,000,000      --            --             --             --
  Stock issuance costs......           --            --            --      --      (434,162)            --       (434,162)
  Accretion of redemption
    value...................      800,000     1,355,781     2,155,781      --    (1,557,490)      (598,291)    (2,155,781)
  Repurchase of common
    stock...................           --            --            --    (125)           --       (499,875)      (500,000)
  Net loss..................           --            --            --      --            --     (9,079,354)    (9,079,354)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at December 31,
  1998......................   11,300,000    29,355,781    40,655,781     957            --    (14,067,966)   (14,067,009)
  Accretion of redemption
    value...................      200,000       560,002       760,002      --            --       (760,002)      (760,002)
  Net loss..................           --            --            --      --            --     (4,516,961)    (4,516,961)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at March 31, 1999
  (unaudited)...............  $11,500,000   $29,915,783   $41,415,783   $ 957    $       --   $(19,344,929)  $(19,343,972)
                              ===========   ===========   ===========   ======   ==========   ============   ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            PERIOD FROM INCEPTION                                THREE MONTHS
                                             (APRIL 25, 1997) TO        YEAR ENDED              ENDED MARCH 31,
                                              DECEMBER 31, 1997     DECEMBER 31, 1998       1998              1999
                                            ---------------------   ------------------   -----------      ------------
                                                                                         (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................       $(3,890,446)          $ (9,079,354)     $  (252,338)     $ (4,516,961)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation............................           191,077                711,862          101,431           501,694
  Amortization of goodwill and other
    intangibles...........................           297,785                556,161          126,498           154,368
  Amortization of debt issuance costs.....                --                244,054               --            75,018
  Loss (gain) on sale of assets...........            60,048               (472,594)        (257,251)               --
  Equity in earnings of affiliate.........          (204,537)                    --               --                --
  Amortization of discount -- senior
    discount notes........................                --              7,688,958               --         3,961,814
  Non-cash charge (Note 1)................         2,600,000                     --               --                --
  Changes in operating assets and
    liabilities:
    Accounts receivable...................          (288,773)            (1,450,531)        (820,895)          208,589
    Interest receivable on short-term
      investments.........................                --               (758,860)              --                --
    Prepaid expenses and other............           136,062               (164,308)         (89,295)           13,230
    Accounts payable......................           316,674                590,594          877,590          (784,870)
    Accrued and other expenses............         1,005,317               (212,955)         250,117           109,199
                                                 -----------           ------------      -----------      ------------
Net cash provided by (used in) operating
  activities..............................           223,207             (2,346,973)         (64,143)         (277,919)
INVESTING ACTIVITIES
Proceeds from note receivable.............                --                 41,313               --            20,717
Purchases of property and equipment.......          (849,939)           (26,597,612)      (1,321,989)       (3,373,124)
Distribution from affiliate...............                --                150,000               --                --
Purchases of investments..................                --            (30,005,188)              --                --
Maturities of short-term investments......                --             15,350,000               --        15,414,048
Proceeds from sale of assets..............                --                298,575          298,575                --
Repurchase of common stock................                --               (500,000)              --                --
Acquisitions, net of cash acquired........        (5,028,541)            (1,989,048)              --                --
Deposits on acquisitions..................        (1,300,000)            (1,750,000)          (5,600)               --
                                                 -----------           ------------      -----------      ------------
Net cash provided by (used in) investing
  activities..............................        (7,178,480)           (45,001,960)      (1,029,014)       12,061,641
FINANCING ACTIVITIES
Proceeds from issuance of preferred
  stock...................................        10,000,000             28,000,000       17,000,000                --
Exercise of warrants......................                --                    150               --                --
Stock issuance costs......................          (179,391)              (434,162)        (248,010)               --
Proceeds from issuance of senior discount
  notes...................................                --            125,000,333               --                --
Debt issuance costs.......................                --             (4,835,787)              --          (250,218)
Net repayments on line of credit..........          (567,501)              (628,561)        (628,561)               --
Repayment of note to shareholder and other
  debt....................................           (63,687)            (2,438,954)          (5,400)           (3,139)
                                                 -----------           ------------      -----------      ------------
Net cash provided by financing
  activities..............................         9,189,421            144,663,019       16,118,029          (253,357)
                                                 -----------           ------------      -----------      ------------
Net increase in cash and cash
  equivalents.............................         2,234,148             97,314,086       15,024,872        11,530,365
Cash and cash equivalents at beginning of
  period..................................                --              2,234,148        2,234,148        99,548,234
                                                 -----------           ------------      -----------      ------------
Cash and cash equivalents at end of
  period..................................       $ 2,234,148           $ 99,548,234      $17,259,020      $111,078,599
                                                 ===========           ============      ===========      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the period for
  interest................................       $    63,989           $    216,110      $    26,713      $         --
                                                 ===========           ============      ===========      ============
Additional consideration (common stock)
  for acquisition.........................       $        --           $    223,676      $        --      $         --
                                                 ===========           ============      ===========      ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

FORMATION OF COMPANY

     SpectraSite Holdings, Inc. ("Holdings") and its wholly owned subsidiary SpectraSite Communications, Inc. ("SCI") (collectively referred to as the "Company" throughout), are principally engaged in providing services to companies operating in the telecommunications industry including site development services, transmission tower construction and leasing antenna tower sites.

     Holdings formerly known as Integrated Site Development, Inc. ("ISD"), was incorporated in the State of Delaware on April 25, 1997. Holdings, on May 12, 1997, issued 850,000 shares of its common stock and common stock warrants for 150,000 shares in exchange for the 850,000 issued and outstanding shares of common stock and common stock warrants for 150,000 shares of US Towers, Inc. ("UST"). Holdings' chief executive officer was the principal shareholder of UST prior to this transaction. One of the primary purposes of the exchange of shares was the hiring of the chief executive officer. Since UST had minimal assets and operations, this transaction was compensatory in nature, rather than a business combination or an asset acquisition. Accordingly, this transaction resulted in a non-cash compensation charge of $2,600,000, based on the estimated fair value of the stock of $2.60 per share and the estimated fair value of the warrants of $2.60 per warrant at the date of issuance. The warrants entitled the holder to the right to purchase 150,000 shares of Holdings common stock at a price of $0.001 per share, through 2001. In September and October 1998, all of the warrants were exercised. See Note 4.

     On May 12, 1997, Holdings acquired all of the outstanding membership interests of TeleSite Services, LLC ("TeleSite") and its subsidiary, MetroSite Management, LLC ("MetroSite"), for consideration including $4,850,000 in cash, 81,753 shares of common stock valued at $177,200 and a $2,312,000 note payable. Since Holdings had minimal operations prior to this acquisition, TeleSite is considered Holdings' predecessor for financial reporting purposes. In October 1997, TeleSite was merged into UST, and UST changed its name to SpectraSite Communications, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16 and, accordingly, the results of operations of TeleSite are included in the consolidated operations of the Issuer from the date of acquisition.

     In connection with the TeleSite acquisition, Holdings will be required to provide additional consideration of 55,919 shares of its common stock based upon TeleSite achieving certain operating goals through the end of December 31, 1998, pursuant to a provision in the TeleSite acquisition agreement. The Company accounted for the obligation as an additional cost of the acquisition, recording approximately $224,000 of goodwill and a related long-term liability based upon the fair value of the Company's common stock at December 31, 1998. The obligation will be subsequently relieved and $224,000 of additional paid-in-capital will be recorded when the shares are issued.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Holdings and SCI. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

SHORT-TERM INVESTMENTS

     At December 31, 1998, the Company's short-term investments consisted of commercial paper and certificates of deposit with maturities of less than one year. The carrying amount of these investments approximates market value.

PROPERTY AND EQUIPMENT

     Property and equipment, including towers, are stated at cost. The Company is capitalizing costs incurred in bringing towers to an operational state. Direct costs related to the development and construction of towers, including interest, are capitalized and are included in construction in progress. Approximately $109,700 and $176,350 of interest was capitalized for the year ended December 31, 1998 and the three months ended March 31, 1999. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years.

GOODWILL

     The Company has classified as goodwill the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over fifteen years.

DEBT ISSUANCE COSTS

     The Company capitalized costs relating to the issuance of the 12% Senior Discount Notes Due 2008 (the "Senior Discount Notes") (Note 3). The costs are amortized using the straight-line method over the term of these notes.

INCOME TAXES

     The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and investments approximates fair value for these instruments. The estimated fair value of the Senior Discount Notes (see Note 3) is based on the quoted market price in the private market. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

                                                                        MARCH 31, 1999
                        DECEMBER 31, 1997      DECEMBER 31, 1998          (UNAUDITED)
                        ------------------   ---------------------   ---------------------
                        CARRYING    FAIR     CARRYING      FAIR      CARRYING      FAIR
                         AMOUNT     VALUE     AMOUNT       VALUE      AMOUNT       VALUE
                        --------   -------   ---------   ---------   ---------   ---------
                                (IN THOUSANDS OF DOLLARS)
Cash and cash
  equivalents.........  $ 2,234    $ 2,234   $  99,548   $  99,548   $ 111,079   $ 111,079
Short-term
  investments.........       --         --      15,414      15,414          --          --
Senior Discount
  Notes...............       --         --    (132,689)   (114,871)   (136,651)   (141,337)

REVENUE RECOGNITION

     Revenue from site acquisition services is recognized when services are rendered. Revenue from site leasing contracts, which include scheduled rent increases, are recognized ratably, on a straight-line basis, over the term of the contracts. To date, a large majority of the Company's revenues have been generated by providing site acquisition services.

COSTS OF OPERATIONS

     Costs of operations for site acquisition services consist of direct costs incurred to provide the related services.

     Costs of operations for site leasing services consist of direct costs incurred to provide the related services including ground lease cost, tower maintenance and related real estate taxes. Costs of operations for site leasing services does not include depreciation expense of the related leased assets.

SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of businesses operating in the wireless telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Five customers accounted for 96.6% of the Company's 1997 revenue. Two customers accounted for 70.9% of the Company's 1998 revenue. Following is a list of significant customers:

                       PERCENT OF REVENUES                                                                   PERCENTAGE OF
                       FOR THE PERIOD FROM                         PERCENT OF REVENUES      PERCENT OF          REVENUES
                         APRIL 25, 1997      PERCENT OF ACCOUNTS      FOR THE YEAR           ACCOUNTS        FOR THE THREE
                         (INCEPTION) TO         RECEIVABLE AT             ENDED            RECEIVABLE AT      MONTHS ENDED
                        DECEMBER 31, 1997     DECEMBER 31, 1997     DECEMBER 31, 1998    DECEMBER 31, 1998   MARCH 31, 1998
                       -------------------   -------------------   -------------------   -----------------   --------------
Customer 1...........         38.9%                  75.0%                46.6%                15.6%                --
Customer 2...........         18.8%                    --                   --                   --                 --
Customer 3...........         14.7%                    --                   --                   --                 --
Customer 4...........         13.0%                    --                   --                   --                 --
Customer 5...........         11.2%                    --                   --                   --                 --
Customer 6...........           --                     --                 24.3%                45.0%              86.8%
Customer 7...........           --                     --                   --                 22.7%                --

                         PERCENT OF
                          REVENUES        PERCENT OF
                       FOR THE THREE       ACCOUNTS
                        MONTHS ENDED    RECEIVABLE AT
                       MARCH 31, 1999   MARCH 31, 1999
                       --------------   --------------
Customer 1...........       13.6%             9.9%
Customer 2...........         --               --
Customer 3...........         --               --
Customer 4...........         --               --
Customer 5...........         --               --
Customer 6...........       40.0%            18.6%
Customer 7...........         --             25.6%

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred, and totaled approximately $131,000 and $135,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) STOCK OPTIONS

     The Company has elected under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") to account for its employee stock options in accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Companies that account for stock based compensation arrangements for its employees under APB No. 25 are required by SFAS 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company plans to continue to account for stock based compensation using the provisions of APB 25 and has adopted the disclosure requirements of SFAS 123. Under APB 25, no compensation expense has been recognized for stock options granted to its employees since the exercise price of the options has equaled or exceeded the estimated fair value of the underlying stock on the date of grant. Option grants to advisors and consultants will be accounted for using the fair value method prescribed by SFAS 123.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 only impacts financial statement presentation as opposed to actual amounts recorded. Other comprehensive income includes all nonowner changes in equity that are excluded from net income. This Statement has no financial statement impact for an enterprise that has no items of other comprehensive income in any period presented. During the period from inception (April 25, 1997) to December 31, 1997 and during the year ended December 31, 1998, the Company had no items of other comprehensive income.

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have a significant impact on the Company's financial position at December 31, 1998 or its results of operations for the year ended December 31, 1998 as the Company currently operates in only one segment.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of March 31, 1999 and the results of operations and cash flows for the three-month periods ended March 31, 1998 and 1999. Operating results for the three months ended March 31,

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) 1999 are not necessarily indicative of the results to be expected for future interim periods or the entire year. All interim financial data presented is unaudited.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      AS OF DECEMBER 31,
                                                 ----------------------------   AS OF MARCH 31,
                                                     1997           1998             1999
                                                 ------------   -------------   ---------------
                                                                                  (UNAUDITED)
Towers.........................................   $  166,568     $24,780,130      $26,322,963
Equipment......................................      465,758         822,604          930,785
Furniture and fixtures.........................      250,408         288,160          288,158
Vehicles.......................................      148,314         173,315          173,315
Other..........................................           --          38,698           36,082
                                                  ----------     -----------      -----------
Total..........................................    1,031,048      26,102,907       27,751,303
Less accumulated depreciation..................     (160,824)       (869,911)      (1,371,599)
                                                  ----------     -----------      -----------
                                                     870,224      25,232,996       26,379,704
Construction in progress.......................      305,808       3,236,021        5,960,743
                                                  ----------     -----------      -----------
Property and equipment, net....................   $1,176,032     $28,469,017      $32,340,447
                                                  ==========     ===========      ===========

3.  DEBT

12% SENIOR DISCOUNT NOTES DUE 2008

     In June 1998, the Company issued $225,238,000 aggregate principal amount at maturity of Senior Discount Notes with gross proceeds of $125,000,333. The Senior Discount Notes accrete daily at a rate of 12% per annum, compounded semiannually, to an aggregate principal amount of $225,238,000 on July 15, 2003. Cash interest will not accrue on the Senior Discount Notes prior to July 15, 2003. Commencing July 15, 2003, cash interest will accrue and be payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2004, at a rate of 12% per annum. After July 15, 2003, the Company may redeem all or a portion of the Senior Discount Notes at specified redemption prices, plus accrued and unpaid interest, to the applicable redemption date. On one or more occasions prior to July 15, 2001, the Company may redeem up to 25% of the aggregate principal amount at maturity of the Senior Discount Notes issued with the net cash proceeds from one or more equity offerings. The redemption price would be 112% of the accreted value on the redemption date. The Company is required to comply with certain covenants under the terms of the Senior Discount Notes that restrict the Company's ability to incur indebtedness, make certain payments and issue preferred stock among other things. In the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recorded amortization of debt discount of approximately $7,689,000 and $3,962,000 related to the Senior Discount Notes as additional interest expense.

                                                        AS OF DECEMBER 31,   AS OF MARCH 31,
                                                               1998               1999
                                                        ------------------   ---------------
                                                                               (UNAUDITED)
Senior Discount Notes.................................     $225,238,000       $225,238,000
Unamortized discount..................................      (92,548,709)       (88,586,895)
                                                           ------------       ------------
     Balance..........................................     $132,689,291       $136,651,105
                                                           ============       ============

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

3.  DEBT -- (CONTINUED)
LINE OF CREDIT

     During 1997, the Company maintained a $1.5 million line of credit with a bank, which bore interest at prime plus 0.5%. The balance at December 31, 1997 was $628,561. The line of credit was repaid in full in March 1998.

OTHER LONG-TERM DEBT

     Long-term debt, other than the Senior Discount Notes, consists of the following:

                                                     AS OF DECEMBER 31,
                                                     ------------------   AS OF MARCH 31,
                                                       1997      1998          1999
                                                     --------   -------   ---------------
Installment notes payable to a bank, bearing
  interest at rates ranging from 8.75% to 10.2%,
  maturing from October 1998 to December 1999,
  monthly payments of principal and interest,
  collateralized by vehicles.......................  $ 44,780   $17,826      $ 14,687
Less current portion...............................   (25,404)   17,826       (14,687)
                                                     --------   -------      --------
Long-term debt, less current portion...............  $ 19,376   $    --      $     --
                                                     ========   =======      ========

BANK CREDIT AGREEMENT

     In January 1998, the Company signed a letter of intent with a bank for a $50.0 million revolving credit facility for the purpose of financing the construction and/or the acquisition of telecommunication towers for PCS or other wireless communication services and other permitted acquisitions as defined by the agreement, contingent upon certain events. In the year ended December 31, 1998 the Company incurred approximately $252,000 in commitment fees related to the agreement. The agreement expired on December 31, 1998.

4.  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK

     The Company's mandatorily redeemable convertible preferred stock consists of Series A and Series B cumulative redeemable convertible preferred stock, $.001 par value, 10,462,830 shares authorized in the aggregate and 3,462,830 and 7,000,000 shares issued and outstanding at December 31, 1998, respectively. Dividends accumulate at a rate of 8% per annum per share and are payable when declared in cash and are subject to certain restrictions. Voting rights for preferred stock are equal to the voting rights of the largest number of common shares into which the preferred stock are convertible. Accumulated dividends for Series A and B cumulative redeemable preferred stock at December 31, 1998 are $2,655,781. The Company is accreting the carrying value of the preferred stock to reflect the accumulating dividends.

     Contemporaneously with the closing of an underwritten public offering of common stock resulting in gross proceeds of at least $30.0 million at a per share price of $4.47 or greater, the outstanding shares of Series A and Series B Preferred Stock shall automatically convert to common stock. The Series A and Series B preferred stock is convertible into common stock based on a share for share basis and can be adjusted upon the occurrence of certain transactions defined in the Issuer's articles of incorporation. In December 2008 each share of Series A and Series B preferred stock shall automatically be redeemed at a redemption price per share, in cash, equal to 100% of the original issue price plus unpaid accumulated dividends. The Company has reserved a sufficient number of its authorized shares of common stock for the purpose of effecting the future conversion of the preferred stock.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

4. REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY -- (CONTINUED)
WARRANTS

     During September and October, 1998, 150,000 shares of common stock were issued in connection with the exercise of common stock warrants at a price of $0.001 per share.

     On October 9, 1998, the Company paid a former employee $500,000 under an agreement to buy 125,000 shares of SpectraSite common stock from the former employee for an agreed upon price and to release the Company from any potential claims. In addition, the agreement provided that shareholders of SpectraSite would have an option to purchase the former employee's remaining 37,605 shares of SpectraSite common stock for the same price per share, provided that the Company advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. The shares were subsequently purchased by a shareholder of the Company on February 5, 1999 for an aggregate purchase price of $150,240.

STOCK OPTIONS

     During 1997, the Company adopted a stock option plan which provides for the purchase of common stock by key employees, directors, advisors and consultants of the Company. The maximum number of shares for which options may be granted under the plans shall not exceed 1,817,700 shares. Stock options are granted under various stock option agreements. Each stock option agreement contains specific terms. During the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998, option grants were solely to employees.

     The options without a performance acceleration feature which were granted under the terms of the incentive stock option agreement and options granted under the terms of the non qualified stock option agreement vest and become exercisable ratably over a four-year period, commencing one year after date of grant.

     The options with a performance acceleration feature which were granted under the terms of the incentive stock option agreement and the non-qualified stock option agreement vest and become exercisable upon the seventh anniversary of the grant date. Vesting, however, can be accelerated upon the achievement of certain milestones defined in each agreement.

     In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended December 31, 1997 and the year ended December 31, 1998: dividend yield of 0.0%; volatility of .70; risk free interest rate of 6.0% to 5.0%; and expected option lives of 7 years. Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have been $2,167,196 for the period ended December 31, 1997 and $9,274,354 for the year ended December 31, 1998.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

4. REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY -- (CONTINUED)
     Option activity under the Company's plans is summarized below:

                                                   INCENTIVE STOCK     NON QUALIFIED STOCK
                                                     OPTION PLAN           OPTION PLAN
                                                 -------------------   --------------------
                                                            WEIGHTED              WEIGHTED
                                                            AVERAGE                AVERAGE
                                                            EXERCISE              EXERCISE
                                                  SHARES     PRICE      SHARES      PRICE
                                                 --------   --------   --------   ---------
Outstanding at beginning of April 25, 1997.....        --    $  --          --      $  --
Options granted................................   724,700     2.89     160,000       2.89
Options exercised..............................        --       --          --         --
Options canceled...............................        --       --          --         --
                                                 --------              -------
Outstanding at December 31, 1997...............   724,700     2.89     160,000       2.89
Options granted................................   367,000     3.95     475,000       4.00
Options exercised..............................        --       --          --         --
Options canceled...............................  (158,800)    2.92          --         --
                                                 --------              -------
Outstanding at December 31, 1998...............   932,900     3.30     635,000       3.72
Options granted................................    15,000     4.00          --
Options exercised..............................        --       --          --
Options canceled...............................    (8,000)    2.89          --
                                                 --------              -------
Outstanding at March 31, 1999 (unaudited)......   939,900     3.31     635,000       3.72
                                                 ========              =======

     At December 31, 1997, there were no options exercisable under the incentive stock option plan. At December 31, 1998 there were 185,475 options exercisable under the incentive stock option plan. There were no options exercisable under the non-qualified option plan at December 31, 1997 or 1998.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the incentive stock options outstanding was 8.77 years and 8.90 years, respectively.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the non-qualified stock options outstanding was 8.73 years and 9.09 years, respectively.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     The Company had reserved shares of its authorized 20,000,000 shares of common stock for future issuance as follows:

                                                                 AS OF          AS OF
                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
Convertible preferred stock.................................   10,462,830    10,462,830
Outstanding stock options...................................    1,567,900     1,574,900
Possible future issuance under stock option plans...........      249,800       242,800
                                                              -----------    ----------
Total.......................................................   12,280,530    12,280,530
                                                              ===========    ==========

5.  LEASES

OPERATING LEASES FROM OTHERS

     The Company leases land "ground leases", office space and certain office equipment under noncancelable operating leases. Ground leases are generally for terms of five years and are renewable at

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

5.  LEASES -- (CONTINUED)
the option of the Company. Rent expense was approximately $588,000 and $234,000 for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997, respectively. The future minimum lease payments for these leases at December 31, 1998 are as follows:

1999........................................................  $1,369,027
2000........................................................   1,221,426
2001........................................................   1,196,597
2002........................................................     973,186
2003........................................................     310,066
                                                              ----------
Total.......................................................  $5,070,302
                                                              ==========

ANTENNA SPACE LEASED TO OTHERS

     The Company currently leases antenna space on multi-tenant towers to a variety of wireless service providers under non-cancelable operating leases. The tenant leases are generally for terms of five years and include options for renewal. Cost and accumulated depreciation of the leased towers at December 31, 1997, was $167,000 and $3,000, respectively, and at December 31, 1998, was $24,780,000 and $517,000, respectively.

     At December 31, 1998, the approximate future minimum rental income under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

                                                              RENTAL INCOME
                                                              -------------
1999........................................................   $2,074,635
2000........................................................    2,085,046
2001........................................................    2,065,295
2002........................................................    1,963,056
2003........................................................    1,378,538
                                                               ----------
Total.......................................................   $9,566,570
                                                               ==========

6.  INCOME TAXES

     The Company did not recognize any income tax expense for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 as the Company incurred a net loss for the periods and the resulting deferred tax assets were fully reserved.

     The components of net deferred taxes at December 31, are as follows:

                                                                1997         1998
                                                              --------    ----------
Deferred tax assets:
  Tax loss carryforwards....................................  $183,000    $4,057,000
                                                              ========    ==========
  Total gross deferred tax assets...........................   183,000     4,057,000
  Valuation allowance.......................................  (183,000)   (4,057,000)
                                                              --------    ----------
  Total net deferred tax assets.............................  $     --    $       --
                                                              ========    ==========

     Deferred tax assets result primarily from differences between book and tax treatment of net operating losses. The Company has a federal net operating loss carryforward of approximately $2.6 million that begins to expire in the year 2012. Also, the Company has state tax losses of $2.6 million that expire

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

6.  INCOME TAXES -- (CONTINUED)
beginning in 2002. Based on the Company's history of losses to date, management has provided a valuation allowance to fully offset the deferred assets related to federal and state net operating loss carryforwards.

7.  RELATED PARTY TRANSACTION

     In conjunction with the acquisition of TeleSite, the Company issued a $2,312,000 note payable to a shareholder. In the period from April 25, 1997 (inception) to December 31, 1997 and during the year ended December 31, 1998, the Company incurred approximately $100,000 and $81,000 of interest expense related to the note payable to shareholder, respectively. The balance of the note payable at December 31, 1997 was $2,312,000. In June 1998, the note was repaid in full.

     During the period from April 25, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company paid approximately $60,000 and $120,000 to a related party for management fees.

     During the period from April 25, 1997 (inception) to December 31, 1997, the Company paid approximately $57,000 to a related party for rent expense for an office facility. In September 1997, the lease with the related party was terminated.

8.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of all its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled approximately $11,000 and $31,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

9.  SALE OF AFFILIATES

     In February 1998, the Company entered into an agreement under which it sold its wholly-owned subsidiary, MetroSite, for $298,575. The Company recognized a gain on the sale of $257,251.

     In May 1998, the Company sold its ownership interest in Communication Management Specialists, LLC ("CMS") for $375,000, in exchange for a note receivable bearing interest at 8.5% per annum, payable to the Company over 60 months. The total amount due to the Company at December 31, 1998 is $333,687 of which the current portion, $60,752, is included in prepaid expenses and other current assets in the accompanying balance sheet. The Company recognized a gain on the sale of approximately $189,000. Prior to the sale, the Company's ownership interest in CMS was accounted for using the equity method.

10.  ACQUISITION ACTIVITY

     In June 1998, the Company entered into an agreement under which it acquired all of the membership interests of H&K Investments, LLC for $1,400,000 in a transaction accounted for as a purchase. The results of operations of H&K are included in the Company's operations from the date of acquisition. The Company paid $1,300,000 in cash and recorded notes payable for $100,000 in conjunction with the acquisition. The outstanding note payable was subsequently paid in December 1998.

     In August 1998, the Company entered into an asset purchase agreement with Airadigm Communications, Inc. ("Airadigm") for the purchase of 47 towers for approximately $11,750,000. As of December 31, 1998, 40 towers have been placed in service and the remaining 7 towers will be placed in service subject to completion of pending due diligence. Of the total purchase price, $1,750,000 remains in escrow at December 31, 1998 and is recorded as a noncurrent deposit in the accompanying balance sheet. Under the terms of the agreement, the Company will lease antenna space on the towers to Airadigm.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

10.  ACQUISITION ACTIVITY -- (CONTINUED)
     In August 1998, the Company entered into an asset purchase agreement with Amica Wireless Phone Service, Inc. for the purchase of the construction in progress related to 14 towers for approximately $474,000. The results of operations of Amica are included in the Company's operations from the date of acquisition.

     In September 1998, the Company acquired all of the outstanding common stock of GlobalComm, Inc. for $1,988,864 in cash in a transaction accounted for as a purchase. The results of operations of GlobalComm are included in the Company's operations from the date of acquisition. The Company recorded approximately $1,669,000 of goodwill related to the transaction.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the GlobalComm and H&K acquisitions had been consummated as of January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                                 (UNAUDITED)
                                                                 -----------
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                          (IN THOUSANDS OF DOLLARS)
Net revenues............................................           $11,055
Net loss................................................            (7,965)

11.  YEAR 2000 ISSUE (UNAUDITED)

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including the financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations and of governmental entities, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. However, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     In April 1999, the Company purchased 2,000 communications towers from Nextel Communications, Inc. ("Nextel") for $560.0 million in cash and shares of Series C preferred stock valued at $70.0 million. As part of the transaction, Nextel has agreed to lease 1,700 additional sites on the Company's towers as part of Nextel's national deployment.

     In connection with the purchase, Nextel entered into a master lease agreement to become the anchor tenant on each of the acquired towers and also conveyed to the Company certain third-party co-location site leases associated with the acquired assets. Nextel also transferred to the Company certain non-cancelable ground leases, and the Company assumed all operating and other costs associated with the acquired assets.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

12.  SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)
     The Company used $150.0 million of borrowings under a $500.0 million committed credit facility, $340.0 million from the proceeds of a privately placed high yield debt offering, and $231.4 million from the sale of new Series C preferred stock, to fund the cash purchase price and to pay related fees and expenses. As part of the acquisition, Nextel will receive approximately $70.0 million of SpectraSite Series C preferred stock resulting in Nextel obtaining an equity position representing approximately 18% of all the Company's outstanding stock on a fully-diluted basis.

     In connection with the Nextel tower transaction, the Company also restated its certificate of incorporation. The amended and restated certificate authorized 85 million shares of common stock, $0.001 per value per share, and 70,599,625 shares of preferred stock, 3,462,830 shares were designated as Series A convertible preferred stock, 7,000,000 shares designated as Series B convertible preferred stock and 60,136,795 shares were designated as Series C convertible preferred stock.

     In May 1999, the board of directors of the Company and Westower Corporation ("Westower") entered into a definitive agreement under which Westower will merge with SpectraSite. The merger provides for the issuance of 1.81 shares of SpectraSite's common stock for each share of Westower's common stock. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions.

                         REPORT OF INDEPENDENT AUDITORS

The Members
TeleSite Services, LLC

     We have audited the accompanying consolidated balance sheet of TeleSite Services, LLC (the "Company") as of December 31, 1996 and the related consolidated statements of operations and members' equity and cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleSite Services, LLC at December 31, 1996 and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Raleigh, North Carolina
March 27, 1998

                             TELESITE SERVICES, LLC

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

ASSETS
Current assets:
  Cash......................................................  $    4,854
  Accounts receivable:
     Trade..................................................   1,777,611
     Other..................................................      37,107
  Prepaid expenses and other................................      39,964
                                                              ----------
Total current assets........................................   1,859,536
Property and equipment, net.................................     931,291
Investment in affiliate.....................................     131,459
                                                              ----------
Total assets................................................  $2,922,286
                                                              ==========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Line of credit............................................  $  946,724
  Accounts payable..........................................     688,180
  Accrued expenses..........................................      33,092
  Current portion of long-term debt.........................     295,711
                                                              ----------
Total current liabilities...................................   1,963,707
Long-term debt, less current portion........................      81,106
                                                              ----------
Total liabilities...........................................   2,044,813
Members' equity.............................................     877,473
                                                              ----------
Total liabilities and members' equity.......................  $2,922,286
                                                              ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                   FOR THE        JANUARY 1, 1997
                                                                 YEAR ENDED             TO
                                                              DECEMBER 31, 1996    MAY 12, 1997
                                                              -----------------   ---------------
Revenues....................................................     $8,840,869         $1,925,985
Costs of operations.........................................      2,254,777            594,683
Selling, general and administrative expenses................      4,255,840          1,741,856
Depreciation expense........................................         91,133             55,870
                                                                 ----------         ----------
Operating income (loss).....................................      2,239,119           (466,424)
Interest expense............................................        (66,505)           (35,695)
Equity in earnings (loss) of affiliate......................        116,459             (1,087)
                                                                 ----------         ----------
Net income (loss)...........................................     $2,289,073         $ (503,206)
                                                                 ==========         ==========
Pro forma income data (unaudited):
  Net income (loss) as reported.............................     $2,289,073         $ (503,206)
  Pro forma provision for income taxes......................        892,783                 --
                                                                 ----------         ----------
  Pro forma net income (loss)...............................     $1,396,290         $ (503,206)
                                                                 ==========         ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Members' deficiency at January 1, 1996......................  $ (445,584)
  Distributions to members..................................    (966,016)
  Net income................................................   2,289,073
                                                              ----------
Members' equity at December 31, 1996........................  $  877,473
  Contribution to capital...................................         100
  Distributions to members..................................    (211,256)
  Net loss..................................................    (503,206)
                                                              ----------
Members' equity at May 12, 1997.............................  $  163,111
                                                              ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                   FOR THE        JANUARY 1, 1997
                                                                 YEAR ENDED             TO
                                                              DECEMBER 31, 1996    MAY 12, 1997
                                                              -----------------   ---------------
OPERATING ACTIVITIES
Net income (loss)...........................................     $ 2,289,073         $(503,206)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation..............................................          91,133            55,870
  Equity in (earnings) loss of affiliate....................        (116,459)            1,087
  Changes in operating assets and liabilities:
     Trade accounts receivable..............................      (1,314,087)          456,345
     Other accounts receivable..............................         (34,072)          (76,610)
     Prepaid expenses and other.............................         (35,827)          (17,487)
     Accounts payable.......................................         197,702           (42,534)
     Accrued expenses.......................................          31,568            55,593
                                                                 -----------         ---------
          Net cash provided by (used in) operating
            activities......................................       1,109,031           (70,942)
INVESTING ACTIVITIES
Purchases of property and equipment.........................        (837,808)         (321,788)
Investment in affiliate.....................................         (15,000)               --
                                                                 -----------         ---------
          Net cash used in investing activities.............        (852,808)         (321,788)
FINANCING ACTIVITIES
Net proceeds from line of credit............................         368,724           249,338
Net proceeds from long-term debt............................         556,391           293,785
Repayment of long-term debt.................................        (224,923)               --
Proceeds from capital contribution..........................              --               100
Distribution to members.....................................        (966,016)         (153,499)
                                                                 -----------         ---------
          Net cash (used in) provided by financing
            activities......................................        (265,824)          389,724
                                                                 -----------         ---------
Net decrease in cash........................................          (9,601)           (3,006)
Cash at beginning of period.................................          14,455             4,854
                                                                 -----------         ---------
Cash at end of period.......................................     $     4,854         $   1,848
                                                                 ===========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................     $    64,000         $  30,695
                                                                 ===========         =========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     TeleSite Services, LLC (the "Company") was formed on August 1, 1995, for the purpose of providing site development services, as agent, to companies operating in the telecommunications industry. TeleSite's clients are located primarily in the southeastern and south central regions of the United States.

     Metrosite Management, LLC ("Metrosite") was formed on February 28, 1997 by the contribution of $99 by the Company and $1 by a member of the Company for the 99% and 1% ownership of Metrosite, respectively. Metrosite was formed for the purpose of negotiating agreements with municipalities to lease certain locations to PCS providers (e.g., water towers, etc.) in return for a percentage of the monthly rental amounts charged by the municipalities to the PCS providers.

PRINCIPLES OF CONSOLIDATION

     The accompanying 1997 consolidated financial statements include the accounts of TeleSite, LLC and MetroSite Management, LLC from the date of MetroSite's formation. All significant intercompany transactions and balances have been eliminated in consolidation. Minority interest related to the membership interest not owned by the Company is insignificant.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from three to seven years.

REVENUE RECOGNITION

     Revenue from projects is recognized when site selection services are rendered.

COST OF REVENUES

     Cost of revenues consist of the direct costs incurred to provide the related services.

SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of companies operating in the telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Following is information concerning revenue and accounts receivable concentrations of the Company's major customers:

                                                           % OF REVENUES
                                               --------------------------------------
                                                                      PERIOD FROM
                                                                    JANUARY 1, 1997
                                                  YEAR ENDED               TO
                                               DECEMBER 31, 1996      MAY 12, 1997
                                               -----------------   ------------------
Customer 1...................................         21%                  34%
Customer 2...................................         63%                  30%
Customer 3...................................         --                   12%

                                                    % OF ACCOUNTS RECEIVABLE AT
                                               --------------------------------------
                                               DECEMBER 31, 1996      MAY 12, 1997
                                               -----------------      ------------
Customer 1...................................         11%                  37%
Customer 2...................................         67%                  24%

INVESTMENT IN AFFILIATE

     The Company's 33% ownership interest in Communication Management Specialists, LLC, ("CMS") a company that provides construction management services to telecommunications companies, is accounted for using the equity method.

     Summary financial information of CMS is as follows:

                                                                    AS OF AND FOR THE
                                                                       PERIOD FROM
                                                AS OF AND FOR THE    JANUARY 1, 1997
                                                   YEAR ENDED              TO
                                                DECEMBER 31, 1996     MAY 12, 1997
                                                -----------------   -----------------
                                                   (UNAUDITED)         (UNAUDITED)
Current Assets................................     $1,110,500           $810,200
Non-current Assets............................         16,300             17,800
Current Liabilities...........................        747,400            452,000
Non-current Liabilities.......................             --                 --
Members' equity...............................        379,400            376,000
Net Sales.....................................      2,404,866            650,000
Gross Profit..................................        553,164            179,500
Net income....................................        352,900             (3,300)

INCOME TAXES

     The Company is organized as a limited liability company and is therefore not subject to income taxes. All taxable income or loss is reported by the members on their respective income tax returns. Therefore the accompanying Consolidated Statement of Operations and Members' Equity does not include any provision for income tax expense.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

Land........................................................  $  297,600
Equipment...................................................     304,148
Furniture and fixtures......................................     143,199
Vehicles....................................................     200,240
Leasehold improvements......................................      53,448
Construction in progress....................................      42,259
                                                              ----------
Total.......................................................   1,040,894
Less accumulated depreciation...............................    (109,603)
                                                              ----------
Property and equipment, net.................................  $  931,291
                                                              ==========

3.  LINE OF CREDIT AND LONG-TERM DEBT

     The Company has a maximum $1,500,000 line of credit with a bank, with an outstanding balance of $946,724 at December 31, 1996. The line of credit bears interest at a variable rate, not to exceed 10.0%, with interest payable monthly and principal due May 31, 1997. The rate of interest at December 31, 1996 was 8.5%. The line of credit is collateralized by substantially all assets of the Company.

     Long-term debt consisted of the following at December 31, 1996:

Note payable to a bank, bearing interest at 8.5%, maturing
  April 4, 1997, monthly payments of interest of $1,780,
  collateralized by land....................................  $ 250,000
Installment notes payable to a bank, bearing interest at
  rates ranging from 8.75% to 10.2%, maturing from October
  20, 1998 to December 9, 1999, monthly payments of
  principal and interest of $4,614, collateralized by
  vehicles..................................................    126,817
                                                              ---------
Total.......................................................    376,817
Less current maturities.....................................   (295,711)
                                                              ---------
Long-term debt..............................................  $  81,106
                                                              =========

     Maturities of long-term debt at December 31, 1996 are as follows:

                                                                   FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
1997........................................................      $295,711
1998........................................................        46,815
1999........................................................        34,291
                                                                  --------
Total.......................................................      $376,817
                                                                  ========

     The Company estimates that the fair value of notes payable approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996.

4.  RELATED PARTY TRANSACTIONS

     The Company is affiliated with other organizations by common ownership and/or control. During the year ended December 31, 1996 and the period from January 1, 1997 to May 12, 1997, the Company paid approximately $66,000 and $22,000, respectively, to an affiliated organization for rent expense.

     On May 9, 1997, a member of the Company assumed the Company's construction line of credit with a bank of $562,135, in exchange for land and construction in progress with carrying values of $297,600 and $322,292, respectively. The Company recorded a non-cash shareholder's distribution of $57,757 associated with this transaction.

5.  LEASES

     The Company leases office space and certain office equipment under noncancelable operating leases. The future minimum lease payments under such leases at December 31, 1996 are as follows:

1997........................................................  $164,597
1998........................................................   136,409
1999........................................................    93,696
2000........................................................    66,429
2001........................................................    27,500
                                                              --------
Total.......................................................  $488,631
                                                              ========

     Rent expense under operating leases was approximately $110,000 and $57,000 for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled $15,205 in 1996 and $12,342 for the period from January 1, 1997 to May 12, 1997.

7.  PRO FORMA INCOME DATA (UNAUDITED)

     The pro forma provision for income taxes is based upon the statutory income tax rates in effect during the year ended December 31, 1996. No provision was provided in the period from January 1 to May 12, 1997 due to the net operating loss.

8.  SUBSEQUENT EVENT

     On May 12, 1997, 100% of the members' interests of the Company and its subsidiary, Metrosite, were acquired by SpectraSite Holdings, Inc., a Delaware corporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Westower Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Westower Corporation and its subsidiaries at September 30, 1998, and the results of their operations and their cash flows for the seven months ended September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Westower Corporation for the three years in the period ended February 28, 1998 were audited by other independent accountants whose report dated April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998 and the fourth paragraph in Note 3, as to which the date is June 14, 1999, expressed an unqualified opinion on those statements.

                                          /s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 4, 1999,
except for the fourth
paragraph in Note 3,
as to which the date
is June 17, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Westower Corporation

     We have audited the accompanying consolidated balance sheets of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of MJA Communications Corporation, which are included in the financial statements of Westower Corporation as discussed in Note 3 to the financial statements, and which statements reflect total assets constituting 56% and 16% of consolidated total assets as of February 28, 1997 and 1998 and total revenues constituting 22%, 57% and 33% of consolidated total revenues for each of the three years in the period ended February 28, 1998, respectively. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MJA Communications Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Moss Adams LLP

Bellingham, Washington
April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998, and the fourth paragraph in
Note 3, as to which the date is
June 14, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of MJA Communications Corp.
Palm Beach Gardens, Florida

     We have audited the balance sheet of MJA Communications Corp. as of December 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MJA Communications Corp. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Lamn, Krielow, Dytrych & Darling

LAMN, KRIELOW, DYTRYCH & DARLING
Certified Public Accountants

February 11, 1998, except for Note 4, as to which the date is August 12, 1998

                     WESTOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               FEBRUARY 28, 1997 AND 1998 AND SEPTEMBER 30, 1998

                                                        FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                            1997           1998           1998
                                                        ------------   ------------   -------------
ASSETS
Current Assets:
  Cash and cash equivalents...........................  $ 7,131,000    $ 7,206,000     $ 9,331,000
  Accounts receivable, net............................    4,905,000      7,112,000      13,289,000
  Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................      938,000      2,143,000       5,078,000
  Inventory...........................................      201,000      1,140,000       2,151,000
  Related party advances and receivables..............           --        831,000         956,000
  Income tax receivable...............................           --             --         220,000
  Other current assets................................       63,000        125,000       1,203,000
                                                        -----------    -----------     -----------
          Total current assets........................   13,238,000     18,557,000      32,228,000
Property and equipment, net...........................    2,707,000      4,321,000       7,574,000
Intangible assets, net................................           --      2,088,000      19,721,000
Other assets..........................................       58,000         91,000       2,771,000
                                                        -----------    -----------     -----------
Total assets..........................................  $16,003,000    $25,057,000     $62,294,000
                                                        ===========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..............................  $ 4,980,000    $ 4,445,000     $ 7,053,000
  Other current liabilities...........................      275,000        929,000       2,810,000
  Billings in excess of costs and estimated earnings
     on uncompleted contracts.........................    3,850,000      1,745,000       1,435,000
  Income taxes payable................................      155,000      1,652,000       2,116,000
  Deferred income taxes...............................      580,000        534,000         428,000
  Stockholder advances and notes payable to related
     parties..........................................      672,000      2,044,000         228,000
  Note payable........................................      208,000        147,000       1,089,000
  Current portion of long-term debt and capital lease
     obligations......................................      610,000        502,000       2,419,000
                                                        -----------    -----------     -----------
          Total current liabilities...................   11,330,000     11,998,000      17,578,000
Long-term debt and capital lease obligations,
  excluding current portion...........................      212,000        292,000      14,991,000
Deferred income taxes.................................       27,000         48,000       2,962,000
                                                        -----------    -----------     -----------
          Total liabilities...........................   11,569,000     12,338,000      35,531,000
Commitments and contingencies
Minority interest.....................................       40,000             --              --
                                                        -----------    -----------     -----------
Redeemable preferred stock............................      450,000             --              --
                                                        -----------    -----------     -----------
Stockholders' equity
  Common stock ($.01 par value, 10,000,000 shares
     authorized, 4,776,000, 6,117,000 and 7,047,000
     shares issued and outstanding at February 28,
     1997 and 1998, and September 30, 1998,
     respectively)....................................       48,000         61,000          70,000
  Additional paid-in-capital..........................      (48,000)     8,672,000       22,610,00
  Accumulated other comprehensive income (loss).......       27,000        (67,000)       (581,000)
  Retained earnings...................................    3,917,000      4,053,000       4,664,000
                                                        -----------    -----------     -----------
          Total stockholders' equity..................    3,944,000     12,719,000      26,763,000
                                                        -----------    -----------     -----------
Total liabilities and stockholders' equity............  $16,003,000    $25,057,000     $62,294,000
                                                        ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
           SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

                                                                                    (UNAUDITED)
                                                                                   SEVEN MONTHS    SEVEN MONTHS
                                       YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                      FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                          1996           1997           1998           1997            1998
                                      ------------   ------------   ------------   -------------   -------------
Contract and other revenues
  earned............................  $14,775,000    $46,091,000    $41,662,000     $22,869,000     $31,944,000
Costs of revenues earned (exclusive
  of depreciation and amortization
  shown below)......................   10,755,000     33,936,000     29,508,000      16,778,000      23,858,000
                                      -----------    -----------    -----------     -----------     -----------
    Gross profit....................    4,020,000     12,155,000     12,154,000       6,091,000       8,086,000
Selling, general and administrative
  expenses..........................    2,944,000      7,832,000      7,236,000       2,720,000       4,958,000
Depreciation and amortization.......      196,000        268,000        473,000         187,000         578,000
Merger related expenses.............           --             --             --              --         327,000
                                      -----------    -----------    -----------     -----------     -----------
Operating income....................      880,000      4,055,000      4,445,000       3,184,000       2,223,000
Other income (expense)
    Other income (expense)..........      (24,000)        32,000        126,000              --          (2,000)
    Interest income.................           --         70,000        127,000          41,000         130,000
    Interest and financing
      expense.......................     (110,000)       (72,000)      (129,000)        (32,000)       (771,000)
                                      -----------    -----------    -----------     -----------     -----------
         Total other income
           (expense)................     (134,000)        30,000        124,000           9,000        (643,000)
                                      -----------    -----------    -----------     -----------     -----------
Income before income taxes and
  minority interest.................      746,000      4,085,000      4,569,000       3,193,000       1,580,000
Minority interest...................       (6,000)       (19,000)            --              --              --
                                      -----------    -----------    -----------     -----------     -----------
Income before provision for income
  taxes.............................      740,000      4,066,000      4,569,000       3,193,000       1,580,000
Provision for income taxes..........      193,000        636,000      1,633,000       1,141,000         351,000
                                      -----------    -----------    -----------     -----------     -----------
Net income..........................  $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
                                      ===========    ===========    ===========     ===========     ===========
Earnings per share:
Basic...............................  $      0.11    $      0.72    $      0.56     $      0.43     $      0.19
                                      ===========    ===========    ===========     ===========     ===========
Diluted.............................  $      0.11    $      0.72    $      0.52     $      0.43     $      0.16
                                      ===========    ===========    ===========     ===========     ===========
Proforma earnings per share:
Basic...............................  $      0.11    $      0.53    $      0.53     $      0.37     $      0.12
                                      ===========    ===========    ===========     ===========     ===========
Diluted.............................  $      0.11    $      0.53    $      0.50     $      0.37     $      0.10
                                      ===========    ===========    ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
                     SEVEN MONTHS ENDED SEPTEMBER 30, 1998

                                                                                       ACCUMULATED
                                       COMMON STOCK       ADDITIONAL                      OTHER
                                   --------------------     PAID-IN      RETAINED     COMPREHENSIVE   COMPREHENSIVE
                                    SHARES      AMOUNT      CAPITAL      EARNINGS     INCOME (LOSS)      INCOME          TOTAL
                                   ---------   --------   -----------   -----------   -------------   -------------   -----------
BALANCE, February 28, 1995.......  4,776,000   $48,000    $   (48,000)  $   362,000     $  29,000                     $   391,000
Net income.......................                                           547,000                    $  547,000
Foreign currency translation
  adjustment.....................         --        --             --            --            --              --              --
                                                                                                       ----------
    Total comprehensive income...                                                                      $  547,000         547,000
                                                                                                       ==========
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition....................         --        --             --       (39,000)           --                         (39,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, February 29, 1996.......  4,776,000    48,000        (48,000)      870,000        29,000                         899,000
Net income.......................         --        --             --     3,430,000            --      $3,430,000
Foreign currency translation
  adjustment.....................         --        --             --            --        (2,000)         (2,000)
                                                                                                       ----------
    Total comprehensive income...                                                                      $3,428,000       3,428,000
                                                                                                       ==========
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition....................         --        --             --      (383,000)           --                        (383,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, February 28, 1997.......  4,776,000    48,000        (48,000)    3,917,000        27,000                       3,944,000
Net income.......................         --        --             --     2,936,000            --      $2,936,000
Foreign currency translation
  adjustment.....................         --        --             --            --       (94,000)        (94,000)
                                                                                                       ----------
    Total comprehensive income...                                                                      $2,842,000       2,842,000
                                                                                                       ==========
Stock issuances..................  1,341,000    13,000      8,699,000            --            --                       8,712,000
Stock compensation expense.......         --        --         21,000            --            --                          21,000
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition....................         --        --             --    (2,800,000)           --                      (2,800,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, February 28, 1998.......  6,117,000    61,000      8,672,000     4,053,000       (67,000)                    $12,719,000
Net income.......................         --        --             --     1,229,000            --      $1,229,000
Foreign currency translation
  adjustment.....................         --        --             --            --      (514,000)       (514,000)
                                                                                                       ----------
    Total comprehensive income...                                                                      $  715,000         715,000
                                                                                                       ==========
Adjustment to conform fiscal year
  ends of acquired
  subsidiaries...................         --        --             --       438,000            --                         438,000
Proceeds from warrants
  exercised......................    559,000     6,000      4,782,000            --            --                       4,788,000
Proceeds from stock options
  exercised and related tax
  benefit........................     35,000        --        556,000            --            --                         556,000
Stock issuances for business
  acquisitions...................    336,000     3,000      8,097,000            --            --                       8,100,000
Value ascribed to conversion
  feature and warrants of
  convertible debt, net of
  deferred taxes.................         --        --        468,000            --            --                         468,000
Stock compensation expense.......         --        --         35,000            --            --                          35,000
Distributions of earnings and for
  taxes to stockholders of
  acquired subsidiaries prior to
  acquisition....................         --        --             --    (1,056,000)           --                      (1,056,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, September 30, 1998......  7,047,000   $70,000    $22,610,000   $ 4,664,000     $(581,000)                    $26,763,000
                                   =========   =======    ===========   ===========     =========                     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
           SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

                                                                                                (UNAUDITED)
                                                                                               SEVEN MONTHS    SEVEN MONTHS
                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                                  FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                                      1996           1997           1998           1997            1998
                                                  ------------   ------------   ------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................  $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
Adjustments to reconcile net income to net cash
  from operating activities
  Depreciation and amortization.................      196,000        268,000        473,000         187,000         578,000
  Provision for bad debt........................           --             --             --              --         221,000
  Deferred income taxes.........................       96,000        433,000        (41,000)       (209,000)        367,000
  Non-cash interest and financing expense.......           --             --             --              --         264,000
  Gain on sale of assets........................           --             --       (125,000)             --              --
  Stock-based compensation......................           --             --         56,000              --          35,000
  Earnings from equity investment...............           --             --             --              --         (46,000)
  Minority interest.............................        6,000         19,000             --         (40,000)             --
Changes in operating assets and liabilities, net
  of effect of acquisitions
  Accounts receivable...........................   (2,570,000)    (1,402,000)    (1,484,000)     (1,962,000)     (1,603,000)
  Costs and estimated earnings in excess of
    billings on uncompleted contracts...........     (284,000)      (545,000)    (1,200,000)       (238,000)     (1,350,000)
  Inventory and other current assets............      (69,000)      (143,000)      (938,000)             --        (990,000)
  Other assets..................................      (32,000)       (93,000)        (5,000)       (597,000)        135,000
  Trade accounts payable........................    1,163,000      3,387,000       (933,000)       (810,000)     (2,265,000)
  Billings in excess of costs and estimated
    earnings on uncompleted contracts...........    1,464,000      2,380,000     (2,105,000)     (3,156,000)       (963,000)
  Other current liabilities.....................       56,000         79,000        648,000        (198,000)          6,000
  Income taxes payable..........................      (44,000)       147,000      1,354,000        (155,000)        244,000
                                                  -----------    -----------    -----------     -----------     -----------
        Net cash flows (used) provided by
          operating activities..................      529,000      7,960,000     (1,364,000)     (5,126,000)     (4,138,000)
                                                  -----------    -----------    -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash
    acquired....................................           --             --     (1,467,000)             --      (6,348,000)
  Sales of property and equipment...............      155,000             --        444,000              --              --
  Purchases of property and equipment...........     (301,000)    (1,245,000)    (1,692,000)       (455,000)     (1,657,000)
                                                  -----------    -----------    -----------     -----------     -----------
        Net cash flows used by investing
          activities............................     (146,000)    (1,245,000)    (2,715,000)       (455,000)     (8,005,000)
                                                  -----------    -----------    -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuances, net............           --             --      7,493,000              --              --
  Proceeds from stock warrant and option
    exercises, net..............................           --             --             --              --       5,002,000
  Redemption of preferred stock.................           --             --       (450,000)       (300,000)             --
  Principal payments on long-term debt..........     (583,000)      (389,000)      (326,000)       (227,000)       (392,000)
  Distributions to stockholders.................      (39,000)      (383,000)    (2,800,000)             --      (1,056,000)
  Advances to related parties...................           --             --       (196,000)       (384,000)        (65,000)
  Advances from related parties.................      481,000             --        457,000       1,117,000          34,000
  Repayments to related parties.................      (17,000)      (480,000)            --              --      (1,816,000)
  Borrowing (repayments) on line of credit,
    net.........................................           --        207,000        (57,000)        (85,000)        (88,000)
  Additions to financing costs..................           --             --             --              --      (2,368,000)
  Proceeds from debt incurred...................      159,000        555,000        104,000         104,000      15,256,000
                                                  -----------    -----------    -----------     -----------     -----------
        Net cash flows provided (used) by
          financing activities..................        1,000       (490,000)     4,225,000         225,000      14,507,000
                                                  -----------    -----------    -----------     -----------     -----------
EFFECT OF CHANGES IN EXCHANGE RATES.............           --             --        (71,000)        (27,000)       (239,000)
                                                  -----------    -----------    -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH.................      384,000      6,225,000         75,000      (5,383,000)      2,125,000
CASH AND CASH EQUIVALENTS, beginning of
  period........................................      522,000        906,000      7,131,000       7,131,000       7,206,000
                                                  -----------    -----------    -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, end of period........  $   906,000    $ 7,131,000    $ 7,206,000     $ 1,748,000     $ 9,331,000
                                                  ===========    ===========    ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Westower Corporation (the "Company") was incorporated in Washington state in June 1997 for the purpose of acquiring Westower Holdings Ltd. and its wholly-owned subsidiaries, Westower Communications Ltd. and Westower Communications, Inc. In connection with an initial public offering on October 15, 1997, the Company raised approximately $7.5 million in net cash proceeds. Proceeds have been used in part to acquire the assets and operations of other businesses.

     The Company is successor to operations begun in 1990 by Westower Communication Ltd. It designs, builds and maintains wireless communication transmitting and receiving facilities for providers of wireless communication services. The Company also owns and leases wireless communication towers to wireless communication providers. Principal operations are located in the Pacific Northwest, including the Canadian provinces of British Columbia and Alberta, and the Southeastern and Southwestern United States. Other operations extend throughout the Western United States and into Eastern Canada.

     On October 27, 1998, the Company changed its fiscal year-end from February 28 to September 30 resulting in a seven month reporting period from March 1, 1998 to September 30, 1998 (the "Transition Period").

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Consolidation -- The consolidated financial statements include the accounts of Westower Corporation and its wholly owned domestic and Canadian subsidiaries.

     Investments in subsidiaries in which the Company exercises significant influence but which it does not control are accounted for using the equity method. At September 30, 1998, the Company has an equity investment in a joint venture which engages in operations in Brazil that are similar to those of the Company, in which it has an economic ownership interest of 60 percent. Revenues and associated expenses are transacted in Canadian dollars. As of September 30, 1998, the Company's investment totaled $217,000, which has been included in other assets, and the Company's equity earnings from this investment during the Transition Period totaled $46,000, which has been included in contract and other revenues earned.

     All material intercompany accounts and transactions have been eliminated in consolidation.

     (b) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts, depreciation of property and equipment, accrued income tax liabilities, and purchase price allocations for acquisitions. Actual results could differ from those estimates.

     (c) Contract and Other Revenue and Cost Recognition -- Revenue from fixed-price construction contracts is recognized using the percentage-of-completion method based on cost incurred to total estimated cost. Revenue from contracts based upon time and materials is recognized based upon hours worked and materials consumed. Most of the Company's contracts are short-term and are completed in two to three months. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

     The Company owns wireless communication towers which it leases to third parties. Revenues are recognized on a monthly basis over the term of the leasing agreement. Revenues and cost of services of approximately $170,000 and $25,000, respectively, have been included in contract and other revenues earned and cost of revenues earned, respectively, in the Transition Period.

     (d) Cash and Cash Equivalents -- Cash and cash equivalents consist of cash in banks and money market investments on deposit with major Canadian and U.S. financial institutions. Investments with maturities of three months or less when purchased are considered cash equivalents.

     (e) Inventory -- Inventory consists of construction parts and supplies and is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     (f) Property and Equipment -- Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives by major asset category are as follows: buildings -- 10-25 years; furniture, fixtures and equipment -- 3 to 10 years; wireless communication towers -- 20 years; vehicles -- 5 years. Gains or losses on the dispositions of assets are recorded at the time of disposition. The costs of normal repairs and maintenance are charged to expense as incurred.

     (g) Capitalized Software -- Purchased software is capitalized at cost and amortized over its estimated useful life of 3 years.

     (h) Intangible Assets -- Business acquisition costs are allocated to the tangible and identifiable intangible assets that are acquired. Business acquisition costs allocated to contracts to purchase wireless communication towers are amortized over a 20 year period upon acquisition of the wireless communication towers, and costs allocated to non-compete agreements are amortized over the term of the agreements, which are generally 5 years. The excess of the aggregate purchase price over the fair value of the net assets acquired and identifiable intangible assets acquired is recorded as goodwill. Goodwill is amortized over a 20 year period. The Company amortizes its intangible assets using the straight line method.

     (i) Financing Costs -- Direct costs associated with obtaining debt financing are deferred and are amortized over the term of the debt using the effective interest method. Direct costs of obtaining commitments for financing are deferred and charged to expense over the term of the commitments. Direct costs associated with obtaining equity financing are charged to additional paid-in capital as the related funds are raised. Deferred financing costs totaled $2.4 million at September 30, 1998, which has been included in other assets. Accumulated amortization of deferred financing costs totaled $113,000 at September 30, 1998.

     (j) Valuation of Long-Lived Assets -- The Company periodically reviews its long-lived assets and certain identifiable intangible assets, including goodwill, whenever events or changes in circumstance indicate that the carrying amount of an asset may be impaired and not recoverable. Adjustments are made if the sum of the expected future undiscounted operating cash flows is less than the carrying value of the asset.

     (k) Income Taxes -- The Company accounts for income taxes under the liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes at the enacted tax rates. The significant differences relate primarily to the timing and recognition of depreciation and amortization of long-lived assets, profit on uncompleted contracts, amortization of financing costs and bad debt expense. Deferred tax amounts represent the future tax consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Company files a consolidated federal income tax return in the United States. The Company files separate tax returns for each of its Canadian subsidiaries in Canada. Additionally, certain of the Company's operations are subject to Provincial income taxes in Canada and state income taxes in the United States.

     (l) Foreign Currency Translation -- All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the consolidated balance sheet. Gains and losses resulting from foreign currency transactions are included in income currently.

     (m) Earnings Per Share and Change in Accounting Policy -- During fiscal year ended February 28, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. The new standard supersedes Accounting Principles Board (APB) No. 15, Earnings Per Share and establishes standards for computing and presenting earnings per share. Prior years have been restated to conform with the new requirements.

     Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding from stock options and warrants, using the treasury stock method, and convertible debentures.

     (n) Segment Information -- In the Transition Period, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not significantly affect the disclosure of segment information previously reported (see "Segment Information" note).

     (o) New Accounting Standards -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This Statement becomes effective beginning October 1, 1999, for the Company. The Company is currently assessing the impact, if any, to its financial position or results of operations.

     (p) Interim Financial Data (Unaudited) -- As discussed in Note 1, on October 27, 1998 the Company changed its fiscal year end to September 30 from February 28. The information presented for the seven months ended September 30, 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim period have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the seven months ended September 30, 1997 are not necessarily indicative of the results that were reported for the entire fiscal year ending February 28, 1998.

NOTE 3 -- MERGERS AND ACQUISITIONS

MERGERS

  Westower Holdings Ltd.

     Concurrent with its incorporation in June 1997, the Company completed a merger with Westower Holdings Ltd. by issuing 3,000,000 shares of common stock in exchange for all outstanding common stock of Westower Holdings Ltd. Westower Holdings Ltd. is a Wyoming corporation that owns all outstanding common stock of Westower Communications Ltd. and Westower Communications, Inc. The merger qualified as a tax-free exchange and is accounted for similar to a pooling-of-interests.

  WTC Holdings, Inc. and Western Telecom Construction Ltd

     Effective October 28, 1997, the Company completed a merger with WTC Holdings, Inc. (formerly 411677 Alberta Ltd.) and its wholly owned subsidiary, Western Telecom Construction Ltd., (collectively, "Western Telecom"). WTC Holdings, Inc. was wholly-owned by a relative of a significant stockholder and a director of Westower Corporation. WTC Holdings, Inc. is a Wyoming corporation, and Western Telecom Construction Ltd. is a Canadian corporation. Western Telecom engages in operations similar to those of the Company. The merger was effected by exchanging 835,000 shares of common stock for all outstanding common stock of Western Telecom. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of Western Telecom.

  MJA Communications Corporation

     Effective May 31, 1998, the Company completed a merger with MJA Communications Corporation ("MJA"). MJA is a Florida corporation which engages in operations similar to those of the Company. In connection with the merger, MJA's tax status was changed from an S corporation to a C corporation. The merger was effected by exchanging 397,000 shares of common stock for all outstanding common stock of MJA. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of MJA.

  Standby Services, Inc.

     Effective August 31, 1998, the Company completed a merger with Standby Services, Inc. ("Standby"). Standby is a Texas corporation which engages in operations similar to those of the Company. In connection with the merger, Standby's tax status was changed from an S corporation to a C corporation. The merger was effected by exchanging 544,000 shares of common stock for all outstanding common stock of Standby. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of Standby.

     Prior to the respective mergers, Western Telecom had a fiscal year-end of January 31 and MJA and Standby had a fiscal year end of December 31. In recording the business combinations, the fiscal years ended 1998 and 1997 financial statements have not been restated to conform with Westower Corporation's previous fiscal year end of February 28, as the effect on the consolidated financial statements is not material. As a result of Western Telecom, MJA and Standby having a different fiscal year end and the change in the Company's fiscal year end, Western Telecom and MJA and Standby's results of operations for the respective one and two-month periods ended February 28, 1998 have been excluded from the reported results of operations in the Transition Period and, therefore, have been presented as an adjustment to the Company's consolidated statement of stockholders' equity for the Transition Period. Aggregate revenues, expenses, income before extraordinary items and net income, attributable to these mergers, which have been excluded from the Company's reported results of operations in the Transition Period, were $3,302,000, $2,864,000, $438,000 and $438,000, respectively, for the period from January 1, 1998 to February 28, 1998.

     Summarized results of operations for the separate companies and combined amounts included in the consolidated financial statements, net of intercompany transactions, are as follows:

                                                                              (UNAUDITED)
                                                                             SEVEN MONTHS    SEVEN MONTHS
                                 YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                    1996           1997           1998           1997            1998
                                ------------   ------------   ------------   -------------   -------------
Contract and other revenues
  earned
  Westower Corporation and
     Subsidiaries, including
     entities acquired........  $ 5,664,000    $10,415,000    $16,156,000     $ 8,652,000     $11,450,000
  MJA.........................    3,305,000     26,164,000     13,929,000       8,418,000      10,824,000
  Western Telecom.............    1,777,000      5,001,000      7,027,000       3,035,000       5,341,000
  Standby.....................    4,029,000      4,511,000      4,550,000       2,764,000       4,329,000
                                -----------    -----------    -----------     -----------     -----------
                                $14,775,000    $46,091,000    $41,662,000     $22,869,000     $31,944,000
                                ===========    ===========    ===========     ===========     ===========
Net income (loss)
  Westower Corporation and
     Subsidiaries, including
     entities acquired........  $   460,000    $   815,000    $   975,000     $   784,000     $  (816,000)
  MJA.........................       (3,000)     2,617,000        527,000         195,000         513,000
  Western Telecom.............       (5,000)       364,000      1,475,000         442,000         387,000
  Standby.....................       95,000       (366,000)       (41,000)        631,000       1,145,000
                                -----------    -----------    -----------     -----------     -----------
                                $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
                                ===========    ===========    ===========     ===========     ===========

     The following pro forma net income and basic diluted earnings per share are presented as if the Company had been required to provide for income taxes that were previously taxable to the former shareholders of the merged entities that were previously S corporations.

                                                                                  (UNAUDITED)
                                                                                 SEVEN MONTHS    SEVEN MONTHS
                                     YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                    FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                        1996           1997           1998           1997            1998
                                    ------------   ------------   ------------   -------------   -------------
Net income as reported............    $547,000      $3,430,000     $2,936,000     $2,052,000      $1,229,000
  Dividends on preferred shares...     (39,000)             --             --             --              --
  Pro forma adjustment for income
     taxes of acquired entities
     previously filing as S
     corporations.................       1,000        (890,000)      (165,000)      (281,000)       (454,000)
                                      --------      ----------     ----------     ----------      ----------
Pro forma net income..............    $509,000      $2,540,000     $2,771,000     $1,771,000      $  775,000
                                      ========      ==========     ==========     ==========      ==========
Pro forma basic earnings per share    $   0.11      $     0.53     $     0.53     $     0.37      $     0.12
                                      ========      ==========     ==========     ==========      ==========
Pro forma diluted earnings per
  share...........................    $   0.11      $     0.53     $     0.50     $     0.37      $     0.10
                                      ========      ==========     ==========     ==========      ==========

ACQUISITIONS

     The following acquisitions have been accounted for using the purchase method of accounting for business combinations and, accordingly, the operating results of the acquired companies have been included in the Company's consolidated financial statements from the date of acquisition.

  Acquisitions from November 1, 1997 to February 28, 1998

     On dates ranging between November 1, 1997 and January 17, 1998, the Company acquired all outstanding shares of common stock of National Tower Service Ltd., 501053 B.C. Ltd., and the minority interest in WTC Leasing Ltd. which are Canadian corporations with operations similar to those of the Company. Additionally, on January 17, 1998 the Company acquired the assets, principally communication towers, of Ralph's Radio, Inc. and 344813 Alberta Ltd. The aggregate purchase price of these transactions totaled approximately $2.7 million which consisted of $1.5 million in cash and the issuance of 134,000 shares of common stock valued at approximately $1.2 million, based on the publicly traded price.

  Jovin Communications, Inc. and Acier Filteau, Inc.

     On June 12, 1998 the Company completed the acquisitions of Jovin Communications, Inc. ("Jovin") and Acier Filteau, Inc. ("Acier"), both Montreal, Quebec (Canada) corporations which engage in operations similar to those of the Company. The acquisitions were effected by exchanging shares of common stock of the Company and shares of a separate class of common stock of an acquisition subsidiary, with rights identical to those of the Company's common stock, aggregating 118,000 shares in total and valued at approximately $2.8 million, based on the publicly traded price, and the assumption of certain obligations of Jovin and Acier, for all outstanding common shares of Jovin and Acier.

  Cord Communications, Incorporated

     On August 31, 1998 the Company completed the acquisition of Cord Communications Incorporated ("Cord"), a California corporation which engages in operations similar to those of the Company. The acquisition was effected by exchanging 218,000 shares of common stock valued at approximately $5.2 million, based on the publicly traded price, $5 million in cash and the assumption of certain obligations of Cord for all outstanding common shares of Cord. The former stockholders of Cord may also receive an additional 348,000 shares of common stock, based on the attainment of certain performance measures of Cord during the twelve month period following the date of acquisition. Additional shares of common stock will be recorded as an adjustment of the purchase price and will increase recorded goodwill.

  CNG Communications, Inc.

     On September 28, 1998, the Company completed the acquisition of CNG Communications, Inc. ("CNG") for approximately $1.7 million in cash and the assumption of certain obligations of CNG. The former shareholder of CNG may also receive up to an additional $3 million in cash pending the successful acquisition of certain wireless communication towers under an existing contract held by CNG. As part of the acquisition, the Company assumed certain liabilities of CNG, including convertible debentures, outstanding warrants and the termination costs relating to a financing agreement with a third party investment banker. The Company entered into a settlement agreement with the above parties that resulted in an aggregate payment of $3.25 million to the convertible debenture holders, which included principal and interest, and the third party investment banker. On October 22, 1998, the Company exercised its right to acquire the wireless communication towers under contract at an exercise price of $9.2 million. The consummation of the acquisition is subject to regulatory approval.

     The following is a summary of all consideration exchanged for acquisitions that were accounted for as purchases:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Shares issued...............................................      134,000         336,000
Value of shares.............................................   $1,184,000     $ 8,100,000
Cash........................................................    1,467,000       6,672,000
                                                               ----------     -----------
Total purchase price........................................   $2,651,000     $14,772,000
                                                               ==========     ===========

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary subject to adjustments during the first year following the acquisition. The initial allocations were as follows:

                                                                            SEVEN MONTHS
                                                              YEAR ENDED        ENDED
                                                             FEBRUARY 28,   SEPTEMBER 30,
                                                                 1998           1998
                                                             ------------   -------------
Non-compete agreements.....................................   $       --    $    219,000
Tangible assets............................................    1,437,000      11,034,000
Communication tower purchase contracts.....................           --       5,661,000
Goodwill...................................................    2,104,000      12,507,000
Liabilities assumed and deferred tax liabilities...........     (890,000)    (14,649,000)
                                                              ----------    ------------
Total purchase price.......................................   $2,651,000    $ 14,772,000
                                                              ==========    ============

     The results of operations of these businesses have been included in the Company's consolidated financial statements from their respective acquisition dates. The following summarizes the unaudited pro forma results of operations, on a combined basis, as if the acquisitions had been consummated as of the beginning of each of the periods presented, after including the impact of certain adjustments such as amortization of intangible assets and income tax effects:

                                                                             (UNAUDITED)
                                                             (UNAUDITED)    SEVEN MONTHS
                                                              YEAR ENDED        ENDED
                                                             FEBRUARY 28,   SEPTEMBER 30,
                                                                 1998           1998
                                                             ------------   -------------
Contract and other revenues earned.........................  $72,720,000     $43,273,000
Pro forma net income.......................................  $ 4,323,000     $   140,000
Pro forma basic earnings per share.........................     $0.82           $0.02
Pro forma diluted earnings per share.......................     $0.77           $0.02

     The unaudited pro forma results are not necessarily indicative of the results of operations which would actually have been reported had the acquisitions had been completed prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

NOTE 4 -- UNCOMPLETED CONTRACTS

     Costs, estimated earnings and billings on uncompleted contracts are summarized as follows:

                                             FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                 1997           1998           1998
                                             ------------   ------------   -------------
Costs incurred on uncompleted contracts....  $ 15,356,000   $ 12,111,000   $ 15,461,000
Estimated earnings.........................     3,516,000      5,084,000      3,212,000
Less billings to date......................   (21,784,000)   (16,797,000)   (15,030,000)
                                             ------------   ------------   ------------
Total......................................  $ (2,912,000)  $    398,000   $  3,643,000
                                             ============   ============   ============
Presentation in the accompanying balance
  sheet:
  Costs and estimated earnings in excess of
     billings on uncompleted contracts.....  $    938,000   $  2,143,000   $  5,078,000
  Billings in excess of costs and estimated
     earnings on uncompleted contracts.....    (3,850,000)    (1,745,000)    (1,435,000)
                                             ------------   ------------   ------------
Total......................................  $ (2,912,000)  $    398,000   $  3,643,000
                                             ============   ============   ============

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                 FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                     1997           1998           1998
                                                 ------------   ------------   -------------
Buildings......................................   $  550,000    $ 1,507,000     $ 1,795,000
Vehicles.......................................      737,000      1,497,000       2,540,000
Equipment......................................      381,000        743,000       1,580,000
Communication towers...........................      387,000        620,000       1,401,000
Furniture and fixtures.........................      380,000        634,000         943,000
Leasehold improvements.........................       27,000         73,000          81,000
                                                  ----------    -----------     -----------
                                                   2,462,000      5,074,000       8,340,000
Less accumulated depreciation..................     (688,000)    (1,458,000)     (1,562,000)
                                                  ----------    -----------     -----------
                                                   1,774,000      3,616,000       6,778,000
Land...........................................      933,000        705,000         796,000
                                                  ----------    -----------     -----------
                                                  $2,707,000    $ 4,321,000     $ 7,574,000
                                                  ==========    ===========     ===========

     Depreciation expense on property and equipment in the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period was $196,000, $262,000, $457,000 and $396,000, respectively.

NOTE 6 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Goodwill....................................................   $2,104,000     $14,039,000
Communication tower purchase contracts......................           --       5,661,000
Non-compete agreements......................................           --         219,000
                                                               ----------     -----------
                                                                2,104,000      19,919,000
Less accumulated amortization...............................      (16,000)       (198,000)
                                                               ----------     -----------
                                                               $2,088,000     $19,721,000
                                                               ==========     ===========

     Amortization expense on intangible assets in the fiscal years ended February 29, 1996, February 28, 1997 and 1998 and the Transition Period was $0.00, $8,000, $16,000 and $182,000, respectively.

NOTE 7 -- NOTES PAYABLE

  Note Payable to Finance Company

     At September 30, 1998, through one of its acquired subsidiaries, the Company had a $2.5 million line of credit facility with a finance company, secured by accounts receivable, inventory, property and equipment, cash and cash equivalents. At September 30, 1998 the outstanding balance was $1.09 million, which was repaid in October 1998, and the line of credit was cancelled.

  Notes Payable to Bank

     At February 28, 1998 the Company had a line of credit facility with a Canadian bank that allowed for borrowings at the bank's prime rate plus .75%. The line was collateralized by essentially all assets of Western Telecom Construction Ltd. and was cancelled in May 1998.

NOTE 8 -- LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consists of the following:

                                                   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                       1997           1998           1998
                                                   ------------   ------------   -------------
Convertible note, interest at 7%, due April 30,
  2007, quarterly interest payments through April
  2005, quarterly reductions thereafter, see
  further description below......................   $      --      $      --      $14,154,000
Convertible notes of acquired subsidiary,
  interest at rates ranging from 12% to 14%,
  repaid in December 1998 (see Note 3)...........          --             --        1,882,000
Notes payable to various Canadian banks repaid in
  full during the Transition Period and 1998, due
  on demand or in aggregate monthly installments
  of $8,200 including interest, collateralized by
  assets and an assignment of lease revenue......     480,000        263,000               --
Notes payable to various U.S. and Canadian Banks,
  repaid in full during the transition period,
  due in aggregate monthly installments of
  $7,800, including interest at rates ranging
  from 7.5% to 11.25% through June 2002,
  collateralized by property, plant and
  equipment......................................     222,000        129,000               --
Vehicle purchase contracts and other notes
  payable with U.S. and Canadian finance
  corporations, aggregate monthly installments of
  $30,000, including interest at rates up to
  11.15%, payments due through December 2001,
  collateralized by vehicles and real property...      86,000        192,000          781,000
Capital lease obligations to U.S. and Canadian
  lessors, due in aggregate monthly installments
  of $19,000 through August 2003, collateralized
  by leased equipment............................      34,000        210,000          593,000
                                                    ---------      ---------      -----------
Total debt.......................................     822,000        794,000       17,410,000
Less current portion.............................    (610,000)      (502,000)      (2,419,000)
                                                    ---------      ---------      -----------
Long-term portion................................   $ 212,000      $ 292,000      $14,991,000
                                                    =========      =========      ===========

     Long-term debt and capital lease obligations matures as follows:

                        YEAR ENDING
                       SEPTEMBER 30,
                       -------------
  1999......................................................  $ 2,419,000
  2000......................................................      452,000
  2001......................................................      225,000
  2002......................................................       98,000
  2003......................................................       62,000
Thereafter..................................................   14,154,000
                                                              -----------
                                                              $17,410,000
                                                              ===========

  Convertible Note

     In June 1998, the Company issued a private placement of $15.0 million of 7% convertible senior subordinated note (the "Convertible Debt") and warrant to purchase 40,000 shares of common stock in exchange for $14.85 million net cash proceeds. The Convertible Debt was immediately convertible at a ratio of $25.03 per share of common stock and the warrant provides for purchase of shares at $23.00 per share of common stock at the holder's option. The purchase agreement provides for an adjustment of the conversion amount for the subordinated debt and warrant exercise price for any stock dividends, splits and other changes as defined in the respective agreements, so as to preserve the Convertible Debt holder's relative rights. The conversion ratio and warrant exercise price per common share were less than the fair value of the Company's common stock at the date of issuance. The value of the conversion features was approximately $124,000 and was immediately charged to interest expense and an increase in additional paid-in capital. The value ascribed to the warrant of approximately $723,000, was reflected as both a debt discount and an increase in additional paid-in capital. The debt discount is accounted for as a component of interest expense using the effective interest rate method.

     The Convertible Debt requires quarterly interest payments through April 30, 2005, when the Company will be required to make principal payments of $3 million each April 30 and October 31 thereafter through the final maturity date, April 30, 2007. The Company may begin making optional prepayments of the Convertible Debt beginning May 30, 2000 subject to a certain minimum trading price of the Company's common stock commencing on or after April 30, 2000. The Company is subject to various affirmative and negative covenants contained in the agreement, including minimum net worth and earnings requirements, and limitations on additional indebtedness, asset disposals and asset additions. The agreement required the holder of the Convertible Debt to consent to subordination of the obligation to senior bank indebtedness discussed below. On September 30, 1998, the Company was in compliance with all covenants with the exception of the certain indebtedness covenant, which was cured subsequent to year end. The Company has received a waiver from the note holder waiving the right to demand repayment of the note as a result of the violation.

  Credit Facility

     Under terms of a revolving credit facility, dated June 9, 1998 and expiring April 25, 2005, with a consortium of U.S. and non-U.S. banks, the Company may borrow up to $75.0 million. The credit facility provides for interest only payments through August 30, 2000, with escalating principal reductions each three months from that date through maturity. Borrowings under the credit facility bear interest at optional rates as specified in the agreement, subject to the Company's election at the borrowing date. The Company is also required to pay quarterly commitment fees of .5% on the average undrawn balance of the credit facility, which is included as a component of interest expense. There were no borrowings under the credit facility at September 30, 1998. Subsequent to year end, the Company has drawn approximately $24.0 million on the credit facility to finance business acquisitions, including the repayment of acquired subsidiary debt, and to fund operations. Covenants of the credit facility require the Company to maintain certain debt-to-earnings and interest coverage ratios. Other provisions limit capital expenditures, subsidiary indebtedness and require certain minimum levels of earnings and net worth. On September 30, 1998, the Company was in compliance with all covenants with the exception of the certain indebtedness covenant, which was cured subsequent to September 30, 1998. The Company has received a waiver from the lenders waiving their right to demand repayment of the credit facility as a result of this violation.

NOTE 9 -- INCOME TAXES

     The provision for income taxes is comprised by the following:

                                                                                     SEVEN MONTHS
                                         YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED
                                        FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                            1996           1997           1998           1998
                                        ------------   ------------   ------------   -------------
Current
     U.S. federal and state...........    $ 38,000       $133,000      $  272,000      $  98,000
     Canadian federal and
       provincial.....................      59,000         70,000       1,402,000        767,000
                                          --------       --------      ----------      ---------
                                            97,000        203,000       1,674,000        865,000
                                          --------       --------      ----------      ---------
Deferred
     U.S. federal and state...........    $     --       $ (2,000)     $       --      $ (20,000)
     Canadian federal and
       provincial.....................      96,000        435,000         (41,000)      (494,000)
                                          --------       --------      ----------      ---------
                                            96,000        433,000         (41,000)      (514,000)
                                          --------       --------      ----------      ---------
          Total.......................    $193,000       $636,000      $1,633,000      $ 351,000
                                          ========       ========      ==========      =========

     The total tax provision differs from the amount computed using the U.S. federal statutory income tax rates as follows:

                                                                                    SEVEN MONTHS
                                        YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED
                                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                           1996           1997           1998           1998
                                       ------------   ------------   ------------   -------------
Pretax net income....................   $  740,000     $4,066,000     $4,569,000     $1,580,000
U.S. statutory rates.................           34%            34%            34%            34%
Tax at statutory rates...............      252,000      1,382,000      1,553,000        537,000
Income taxable to S Corporation
  shareholders.......................        1,000       (890,000)      (165,000)      (454,000)
Effect of change in tax status.......           --        125,000             --             --
Non deductible expenses..............           --             --             --        185,000
U.S. state income taxes, net of
  federal tax benefit................           --          8,000             --          5,000
Effect of graduated rates............      (60,000)            --             --             --
Excess income tax payable in foreign
  jurisdictions......................           --         11,000        245,000         78,000
                                        ----------     ----------     ----------     ----------
                                        $  193,000     $  636,000     $1,633,000     $  351,000
                                        ==========     ==========     ==========     ==========

     Undistributed earnings of the Company's Canadian subsidiaries amounted to approximately $5.7 million at September 30, 1998. Essentially all of those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, net of foreign tax credits, and withholding taxes payable in Canada.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                    FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                        1997           1998           1998
                                                    ------------   ------------   -------------
Current
  Assets:
     Allowance for doubtful accounts..............    $     --       $     --      $  (51,000)
  Liabilities:
     Deferred taxable income on uncompleted
       contracts..................................     580,000        534,000         479,000
                                                      --------       --------      ----------
                                                      $580,000       $534,000      $  428,000
                                                      ========       ========      ==========
Noncurrent
  Liabilities:
     Depreciation and amortization................    $ 27,000       $ 48,000      $2,626,000
     Amortization of debt discount................          --             --         322,000
     Other........................................          --             --          14,000
                                                      --------       --------      ----------
                                                      $ 27,000       $ 48,000      $2,962,000
                                                      ========       ========      ==========

NOTE 10 -- EARNINGS PER SHARE

     The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                                                                (UNAUDITED)
                                                                               SEVEN MONTHS    SEVEN MONTHS
                                   YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                  FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                      1996           1997           1998           1997            1998
                                  ------------   ------------   ------------   -------------   -------------
Numerator -- Net income as
  reported......................   $  547,000     $3,430,000     $2,936,000     $2,052,000      $1,229,000
  Dividends on preferred
    shares......................      (39,000)            --             --             --              --
                                   ----------     ----------     ----------     ----------      ----------
                                   $  508,000     $3,430,000     $2,936,000     $2,052,000      $1,229,000
                                   ==========     ==========     ==========     ==========      ==========
Denominator -- Weighted average
  number of shares outstanding
  Basic weighted average number
    of shares...................    4,776,000      4,776,000      5,263,000      4,776,000       6,531,000
  Effect of dilutive stock
    options and warrants........           --             --        331,000             --       1,105,000
                                   ----------     ----------     ----------     ----------      ----------
      Diluted weighted average
        number of shares........    4,776,000      4,776,000      5,594,000      4,776,000       7,636,000
                                   ==========     ==========     ==========     ==========      ==========

     At September 30, 1998, 342,000 weighted-average shares associated with the Convertible Debt discussed in Note 8 were excluded from the computation of diluted earnings per share for the Transition Period because their inclusion would have had an anti-dilutive effect on earnings per share. All other potential common shares have been included in the diluted earnings per share calculation. All potential common shares were included in the calculation of diluted earnings per share for the years ended February 29, 1996 and February 28, 1997 and 1998.

NOTE 11 -- STOCKHOLDERS' EQUITY

  Redeemable Preferred Stock

     During the year ended February 28, 1998, the Company merged with WTC Holdings Ltd. and its wholly-owned subsidiary, Western Telecom Construction Ltd. (collectively, "Western Telecom"). The merger was accounted for as a pooling-of-interests and the February 28, 1997 financial statements have been restated to include the accounts of Western Telecom. In February 1994, Western Telecom issued 467 shares of Class A redeemable preferred stock. The preferred stock ranked in priority to common stock in the event of liquidation, dissolution or winding up of the affairs of Western Telecom. The shares also contain stated redemption values and rights to 5% noncumulative dividends when declared by the Board of Directors. There were no unpaid dividends at February 28, 1997 and 1998. The preferred stock has no voting rights.

     The shares have been reflected at their total redemption price of $450,000 in the February 28, 1997 balance sheet. During the year ended February 28, 1998, the Company redeemed all outstanding shares.

  Common Stock

     The Company has a single class of $0.01 par value common stock. Authorized shares total 10 million, of which 2,580,000 have been registered on Form SB-2 with the Securities and Exchange Commission under the 1933 Securities Act. A total of 1,200,000 of the registered securities were sold in connection with an initial public offering on October 15, 1997. Proceeds from the offering totaled $7.5 million, net of $485,000 of underwriting costs.

     As disclosed in Note 3, an additional 1,277,000 shares were issued in connection with various business combinations during the Transition Period and an additional 3,969,000 shares were issued in the fiscal year ended February 28, 1998. During the fiscal year ended February 28, 1998, a total of 7,000 shares were issued as stock awards to employees of the Company and acquired businesses as incentive to remain in the employ of the Company.

  Stock Warrants

     In connection with its initial public offering in October 1997, the Company issued stock warrants to purchase 1,380,000 shares of common stock of the Company with an exercise price of $9.00 per share. The warrants contained a provision whereby the Company could call for redemption of the warrants if the closing price of the Company's common stock equaled or exceeded $15.00 for ten consecutive days. During the Transition Period 559,000 warrants to purchase 559,000 shares of common stock were tendered for exercise with aggregate proceeds of $4.79 million to the Company, net of commissions and related expenses of $243,000. On September 29, 1998, the Company exercised its right to call the remaining warrants, with a redemption date of October 30, 1998. Subsequent to September 30, 1998 and prior to the redemption date, 819,000 warrants were tendered for conversion with gross proceeds of $7.37 million, resulting in the cancellation of the remaining warrants which were not tendered.

NOTE 12 -- STOCK OPTIONS

     The Company has two stock option plans that provide for the granting of stock options to certain officers, employees, directors and consultants of the Company and its subsidiaries. These options generally vest over a period of three years from the date of grant (as determined by the Company's Compensation Committee) and have a maximum exercise term of ten years from the date of grant. The 1998 Stock Incentive Compensation Plan (the "1998 Plan") is the only plan with stock option awards currently available for grant; a prior plan has stock options exercisable at September 30, 1998 to purchase up to 400,000 shares of common stock. The Company is authorized to grant options for up to ten percent of the issued shares of common stock under the

1998 Plan. A summary of awards granted under the plans is as follows for the fiscal year ended February 28, 1998 and the Transition Period:

                                                  YEAR ENDED               SEVEN MONTHS ENDED
                                              FEBRUARY 28, 1998            SEPTEMBER 30, 1998
                                          --------------------------   --------------------------
                                                        WEIGHTED-                    WEIGHTED-
                                          NUMBER OF      AVERAGE       NUMBER OF      AVERAGE
                                           SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                          ---------   --------------   ---------   --------------
Options outstanding at beginning of
  year..................................        --           --         592,000        $ 7.78
Options granted.........................   592,000        $7.78         121,500         18.63
Options exercised.......................        --           --          37,000          7.80
Options forfeited.......................        --           --              --            --
                                           -------        -----         -------        ------
Options outstanding at end of year......   592,000        $7.78         676,500        $ 9.87
                                           =======        =====         =======        ======
Options exercisable at end of year......   105,000        $8.07         125,500        $ 7.85
                                           =======        =====         =======        ======

     A summary of stock options outstanding as of September 30, 1998 is as follows:

                                              WEIGHTED-
                              NUMBER           AVERAGE                             NUMBER       WEIGHTED-
                          OUTSTANDING AT      REMAINING         WEIGHTED-      EXERCISABLE AT    AVERAGE
                          SEPTEMBER 30,      CONTRACTUAL         AVERAGE       SEPTEMBER 30,    EXERCISE
RANGE OF EXERCISE PRICES       1998              LIFE         EXERCISE PRICE        1998          PRICE
------------------------  --------------   ----------------   --------------   --------------   ---------
$13.40 to 26.00........      137,000          4.8 years           $18.60               --            --
$ 7.50 to 8.25.........      525,000          3.6 years             7.24          123,300         $7.99
$ 1.00.................        4,500          3.4 years             1.00            1,500          1.00
$  .01.................       10,000          3.6 years             0.01              700          0.01

     The Company applies the accounting provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for its stock-based plans. Accordingly, costs for employee stock options or issuance of shares is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The cost is recognized ratably by the Company as compensation expense over the vesting period. The expense for the fiscal year ended February 28, 1998 and the Transition Period was $21,000 and $35,000 respectively.

     The Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which was effective as of January 1, 1996. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Risk-free interest rate.....................................       6.38%           4.75%
Expected life...............................................   2.7 years       2.7 years
Expected volatility.........................................         29%             70%
Expected dividend yield.....................................          0%              0%

     Had the Company elected to recognize compensation expense as provided for by SFAS No. 123, the Company's net income amounts on a pro forma basis for the year ended February 28, 1998 and the Transition Period would have been as follows:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Pro forma net income adjusted...............................   $2,721,000      $838,000
                                                               ==========      ========
Pro forma basic earnings per share..........................   $     0.52      $   0.13
                                                               ==========      ========
Pro forma diluted earning per share.........................   $     0.49      $   0.11
                                                               ==========      ========

     The weighted average fair values per share at the date of grant for options granted during the year ended February 28, 1998 and the Transition Period were as follows:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Options with exercise prices less than the fair value of the
  stock at the date of grant................................      39,500         19,100
     -- weighted average fair value.........................    $   6.00       $  12.00
Options with exercise prices equal to the fair value of the
  stock at the date of grant................................     311,500        102,400
     -- weighted average fair value.........................    $   1.25       $   9.00
Options with exercise prices greater than the fair value of
  the stock at the date of grant............................     241,000             --
     -- weighted average fair value.........................    $   0.50             --

NOTE 13 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is as follows:

                                        FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                            1996           1997           1998           1998
                                        ------------   ------------   ------------   -------------
Cash paid for interest................    $ 91,000       $80,000       $  107,000     $  312,000
Cash paid for income taxes............     128,000        77,000          177,000        280,000
Non-cash transactions
  Stock issuances for business
     acquisitions.....................          --            --        1,184,000      8,100,000

NOTE 14 -- RETIREMENT PLAN

     The Company's subsidiary, Westower Communications Inc., adopted a defined contribution retirement plan, effective January 1, 1997. The plan contains certain participation criteria and allows for both employee and employer discretionary contributions. The total Company funded discretionary contribution for the years ended February 29, 1996 and February 28, 1997 and 1998 was $0, $46,000 and $52,000, respectively. There were no employer contributions during the Transition Period.

NOTE 15 -- RELATED PARTY TRANSACTIONS

  Advance to Related Parties

     During the fiscal year ended February 28, 1998, the Company advanced $119,000 to a Canadian corporation owned by certain stockholders of Westower Corporation. Proceeds were used by the Corporation to purchase facilities leased by two of the Company's subsidiaries. The advance was repaid during the Transition Period. The Company also advanced $77,000 to several stockholders during the fiscal year ended February 28, 1998 which were repaid during the Transition Period. At September 30, 1998, additional related party advances include $379,000 of unsecured non-interest bearing shareholder loans made by subsidiaries, prior to acquisition, during the Transition Period which are expected to be paid in full subsequent to September 30, 1998. At September 30, 1998, the Company has a $65,000 receivable from a former shareholder of an acquired S corporation. The acquired S corporation made a distribution to the shareholder, prior to the combination, in an amount to meet the shareholder's current estimated tax obligation. Subsequent to the combination it was determined that the tax liability was approximately $65,000 overestimated and a receivable for the excess distribution has been recorded. The Company expects to collect this amount in full subsequent to September 30, 1998.

  Note Receivable

     At September 30, 1998, the Company had a note receivable for $495,000, plus accrued interest of $17,000, from an organization with which they share a common director. The note bears interest at 12% and is collateralized by warrants to purchase shares of the Company's common stock, and is due on demand.

  Management Services and Accounts Payable

     In prior years the Company received consulting services from Westower Consulting Ltd., a Canadian corporation owned by a stockholder of Westower Corporation. Charges for these services were $94,000 and $126,000 in the fiscal years ended February 28, 1997 and 1998, respectively. Included in trade accounts payable at February 28, 1998 is $39,000 due to Westower Consulting Ltd. Fees billed by related entities generally do not continue subsequent to acquisition by the Company as the related services are performed by employees and officers of the Company.

  Notes and Advances Payable to Related Parties

     Notes and advances payable to related parties consist of the following:

                                                   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                       1997           1998           1998
                                                   ------------   ------------   -------------
Current
  Unsecured advances and notes payable to
     stockholders and officers, paid in full
     during the Transition Period................    $     --      $  871,000      $     --
  Unsecured advances payable to officers and
     stockholders, in Canadian dollars, with no
     stated interest rate and no specific
     repayment terms, paid in full during the
     Transition Period...........................          --         173,000            --
  Unsecured advances payable to officers and
     stockholders, with no stated interest rate,
     and no specific repayment terms.............          --              --       228,000
  Unsecured notes payable to officers and
     stockholders, paid in full during the
     transition period...........................     672,000       1,000,000            --
                                                     --------      ----------      --------
                                                     $672,000      $2,044,000      $228,000
                                                     ========      ==========      ========

  Facility Leases

     Two subsidiaries acquired during the fiscal year ended February 28, 1998, 501053 B.C. Ltd. and National Tower Service Ltd., lease their operating facilities, on a month-to-month basis, from Canadian corporations owned by certain stockholders of Westower Corporation. Lease payments made during the Transition Period were $39,000 and there were no significant lease payments made to the stockholders during the fiscal year ended February 28, 1998.

NOTE 16 -- COMMITMENTS AND CONTINGENCY

     The Company leases operating facilities, office equipment and vehicles under noncancelable operating lease agreements. Future minimum lease payments are as follows:

                 YEAR ENDING SEPTEMBER 30:
                 -------------------------
1999........................................................  $  607,000
2000........................................................     348,000
2001........................................................     203,000
2002........................................................      67,000
2003........................................................      63,000
Thereafter..................................................      52,000
                                                              ----------
Total.......................................................  $1,340,000
                                                              ==========

     Rent and lease expense was $29,000, $224,000, $259,000 and $632,000 for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period, respectively.

LITIGATION

     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 17 -- CREDIT RISK AND BUSINESS CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit consist primarily of cash, cash equivalents and trade accounts receivable. The Company places its temporary cash investments with a major financial institution. At times, deposits with any one institution may exceed federally insured limits. The Company extends credit to customers based on evaluation of customer's financial condition and credit history. Collateral is generally not required. Customers include large Canadian and U.S. companies concentrated in the telecommunications industry.

     Contract revenues from two customers accounted for 29% of revenues during the fiscal year ended February 28, 1998, and one customer accounted for 56% of revenues during the fiscal year ended February 28, 1997. Accounts receivable from two customers comprise 48% of accounts receivable at February 28, 1998 and one customer accounted for 39% of account receivable at February 28, 1997. There were no customers who accounted for greater than 10% of sales for the Transition Period and there were no customers with accounts receivable representing 10% or more of the total accounts receivable at September 30, 1998.

     Management expects that sales to relatively few customers will continue to account for a high percentage of its revenues into the foreseeable future and believes the Company's financial results depend in significant part upon the success of these customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have an adverse effect on the Company's business, financial condition and results of operations.

NOTE 18 -- SEGMENT INFORMATION

     The Company's operations are comprised of a number of communication tower construction entities that were recently acquired. While management assesses the operating results of each of these entities separately, as these entities and its existing operations exhibit similar financial performance and have similar economic characteristics, they have been aggregated as one segment.

     The following table summarizes contract and other revenues and long-lived assets related to the respective countries in which the Company operates.

                                                            FEBRUARY 29, 1996
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $14,775,000    $ 8,897,000    $ 5,878,000

                                                            FEBRUARY 28, 1997
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $46,091,000    $39,177,000    $ 6,914,000
Long-lived assets.............................  $ 2,707,000    $ 1,000,000    $ 1,707,000

                                                            FEBRUARY 28, 1998
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $41,662,000    $22,160,000    $19,502,000
Long-lived assets.............................  $ 4,321,000    $ 1,196,000    $ 3,125,000

                                                           SEPTEMBER 30, 1998
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $31,944,000    $19,982,000    $11,962,000
Long-lived assets.............................  $ 7,574,000    $ 3,729,000    $ 3,845,000

     Long-lived assets are comprised of property, plant and equipment and excludes intangible assets.

NOTE 19 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of cash and cash equivalents, trade accounts receivable and payable, and other current liabilities approximate their carrying amounts. The fair values of advances to and from related parties approximate their fair value due to the short term nature of the instruments. The fair values of long-term debt, which are based on the present values of the underlying cash flows discounted at the Company's incremental borrowing rates, are as follows:

                                                   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                       1997           1998           1998
                                                   ------------   ------------   -------------
Long-term debt...................................    $822,000       $794,000      $19,446,000

NOTE 20 -- SUBSEQUENT EVENTS

     On November 10, 1998 the Company completed the acquisition of Summit Communications, LLC ("Summit"), a Mississippi limited liability company which engages in operations similar to those of the Company. The merger was effected by exchanging 200,000 shares of common stock valued at approximately $4.1 million, based on the publicly traded price, $4.4 million in cash, and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $8.0 million.

     On October 30, 1998 the Company completed the acquisition of Teletronics Management Services, Inc. ("Teletronics"). The acquisition was effected by exchanging 188,000 shares of common stock valued at approximately $4 million, based on the publicly traded price, $1 million in cash, and the assumption of certain liabilities including distributions payable to former shareholders in the amount of $800,000, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $5.0 million.

     The Company is currently in negotiations with certain tower construction companies concerning acquisition by Westower. The Company is also in negotiations with certain third parties concerning the acquisition of wireless communication towers, and with a financial institution to arrange financing for the wireless communication tower purchases, should the negotiations conclude successfully. None of the negotiations are finalized and there is no assurance that the Company will be successful in concluding these negotiations, or if the Company is successful, that the acquisitions will not be dilutive to existing shareholders.

                      This page intentionally left blank.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     SEPTEMBER 30, 1998 AND MARCH 31, 1999

                                                              SEPTEMBER 30,    MARCH 31,
                                                                  1998            1999
                                                              -------------   ------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 9,331,000    $  9,246,000
  Accounts receivable, net..................................    13,289,000      16,711,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     5,078,000       4,263,000
  Inventory.................................................     2,151,000       2,920,000
  Related party advances and receivables....................       956,000       1,579,000
  Income tax receivable.....................................       220,000         220,000
  Other current assets......................................     1,203,000       1,908,000
                                                               -----------    ------------
          Total current assets..............................    32,228,000      36,847,000
Property and equipment, net.................................     7,574,000      30,529,000
Intangible assets, net......................................    19,721,000      33,739,000
Other assets................................................     2,771,000       5,547,000
                                                               -----------    ------------
          Total assets......................................   $62,294,000    $106,662,000
                                                               ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................   $ 7,053,000    $  4,909,000
  Other current liabilities.................................     2,810,000       1,366,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     1,435,000       1,112,000
  Income taxes payable......................................     2,116,000       2,690,000
  Deferred income taxes.....................................       428,000         370,000
  Stockholder advances and notes payable to related
     parties................................................       228,000         254,000
  Note payable..............................................     1,089,000          68,000
  Current portion of long-term debt and capital lease
     obligations............................................     2,419,000       1,630,000
                                                               -----------    ------------
          Total current liabilities.........................    17,578,000      12,399,000
Long-term debt and capital lease obligations, excluding
  current portion...........................................    14,991,000      46,437,000
Deferred income taxes.......................................     2,962,000       2,926,000
                                                               -----------    ------------
          Total liabilities.................................    35,531,000      61,762,000
Commitments and contingencies
Stockholders' equity
  Common stock ($.01 par value, 10,000,000 and 25,000,000
     shares authorized, 7,047,000 and 8,435,000 shares
     issued and outstanding at September 30, 1998 and March
     31, 1999, respectively)................................        70,000          84,000
  Additional paid-in-capital................................    22,610,000      39,488,000
  Accumulated other comprehensive income (loss).............      (581,000)       (482,000)
  Retained earnings.........................................     4,664,000       5,810,000
                                                               -----------    ------------
          Total stockholders' equity........................    26,763,000      44,900,000
                                                               -----------    ------------
          Total liabilities and stockholders' equity........   $62,294,000    $106,662,000
                                                               ===========    ============

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               THREE AND SIX MONTHS ENDED MARCH 31, 1998 AND 1999

                                            THREE MONTHS   THREE MONTHS   SIX MONTHS    SIX MONTHS
                                               ENDED          ENDED          ENDED         ENDED
                                             MARCH 31,      MARCH 31,      MARCH 31,     MARCH 31,
                                                1998           1999          1998          1999
                                            ------------   ------------   -----------   -----------
Contract and other revenues earned........  $11,401,000    $18,319,000    $23,358,000   $43,271,000
Costs of revenues earned (exclusive of
  depreciation shown below)...............    8,294,000     12,586,000     17,050,000    30,730,000
                                            -----------    -----------    -----------   -----------
     Gross profit.........................    3,107,000      5,733,000      6,308,000    12,541,000
Selling, general and administrative
  expenses................................    1,467,000      3,999,000      3,187,000     8,257,000
Depreciation and amortization.............      190,000        870,000        261,000     1,459,000
Merger related expenses...................           --             --             --        77,000
                                            -----------    -----------    -----------   -----------
Operating income..........................    1,450,000        864,000      2,860,000     2,748,000
Other income (expense)
     Other income(expense)................      122,000        237,000        116,000       273,000
     Interest income......................       64,000         78,000        112,000       131,000
     Interest and financing expense.......      (46,000)      (551,000)       (72,000)   (1,123,000)
                                            -----------    -----------    -----------   -----------
          Total other income (expense)....      140,000       (236,000)       156,000      (719,000)
                                            -----------    -----------    -----------   -----------
Income before provision for income
  taxes...................................    1,590,000        628,000      3,016,000     2,029,000
Provision for income taxes................      557,000        273,000      1,057,000       883,000
                                            -----------    -----------    -----------   -----------
Net income................................  $ 1,033,000    $   355,000    $ 1,959,000   $ 1,146,000
                                            ===========    ===========    ===========   ===========
Earnings per share:
Basic earnings............................  $      0.17    $      0.04    $      0.33   $      0.14
                                            ===========    ===========    ===========   ===========
Diluted earnings..........................  $      0.15    $      0.04    $      0.29   $      0.13
                                            ===========    ===========    ===========   ===========

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        SIX MONTHS ENDED MARCH 31, 1999

                                                                                   ACCUMULATED
                                    COMMON STOCK       ADDITIONAL                     OTHER
                                --------------------     PAID-IN      RETAINED    COMPREHENSIVE   COMPREHENSIVE
                                 SHARES      AMOUNT      CAPITAL      EARNINGS    INCOME (LOSS)      INCOME          TOTAL
                                ---------   --------   -----------   ----------   -------------   -------------   -----------
BALANCE, September 30, 1998...  7,047,000   $70,000    $22,610,000   $4,664,000     $(581,000)                    $26,763,000
Net income....................         --        --             --    1,146,000            --      $1,146,000
Foreign currency translation
  adjustment..................         --        --             --           --        99,000          99,000
                                                                                                   ----------
        Total comprehensive
          income..............                                                                     $1,245,000       1,245,000
                                                                                                   ==========
Proceeds from warrants and
  options exercised, net......    985,000    10,000      8,558,000           --            --                       8,568,000
Stock issuances for business
  acquisitions................    403,000     4,000      8,280,000           --            --                       8,284,000
Stock compensation expense....         --        --         40,000           --            --                          40,000
                                ---------   -------    -----------   ----------     ---------                     -----------
BALANCE, March 31, 1999.......  8,435,000   $84,000    $39,488,000   $5,810,000     $(482,000)                    $44,900,000
                                =========   =======    ===========   ==========     =========                     ===========

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED MARCH 31, 1998 AND 1999

                                                                 1998           1999
                                                              -----------   ------------
CASH FROM OPERATING ACTIVITIES
  Net income................................................  $ 1,959,000   $  1,146,000
Adjustments to reconcile net income to net cash from
  operating activities
  Depreciation and amortization.............................      261,000      1,459,000
  Gain on sale of assets....................................     (125,000)            --
  Non-cash interest and financing expense...................           --        239,000
  Earnings from equity investment...........................           --       (225,000)
  Stock compensation expense................................       35,000         40,000
Changes in operating assets and liabilities, net of effect
  of acquisitions
  Accounts receivable.......................................      859,000        186,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     (962,000)       815,000
  Inventory and other current assets........................     (460,000)    (1,316,000)
  Other assets..............................................      335,000             --
  Trade accounts payable....................................     (348,000)    (2,818,000)
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      587,000       (323,000)
  Other current liabilities.................................      146,000     (1,782,000)
  Current and deferred income taxes.........................    1,619,000        480,000
                                                              -----------   ------------
          Net cash flows provided by (used in) operating
             activities.....................................    3,906,000     (2,099,000)
                                                              -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash acquired..........   (1,474,000)    (6,583,000)
  Increase in other assets..................................           --     (3,225,000)
  Purchases of property and equipment.......................   (1,192,000)   (22,658,000)
  Proceeds from sale of assets..............................      302,000             --
                                                              -----------   ------------
          Net cash flows used in investing activities.......   (2,364,000)   (32,466,000)
                                                              -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuances, net........................    7,493,000      7,574,000
  Proceeds from long-term debt..............................      837,000        807,000
  Repayments to related parties.............................   (1,101,000)    (1,980,000)
  Repayments from (advances to) related parties.............     (637,000)       526,000
  Borrowings (repayments) on line of credit, net............     (404,000)    (1,871,000)
  Proceeds from credit facility.............................           --     31,500,000
  Distributions to stockholders of acquired subsidiaries
     prior to acquisition...................................   (2,738,000)            --
  Repayments of long-term debt..............................     (325,000)    (2,086,000)
                                                              -----------   ------------
          Net cash flows from financing activities..........    3,125,000     34,470,000
                                                              -----------   ------------
EFFECT OF EXCHANGE RATES....................................       (6,000)        10,000
                                                              -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    4,661,000        (85,000)
CASH AND CASH EQUIVALENTS, beginning of period..............    1,748,000      9,331,000
                                                              -----------   ------------
CASH AND CASH EQUIVALENTS, end of period....................  $ 6,409,000   $  9,246,000
                                                              ===========   ============

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     Westower Corporation (the "Company") designs builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communications services. The Company also owns and leases communications towers. The Company operates throughout the U.S. and Canada.

     The unaudited condensed consolidated financial statements and notes thereto at March 31, 1999 and September 30, 1998 (audited), and for the three and six months ended March 31, 1999 and 1998, reflect the October 28, 1997 merger with Western Telecom Construction Ltd., an Alberta corporation, the May 29, 1998 merger with MJA Communications Corp., a Florida corporation, and the August 31, 1998 merger with Standby Services, Inc., a Texas corporation. All companies design, fabricate and construct wireless transmitting and receiving facilities and shelters for communications providers. The Company issued 835,000 shares of its common stock for all the common shares of Western Telecom Construction Ltd., 397,000 shares of its common stock for all of the common shares of MJA Communications Corp., and 544,000 shares of its common stock for all of the common shares of Standby Services, Inc. All of these mergers were accounted for as or similar to a pooling-of-interests.

     On October 27, 1998, the Company changed its fiscal year-end from February 28 to September 30. All prior information has been restated to conform with a September 30 year end.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements or those normally reflected in the Company's Annual Report on Form 10-KSB. The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Results of interim periods are not necessarily indicative of the results to be expected for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the seven-month Transition Period ended September 30, 1998 and the notes thereto included in the Company's Form 10-KSB.

     Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly owned domestic and Canadian subsidiaries. Investments in subsidiaries in which the Company exercises significant influence but which it does not control are accounted for using the equity method. Investment in a 60% owned affiliated company is accounted for on the equity method of accounting. The Company's equity earnings from this investment during the three and six months ended March 31, 1999 were $189,000 and $225,000, respectively, which has been included in other income. All material intercompany accounts and transactions have been eliminated in consolidation.

     Foreign Currency Translation -- All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the consolidated balance sheet. Exchange gains and losses from foreign currency transactions are included in income currently.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts, depreciation of property and equipment, accrued income tax liabilities, and purchase price allocations for acquisitions. Actual results could differ from those estimates.

     Reclassification -- Certain prior year amounts have been reclassified to conform to the current year presentation and did not impact previously reported stockholders' equity or cash flow.

NOTE 2 -- INVENTORY

     Inventory is stated at the lower of cost and estimated net realizable value using the first-in, first-out method. Inventory consists of materials purchased for future construction not associated with specific jobs.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             SEPTEMBER 30,    MARCH 31,
                                                                 1998           1999
                                                             -------------   -----------
Buildings..................................................   $ 1,795,000    $ 1,806,000
Vehicles...................................................     2,540,000      3,796,000
Equipment..................................................     1,580,000      2,361,000
Communications towers......................................     1,401,000     20,174,000
Furniture and fixtures.....................................       943,000      1,668,000
Leasehold improvements.....................................        81,000        150,000
Construction in progress...................................            --      1,616,000
                                                              -----------    -----------
                                                                8,340,000     31,571,000
Less accumulated depreciation and amortization.............    (1,562,000)    (2,358,000)
                                                              -----------    -----------
                                                                6,778,000     29,213,000
Land.......................................................       796,000      1,316,000
                                                              -----------    -----------
                                                              $ 7,574,000    $30,529,000
                                                              ===========    ===========

     In February 1999, the Company completed the acquisition of certain communications towers under contract in December 1998, at an aggregate cost of approximately $17 million.

NOTE 4 -- ACQUISITIONS

     During the six months ended March 31, 1999, the Company consummated the following transactions which were accounted for under the purchase method of accounting, and accordingly, the operating results of the acquired entities have been included in the consolidated operating results since the date of acquisition.

     On October 30, 1998 the Company completed the acquisition of Teletronics Management Services, Inc. ("Teletronics"). The acquisition was effected by exchanging approximately 188,000 shares of common stock valued at approximately $3.8 million, based on the publicly traded price, $1.8 million in cash, including distributions payable to former shareholders in the amount of $800,000, and the assumption of certain liabilities, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $5.0 million.

     On November 10, 1998 the Company completed the acquisition of Summit Communications, LLC ("Summit"), a Mississippi limited liability company which engages in operations similar to those of the Company. The acquisition was effected by exchanging approximately 200,000 shares of common stock valued at approximately $4.1 million, based on the publicly traded price, $4.4 million in cash, and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $8.0 million.

     On February 4, 1999 the Company completed the acquisition of Cypress Real Estate Services, Inc. ("Cypress"), a Florida corporation. The acquisition was effected by exchanging approximately 15,000 shares of common stock valued at approximately $424,000, based on the publicly traded price, for all outstanding shares of Cypress. The former shareholder of Cypress may also receive additional shares of common stock, based on the number of towers, not to exceed 1,000 towers, acquired or constructed by the Company, subject to certain limitations and restrictions. The acquisition was accounted for using the purchase method for business combinations with substantially all of the purchase price allocated to goodwill.

     On February 26, 1999 the Company completed the acquisition of Telecommunications R. David ("R. David"), a Quebec, Canada company which engages in operations similar to those of the Company. The acquisition was effected by exchanging approximately $330,000 in cash, and the assumption of certain liabilities, for all outstanding shares of R. David. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $350,000.

     The following is a summary of all consideration exchanged for acquisitions that were accounted for as purchases:

                                                              SIX MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                                 1999
                                                              -----------
Shares issued...............................................      403,000
Value of shares.............................................  $ 8,284,000
Cash........................................................    6,583,000
                                                              -----------
Total purchase price........................................  $14,867,000
                                                              ===========

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary and are subject to adjustments during the first year following the acquisition. The initial allocations were as follows:

                                                               MARCH 31,
                                                                 1999
                                                              -----------
Non-compete agreements......................................  $   136,000
Tangible assets.............................................    5,084,000
Goodwill....................................................   13,825,000
Liabilities assumed and deferred tax liabilities............   (4,178,000)
                                                              -----------
Total purchase price........................................  $14,867,000
                                                              ===========

     Included in the operating results for the three and six months ended March 31, 1999 are revenues of $4,384,000 and $9,279,000, respectively, and operating income of $426,000 and $1,360,000, respectively, from the dates of acquisition. Goodwill is generally amortized over a 20 year period.

NOTE 5 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                             SEPTEMBER 30,    MARCH 31,
                                                                 1998           1999
                                                             -------------   -----------
Goodwill...................................................   $14,039,000    $27,864,000
Communications tower purchase contract.....................     5,661,000      6,381,000
Non-compete agreements.....................................       219,000        355,000
                                                              -----------    -----------
                                                               19,919,000     34,600,000
Less accumulated amortization..............................      (198,000)      (861,000)
                                                              -----------    -----------
                                                              $19,721,000    $33,739,000
                                                              ===========    ===========

     During May 1999, the Company completed the acquisition of certain wireless communications towers under contract at an aggregate cost of $9.2 million, which is in addition to the amount ascribed in the contract above.

NOTE 6 -- OTHER ASSETS

     Other assets consist of the following:

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  1998           1999
                                                              -------------   ----------
Deposits on tower purchase contracts........................   $       --     $  781,000
Equity investment in joint venture..........................      217,000      1,210,000
Deposit on business purchase................................           --        662,000
Other noncurrent assets, net................................    2,554,000      2,894,000
                                                               ----------     ----------
                                                               $2,771,000     $5,547,000
                                                               ==========     ==========

     During the six months ended March 31, 1999, the Company paid $781,000 as a deposit to acquire additional towers. Equity investment in joint venture represents the Company's cash investment and the Company's equity earnings from this investment. Deposits on business purchases represent deposits on purchases of businesses that the Company is currently negotiating. There can be no assurance that the Company will be successful in completing these negotiations, in which case the deposits are refundable.

NOTE 7 -- LONG-TERM DEBT

     During the six months ended March 31, 1999, the Company borrowed an aggregate $31.5 million under its credit facility with Bank Boston N.A. As of March 31, 1999, the effective interest rate on borrowings under the facility was approximately 7.5%.

NOTE 8 -- COMMON STOCK

     On October 15, 1997, the Company issued 1,200,000 shares of common stock and 1,380,000 warrants to purchase common stock in a public offering. The Company received proceeds, net of costs, of $7,493,000 from its public offering. During the six months ended March 31, 1999, the Company received net proceeds of $7,291,000 on the exercise of 819,000 warrants, at $9.00 per share of common stock. In addition to the warrants noted above, during the six months ended March 31, 1999, the Company's underwriters exercised warrants, issued in connection with the Company's initial public offering, resulting in the Company receiving $996,000 on the exercise of warrants to purchase 111,000 shares of common stock at $9 per share. At March 31, 1999, the Company has a receivable from the underwriters of $996,000 included in related party advances and receivables for which the Company received cash proceeds in April and May 1999. At March 31, 1999, there were unexercised warrants to purchase approximately 130,000 shares of common stock held by underwriters.

NOTE 9 -- EARNINGS PER SHARE

     The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                          THREE        THREE
                                          MONTHS       MONTHS     SIX MONTHS   SIX MONTHS
                                          ENDED        ENDED        ENDED        ENDED
                                        MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,
                                           1998         1999         1998         1999
                                        ----------   ----------   ----------   ----------
Numerator -- Net income as reported...  $1,033,000   $  355,000   $1,959,000   $1,146,000
                                        ==========   ==========   ==========   ==========
Denominator -- Weighted average number
  of shares outstanding:
  Basic weighted average number of
     shares...........................   6,110,000    8,343,000    5,980,000    8,088,000
  Effect of dilutive stock options and
     warrants.........................     958,000      491,000      873,000      599,000
                                        ----------   ----------   ----------   ----------
       Diluted weighted average number
          of shares...................   7,068,000    8,834,000    6,853,000    8,687,000
                                        ==========   ==========   ==========   ==========

     For the three and six months ended March 31, 1998 and 1999, shares associated with convertible debt were excluded from the computation of diluted earnings per share because inclusion would have had an anti-dilutive effect on earnings per share. All other potential common shares have been included in the diluted earnings per share calculation. All potential common shares were included in the calculation of diluted earnings per share for the three and six months ended March 31, 1998.

NOTE 10 -- SEGMENT INFORMATION

     The Company's operations are comprised of a number of communication tower construction entities that were recently acquired. While management assesses the operating results of each of these entities separately, as these entities and its existing operations exhibit similar financial performance and have similar economic characteristics, they have been aggregated as one segment.

     The following table summarizes contract and other revenues and long-lived assets related to the respective countries in which the Company operates.

                                                            AS AT AND FOR THE
                                                     SIX MONTHS ENDED MARCH 31, 1998
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $23,358,000    $12,495,000    $10,863,000
Long-lived assets.............................  $ 4,366,000    $ 1,235,000    $ 3,131,000

                                                            AS AT AND FOR THE
                                                     SIX MONTHS ENDED MARCH 31, 1999
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $43,271,000    $32,823,000    $10,448,000
Long-lived assets.............................  $30,529,000    $24,485,000    $ 6,044,000

     Long-lived assets are comprised of property and equipment and exclude intangible assets.

NOTE 11 -- MERGER OF THE COMPANY

     On May 15, 1999, the Company entered into a definitive agreement with Spectrasite Holdings, Inc. (Spectrasite), under which Westower will merge with a subsidiary of Spectrasite. Under the terms of the agreement, Westower shareholders will receive 1.81 shares of Spectrasite common stock for each Westower share. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions. There can be no assurance that the merger will be consummated. In the event the merger is not completed, the Company may be obligated to pay a $12.0 million termination fee plus SpectraSite's expenses.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
CORD Communications, Inc.

     We have audited the accompanying balance sheets of CORD Communications, Inc. as of June 30, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CORD Communications, Inc. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As described in note 13 to the financial statements, the Company was sold subsequent to June 30, 1998.

                                                  /s/ Moss Adams LLP

Beaverton, Oregon
October 21, 1998

                           CORD COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   27,730   $  913,514
  Accounts receivable -- trade, (net of allowance)..........   1,951,901    2,452,205
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     151,817      735,634
  Unbilled amounts on completed contracts...................     175,209      394,502
  Accrued interest receivable...............................      14,410        7,744
  Employee advances.........................................       1,471        5,961
  Refundable income taxes...................................     440,320           --
  Prepaid expenses..........................................      43,392       11,069
                                                              ----------   ----------
Total current assets........................................   2,806,250    4,520,629
Property and equipment, net of accumulated depreciation.....     401,834      399,218
Other assets................................................      42,949       39,749
                                                              ----------   ----------
Total assets................................................  $3,251,033   $4,959,596
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable -- trade.................................  $1,459,981   $1,247,921
  Note payable..............................................     500,000      155,000
  Notes payable -- stockholder and related party............          --       87,402
  Current portion, long-term debt and capital lease
     obligations............................................      38,897       48,474
  Accrued wages and payroll taxes...........................     243,426      193,051
  Other accrued liabilities.................................      83,562       17,832
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     443,185       69,352
  Income taxes payable......................................          --      547,000
  Deferred income taxes.....................................     194,800      841,478
                                                              ----------   ----------
Total current liabilities...................................   2,963,851    3,207,510
                                                              ----------   ----------
Long-term debt and capital lease obligations................      53,766       86,121
                                                              ----------   ----------
Deferred income taxes.......................................     260,700           --
                                                              ----------   ----------
Stockholders' equity (deficit):
  Common stock, $1 par value, 1,000,000 shares authorized,
     2,000 shares issued, 873 shares outstanding............         873          873
  Additional paid-in-capital................................     350,878      350,878
  Retained earnings (deficit)...............................    (318,437)   1,374,812
  Note receivable -- stock subscription.....................     (60,598)     (60,598)
                                                              ----------   ----------
Total stockholders' equity (deficit)........................     (27,284)   1,665,965
                                                              ----------   ----------
Total liabilities and stockholders' equity..................  $3,251,033   $4,959,596
                                                              ==========   ==========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED JUNE 30,
                                                              ----------------------------
                                                                 1998             1997
                                                              -----------      -----------
CONTRACT REVENUES...........................................  $11,010,207      $15,902,768
COST OF CONTRACTS:
  Subcontractors............................................    3,642,346        3,522,513
  Labor.....................................................    2,754,248        3,672,345
  Materials and supplies....................................    1,532,546        2,008,403
  Equipment costs and rental................................      615,980          867,399
  Other.....................................................      805,431          875,529
                                                              -----------      -----------
Total cost of contracts.....................................    9,350,551       10,946,189
GROSS PROFIT................................................    1,659,656        4,956,579
GENERAL AND ADMINISTRATIVE EXPENSES.........................    4,157,468        1,916,076
                                                              -----------      -----------
OPERATING INCOME (LOSS).....................................   (2,497,812)       3,040,503
OTHER INCOME (EXPENSES):
  Interest income...........................................       10,887            8,044
  Interest expense..........................................      (41,521)        (100,982)
  Other.....................................................       37,088           18,826
                                                              -----------      -----------
Total other income (expenses)...............................        6,454          (74,112)
INCOME (LOSS) BEFORE INCOME TAXES...........................   (2,491,358)       2,966,391
PROVISION FOR INCOME TAXES..................................     (798,109)       1,339,829
                                                              -----------      -----------
NET (LOSS) INCOME...........................................  $(1,693,249)     $ 1,626,562
                                                              ===========      ===========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 NOTE
                                 COMMON STOCK     ADDITIONAL    RETAINED      RECEIVABLE
                                ---------------    PAID-IN      EARNINGS        STOCK
                                SHARES   AMOUNT    CAPITAL      (DEFICIT)    SUBSCRIPTION      TOTAL
                                ------   ------   ----------   -----------   ------------   -----------
Balance, June 30, 1996........   873      $873     $350,878    $  (251,750)    $(80,207)    $    19,794
Receipts on note receivable
  stock subscription..........   --       --             --             --       19,609          19,609
Net income for the year.......   --       --             --      1,626,562           --       1,626,562
                                 ---      ----     --------    -----------     --------     -----------
Balance, June 30, 1997........   873       873      350,878      1,374,812      (60,598)      1,665,965
                                 ---      ----     --------    -----------     --------     -----------
Loss for the year.............   --       --             --     (1,693,249)          --      (1,693,249)
                                 ---      ----     --------    -----------     --------     -----------
Balance, June 30, 1998........   873      $873     $350,878    $  (318,437)    $(60,598)    $   (27,284)
                                 ===      ====     ========    ===========     ========     ===========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(1,693,249)  $ 1,626,562
Adjustments to reconcile net income (loss) to net cash from
  operating activities:
  Depreciation and amortization.............................      131,561        73,507
  Deferred income taxes.....................................     (385,978)      780,000
  Gain (loss) on sale of fixed assets.......................       10,436        (4,284)
  Changes in certain operating assets and liabilities:
     Accounts receivable -- trade...........................      500,304    (1,716,878)
     Costs and estimated earnings in excess of billings.....      583,817      (662,048)
     Unbilled amounts on completed contracts................      219,293      (394,502)
     Accrued interest receivable............................       (6,666)        3,466
     Employee advances......................................        4,490        (4,976)
     Refundable income taxes................................     (440,320)           --
     Prepaid expenses.......................................      (32,323)          (16)
     Other assets...........................................       (3,200)      (26,074)
     Accounts payable -- trade..............................      212,060       875,528
     Accrued wages and payroll taxes........................       50,375       143,130
     Other accrued liabilities..............................       65,730        (1,702)
     Billings in excess of costs and estimated earnings.....      373,833       (65,560)
     Income taxes payable...................................     (547,000)      542,654
                                                              -----------   -----------
          Net cash (used in) from operating activities......     (956,837)    1,168,807
                                                              -----------   -----------
CASH FLOWS RELATED TO INVESTING ACTIVITIES
Decrease (increase) in note receivable -- stock
  subscription..............................................           --        19,609
Proceeds from sale of equipment.............................        2,800            --
Purchase of property and equipment..........................     (147,413)     (290,046)
                                                              -----------   -----------
          Net cash used in investing activities.............     (144,613)     (270,437)
                                                              -----------   -----------
CASH FLOWS RELATED TO FINANCING ACTIVITIES
Proceeds from issuance of long-term debt and capital lease
  obligations...............................................        8,000       123,620
Principal payments on long-term debt and capital lease
  obligations...............................................      (49,932)      (60,481)
Proceeds from stockholder loans.............................           --         6,767
Principal payments on stockholder loans.....................      (87,402)           --
Net change in notes payable.................................      345,000      (110,000)
                                                              -----------   -----------
          Net cash from (used in) financing activities......      215,666       (40,094)
                                                              -----------   -----------
NET (DECREASE) INCREASE IN CASH.............................     (885,784)      858,276
CASH AND CASH EQUIVALENTS, beginning of year................      913,514        55,238
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, end of year......................  $    27,730   $   913,514
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $    41,521   $   100,982
                                                              ===========   ===========
Interest received...........................................  $     4,221   $    11,510
                                                              ===========   ===========
Income taxes paid...........................................  $   575,188   $       505
                                                              ===========   ===========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     CORD Communications, Inc. was incorporated in July 1994 in the state of California. The Company constructs cellular communication sites, underground and overhead telephone and utility lines, and commercial tenant improvements. In addition, they perform site acquisition and lease negotiations, and provide land use planning services. The Company operates primarily in California, Washington, and Oregon.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 1997, cash and cash equivalents that exceeded the FDIC insurance limits were $711,410.

ACCOUNTS RECEIVABLE

     In the normal course of business, the Company extends credit to customers, principally with customers located in California, Washington, and Oregon. Collectibility of accounts receivable is periodically assessed by management. This assessment provides the basis for any allowance for doubtful accounts and related bad debt expense. An allowance of $83,000 was considered necessary by management at June 30, 1998. No allowance for doubtful accounts was considered necessary by management as of June, 30 1997. A concentration of credit risk exists in connection with the Company's trade customers due to the proximity of location and services provided. As of June 30, 1998 and 1997, the Company had accounts receivable balances of $1,951,901 and $2,452,205, which were exposed to the concentration of credit risk. Credit risk related to contract receivables is minimized by the Company's rights under lien laws on contracts subject to those laws.

REVENUE AND COST RECOGNITION

     Revenues from fixed-price construction contracts are recognized on the percentage of completion method, measured on the basis of cost incurred to date to total estimated cost for each contract. Because of inherent uncertainties in estimating cost to complete, it is at least reasonably possible that the estimates used will change in the near term.

     Contract costs include all direct material, equipment and labor costs, subcontract costs and those indirect costs related to contract performance, such as supplies, travel and per diem costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Claims are generally included in contract revenues when settled.

     The asset, "Cost and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in advance of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in advance of revenues recognized.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost and is depreciated on the straight-line method over the estimated useful lives of the assets.

Vehicles....................................................  5 years
Office furniture and equipment..............................  3 to 7 years
Construction equipment......................................  5 to 7 years
Leasehold improvements......................................  3 years

     Property and equipment consisted of the following at June 30, 1998 and 1997, respectively:

                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Vehicles....................................................  $ 342,782   $ 275,864
Office furniture and equipment..............................    183,760     137,735
Construction equipment......................................    119,028     112,648
Leasehold improvements......................................     19,361      19,361
                                                              ---------   ---------
                                                                664,931     545,608
Less accumulated depreciation...............................   (263,097)   (146,390)
                                                              ---------   ---------
                                                              $ 401,834   $ 399,218
                                                              =========   =========

     The cost and related accumulated depreciation of assets sold or disposed are removed from the accounts, and any resulting gain or loss is included in operations. Repairs and maintenance expenditures are expensed as incurred.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to different methods of accounting for depreciation and the use of the cash method for income tax purposes. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include estimated costs to complete which have a direct effect on gross profit.

VALUATION OF LONG LIVED ASSETS AND CHANGE IN ACCOUNTING POLICY

     The Company periodically reviews long-lived assets and certain identifiable intangibles whenever events of changes in circumstance indicate that the carrying amount of an asset may not be recoverable. There will be no provisions for impairment during 1998 or 1997.

2.  NOTE PAYABLE

     The Company has a line of credit with South Umpqua State Bank, which bears interest at the Wall Street Journal's published prime rate plus 1%. The Company may borrow up to $1,000,000 under the terms of the line of credit. The note is collateralized by equipment, intangible assets, chattel paper accounts, equipment, and general intangibles. The note payable is also personally guaranteed by the stockholders of the

Company. Borrowing on the line is limited to 70% of receivables less than 90 days old, less retainage receivables. The line of credit was scheduled to expire on February 1, 1999, however, the note was paid off on September 1, 1998 (see note 13).

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Notes payable to Ford Motor Credit Corp. with interest from
  9.75% to 10.25%, payable in monthly installments of
  $1,149, including interest, maturing from 1999 through
  2001, collateralized by vehicles..........................  $ 25,798   $ 36,431
Notes payable to South Umpqua State Bank with interest from
  8.48% to 10.75%, payable in monthly installments of
  $1,950, including interest, maturing from 1998 through
  2001, collateralized by vehicles..........................    21,968     36,074
Note payable to Damerow Ford with interest at 8.65%, payable in monthly installments of $646, including interest,
  maturing in 2001, collateralized by a vehicle.............    21,349     26,950
Note payable on equipment with interest from 1.9%, to 11.5%
  payable in monthly installments of $1,716, including
  interest, maturing in 1998 through 2001, collateralized by
  equipment.................................................    11,518     28,068
Capital lease obligations for equipment, payable in monthly
  installments of $608, including interest, inputed from
  15.29% to 20.92%, maturing in 1999 through 2001,
  collateralized by equipment...............................    12,030      7,072
                                                              --------   --------
                                                                92,663    134,595
Less current portion........................................   (38,897)   (48,474)
                                                              --------   --------
Long-term portion...........................................  $ 53,766   $ 86,121
                                                              ========   ========

     Future maturities of long-term debt are as follows:

                        YEAR ENDING                            AMOUNT
                          JUNE 30,                            MATURING
                        -----------                           --------
1999........................................................  $38,897
2000........................................................   27,571
2001........................................................   22,396
2002........................................................    3,743
2003........................................................       56
                                                              -------
                                                              $92,663
                                                              =======

4.  OPERATING LEASE COMMITMENTS

     The Company leases office and storage space, vehicles, and communication analyzing equipment under non-cancelable operating leases expiring on various dates through February 2000. Total rental payments amounted to $229,482 and $109,964 for the years ended June 30, 1998 and 1997, respectively.

     Future minimum rental commitments under non-cancelable leases payable over the remaining lives of the leases are:

                                                              MINIMUM
                                                               LEASE
                    YEAR ENDING JUNE 30,                      PAYMENTS
                    --------------------                      --------
1999........................................................  $73,793
2000........................................................    7,098
                                                              -------
                                                              $80,891
                                                              =======

5.  COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

     The Company has recorded the following costs and estimated earnings on contracts in progress:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1998          1997
                                                             -----------   -----------
Costs incurred on contracts in progress....................  $ 1,506,191   $ 1,563,604
Estimated earnings.........................................      402,937       807,434
                                                             -----------   -----------
  Revenue recognized to date...............................    1,909,128     2,371,038
  Less billings to date....................................   (2,200,496)   (1,704,756)
                                                             -----------   -----------
                                                             $  (291,368)  $   666,282
                                                             ===========   ===========

     Included in the accompanying balance sheet under the following captions:

                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Costs and estimated earnings in excess of billings on
  contracts
  in progress...............................................  $ 151,817   $735,634
Billings in excess of costs and estimated earnings on
  contracts
  in progress...............................................   (443,185)   (69,352)
                                                              ---------   --------
                                                              $(291,368)  $666,282
                                                              =========   ========

6.  CONTRACT BACKLOG

     The following schedule summarizes changes in backlog on contracts during the year ended June 30, 1998 and 1997. Backlog represents the amount of gross revenue the Company expects to realize from work to be performed on contracts in progress at year-end.

                                                                    JUNE 30,
                                                           ---------------------------
                                                               1998           1997
                                                           ------------   ------------
Backlog balance, beginning of year.......................  $  1,279,115   $  2,568,957
New contracts during the year............................    10,571,539     14,612,926
                                                           ------------   ------------
                                                             11,850,654     17,181,883
Less: contract revenue earned during the year............   (11,010,207)   (15,902,768)
                                                           ------------   ------------
Backlog balance, end of year.............................  $    840,447   $  1,279,115
                                                           ============   ============

7.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                     JUNE 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------   ----------
Current
  Federal...................................................  $(404,249)  $  426,013
  State.....................................................     (7,883)     133,816
                                                              ---------   ----------
                                                               (412,132)     559,829
                                                              ---------   ----------
Deferred
  Federal...................................................   (308,781)     624,000
  State.....................................................    (77,196)     156,000
                                                              ---------   ----------
                                                               (385,977)     780,000
                                                              ---------   ----------
                                                              $(798,109)  $1,339,829
                                                              =========   ==========

     The difference between the actual income tax provision (benefit) and the tax provision (benefit) computed by applying the statutory federal rate to income (loss) before taxes is attributable to the following:

                                                                  JUNE 30,
                                               ----------------------------------------------
                                                       1998                      1997
                                               --------------------      --------------------
                                                AMOUNT          %          AMOUNT         %
                                               ---------      -----      ----------      ----
Federal statutory income tax provision
  (benefit)..................................  $(847,062)     (34.0)%    $1,008,573      34.0%
State statutory income tax provision
  (benefit)..................................   (211,766)      (8.5)%       252,143       8.5%
Carryback of net operating losses (NOL) in
  years with rates different than statutory
  rates......................................     13,300        0.5%             --        --
Change in valuation allowance for deferred
  taxes......................................    283,370       11.4%             --        --
Other........................................    (35,951)      (1.4)%        79,113       2.7%
                                               ---------      -----      ----------      ----
Actual income tax provision (benefit)........  $(798,109)     (32.0)%    $1,339,829      45.2%
                                               =========      =====      ==========      ====

     The composition of the deferred income tax assets and liabilities at June 30, 1998 and 1997 are:

                                                                     JUNE 30,
                                                              -----------------------
                                                                1998         1997
                                                              ---------   -----------
Current deferred tax assets
  Differences in basis in assets due to cash method used for
     income taxes...........................................  $      --   $   751,789
  Bad debts, vacation accrual and other.....................    115,100            --
  Tax benefit of net operating loss carryforwards...........    283,370            --
  Valuation allowance.......................................   (283,370)           --
                                                              ---------   -----------
                                                                115,100       751,789
                                                              ---------   -----------
Current deferred tax liabilities
  Differences in basis in liabilities due to cash method
     used for income taxes..................................         --    (1,593,267)
  Difference in revenue recognized on uncompleted
     contracts..............................................   (171,300)           --
  Deferral of taxes from conversion from cash to accrual
     completed contract.....................................   (134,500)           --
  Other.....................................................     (4,100)           --
                                                              ---------   -----------
                                                               (309,900)   (1,593,267)

                                                                     JUNE 30,
                                                              -----------------------
                                                                1998         1997
                                                              ---------   -----------
                                                              ---------   -----------
Net current deferred tax liabilities........................  $(194,800)  $  (841,478)
                                                              =========   ===========
Non-current deferred tax assets
  Capitalization differences between financial and tax
  accounting................................................  $   9,000   $     1,266
  Other.....................................................     19,300            --
                                                              ---------   -----------
                                                                 28,300         1,266
                                                              ---------   -----------
Non-current deferred tax liabilities
  Deferral of taxes from conversion from cash to accrual
     completed contract.....................................   (269,000)           --
  Depreciation differences between financial and tax
     accounting.............................................    (20,000)       (1,266)
                                                              ---------   -----------
                                                               (289,000)       (1,266)
                                                              ---------   -----------
Net non-current deferred tax liabilities....................  $(260,700)  $        --
                                                              =========   ===========

     The Company's net operating loss carryforward will expire in 2013.

8.  BOND GUARANTEES

     Most of the Company's business activities are performed under contract agreements with customers which require bond guarantees from an independent surety company. As is customary in the construction industry, the Company has pledged all of its assets in order to indemnify the surety company against losses under these bond guarantees.

9.  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1996, the Company bought back 418 shares of its stock which was owned by a principal stockholder. The buy-back of stock was accomplished by providing an unsecured promissory note for $138,063 payable upon demand, which accrued interest at the rate of 10% per annum. During the year ended June 30, 1998, the Company paid the remaining principal balance outstanding at June 30, 1997 of $87,402.

     The Company leases equipment from a principal stockholder. Lease payments for the years ended June 30, 1998 and 1997 were $57,600 and $78,920, respectively. Amounts included in accounts payable that were due to the stockholder for equipment rental were $0 and $22,200 at June 30, 1998 and 1997, respectively.

     On June 30, 1995, the Company had an outstanding unsecured note receivable from a stockholder, which it had received in exchange for the issuance of common stock. The note is payable upon demand and accrues interest at the rate of 10% per annum. The Company received payments of principal and interest of $0 and $30,820 at June 30, 1998 and 1997, respectively. The remaining principal balance owed the Company at June 30, 1998 and 1997 was $60,598. The Company's accrued interest balance at June 30, 1998 and 1997 was $14,410 and $7,744, respectively.

10.  DEFINED CONTRIBUTION PENSION PLAN

     Effective January 1997, the Company adopted a 401(k) retirement plan that covers all employees who have completed one year of service and are at least 21 years of age. The Company's contributions, which are discretionary, are allocated to participants based on a percentage of wages. Participants may also make elective contributions. Employer pension expense for the year ended June 30, 1998 and 1997 totaled $28,409 and $0, respectively.

11.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash, accounts receivable, accounts payable, and other current liabilities -- At June 30, 1998, carrying amounts of these financial instruments approximate fair value because of their short maturities.

     Long term debt and capital lease obligations -- At June 30, 1998, estimated fair value of long-term debt approximates the carrying amount of $92,663, based on current rates offered for similar debt.

12.  YEAR 2000 COMPLIANCE

     The Company is conducting a review of its computer and other systems to identify those areas that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Company is currently working with consultants who believe, with modifications to existing software and converting to new software and hardware, the Year 2000 problem will not pose significant operational problems and is not anticipated to be material to its financial position or results of operations in any given year.

13.  SUBSEQUENT EVENTS

     On September 1, 1998, the Company's line of credit was paid in full and canceled.

     On August 31, 1998, the stockholders of CORD Communications sold all of the outstanding shares of stock to Westower Corporation in exchange for $5,000,000 in cash and 217,389 shares of Westower stock. The stockholders can receive 347,826 additional shares contingent on the performance of CORD Communications during the twelve months following the purchase. The purchase agreement also provides that Westower will support CORD's need for additional working capital during the twelve months following the purchase. Westower is a larger cellular tower contractor and operator, and is planning to bring its additional marketing, operational and capital resources to CORD Communications in order to grow and enhance the Company's business activities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Summit Communications, LLC

     In our opinion, the accompanying balance sheet and the related statements of income, members' equity and cash flows present fairly, in all material respects, the financial position of Summit Communications, LLC at September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Summit Communications, LLC for the Period of Inception (May 24, 1997) to December 31, 1997 were audited by other independent accountants whose report dated March 5, 1998 expressed an unqualified opinion on those statements.

                                            /s/ PricewaterhouseCoopers LLP
Seattle, Washington
May 21, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members
Summit Communications, LLC
Ridgeland, Mississippi

     We have audited the accompanying balance sheet of Summit Communications, LLC, as of December 31, 1997, and the related statements of income, members' equity and cash flows for the Period of Inception (May 24, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Communications, LLC as of December 31, 1997, the results of its operations and its cash flows for the Period of Inception (May 24, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

/s/  Shearer, Taylor & Co., P.A.

March 5, 1998
Jackson, Mississippi

                           SUMMIT COMMUNICATIONS, LLC

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
ASSETS
Current assets
  Cash......................................................                  $  541,850
  Accounts receivable.......................................   $1,142,771      2,791,203
  Costs and estimated earnings in excess of billings on
     uncompleted
     contracts..............................................      117,648        411,766
  Note receivable from member...............................                     155,000
  Other current assets......................................       60,949         98,088
                                                               ----------     ----------
Total current assets........................................    1,321,368      3,997,907
                                                               ----------     ----------
Property and equipment
  Machinery and equipment...................................      479,459        568,336
  Vehicles..................................................      398,916        529,734
  Furniture and fixtures....................................       17,292         24,104
                                                               ----------     ----------
                                                                  895,667      1,122,174
  Less: Accumulated depreciation............................     (196,346)      (384,547)
                                                               ----------     ----------
     Property and equipment, net............................      699,321        737,627
                                                               ----------     ----------
Other assets................................................       19,671         18,421
                                                               ----------     ----------
                                                               $2,040,360     $4,753,955
                                                               ==========     ==========
LIABILITIES AND MEMBERS' EQUITY
Liabilities
  Current liabilities
     Book overdraft.........................................   $  118,249
     Accounts payable.......................................      183,876     $1,361,357
     Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................      265,520        532,608
     Accrued expenses and other liabilities.................       84,266        225,356
     Line of credit.........................................      116,537        442,144
     Note payable to member.................................      388,938
     Current portion of capital lease obligations...........       14,917         65,630
     Current portion of long-term debt......................       52,041        125,802
                                                               ----------     ----------
Total current liabilities...................................    1,224,344      2,752,897
Capital lease obligations, less current portion.............       18,881        126,697
Long-term debt, less current portion........................      231,053        469,989
                                                               ----------     ----------
Total liabilities...........................................    1,474,278      3,349,583
                                                               ----------     ----------
Commitments and contingencies
Members' equity.............................................      566,082      1,404,372
                                                               ----------     ----------
                                                               $2,040,360     $4,753,955
                                                               ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                              STATEMENTS OF INCOME

                                                                  PERIOD
                                                               OF INCEPTION
                                                              (MAY 24, 1997)        NINE MONTHS
                                                                    TO                 ENDED
                                                               DECEMBER 31,        SEPTEMBER 30,
                                                                   1997                1998
                                                              ---------------      -------------
Contract revenues earned....................................    $5,477,770          $8,334,650
                                                                ----------          ----------
Cost of contract revenues (exclusive of depreciation and
  amortization shown below)
  Materials, supplies and contract services.................     2,519,761           3,992,685
  Direct labor..............................................       867,387           1,261,849
  Other direct costs........................................       726,241           1,031,938
                                                                ----------          ----------
Total cost of contract revenues.............................     4,113,389           6,286,472
                                                                ----------          ----------
Gross margin................................................     1,364,381           2,048,178
                                                                ----------          ----------
Selling, general and administrative expenses................       645,953             922,198
Depreciation and amortization...............................       197,061             196,616
                                                                ----------          ----------
Income from operations......................................       521,367             929,364
Other income (expense)
  Other income, net.........................................                             1,533
  Interest expense..........................................       (45,285)            (92,607)
                                                                ----------          ----------
Net income..................................................    $  476,082          $  838,290
                                                                ==========          ==========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                          STATEMENT OF MEMBERS' EQUITY

Capital contributions (May 24, 1997)........................  $  100,000
Net income..................................................     476,082
Distributions to members....................................     (10,000)
                                                              ----------
December 31, 1997...........................................     566,082
Net income..................................................     838,290
September 30, 1998..........................................  $1,404,372
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                            STATEMENTS OF CASH FLOWS

                                                                  PERIOD
                                                               OF INCEPTION
                                                              (MAY 24, 1997)    NINE MONTHS
                                                                    TO             ENDED
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   1997            1998
                                                              --------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $   476,082      $   838,290
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FLOWS FROM
     OPERATING ACTIVITIES:
     Depreciation and amortization..........................       197,061          196,616
     Loss on disposal of assets.............................                         15,520
     CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF
      EFFECT OF ACQUISITION:
       Accounts receivable..................................    (1,142,771)      (1,648,432)
       Cost and estimated earnings in excess of billings on
        uncompleted contracts...............................      (117,648)        (294,118)
       Other current assets.................................       (37,189)         (37,139)
       Accounts payable.....................................       183,876        1,177,481
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................       265,520          267,088
       Accrued expenses and other liabilities...............         6,253          141,090
                                                               -----------      -----------
Net cash (used in) provided by operating activities.........      (168,816)         656,396
                                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquisition.................................      (512,207)
  Purchases of property and equipment.......................       (13,865)        (577,476)
  Proceeds from disposals of property and equipment.........                        501,670
                                                               -----------      -----------
Net cash used in investing activities.......................      (526,072)         (75,806)
                                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances to member........................................                       (155,000)
  Proceeds from line of credit, net.........................       116,537          325,607
  Proceeds from note payable to member......................       400,000
  Repayments of note payable to member......................       (11,062)         (10,741)
  Repayments of capital lease obligations...................      (301,930)         (14,857)
  Proceeds from long-term debt..............................       300,174          500,000
  Repayments of long-term debt..............................       (17,080)        (565,500)
  Increase (decrease) in book overdraft.....................       118,249         (118,249)
  Capital contributions.....................................       100,000
  Distributions to members..................................       (10,000)
                                                               -----------      -----------
Net cash provided by (used in) financing activities.........       694,888          (38,740)
                                                               -----------      -----------
Net increase in cash........................................                        541,850
Cash at beginning of period.................................
                                                               -----------      -----------
Cash at end of period.......................................   $        --      $   541,850
                                                               ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                         NOTES TO FINANCIAL STATEMENTS

        FOR THE PERIOD OF INCEPTION (MAY 24, 1997) TO DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Summit Communications LLC (the "Company") is incorporated under the laws of the state of Mississippi as a limited liability company (LLC). The Company constructs communications towers for use by the radio, television, telephone and other industries in the continental United States.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts and depreciation on property and equipment. Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

     Revenues from fixed-priced and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs to complete each contract. Most of the Company's contracts are short-term and are completed in two to three months.

     Contract costs include all direct material and labor costs and those direct costs related to contract performance, such as supplies, tools and repairs. Selling, general and administrative costs, including indirect costs on contracts, are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives by major asset category are as follows: machinery and equipment -- 2 to 10 years; vehicles -- 3 to 5 years; furniture and fixtures -- 3 to 7 years. Gains or losses on the dispositions of assets are recorded at the time of disposition and are included in other income. The costs of normal repairs and maintenance are charged to expense as incurred.

INCOME TAXES

     Income of the Company is taxed directly to its members for Federal income tax purposes. As a result, no provision for Federal income taxes has been reflected in the accompanying financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year amounts to conform with current year presentation. These reclassifications had no effect on previously reported results of operations, net assets, cash flows or members' equity.

2.  UNCOMPLETED CONTRACTS

     The following is a summary of costs, estimated earnings and billings on uncompleted contracts:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Costs incurred on uncompleted contracts.....................   $1,143,511     $2,471,585
Estimated earnings..........................................      495,683        888,087
                                                               ----------     ----------
                                                                1,639,194      3,359,672
Less: Billings to date......................................    1,787,066      3,480,514
                                                               ----------     ----------
                                                               $ (147,872)    $ (120,842)
                                                               ==========     ==========
Presentation in the accompanying balance sheet:
  Cost and estimated earnings in excess of billings on
     uncompleted contracts..................................   $  117,648     $  411,766
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     (265,520)      (532,608)
                                                               ==========     ==========
                                                               $ (147,872)    $ (120,842)
                                                               ==========     ==========

3.  LINE OF CREDIT

     Line of credit consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Line of credit for $600,000 payable to commercial bank;
  interest at the lender's prime rate (8.5% at December 31,
  1997) plus 0.5%; principal and interest payable January 1,
  1998; collateralized by inventory, property and equipment,
  and accounts receivable...................................    $ 57,593
Line of credit for $750,000 payable to commercial bank;
  interest at the lender's prime rate, (8.5% at December 31,
  1997) plus 0.5%; principal and interest payable July 1,
  1998; collateralized by inventory, property and equipment,
  and accounts receivable...................................      58,944
Line of credit for $750,000 payable to commercial bank;
  interest at the lender's prime rate (8.25% at September
  30, 1998) plus 0.25%; principal payable April 30, 1999,
  interest payable monthly; collateralized by inventory,
  property and equipment and accounts receivable; amended on
  October 16, 1998 increasing the line of credit available
  to $1,000,000 and interest to the 90 day LIBOR rate plus
  2.25%.....................................................                   $442,144
                                                                --------       --------
                                                                $116,537       $442,144
                                                                ========       ========

4.  NOTE PAYABLE TO MEMBER

     Note payable to member consists of the following at December 31, 1997:

  Note payable to member; interest at a specified commercial bank's prime rate, 8.5% at December 31, 1997; principal
     payable on July 18, 1998 and interest payable
     quarterly.
                                                              $388,938
                                                              ========

     The net proceeds of the note were used to acquire the net assets in Note
11. In April 1998, the Company refinanced the note with a note payable to a commercial bank (see Note 5).

     Interest paid to the member was approximately $17,000 and $11,000 for the Period of Inception (May 24, 1997) to December 31, 1997 and the nine months ended September 30, 1998, respectively.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
  Note payable to commercial bank at an interest rate of
     8.5%; payable in monthly installments of $6,176,
     including interest, through September 25, 2002;
     collateralized by property and equipment and accounts
     receivable.............................................    $283,094       $ 249,221
  Note payable to commercial bank at an interest rate of
     8.75%; payable in monthly installments of $8,207,
     including interest, through April 5, 2003;
     collateralized by property and equipment and accounts
     receivable.............................................                     346,570
                                                                --------       ---------
                                                                 283,094         595,791
  Less: Current portion.....................................     (52,041)       (125,802)
                                                                --------       ---------
  Long-term debt, less current portion......................    $231,053       $ 469,989
                                                                ========       =========

     The following is a summary of the future aggregate amounts of principal payments for long-term debt at September 30, 1998:

Three months ending December 31, 1998.......................  $  30,443
1999........................................................    128,542
2000........................................................    140,099
2001........................................................    152,696
2002........................................................    144,011
                                                              ---------
                                                                595,791
Less: Current portion.......................................   (125,802)
                                                              ---------
                                                              $ 469,989
                                                              =========

6.  CAPITAL LEASE OBLIGATIONS

     The following is a summary of future minimum lease payments under capital lease agreements at September 30, 1998:

Three months ending December 31, 1998.......................  $ 22,933
1999........................................................    70,699
2000........................................................    65,529
2001........................................................    62,712
                                                              --------
  Total minimum lease payments..............................   221,873
Less: Amount representing interest..........................   (29,546)
                                                              --------
                                                              $192,327
                                                              ========

     The following is a summary of assets and accumulated depreciation of assets under capital lease agreements as of:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Vehicles....................................................    $54,397        $138,697
Machinery...................................................                     92,473
                                                                -------        --------
                                                                 54,397         231,170
Less: Accumulated depreciation..............................     (6,802)        (21,463)
                                                                -------        --------
                                                                $47,595        $209,707
                                                                =======        ========

     Depreciation expense includes amortization of assets under capital leases of $6,802 and $18,811 for the Period of Inception (May 24, 1997) to December 31, 1997 and for the nine months ended September 30, 1998, respectively.

7.  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution employee benefit plan, which is the 401(k) Profit Sharing Plan and Trust. Employees become eligible for participation in the plan after one year of service. Employees may contribute a percentage of their gross compensation not to exceed certain limits. Contributions by the Company are made at the discretion of the members. There were no contributions made by the Company related to this plan for the Period of Inception (May 24, 1997) to December 31, 1997 and for the nine months ended September 30, 1998.

8.  RELATED PARTY TRANSACTIONS

NOTE RECEIVABLE

     At September 30, 1998, the Company had a note receivable for $155,000 from one of its members. The note bears interest at the same rate as the line of credit, is payable on demand, and is uncollateralized. The note was subsequently repaid in full.

SALE OF BUILDINGS

     In February 1998, the Company acquired a building from one of the members for $500,000. In July 1998 the building was sold to the members resulting in a loss of approximately $12,000.

FACILITY LEASES

     The Company leases space in two buildings owned by the members of the Company under a month to month operating lease. For the nine months ended September 30, 1998, total rent paid to the members was approximately $9,300.

9.  CONTINGENCIES

     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

10.  CREDIT RISK AND BUSINESS CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit consist primarily of cash and accounts receivable. The Company deposits its cash with a major financial institution. At times, deposits may exceed federally insured limits. The Company extends credit to customers based on evaluation of the customer's financial condition and credit history. Collateral is generally not required. Customers include large U.S. companies concentrated in the telecommunications industry.

     Contract revenues earned from three customers accounted for 54% of revenues for the Period of Inception (May 24, 1997) to December 31, 1997. Accounts receivable from these three customers comprise 53% of accounts receivable at December 31, 1997. Contract revenues earned from two customers accounted for 58% of revenues for the nine months ended September 30, 1998. Accounts receivable from these two customers comprise 57% of accounts receivable at September 30, 1998.

     Management expects that sales to relatively few customers will continue to account for a high percentage of its revenues into the foreseeable future and believes that financial results depend in significant part upon the success of these customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have an adverse effect on the Company's business, financial condition and results of operations.

11.  ACQUISITION

     On May 24, 1997, the Company acquired certain assets and assumed certain liabilities of Summit Communications, Inc. (SCI), an unrelated third party, in a purchase transaction. The following is a summary of assets acquired and liabilities assumed in the SCI transaction:

Assets acquired
  Other current assets......................................  $ 23,760
  Property and equipment....................................   855,896
  Other assets..............................................    20,386
                                                              --------
                                                               900,042
Liabilities assumed
  Long-term debt............................................   293,634
  Capital lease obligations.................................    16,188
  Accrued expenses and other liabilities....................    78,013
                                                              --------
                                                               387,835
                                                              --------
     Cash paid..............................................  $512,207
                                                              ========

12.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                PERIOD
                                                             OF INCEPTION
                                                            (MAY 24, 1997)    NINE MONTHS
                                                                  TO             ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1997            1998
                                                            --------------   -------------
Interest paid.............................................     $42,644         $ 95,248
Non-cash investing and financing activities:
  Vehicles and machinery acquired under capital leases....     $25,905         $173,386
  Note payable to member refinanced with commercial
     bank.................................................                     $378,197

13.  SUBSEQUENT EVENTS

     On November 10, 1998 the members sold all of their outstanding ownership interest in the Company to Westower Corporation (Westower), a publicly traded company, in exchange for approximately 200,000 shares of Westower and $4.4 million in cash. The members may also receive an additional 100,000 shares of Westower common stock based upon certain performance criteria during the three years subsequent to the date of acquisition. The purchase agreement also provides that Westower will supply the Company's need for additional working capital following the purchase.

     On May 15, 1999, Westower entered into a definitive agreement with Spectrasite Holdings, Inc. (Spectrasite), under which Westower will merge with a subsidiary of Spectrasite. Under the terms of the agreement, Westower shareholders will receive 1.81 shares of Spectrasite common stock for each Westower share and Westower will become a wholly owned subsidiary of Spectrasite. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions. There can be no assurance that the merger will be consummated.

                                                                      APPENDIX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             WESTOWER CORPORATION,

                           SPECTRASITE HOLDINGS, INC.

                                      AND

                              W ACQUISITION CORP.

                            DATED AS OF MAY 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
RECITALS.......................................................................    1
ARTICLE 1
THE MERGER.....................................................................    1
 Section 1.1       The Merger..................................................    1
 Section 1.2       Closing.....................................................    1
 Section 1.3       Effective Time..............................................    2
 Section 1.4       The Articles of Incorporation...............................    2
 Section 1.5       The By-Laws.................................................    2
 Section 1.6       Directors of Surviving Corporation..........................    2
 Section 1.7       Officers of Surviving Corporation...........................    2
ARTICLE 2
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES................    2
 Section 2.1       Effect on Capital Stock.....................................    2
 Section 2.2       Exchange of Certificates for Shares.........................    3
 Section 2.3       Appraisal Rights............................................    5
 Section 2.4       Adjustments to Prevent Dilution.............................    5
 Section 2.5       Treatment of Stock Options..................................    6
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................    6
 Section 3.1       Organization and Qualification; Subsidiaries................    6
 Section 3.2       Articles of Incorporation and By-Laws.......................    7
 Section 3.3       Capitalization..............................................    7
 Section 3.4       Authority...................................................    8
 Section 3.5       No Conflict.................................................    8
 Section 3.6       Required Filings and Consents...............................    8
 Section 3.7       Permits; Compliance with Law................................    9
 Section 3.8       SEC Filings; Financial Statements...........................    9
 Section 3.9       Absence of Certain Changes or Events........................   10
Section 3.10       Employee Benefit Plans; Labor Matters.......................   10
Section 3.11       Tax Matters.................................................   11
Section 3.12       Contracts; Debt Instruments.................................   11
Section 3.13       Litigation..................................................   11
Section 3.14       Environmental Matters.......................................   12
Section 3.15       Intellectual Property.......................................   12
Section 3.16       Taxes.......................................................   13
Section 3.17       Non-Competition Agreements..................................   13
Section 3.18       Opinion of Financial Advisor................................   13
Section 3.19       Title to Properties; Leases.................................   13
Section 3.20       Brokers.....................................................   14
Section 3.21       Certain Statutes............................................   14
Section 3.22       Information.................................................   14
Section 3.23       Vote Required...............................................   15
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB....................   15
 Section 4.1       Organization and Qualification; Subsidiaries................   15
 Section 4.2       Certificate of Incorporation and By-Laws....................   15
 Section 4.3       Capitalization..............................................   15

                                                                                 PAGE
                                                                                 ----
 Section 4.4       Authority...................................................   16
 Section 4.5       No Conflict.................................................   17
 Section 4.6       Required Filings and Consents...............................   17
 Section 4.7       Permits; Compliance with Law................................   17
 Section 4.8       2008 Prospectus; Financial Statements.......................   17
 Section 4.9       Nextel Tower Acquisition....................................   18
Section 4.10       Employee Benefit Plans; Labor Matters.......................   18
Section 4.11       Tax Matters.................................................   19
Section 4.12       Contracts; Debt Instruments.................................   19
Section 4.13       Litigation..................................................   19
Section 4.14       Environmental Matters.......................................   19
Section 4.15       Taxes.......................................................   19
Section 4.16       Brokers.....................................................   19
Section 4.17       Information.................................................   19
Section 4.18       Interim Operations of Merger Sub............................   20
Section 4.19       Title to Properties; Leases.................................   20
ARTICLE 5
COVENANTS......................................................................   21
 Section 5.1       Conduct of Business of the Company..........................   21
 Section 5.2       Certain Interim Operations of the Parent....................   22
 Section 5.3       Other Actions...............................................   22
 Section 5.4       Notification of Certain Matters.............................   23
 Section 5.5       Proxy Statement.............................................   23
 Section 5.6       Stockholders' Meeting.......................................   24
 Section 5.7       Access to Information; Confidentiality......................   24
 Section 5.8       No Solicitation.............................................   25
 Section 5.9       Employee Benefits Matters...................................   26
Section 5.10       Directors' and Officers' Indemnification and Insurance......   26
Section 5.11       Letters of Accountants......................................   27
Section 5.12       Reasonable Best Efforts.....................................   27
Section 5.13       Consents; Filings; Further Action...........................   27
Section 5.14       Plan of Reorganization......................................   28
Section 5.15       Public Announcements........................................   28
Section 5.16       Obligations of Merger Sub...................................   28
Section 5.17       Stock Exchange Listings and De-Listings.....................   28
Section 5.18       Expenses....................................................   28
Section 5.19       Takeover Statutes...........................................   28
Section 5.20       Control of the Company's and Parent's Operations............   29
Section 5.21       Affiliates..................................................   29
Section 5.22       Merger Sub Charter Documents................................   29
Section 5.23       Corporate Matters...........................................   29
Section 5.24       Jovin.......................................................   29
ARTICLE 6
CONDITIONS.....................................................................   29
                   Conditions to Each Party's Obligation to Effect the
 Section 6.1       Merger......................................................   29
  (a)              Stockholder Approval........................................   29
  (b)              Listing.....................................................   29

                                                                                 PAGE
                                                                                 ----
  (c)              HSR Act.....................................................   29
  (d)              Litigation..................................................   30
  (e)              Registration Statement......................................   30
  (f)              Accountants' Letters........................................   30
  (g)              Blue Sky Approvals..........................................   30
 Section 6.2       Conditions to Obligations of the Parent and Merger Sub......   30
  (a)              Representations and Warranties..............................   30
  (b)              Performance of Obligations of the Company...................   30
  (c)              Material Adverse Effect.....................................   30
  (d)              Consents Under Agreements...................................   30
  (e)              Tax Opinion.................................................   30
  (f)              Exercise of Warrants........................................   30
  (g)              Bank Consent................................................   31
  (h)              Governmental Consents.......................................   31
  (i)              Senior Subordinated Notes...................................   31
  (j)              Stockholder Loans...........................................   31
  (k)              Cunningham..................................................   31
  (l)              Cord Earn-Out...............................................   31
  (m)              Summit Earn-Out.............................................   31
  (n)              Dissenting Shares...........................................   31
  (o)              Post-Closing Lock-Ups.......................................   32
  (p)              Indentures..................................................   32
  (q)              Affiliates..................................................   32
 Section 6.3       Conditions to Obligation of the Company.....................   32
  (a)              Representations and Warranties..............................   32
  (b)              Performance of Obligations of the Parent and Merger Sub.....   32
  (c)              Material Adverse Effect.....................................   32
  (d)              Tax Opinion.................................................   32
  (e)              Board Seat..................................................   32
ARTICLE 7
TERMINATION....................................................................   33
 Section 7.1       Termination.................................................   33
 Section 7.2       Effect of Termination.......................................   34
 Section 7.3       Amendment...................................................   34
 Section 7.4       Waiver......................................................   34
 Section 7.5       Expenses Following Termination..............................   34
ARTICLE 8
MISCELLANEOUS..................................................................   35
 Section 8.1       Certain Definitions.........................................   35
                   Non-Survival of Representations, Warranties and
 Section 8.2       Agreements..................................................   37
 Section 8.3       Counterparts................................................   37
 Section 8.4       Governing Law and Venue; Waiver of Jury Trial...............   37
 Section 8.5       Notices.....................................................   38
 Section 8.6       Entire Agreement............................................   38
 Section 8.7       No Third Party Beneficiaries................................   38
 Section 8.8       Obligations of the Parent and of the Company................   38
 Section 8.9       Severability................................................   39
 Section 8.10      Interpretation..............................................   39
 Section 8.11      Assignment..................................................   39
 Section 8.12      Specific Performance........................................   39

                             INDEX OF DEFINED TERMS

                            TERM                                SECTION
                            ----                                -------
2008 Indenture..............................................  6.2p
2009 Indenture..............................................  6.2p
2008 Prospectus.............................................  4.8(a)
Acquisition Proposal........................................  5.8(a)
Acquisitions Canada.........................................  5.24
affiliate...................................................  8.1(a)
Agreement...................................................  Title
Amex........................................................  3.6
Articles of Merger..........................................  1.3
Assets......................................................  3.19(a)
BCA.........................................................  Recital (a)
Benefit Plans...............................................  3.10(a)
Blue Sky Laws...............................................  3.6
business day................................................  8.1(b)
Call Right..................................................  5.24
Certificate.................................................  2.1(a)
Change of Control...........................................  8.1(c)
Claims......................................................  3.13
Closing.....................................................  1.2
Closing Date................................................  1.2
Code........................................................  Recital (b)
Communications Act..........................................  3.6
Company Title
Company Charter Documents...................................  3.2
Company Common Stock........................................  2.1(a)
Company Disclosure Letter...................................  3.1(b)
Company Financial Advisor...................................  3.18
Company Permits.............................................  3.7
Company Principals..........................................  Recital (c)
Company SEC Reports.........................................  3.8(a)
Company Share...............................................  2.1(a)
Company Shares..............................................  2.1(a)
Company Stock Options.......................................  3.3(b)
Company Stockholders Meeting................................  5.5(a)
Company Subsidiaries........................................  3.1(a)
Company's Option Plans......................................  3.3(b)
Confidentiality Agreement...................................  5.7(b)
Contracts...................................................  3.5(a)(iii)
control.....................................................  8.1(a)
controlled by...............................................  8.1(a)
controlling.................................................  8.1(a)
Converted Stock Option......................................  2.5
Dissenting Shares...........................................  2.3
Effective Time..............................................  1.3
Employment Agreements.......................................  5.23
Environmental Claim.........................................  3.14(a)
Environmental Laws..........................................  3.14(a)
ERISA.......................................................  3.10(a)

                            TERM                                SECTION
                            ----                                -------
Excess Parent Shares........................................  2.2(d)(i)
Exchange Act................................................  3.6
Exchangeable Holders........................................  5.24
Exchangeable Shares.........................................  5.24
Exchange Agent..............................................  2.2(a)(i)
Exchange Ratio..............................................  2.1(a)
Exchange Trust..............................................  2.2(d)(i)
Excluded Company Shares.....................................  2.1(a)
Expenses....................................................  7.5(a)
Form 10-KSB.................................................  3.8(b)
GAAP........................................................  3.8(b)
Governmental Entity.........................................  3.6
group.......................................................  8.1(h)
HSR Act.....................................................  3.6
including...................................................  8.1(d)
IPO Registration Statement..................................  3.8(b)
knowledge...................................................  8.1(e)
Law.........................................................  3.5(a)(ii)
Lease.......................................................  8.1(f)
Liens.......................................................  3.3(c)
Material Adverse Effect on the Company......................  3.1(a)
Material Adverse Effect on the Parent.......................  4.1(a)
Merger......................................................  Recital (a)
Merger Consideration........................................  2.1(a)
Merger Sub..................................................  Title
Nasdaq......................................................  2.2(d)(i)
Parent......................................................  Title
Parent Benefit Plans........................................  4.10(a)
Parent Charter Documents....................................  4.2
Parent Common Stock.........................................  2.1(a)
Parent Disclosure Letter....................................  4.1(b)
Parent Permits..............................................  4.7
Parent Stock Options........................................  4.3(b)
Parent Subsidiaries.........................................  4.1(a)
Parent's Option Plan........................................  4.3(b)
Pending Transactions........................................  8.1(g)
Permitted Liens.............................................  8.1(h)
person......................................................  8.1(i)
Proxy Materials.............................................  5.5(a)
Proxy Statement.............................................  5.5(a)
Real Property...............................................  8.1(j)
Registration Statement......................................  5.5(a)
Registration Statement Effective Date.......................  5.5(a)
Representatives.............................................  5.7(a)(i)
Requisite Company Vote......................................  3.4(a)
Rule 145 Affiliate Agreement................................  5.21
Rule 145 Affiliates.........................................  5.21

                            TERM                                SECTION
                            ----                                -------
SEC.........................................................  3.8(a)
Securities Act..............................................  3.6
Series A Preferred Stock....................................  4.3(a)
Series B Preferred Stock....................................  4.3(a)
Series C Preferred Stock....................................  4.3(a)
Stockholder Agreements......................................  Recital (c)
Sub Common Stock............................................  4.3(d)
subsidiary..................................................  8.1(k)
subsidiaries................................................  8.1(k)
Superior Proposal...........................................  5.8(a)
Surviving By-Laws...........................................  1.5
Surviving Charter...........................................  1.4
Surviving Corporation.......................................  1.1
Systems.....................................................  3.15(b)
Takeover Statute............................................  3.21
Taxes.......................................................  3.16
Terminating Company Breach..................................  7.1(f)
Terminating Parent Breach...................................  7.1(g)
Termination Amount..........................................  7.5(b)
Title IV Plan...............................................  3.10(a)
under common control with...................................  8.1(a)
Year 2000 Compliant.........................................  3.15(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May 15, 1999, among WESTOWER CORPORATION, a Washington corporation (the "COMPANY"), SPECTRASITE HOLDINGS, INC., a Delaware corporation (the "PARENT"), and W ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of the Parent ("MERGER SUB").

                                    RECITALS

     (a) The respective boards of directors of each of the Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders to combine the respective businesses of the Parent and the Company, and consequently have approved the merger of Merger Sub with and into the Company (the "MERGER") and approved and adopted the Merger, in accordance with the Washington Business Corporation Act (the "BCA") and upon the terms and subject to the conditions set forth in this Agreement.

     (b) It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated under the Code.

     (c) Concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, certain holders of Company Shares (the "COMPANY PRINCIPALS") are entering into one or more Stockholder Agreements with the Parent and the Company, each of which is substantially in the form attached to this Agreement as Exhibit A (the "STOCKHOLDER AGREEMENTS"), providing for, among other things, the agreement of the Company Principals to vote their respective Company Shares, and an irrevocable proxy to vote their respective Company Shares, in each case in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders Meeting.

     (d) Certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1.

     (e) The Company, the Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Washington, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 23B.11.060 of the BCA.

     SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York at 10:00 A.M. on the third business day after the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Parent may agree in writing (the "CLOSING DATE").

     SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the Company and the Parent will cause Articles of Merger (the "ARTICLES OF MERGER") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Washington as provided in Section 23B.11.050 of the BCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Washington or such other time as shall be agreed upon by the parties and set forth in the Articles of Merger and in accordance with the BCA (the "EFFECTIVE TIME").

     SECTION 1.4 THE ARTICLES OF INCORPORATION. The articles of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the articles of incorporation of the Surviving Corporation (the "SURVIVING CHARTER"), until duly amended as provided in the Surviving Charter or by applicable law.

     SECTION 1.5 THE BY-LAWS. The by-laws of the Merger Sub in effect at the Effective Time shall, from and after the Effective time, be the by-laws of the Surviving Corporation (the "SURVIVING BY-LAWS"), until duly amended as provided in the Surviving By-Laws or by applicable law.

     SECTION 1.6 DIRECTORS OF SURVIVING CORPORATION. From and after the Effective Time, the directors of the Surviving Corporation shall be Calvin J. Payne, Stephen H. Clark and David P. Tomick until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

     SECTION 1.7 OFFICERS OF SURVIVING CORPORATION. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

                                   ARTICLE 2

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) MERGER CONSIDERATION. Each share (each a "COMPANY SHARE" and together the "COMPANY SHARES") of the common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than (x) Dissenting Shares and (y)(i) Company Shares that are owned by the Parent, Merger Sub or any other Parent Subsidiary or (ii) Company Shares that are owned by the Company or any Company Subsidiary and in each case not held on behalf of third parties (the shares in clause (y) being collectively referred to as "EXCLUDED COMPANY SHARES")) shall be converted into the right to receive and become exchangeable for 1.81 shares (the "EXCHANGE RATIO") of common stock, par value $0.001 per share, of the Parent ("PARENT COMMON STOCK"), subject to adjustment as provided in Section 2.4 and subject to cash in lieu of fractional shares of Parent Common Stock, if any, pursuant to
     Section 2.2(d) (collectively, the "MERGER CONSIDERATION"). At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any Company Shares (other than Dissenting Shares and Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend under Section 2.2(b).

          (b) CANCELLATION OF EXCLUDED COMPANY SHARES. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of that Excluded Company Share, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) MERGER SUB. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of the Parent.

     SECTION 2.2 EXCHANGE OF CERTIFICATES FOR SHARES

          (a) EXCHANGE PROCEDURES.

             (i) LETTER OF TRANSMITTAL. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by the Parent and reasonably acceptable to the Company (the "EXCHANGE AGENT") to mail to each holder of record of a Certificate (other than Certificates in respect of Excluded Company Shares) (A) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other provisions reasonably acceptable to both the Parent and the Company, and (B) instructions for exchanging the Certificates for (1) certificates representing shares of Parent Common Stock, (2) cash in lieu of fractional shares, and (3) any unpaid dividends and other distributions.

             (ii) SURRENDER OF CERTIFICATES. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (A) a certificate representing that number of whole shares of Parent Common Stock that the holder is entitled to receive under this Article 2, (B) a check in the amount (after giving effect to any required tax withholding) of (1) any cash in lieu of fractional shares plus (2) any unpaid dividends (other than stock dividends) and any other dividends or other distributions that such holder has the right to receive under the provisions of this
        Article 2, and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

             (iii) UNREGISTERED TRANSFEREES. In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not applicable.

             (iv) NO OTHER RIGHTS.  Until surrendered as contemplated by this
        Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the certificate representing shares of Parent Common Stock and any other dividend or distribution in respect of those shares and cash in lieu of any fractional shares of Parent Common Stock, as contemplated by this
        Section 2.2(a). All shares of Parent Common Stock, together with any cash paid under Section 2.2(b) or Section 2.2(d) issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates.

          (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable under this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until
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

     that Certificate is surrendered for exchange in accordance with this
     Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

          (c) NO FURTHER TRANSFERS. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

          (d) FRACTIONAL SHARES.

             (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle its owner to vote, to receive dividends or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article 2, a cash payment in lieu of such fractional shares of Parent Common Stock, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock, as applicable, which would otherwise have been issued (the "EXCESS PARENT SHARES"). The sale of the Excess Parent Shares by the Exchange Agent shall be executed on the National Market System of the Nasdaq Stock Market (the "NASDAQ") and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of Certificates. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent Shares shall be paid by the Parent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled (after taking into account all Company Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Company Shares are entitled.

             (ii) Notwithstanding the provisions of subsection (i) of this
        Section 2.2(d), the Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Parent Shares and the making of the payments contemplated in such subsection, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Shares held at the Effective Time by such holder) by (B) the closing price for a share of Parent Common Stock on the Nasdaq on the first business day immediately following the Effective
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

        Time and, in such case, the Exchange Fund, all references in this Agreement to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(d)(ii).

          (e) TERMINATION OF EXCHANGE PERIOD; UNCLAIMED STOCK. Any shares of Parent Common Stock and any portion of the Exchange Fund or of dividends or other distributions with respect to the Parent Common Stock deposited by the Parent with the Exchange Agent (including the proceeds of any investments of those funds) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section 2.1 and Section 2.2(b) upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

          (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form reasonably required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article 2 upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate under this Agreement, in each case, without interest.

     SECTION 2.3 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, each Company Share that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected dissenters' rights under Chapter 23B.13 of the BCA (the "DISSENTING SHARES"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Chapter 23B.13 of the BCA; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to dissent and obtain payment under the BCA, each Company Share of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 2.1(a), and such shares shall no longer be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands to assert dissenters' rights with respect to Company Shares received by the Company and (ii) the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.4 ADJUSTMENTS TO PREVENT DILUTION. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

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

     SECTION 2.5 TREATMENT OF STOCK OPTIONS.

          (a) As of the Effective Time of the Merger, each Company Stock Option exercisable for shares of Company Common Stock under the Company Option Plans will be converted (as converted, a "CONVERTED STOCK OPTION") by virtue of the Merger and without any action on the part of the holder thereof, to an option exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of Company Common Stock for which such Company Stock Option was exercisable and (y) the Exchange Ratio, rounded, in the case of any Company Stock Options other than an "incentive stock option" (within the meaning of Section 422 of the Code) up, and in the case of any incentive stock option, down, to the nearest whole share, if necessary, and the exercise price per share of such Converted Stock Option shall be equal to the aggregate exercise price of such Company Stock Option immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Converted Stock Option shall be exercisable, as determined above rounded to the nearest cent, if necessary. Prior to the Effective Time, the Company shall make such amendments and take such other actions, if necessary, with respect to the Company Option Plans as shall be necessary to permit the adjustment referred to in this Section 2.5, including notifying all participants in the Company Option Plans of such adjustment.

          (b) All Company Stock Options which were granted under either the 1997 Stock Compensation Plan or a Non-Qualified Stock Option Letter Agreement which are outstanding immediately prior to the Effective Time shall, to the extent not fully vested and exercisable, become fully vested and exercisable and continue to be exercisable in accordance with the terms of the 1997 Stock Compensation Plan or the Non-Qualified Stock Option Letter Agreement, as applicable. In all other respects all Company Stock Options (including Company Stock Options under the 1997 Stock Compensation Plan, the 1998 Stock Incentive Compensation Plan or the Non-Qualified Stock Option Letter Agreements) shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plans (or any other agreement to which such Company Stock Option was subject immediately prior to the Effective Time) except as otherwise provided for herein.

          (c) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the adjustment of the Company Stock Options provided by this Section 2.5 satisfy the conditions of Section 424(a) of the Code.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and Merger Sub that:

     SECTION 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

          (a) Each of the Company and each subsidiary of the Company (collectively, the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any
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

     change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiaries that is or would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

          (b) Section 3.1(b) of the letter from the Company, dated the date hereof, addressed to the Parent (the "COMPANY DISCLOSURE LETTER") sets forth a complete and correct list of all of the Company Subsidiaries. Neither the Company nor any Company Subsidiary holds any interest in any person other than the Company Subsidiaries so listed.

     SECTION 3.2 ARTICLES OF INCORPORATION AND BY-LAWS. The copies of the Company's articles of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "COMPANY CHARTER DOCUMENTS") that have heretofore been made available to Parent are complete and correct copies of those documents. The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

     SECTION 3.3 CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of May 13, 1999, (i) 8,529,514 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (iii) 1,110,974 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and (iv) 98,500 shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock purchase warrants.

          (b) Between September 30, 1998 and the date of this Agreement, an aggregate of 429,438 options to purchase shares of Company Common Stock ("COMPANY STOCK OPTIONS") have been granted by the Company under the 1997 Stock Compensation Plan, the 1998 Stock Incentive Compensation Plan and Non-Qualifying Stock Option Letter Agreements (collectively, the "COMPANY'S OPTION PLANS"). Except (i) for Company Stock Options to purchase an aggregate of 1,110,974 shares of Company Common Stock outstanding under the Company's Option Plans or (ii) under agreements or arrangements set forth in Section 3.3(b) of the Company Disclosure Letter, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (x) the persons to whom Company Stock Options have been granted, (y) the exercise price for the Company Stock Options held by each such person and (z) whether such Company Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those Company Stock Options vest. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, none of the Company Stock Options which are subject to vesting will vest as a result of the consummation of the Merger.

          (c) All shares of Company Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights,
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

     charges and other encumbrances or any nature whatsoever (collectively, "LIENS"). There are no outstanding material contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person.

     SECTION 3.4 AUTHORITY.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote (the "REQUISITE COMPANY VOTE"). This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) The Board of Directors of the Company (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable.

     SECTION 3.5 NO CONFLICT.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

             (i) conflict with or violate any provision of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

             (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company; or

             (iii) except as set forth in Section 3.5(a)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "CONTRACTS") that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole and to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected.

          (b) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list in all material respects of Contracts to which the Company or any Company Subsidiaries are a party or by which they or their assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

     SECTION 3.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal,
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

state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "GOVERNMENTAL ENTITY"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), applicable requirements of state securities or "blue sky" laws ("BLUE SKY LAWS"), the rules and regulations of the American Stock Exchange (the "AMEX"), applicable requirements of Takeover Statutes, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), applicable requirements of the Communications Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "COMMUNICATIONS ACT"), notices required to be sent to the Bureau of Land Management and for the filing of the Articles of Merger as required by the BCA.

     SECTION 3.7 PERMITS; COMPLIANCE WITH LAW.

          (a) Each of the Company and the Company Subsidiaries has all franchises, grants, registrations, determinations, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, the "COMPANY PERMITS") that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, and no suspension or cancellation or material modification of any of the Company Permits that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company.

          (b) Section 3.7(b) of the Company Disclosure Letter sets forth all Company Permits issued by the Federal Communications Commission or state public utilities commissions.

     SECTION 3.8 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company has filed all forms, reports, statements and other documents required to be filed with the United States Securities and Exchange Commission (the "SEC") under the Exchange Act and the Securities Act since the date of its initial public offering (collectively, including any such documents filed subsequent to the date of this Agreement, the "COMPANY SEC REPORTS"), and the Company SEC Reports, including any financial statements or schedules included or incorporated by reference,
     (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

          (b) As of the date of the filing of the relevant Company SEC Report, each of the consolidated balance sheets included in the Company's Form SB-2 Registration Statement (File No. 333-32963) (the "IPO REGISTRATION STATEMENT"), the Company's Report on Form 10-K for the fiscal year ended February 28, 1998, the Company's Transition Report on Form 10-KSB, dated January 25, 1999 and amended on January 28, 1999 and February 9, 1999 (the "FORM 10-KSB") or in the Company SEC Reports filed or to be filed subsequent to February 9, 1999 (including the related notes and schedules) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in the IPO Registration Statement, the Company's Report on Form 10-K for the
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

     fiscal year ended February 28, 1998, the Form 10-KSB or in the Company SEC Reports filed or to be filed subsequent to February 9, 1999 (including any related notes and schedules), fairly presented or will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the
     SEC) consistently applied throughout the periods indicated.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 1998, including the related notes, or as set forth in Section 3.8(c) of the Company Disclosure Letter or in the Company SEC Reports filed subsequent to September 30, 1998 and prior to the date hereof, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred since September 30, 1998 in the ordinary course of business and consistent with past practices.

     SECTION 3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, the Company and the Company Subsidiaries have, except as set forth in
Section 3.9 of the Company Disclosure Letter, conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (a) any Material Adverse Effect on the Company;
(b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of the Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company; (c) any material change by the Company in its or any Company Subsidiary's accounting methods, principles or practices; (d) any declaration, setting aside or payment of any dividend or distribution in respect of Company Shares or any redemption, purchase or other acquisition of any of the Company's securities; or (e) except as set forth in Section 3.9(e) of the Company Disclosure Letter, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law.

     SECTION 3.10 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) Section 3.10(a) of the Company Disclosure Letter identifies each material employment, severance or similar contract or arrangement and each material plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Company or any Company Subsidiary has or in the future could have any material liability, including any material liability as a result of being a single employer under Section 414 of the Code ("BENEFIT PLANS"). There is no Benefit Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA (a "TITLE IV PLAN").

          (b) The Company has made available to the Parent copies of the Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with

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     the most recent annual report (Form 5500 including, if applicable, Schedule
     B thereto), the most recent actuarial valuation report prepared in connection with any Benefit Plan, and the most recent determination letter received from any taxation authority with respect to any Benefit Plan.

          (c) Each Benefit Plan that is intended to be qualified under an applicable statute or regulation, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax and has been so exempt since its creation and nothing has occurred with respect to the operation of any Benefit Plan which would cause the loss of such qualification or exemption. Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and no transaction prohibited by any applicable statute or regulation, including Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan that will or would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries taken as a whole.

          (d) Neither the Company nor any Company Subsidiary has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required under applicable law.

          (e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
     Section 280G or Section 162(m)of the Code.

          (f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter, no employee or former employee of the Company or any Company Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

          (g) There are no unfunded obligations under any Benefit Plan which are not fully reflected on the most recent financial statements of the Company.

          (h) Neither the Company nor any Company Subsidiary is party to any collective bargaining agreements. There are no unfair labor practices complaint or other proceeding pending and there is no strike pending or threatened against the Company or any Company Subsidiary.

     SECTION 3.11 TAX MATTERS. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor is the Company aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 3.12 CONTRACTS; DEBT INSTRUMENTS.  Except as disclosed in Section
3.12 of the Company Disclosure Letter or filed as an exhibit to, or as incorporated by reference in, the Form 10-KSB, there is no Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any material Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected. Set forth in Section 3.12 of the Company Disclosure Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and the consolidated Company Subsidiaries as described in the notes to the financial statements set forth in the Form 10-KSB.

     SECTION 3.13 LITIGATION. Except as disclosed in Section 3.13 of the Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse

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Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company.

     SECTION 3.14 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, (i) each of the Company and the Company Subsidiaries is in compliance with all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a liability in excess of $1,000,000, which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Company's business, and compliance with the terms and conditions thereof; (ii) none of the Company or the Company Subsidiaries has received written notice of, or, to the knowledge of the Company, is threatened with or the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM"), except with respect to Environmental Claims which would not reasonably be expected to, individually or in the aggregate, result in a liability in excess of $1,000,000; and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or lead to such an Environmental Claim in the future.

          (b) To the knowledge of the Company, there is no condition on, in or under any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in violation of, or for which there is an obligation under, Environmental Laws where such violation or obligation is reasonably likely to result in a liability in excess of $1,000,000.

     SECTION 3.15 INTELLECTUAL PROPERTY.

          (a) DISCLOSURE, OWNERSHIP AND CLAIMS. The Company and the Company Subsidiaries own or have valid rights to use the trademarks, trade names, copyrights, patents, logos, logo types, type styles, licenses and computer software programs (including without limitation, the source codes thereto) that are necessary for the conduct of their respective businesses as now being conducted; provided, however, that the Company and the Company Subsidiaries do not have access to the source codes relating to certain computer software programs with respect to which they are the licensee. Each material trademark, trade name, copyright and patent owned by the Company or a Company Subsidiary and necessary for the conduct of their business on the date hereof, and each material license to use any trademark, trade name, copyright, patent or computer software program necessary for the conduct of their business on the date hereof, except computer software licenses that are commercially available, is listed in
     Section 3.15(a) of the Company Disclosure Letter. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received written notice that the Company or any of the Company Subsidiaries is infringing on any trademark, trade name, copyright, patent or other intangible property right or any registration thereof or application pending therefor which is necessary for the conduct of their business on the date hereof.

          (b) YEAR 2000 COMPLIANCE. All computer software programs, including all source code, object code and documentation related thereto, hardware, databases, and embedded control systems (collectively, the "SYSTEMS") used by the Company or a Company Subsidiary are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means that the Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

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

     SECTION 3.16 TAXES. The Company and the Company Subsidiaries have filed all material Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "TAXES" shall mean all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

     SECTION 3.17 NON-COMPETITION AGREEMENTS.  Except as set forth in Section
3.17 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, engaging in any business involving communications tower ownership, antenna site leasing, communications site services or any other business currently engaged in by the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Company Subsidiary from, directly or indirectly, engaging in any of the businesses described above, except for those restrictions which would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.18 OPINION OF FINANCIAL ADVISOR. BancBoston Robertson Stephens, Inc. (the "COMPANY FINANCIAL ADVISOR") has delivered to the Board of Directors of the Company its oral opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing and accompanied by an authorization to include a copy of that opinion in the Proxy Materials. The Company has delivered or will, promptly after receipt of such written opinion, deliver a signed copy of that written opinion to the Parent.

     SECTION 3.19 TITLE TO PROPERTIES; LEASES.

          (a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of all Real Property owned by the Company and the Company Subsidiaries and indicates the entity that owns the Real Property. The Company and the Company Subsidiaries have good indefeasible, marketable and insurable title to all such Real Property (other than leasehold real property) and good title to all of its other owned property and assets, tangible and intangible (collectively, the "ASSETS") that are material to the business of the Company and the Company Subsidiaries taken as a whole; all of the Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens set forth in Section 3.19(a) of the Company Disclosure Letter and (iii) Liens which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.19(a) of the Company Disclosure Letter, all improvements on the real property owned or leased by the Company and the Company Subsidiaries are in compliance with applicable zoning, building, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.19(a) of the Company Disclosure Letter, all such improvements comply with all Laws and Company Permits, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.19(a) of the Company Disclosure Letter, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by the Company and the Company Subsidiaries are located entirely on such real property or in areas where a Company Subsidiary has a valid easement to locate such items, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, such transmitting towers, ground radials, guy anchors, transmitting buildings and related
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

     improvements and other material items of personal property, including equipment, are in a state of repair and maintenance and operating condition so as to permit the business of the Company and the Company Subsidiaries to be operated in accordance with the terms and conditions of all applicable Laws and Company Permits, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company.

          (b) Section 3.19(b) of the Company Disclosure Letter contains a list of all Leases under which any real property used in the business of the Company and the Company Subsidiaries is leased to the Company or any Company Subsidiary by any person and indicates the entity that leases the real property. Except as otherwise set forth in Section 3.19(b) of the Company Disclosure Letter or as would not result in a Material Adverse Effect on the Company, each Lease under which the Company or any Company Subsidiary holds real property constituting a part of the Assets is in full force and effect, and the Company or a Company Subsidiary has a valid leasehold interest in and enjoys peaceful and undisturbed possession or a valid easement right under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor, to the Company's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of the Company, threatened to the effect that the Company has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of the Company under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.20 BROKERS. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or any other transactions.

     SECTION 3.21 CERTAIN STATUTES. The Board of Directors of the Company has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 23B.19.040 of the BCA will not have any effect on the Merger or the other transactions contemplated by this Agreement. To the knowledge of the Company, no "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "TAKEOVER STATUTE") is, as of the date of this Agreement, applicable to the Merger or any other transactions contemplated by this Agreement.

     SECTION 3.22 INFORMATION. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments or supplements of the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent or the Merger Sub. The Proxy Statement (except for those portions of the

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Proxy Statement that relate only to Parent or subsidiaries or affiliates of the
Parent) will comply as to form in all material respects with the provisions of the Exchange Act.

     SECTION 3.23 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the BCA, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

     Each of the Parent and Merger Sub represents and warrants to the Company that:

     SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) Each of the Parent, Merger Sub, and each other subsidiary of the Parent (collectively, the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Each of the Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE PARENT" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or any Parent Subsidiaries that is or would reasonably be expected to be materially adverse to the Parent and the Parent Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate transactions contemplated hereby.

          (b) Section 4.1(b) of the letter from the Parent, dated the date hereof, addressed to the Company (the "PARENT DISCLOSURE LETTER") sets forth a complete and correct list of all of the Parent Subsidiaries. Neither the Parent nor any Parent Subsidiary holds any interest in any other person other than the Parent Subsidiaries so listed.

     SECTION 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Parent's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "PARENT CHARTER DOCUMENTS") that have heretofore been made available to the Company are complete and correct copies of those documents. The Parent Charter Documents are in full force and effect. The Parent is not in violation of any of the provisions of the Parent Charter Documents.

     SECTION 4.3 CAPITALIZATION.

          (a) As of the date of this Agreement, the authorized capital stock of the Parent consists of (i) 95,000,000 shares of Parent Common Stock and
     (ii) 70,749,625 shares of preferred stock, $0.001 par value, consisting of 3,462,830 shares of Series A Convertible Preferred Stock ("SERIES A PREFERRED STOCK"), 7,000,000 shares of Series B Convertible Preferred Stock ("SERIES B PREFERRED STOCK") and 60,286,795 shares of Series C Convertible Preferred Stock ("SERIES C PREFERRED STOCK"). As of the Closing Date, the authorized capital stock of the Parent will consist of (i) 120,000,000 shares of Parent Common Stock and (ii) 70,749,625 shares of preferred stock $0.001 par value, consisting of 3,462,830 shares of Series A Preferred Stock, 7,000,000 shares of Series B Preferred Stock and 60,286,795 shares of
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

     Series C Preferred Stock. As of May 13, 1999, (A) 3,536,135 shares of Parent Common Stock, 3,462,830 shares of Series A Preferred Stock, 7,000,000 shares of Series B Preferred Stock and 60,286,795 shares of Series C Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (B) no shares of Parent Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were held in the treasury of the Parent or by the Parent Subsidiaries, (C) 4,100,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and (D) an aggregate of 70,749,625 shares of Parent Common Stock were reserved for issuance in connection with the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. As of the date hereof, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Parent Common Stock. No adjustment to the conversion ratio of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock will occur as a result of the consummation of the Merger.

          (b) Between December 31, 1998 and the date of this Agreement, an aggregate of 1,578,500 options to purchase shares of Parent Common Stock ("PARENT STOCK OPTIONS") have been granted by the Parent under the Parent Stock Option Plan (collectively, the "PARENT'S OPTION PLAN"). Except (i) for Parent Stock Options to purchase an aggregate of 4,100,000 shares of Parent Common Stock outstanding or available for grant under the Parent's Option Plan or (ii) under agreements or arrangements set forth in Section 4.3(b) of the Parent Disclosure Letter, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Parent Subsidiary.

          (c) There are no outstanding contractual obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Except as set forth in Section 4.3(c) of the Parent Disclosure Letter, each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent or a Parent Subsidiary is free and clear of all Liens. There are no material outstanding contractual obligations of the Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned by the Parent or in any other person.

          (d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value ("SUB COMMON STOCK"). All of the issued and outstanding shares of Sub Common Stock are (A) owned by the Parent or another Parent Subsidiary wholly owned by the Parent and (B) duly authorized, validly issued, fully paid and nonassessable.

     SECTION 4.4 AUTHORITY. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions; provided, however, that a filing to amend the certificate of incorporation of the Parent prior to the Effective Time to increase the authorized number of shares of Parent Common Stock as required in order to effect the Merger will be made. This Agreement has been duly authorized and validly executed and delivered by each of the Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms.

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

     SECTION 4.5 NO CONFLICT. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by each of the Parent and Merger Sub will not:

          (a) conflict with or violate any provision of any Parent Charter Document or any equivalent organizational documents of any Parent Subsidiary;

          (b) assuming that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any foreign or domestic Law applicable to the Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent; or

          (c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Parent, Merger Sub, or any other Parent Subsidiary under, any Contract to which the Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them or their assets or Properties is or may be bound or affected, except for those which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Parent.

     SECTION 4.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity except (i) for applicable requirements of the Exchange Act, applicable requirements of the Securities Act, applicable requirements of Blue Sky Laws, the rules and regulations of the Nasdaq, applicable requirements of Takeover Statutes, the obtaining of rulings or orders exempting the distribution of Parent Common Stock in the Merger under applicable Canadian securities laws, the pre-merger notification requirements of the HSR Act and the Competition Act (Canada), the filing of a notice under the Investment Canada (Act) and for the filing of the Articles of Merger as required by the BCA and the filing of an amendment to the certificate of incorporation of the Parent to increase the authorized number of shares of Parent Common Stock and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

     SECTION 4.7 PERMITS; COMPLIANCE WITH LAW. Each of the Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, the "PARENT PERMITS") that are material to the conduct of the business of the Parent and the Parent Subsidiaries taken as a whole, and no suspension or cancellation of any of the Parent Permits that are material to the conduct of the business of the Parent and the Parent Subsidiaries taken as a whole is pending or, to the knowledge of the Parent, threatened. Neither the Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected or
(ii) any Parent Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

     SECTION 4.8 2008 PROSPECTUS; FINANCIAL STATEMENTS.

          (a) The prospectus (the "2008 PROSPECTUS") contained in Amendment No. 3 to the Parent's Registration Statement on Form S-4 covering the Parent's 12% Senior Discount Notes due 2008, as filed with the SEC on April 29, 1999, including any financial statements or schedules included therein, did not, at such date, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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          (b) Each of the audited consolidated balance sheets (including the related notes and schedules) of the Parent as of December 31, 1998 and December 31, 1997, copies of which are included in the 2008 Prospectus, fairly presented, in all material respects, the consolidated financial position of the Parent as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficiency and cash flows (including any related notes and schedules), copies of which are included in the 2008 Prospectus, for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997 presented the consolidated results of operations and cash flows, as the case may be, of the Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows, in each case in conformity with GAAP consistently applied throughout the periods indicated.

     SECTION 4.9 NEXTEL TOWER ACQUISITION. As described in the 2008 Prospectus, the Parent completed the "Nextel Tower Acquisition" on April 20, 1999. Since April 20, 1999, there has not been (a) any Material Adverse Effect on the Parent; or (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Parent or any of the Parent Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Parent.

     SECTION 4.10 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) Section 4.10(a) of the Parent Disclosure Letter identifies each material plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Parent or any Parent Subsidiary has or in the future could have any material liability, including any material liability as a result of being a single employer under Section 414 of the Code ("PARENT BENEFIT PLANS"). There is no Parent Benefit Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (ii) is a Title IV Plan.

          (b) The Parent has made available to the Company copies of the Parent Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Parent Benefit Plan, and the most recent Internal Revenue Service determination letter received with respect to any Parent Benefit Plan.

          (c) Each Parent Benefit Plan that is intended to be qualified under
     Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation and nothing has occurred with respect to the operation of any Parent Benefit Plan which would cause the loss of such qualification or exemption. Each Parent Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan except as has not resulted or could not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect on the Parent.

          (d) Neither the Parent nor any Parent Subsidiary has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Parent or any Parent Subsidiary, except as required under applicable law.

          (e) There are no unfunded obligations under any Benefit Plan which are not fully reflected on the most recent financial statements of the Parent.

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

     SECTION 4.11 TAX MATTERS. Neither the Parent nor Merger Sub, nor to the knowledge of the Parent, any of Parent's affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 4.12 CONTRACTS; DEBT INSTRUMENTS. Neither the Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

     SECTION 4.13 LITIGATION. There is no Claim pending or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary before any Governmental Entity that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Parent.

     SECTION 4.14 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in Section 4.14(a) of the Parent Disclosure Letter, (i) each of the Parent and the Parent Subsidiaries is in compliance with all Environmental Laws, except for instances of non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Parent, which compliance includes, but is not limited to, the possession by the Parent and the Parent Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Parent's business, and compliance with the terms and conditions thereof; (ii) none of the Parent or the Parent Subsidiaries has received written notice of, or, to the knowledge of the Parent, is threatened with or the subject of, any Environmental Claim except with respect to Environmental Claims which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Parent; and (iii) to the knowledge of the Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or lead to such an Environmental Claim in the future.

          (b) There is no condition on, in or under any property currently or formerly owned, leased or operated by the Parent or any Parent Subsidiary in violation of, or for which there is an obligation under, Environmental Laws where such violation or obligation is reasonably likely to result in a Material Adverse Effect on the Parent.

     SECTION 4.15 TAXES. The Parent and the Parent Subsidiaries have filed all material Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. No deficiencies for any material Taxes have been proposed, asserted or assessed against the Parent or any Parent Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

     SECTION 4.16 BROKERS. No broker, finder or investment banker other than Goldman, Sachs & Co. is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Merger Sub.

     SECTION 4.17 INFORMATION. None of the information to be supplied by the Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be
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

stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Parent or the Merger Sub with respect to statements made therein based on information supplied by the Company. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

     SECTION 4.18 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     SECTION 4.19 TITLE TO PROPERTIES; LEASES.

          (a) The Parent and the Parent Subsidiaries have good indefeasible, marketable and insurable title to all of their Real Property (other than leasehold real property) and good title to all of its other Assets that are material to the business of the Parent and the Parent Subsidiaries taken as a whole; all of the Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens set forth in Section 4.19(a) of the Parent Disclosure Letter and (iii) Liens which, individually or in the aggregate, have not resulted and would not be expected to result in a Material Adverse Effect on the Parent. Except as disclosed in Section 4.19(a) of the Parent Disclosure Letter, all improvements on the real property owned or leased by the Parent and the Parent Subsidiaries are in compliance with applicable zoning, building, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business of the Parent and the Parent Subsidiaries as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Except as disclosed in Section 4.19(a) of the Parent Disclosure Letter, all such improvements comply with all Laws and Parent Permits, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Except as disclosed in Section 4.19(a) of the Parent Disclosure Letter, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by the Parent and the Parent Subsidiaries are located entirely on such real property or in areas where a Parent Subsidiary has a valid easement to locate such items, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Except as set forth in Section 4.19(a) of the Parent Disclosure Letter, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are in a state of repair and maintenance and operating condition so as to permit the business of the Parent and the Parent Subsidiaries to be operated in accordance with the terms and conditions of all applicable Laws and Parent Permits, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

          (b) Except as otherwise set forth in Section 4.19(b) of the Parent Disclosure Letter or as would not result in a Material Adverse Effect on the Parent, each Lease under which the Parent or any Parent Subsidiary holds real property constituting a part of the Assets is in full force and effect and the Parent or a Parent Subsidiary has a valid leasehold interest in and enjoys peaceful and undisturbed possession or a valid easement right under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor, to the Parent's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of the Parent, threatened to the effect that the Parent has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase
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

     the costs, of the Parent under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Parent.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent of the Parent:

          (a) adopt any amendment to the Company Charter Documents or the comparable organizational documents of any Company Subsidiary;

          (b) except for issuances of capital stock of Company Subsidiaries to the Company or a wholly owned Company Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Company Shares, in accordance with the terms of the instruments governing such issuance as in effect on the date hereof and described in Section 3.3(b) of the Company Disclosure Letter, and pursuant to the exercise of Company Stock Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in the ordinary course of business and consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

          (f) except in connection with the Pending Transactions, acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets,

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     including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary;

          (g) (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that the Company and the Company Subsidiaries may (x) incur or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit and (y) assume or incur indebtedness in connection with the consummation of the Pending Transactions (so long as such assumed indebtedness was not created in contemplation of such Pending Transaction and such incurred or assumed indebtedness is repayable at any time without penalty or premium and is consented to by Parent), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary; or

          (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in connection with Pending Transactions or in the ordinary course of business consistent with past practice; or make any capital expenditure, other than capital expenditures in connection with the Pending Transactions or that are made in the ordinary course of business consistent with past practice;

          (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

          (j) waive, release, assign, settle or compromise any material rights, claims or litigation;

          (k) make any Tax election (except elections under Section 85(1) of the Income Tax Act (Canada) with respect to transfers of assets among Company Subsidiaries) or settle or compromise any material federal, state, local or foreign income Tax liability;

          (l) amend or waive or agree to amend or waive any provision of that certain agreement, dated the date of this Agreement, between BET Associates, L.P. and the Company, referred to in Section 6.2(i) of this Agreement; or

          (m) authorize or enter into any formal or informal binding written or other agreement or otherwise make any binding commitment to do any of the foregoing.

     SECTION 5.2 CERTAIN INTERIM OPERATIONS OF THE PARENT. The Parent covenants and agrees that, except as expressly provided in this Agreement, during the term of this Agreement, without the prior written consent of the Company, the Parent will not, and will cause the Parent Subsidiaries not to:

          (a) unless an appropriate adjustment is concurrently made to the Exchange Ratio in accordance with Section 2.4 of this Agreement directly or indirectly, split, combine or reclassify the outstanding the Parent Common Stock; or

          (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends or other distributions paid by any Parent Subsidiary to the Parent or other Parent Subsidiaries.

     SECTION 5.3 OTHER ACTIONS. During the period from the date hereof to the Effective Time, the Company and the Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that

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would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied or satisfaction thereof being delayed.

     SECTION 5.4 NOTIFICATION OF CERTAIN MATTERS. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

     SECTION 5.5 PROXY STATEMENT.

          (a) As promptly as practicable after the execution of this Agreement, the Parent and the Company shall jointly prepare and file with the SEC a single document that will constitute (i) the proxy statement of the Company relating to the special meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS MEETING") to be held to consider approval and adoption of this Agreement and the Merger and (ii) the registration statement on Form S-4 of the Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger and the prospectus included in the Registration Statement (such single document, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Substantially contemporaneously with the filing of the definitive Proxy Statement with the SEC, copies of the definitive Proxy Statement shall be provided to the Amex and the Nasdaq. The Parent and the Company each shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "REGISTRATION STATEMENT EFFECTIVE DATE"), the Parent shall take all or any action required under any applicable Law in connection with the issuance of Parent Common Stock pursuant to the Merger. The Parent or the Company, as the case may be, shall furnish all information concerning the Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the Registration Statement Effective Date, the proxy statement[s] and prospectus included in the Proxy Statement (collectively, the "PROXY MATERIALS") will be mailed to the stockholders of the Company. The Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the Amex and the Nasdaq and (iv) the BCA.

          (b) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Sections 5.8(c) and 7.1(g).

          (c) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the

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

     SEC or the Amex or the Nasdaq for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company,
     (iii) the time of the Company Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the BCA, the Securities Act and the Exchange Act.

          (e) The information supplied by the Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Proxy Statement, the Parent shall promptly inform the Company. All documents that the Parent is responsible for filing in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the BCA, the Securities Act and the Exchange Act.

     SECTION 5.6 STOCKHOLDERS' MEETING.

     The Company shall call and hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the adoption of this Agreement and the Parent and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company determines in good faith that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's Stockholders under applicable Law after receipt of advice from independent legal counsel (which may be the Company's regularly engaged independent legal counsel).

     SECTION 5.7 ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and
     (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its

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     Representatives may reasonably request. No investigation conducted under this Section 5.7 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 26, 1999 (the "CONFIDENTIALITY AGREEMENT"), between Spectrasite Communications, Inc. and the Company with respect to the information disclosed under this Section 5.7.

     SECTION 5.8 NO SOLICITATION.

          (a) From the date hereof until the termination of this Agreement, except as permitted hereby, the Company shall not, nor shall it permit any Company Subsidiary, or any officer, director, employee, agent or representative of the Company or a Company Subsidiary (including, without limitation, any investment banker, attorney or accountant retained by the Company or a Company Subsidiary), to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (z) sale of shares of capital stock representing, individually or in the aggregate, 20% or more of the voting power of the Company other than to the Company or a Company Subsidiary, including, without limitation, by way of a tender offer or exchange offer by any person (other than the Company or a Company Subsidiary) for shares of capital stock representing 20% or more of the voting power of the Company (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any information or data relating to the Company or any Company Subsidiary for the purposes of making, or take any other action to facilitate, any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal or (iv) take any other action materially inconsistent with the obligations and commitments assumed by the Company pursuant to this Section 5.8; provided, however, that, subject to the Company's compliance with this Section 5.8, nothing contained in this Agreement shall prevent the Company or its Board of Directors from, prior to receipt of the Requisite Company Vote, (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to Section 7.1(g), (B) furnishing non-public information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its stockholders, if the Board of Directors of the Company, by action of a majority of the entire Board of Directors of the Company, determines in good faith after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, in the opinion of the Company's counsel, is required by or advisable under applicable Law, provided, further, that except as otherwise permitted in this Section 5.8, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal on terms which a majority of the members of the Board of Directors of the Company determine in their good faith judgment (after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, and the person making the proposal, to be more favorable from a financial point of view to the Company's stockholders than the Merger, and for which the Board of Directors of the Company determines in their good faith judgment (after such consultation) that financing, to the extent required, is then committed or reasonably likely to be available. The Company will immediately cease and cause to be terminated any

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

     existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and will promptly inform the individuals or entities referred to in the first sentence of this
     Section 5.8(a) of the obligations undertaken in this Section 5.8(a). For purposes of this Agreement, an Acquisition Proposal shall not be deemed to exist solely as a result of a person filing a report on Schedule 13G to report ownership of the Company Common Stock.

          (b) The Company shall (i) promptly notify the Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make, or which would reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the identity of the person making it, (ii) promptly notify the Parent orally and in writing after receipt of any request for non-public information relating to it or any of the Company Subsidiaries or for access to its or any of the Company Subsidiaries' properties, books or records by any person that, to the Company's knowledge, may be considering making, or has made, an Acquisition Proposal,
     (iii) receive from any person who may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any Company Subsidiary, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information, and (iv) keep the Parent advised on a prompt basis of the status of any such Acquisition Proposal, indication or request (including any material changes to the terms and conditions of any Acquisition Proposal).

          (c) The Company Board will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 7.1(g).

     SECTION 5.9 EMPLOYEE BENEFITS MATTERS.

     (a) In the event that any employee of the Company or a Company Subsidiary is at any time after the Effective Time transferred to the Parent or any affiliate of the Parent or becomes a participant in an employee benefit plan, program or a arrangement maintained by or contributed to by the Parent or any affiliate of the Parent, the Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company and the Company Subsidiaries, to the extent prior service is generally recognized, as service rendered to the Parent or such affiliates for purposes of eligibility and vesting. The Parent shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to such employee. The Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of the Parent and the Parent Subsidiaries.

          (b) Promptly following the Effective Time, Parent shall take all actions reasonably necessary to cause the shares of Parent Common Stock issuable upon exercise of the Converted Stock Options to be registered under the Securities Act.

     SECTION 5.10 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (a) The Parent agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and the Company Subsidiaries as provided in their respective charters or by-laws as in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (b) The Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than three years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this
     Section 5.10(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     SECTION 5.11 LETTERS OF ACCOUNTANTS.

          (a) The Company shall use its reasonable best efforts to cause to be delivered to the Parent "comfort" letters of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated and delivered on the Registration Statement Effective Date and as of the Effective Time, and addressed to the Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated hereby.

          (b) The Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, the Parent's independent public accountants, dated and delivered the Registration Statement Effective Date and as of the Effective Time, and addressed to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated hereby.

     SECTION 5.12 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article 6 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 5.13 CONSENTS; FILINGS; FURTHER ACTION.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act, any other applicable federal or Blue Sky Laws and applicable Canadian securities laws, (B) the HSR Act and Competition Act (Canada), (C) the BCA, (D) any other applicable Law, (E) the Communications Act and (F) the rules and regulations of the Amex, the Nasdaq and the Bureau of Land Management. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

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

          (b) Without limiting the generality of Section 5.13(a), each party hereto shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing in this
     Section 5.13 shall require, or be construed to require, the Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (A) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of the Parent, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by the Parent or the Company, as the case may be, of any of its assets or businesses) or
     (B) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, would reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

     SECTION 5.14 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, the Parent or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

     SECTION 5.15 PUBLIC ANNOUNCEMENTS. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent and Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the Amex or the Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

     SECTION 5.16 OBLIGATIONS OF MERGER SUB. The Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 5.17 STOCK EXCHANGE LISTINGS AND DE-LISTINGS. The Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from the Amex and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     SECTION 5.18 EXPENSES. Except as otherwise provided in Section 7.5(b), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring such Expense, except that Expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Materials and the filing fee under the HSR Act shall be shared equally by the Parent and the Company.

     SECTION 5.19 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Parent and the Company and its board of directors shall, subject to their fiduciary duty under applicable law, grant such approvals and take such actions as are
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

necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     SECTION 5.20 CONTROL OF THE COMPANY'S AND PARENT'S OPERATIONS. Nothing contained in this Agreement shall give the Parent or the Company, directly or indirectly, rights to control or direct the other party's operations prior to the Effective Time.

     SECTION 5.21 AFFILIATES.  Within 30 days after the date of this Agreement,
(a) the Company shall deliver to the Parent a letter identifying all persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act as of the record date for the Company Stockholders Meeting, including, without limitation, all of its directors and executive officers (the "RULE 145 AFFILIATES") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit B hereto (a "RULE 145 AFFILIATE AGREEMENT").

     SECTION 5.22 MERGER SUB CHARTER DOCUMENTS. The Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld), amend the articles of incorporation or by-laws of the Merger Sub prior to the Closing.

     SECTION 5.23 CORPORATE MATTERS. At the Effective Time, Parent shall enter into employment agreements with Calvin J. Payne and S. Roy Jeffrey in the forms attached hereto as Exhibit C and D (the "EMPLOYMENT AGREEMENTS"). Pursuant to the terms of the Employment Agreements, Calvin Payne shall hold the position of Executive Vice President -- Construction Operations and S. Roy Jeffrey shall hold the position of Vice President -- Canadian Region, respectively, of the Parent. The authority, duties and responsibilities of Messrs. Payne and Jeffrey shall be as set forth in the Employment Agreements.

     SECTION 5.24 JOVIN. The Company will (i) use its reasonable best efforts to enter into agreements prior to the Effective Time with each of the holders (the "EXCHANGEABLE HOLDERS") of Class B Shares (the "EXCHANGEABLE SHARES") of Westower Acquisitions Canada Inc. ("ACQUISITIONS CANADA"), in form and substance reasonably satisfactory to the Parent, pursuant to which each Exchangeable Holder shall have agreed that a Canadian subsidiary of the Company other than Acquisitions Canada shall have the right (the "CALL RIGHT") to purchase any Exchangeable Shares tendered for conversion or redemption by delivering to the holder of such shares the same number and class of securities which would otherwise have been exchangeable by Acquisitions Canada for such Exchangeable Shares on conversion or exchange, as the case may be, and (ii) cause the Call Right to be exercised in the event that any Exchangeable Shares are tendered for conversion prior to the Effective Time.

                                   ARTICLE 6

                                   CONDITIONS

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement and consummation of the Merger shall have been duly approved by holders of outstanding Company Shares by the Requisite Company Vote.

          (b) LISTING. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq upon official notice of issuance.

          (c) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act and, if applicable, the Competition Act (Canada) shall have expired or been terminated.

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

          (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby or that, individually or in the aggregate with all other such Laws, orders injunctions or decrees, would reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company, and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Law, order injunction or decree.

          (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f) ACCOUNTANTS' LETTERS. The Parent and the Company shall have received the "comfort" letters described in Section 5.11.

          (g) BLUE SKY APPROVALS. The Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB. The obligations of each of the Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (d) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

          (e) TAX OPINION. The Parent shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Parent, dated the Closing Date, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (f) EXERCISE OF WARRANTS. Each of (x) the stock purchase warrant, dated as of May 11, 1998, issued to BET Associates, L.P. and (y) any remaining unexercised stock purchase warrants issued pursuant to that certain Underwriters' Warrant Agreement, dated as of October 20, 1997, by and among
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

     the Company and National Securities Corporation, as representative for several underwriters, shall have been exercised in full by the holders thereof to purchase shares of Company Common Stock prior to the Effective Time or through cashless exercise, and the Parent shall have received evidence of such exercise reasonably satisfactory in form and substance to Parent.

          (g) BANK CONSENT. All required authorizations, consents or approvals of the lenders required by the Credit Agreement, dated as of April 20, 1999, among Parent, Spectrasite Communications, Inc., CIBC Oppenheimer Corp., Credit Suisse First Boston and the other parties thereto to permit the consummation of the Merger shall have been obtained.

          (h) GOVERNMENTAL CONSENTS.  Other than the filing provided for in
     Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or the Parent or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or the Parent or any of their respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be).

          (i) SENIOR SUBORDINATED NOTES. The Company's $15,000,000 principal amount 7% Convertible Senior Subordinated Notes due April 30, 2007 shall have been surrendered for prepayment and cancellation in accordance with the terms and conditions set forth in that certain agreement, dated the date of this Agreement, between BET Associates, L.P. and the Company.

          (j) STOCKHOLDER LOANS. All loans and other advances made to stockholders, employees, officers or directors of the Company or any Company Subsidiary (excluding (x) loans between the Company and any Company Subsidiary or between two Company Subsidiaries and (y) loans and advances to employees for reasonable, travel, business and moving expenses in the ordinary course of business) shall have been repaid, and the Parent shall have received evidence of such repayment satisfactory in form and substance to Parent in its sole discretion.

          (k) CUNNINGHAM. Tom T. Cunningham shall have waived, in form and substance reasonably satisfactory to Parent, his rights under Section 11 of that certain Employment Agreement, dated August 31, 1998, between Tom T. Cunningham and Standby Services, Inc., to terminate his employment with Standby Services, Inc. and receive certain severance benefits upon consummation of the Merger.

          (l) CORD EARN-OUT.  The terms and provisions of Sections 2.1(c) and
     2.3 of that certain Agreement and Plan of Merger, dated as of August 31, 1998, among the Company, Cord Communications, Incorporated, Cord Acquisition Co., Mark Beuchley, Seth Beuchley and Mark Reed shall have been amended, in form and substance reasonably satisfactory to Parent, to provide (x) that any additional shares of capital stock to be issued thereunder shall be shares of Parent Common Stock instead of shares of Company Common Stock and (y) for an appropriate adjustment to the number of additional shares of capital stock to be issued thereunder to give effect to the Exchange Ratio contemplated by this Agreement.

          (m) SUMMIT EARN-OUT. The terms and provisions of Sections 2.1(a)(iii) and 2.1(b) of that certain Agreement and Plan of Merger, dated as of November 10, 1998, by and among the Company, Westower Summit Acquisition, LLC, Summit Communications, LLC and the Members of Summit Communications, LLC shall have been amended, in form and substance reasonably satisfactory to Parent, to provide (x) that any additional shares of capital stock to be issued thereunder shall be shares of Parent Common Stock instead of shares of Company Common Stock and (y) for an appropriate adjustment to the number of additional shares of capital stock to be issued thereunder to give effect to the Exchange Ratio contemplated by this Agreement.

          (n) DISSENTING SHARES. Holders of not more than 5% of the outstanding shares of Company Common Stock shall have properly demanded appraisal rights for their shares under the BCA.

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

          (o) POST-CLOSING LOCK-UPS. Each of Calvin J. Payne and S. Roy Jeffrey shall have executed and delivered to the Parent lock-up agreements in the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively. Each of the persons listed on Exhibit F-1 hereto shall have executed and delivered to the Parent lock-up agreements in the form attached hereto as Exhibit F-2.

          (p) INDENTURES. The Parent shall have obtained, if and to the extent required, all consents or approvals from the holders of notes issued by Parent pursuant to (x) the Indenture, dated as of June 26, 1998, as amended, between the Parent and United States Trust Company of New York, as trustee (the "2008 INDENTURE") and (y) the Indenture, dated as of April 20, 1999, between the Parent and United States Trust Company of New York, as trustee (the "2009 INDENTURE"), including, without limitation, the consent to any amendments to, or waivers of the provisions of, the 2008 Indenture and/or the 2009 Indenture to permit the transactions contemplated by this Agreement.

          (q) AFFILIATES. The Parent shall have received from each Rule 145 Affiliate of the Company an executed copy of a Rule 145 Affiliate Agreement as contemplated by Section 5.21.

     SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent and Merger Sub contained in this Agreement are so qualified) signed on behalf of each of the Parent and Merger Sub by an executive officer of the Parent to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT AND MERGER SUB. Each of the Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

          (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Parent and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

          (d) TAX OPINION. The Company shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, dated the Closing Date, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (e) BOARD SEAT. The Parent shall have executed and delivered to Calvin J. Payne and S. Roy Jeffrey the letter agreement in the form attached hereto as Exhibit G regarding the Parent's Board of Directors.

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

                                   ARTICLE 7

                                  TERMINATION

     SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

          (a) by mutual written consent of the Parent and the Company duly authorized by their respective boards of directors;

          (b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either the Parent or the Company, if any order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

          (d) by the Parent or the Company, if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders Meeting or any adjournment or postponement thereof;

          (e) by the Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(c) would not be satisfied (a "TERMINATING COMPANY BREACH"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 7.1(e);

          (f) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(c) would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that, if such Terminating Parent Breach is curable by the Parent through its reasonable best efforts and for so long as the Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(f); or

          (g) by the Company, if prior to the Requisite Company Vote the Board of Directors of the Company shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (i) the Company is not then in breach of Section 5.8, (ii) the Company's Board of Directors shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) during the two-business day period after the Company's notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with) Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five
     (5) business days following the two (2) business day period referred to above, and (v) no termination pursuant to this Section 7.1(g) shall be effective unless the Company shall simultaneously make the payment of the termination fee portion of the Termination Amount required by Section 7.5(b); provided, however, that such termination of this Agreement shall not relieve the Company of its obligation to pay the remainder of the Termination Amount.

     SECTION 7.2 EFFECT OF TERMINATION. Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.5(b) and (c); provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement of any other party hereto or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition of any other party hereto contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 7.5 EXPENSES FOLLOWING TERMINATION.

          (a) Except as set forth in this Section 7.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.18. For purposes of this Agreement, "EXPENSES" consist of all reasonable out-of-pocket expenses (including, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and/or the Proxy Materials (as the case may be), the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

          (b) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to Section 7.1(g) or (ii) the Parent or the Company shall terminate this Agreement pursuant to Section 7.1(d) due to the failure to obtain the approval of the Company's stockholders at the Company Stockholders' Meeting, the Company shall pay to Parent (x) within 5 business days after receipt of evidence of Parent's documented expenses following such termination if pursuant to Section 7.1(g), or on the date specified in the sentence before the penultimate sentence of this Section 7.5(b) if pursuant to Section 7.1(d), an amount equal to Parent's documented Expenses in connection with this Agreement and the transactions contemplated hereby and (y) concurrently with such termination, if pursuant to Section 7.1(g), or on the date specified in the sentence before the penultimate sentence of this Section 7.5(b) if pursuant to Section 7.1(d), a termination fee in the amount of $12 million (collectively, such Expenses and such fee, the Termination Amount"); provided, however, that the Company shall not be obligated to pay such Termination Amount to the Parent if this Agreement is terminated pursuant to Section 7.1(d) unless (i) at the time of the Company Stockholders Meeting in the case of termination pursuant to
     Section 7.1(d), the Company has received a bona fide alternative Acquisition Proposal from a third party or a third party has made or publicly announced its intention to make a bona fide Acquisition

     Proposal, in each case which has not been withdrawn prior to the Company Stockholders' Meeting, and (ii) within twelve months after the termination of this Agreement, the Company enters into a definitive agreement providing for an alternative Acquisition Proposal with any third party that will constitute a Change of Control or an alternative Acquisition Proposal that constitutes a Change of Control is consummated with any third party. If the Termination Amount becomes payable as a result of a termination pursuant to
     Section 7.1(d), such Termination Amount shall be paid promptly (and in any event within five (5) days of receipt by Company of a written notice from Parent) following the earlier of the execution of such definitive agreement providing for an alternative Acquisition Proposal that will constitute a Change of Control or the consummation of an alternative Acquisition Proposal that constitutes a Change of Control, as the case may be. In addition, in the event the Company terminates this Agreement pursuant to
     Section 7.1(d) and at the time of the Company Stockholders Meeting the Company has received a bona fide alternative Acquisition Proposal from a third party or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, in each case which has not been withdrawn prior to the Company Stockholders' Meeting, the Company shall promptly on demand reimburse all of the portion of the Termination Amount that constitutes Expenses and thereafter be obligated to pay the balance of the Termination Amount in the event such fee is payable pursuant to this
     Section 7.5(b). Any payment required to be made pursuant to this Section 7.5(b) shall be made by wire transfer of immediately available funds to an account designated by Parent or by check if Parent fails to designate an account.

          (c) Each of the Parent and the Company agrees that the payments provided for in Section 7.5(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 7.1, and such remedy shall be limited to the payment stipulated in Section 7.5(b); provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

          (d) The Company acknowledges that the agreements contained in this
     Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Amount, and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the Termination Amount, the Company shall pay the Parent's Expenses in connection with such suit, together with interest on the amount of the Termination Amount at the prime rate of the Canadian Imperial Bank of Commerce in effect on the date such payment was required to be made. If the Parent commences such suit, and it results in a judgment for the Company, the Parent will pay the Company's expenses in connection with such suit.

                                   ARTICLE 8

                                 MISCELLANEOUS

     SECTION 8.1 CERTAIN DEFINITIONS.  For purposes of this Agreement:

          (a) The term "AFFILIATE," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

          (b) The term "BUSINESS DAY" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

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

          (c) The term "CHANGE OF CONTROL" of the Company shall mean such time as: (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of capital stock of the Company, entitling such person or persons to exercise 30% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of stockholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Securities Commission under the Exchange Act); (ii) a majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors of the Company on the date of this Agreement and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company; (iii) a recapitalization, reorganization, merger, consolidation or similar transaction, in each case, with respect to which all or substantially all the persons who were the respective beneficial owners of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction; or (iv) the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions.

          (d) The term "INCLUDING" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

          (e) The term "KNOWLEDGE," as applied to the Company or the Parent, means the actual knowledge of any executive officer or director of the Company or the Parent, as the case may be.

          (f) The term "LEASE" shall mean any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

          (g) The term "PENDING TRANSACTIONS" shall mean the pending acquisitions and other transactions set forth in Section 8.1(f) of the Company Disclosure Letter.

          (h) The term "PERMITTED LIENS" shall mean (a) Liens for current Taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (c) Liens securing debt for borrowed money of the underlying fee owner where the Company or a Company Subsidiary or the Parent or a Parent Subsidiary, as the case may be, is a lessee, (d) levies not at the time due or which are being contested or good faith by appropriate proceedings and (e) mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days.

          (i) The term "PERSON" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "GROUP" as such term is defined in Section 13(d)(3) of the Exchange Act).

          (j) The term "REAL PROPERTY" shall mean all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by the Company or any Company Subsidiary or the Parent or any Parent Subsidiary, as the case may be, as of the date hereof, in the operations of the business of the Company and the Company Subsidiaries, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

          (k) The term "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting 50% or more of the voting or economic interest in such entity.
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

     SECTION 8.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that the agreements set forth in Articles 1 and 2 and Sections 5.9, 5.10, 5.14 and 5.17 and this Article 8 shall survive the Effective Time, those set forth in Sections 5.7(b), 5.18, 7.2 and 7.5 and this Article 8 shall survive termination of this Agreement and those set forth in Section 5.15 shall survive for a period of one year after termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     SECTION 8.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES, EXCEPT THAT WASHINGTON LAW SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE EFFECTUATION OF THE MERGER. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO

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

     THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

     SECTION 8.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                        if to the Parent or Merger Sub:

                           Spectrasite Holdings, Inc.
                        8000 Regency Parkway, Suite 570
                                 Cary, NC 27511
                          Attention: Stephen H. Clark
                              Fax: (919) 468-8522

                                with copies to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                         New York, New York 10019-6064
                      Attention: Bruce A. Gutenplan, Esq.
                              Fax: (212) 757-3990

                               if to the Company:

                              Westower Corporation
                               17886 55th Avenue
                               Surrey, BC V3S 6C8
                                     Canada
                           Attention: Calvin J. Payne
                              Fax: (604) 576-4855

                                with copies to:

                          Morgan, Lewis & Bockius LLP
                               1701 Market Street
                     Philadelphia, Pennsylvania 19103-2921
                      Attention: Peter S. Sartorius, Esq.
                              Fax: (215) 963-5299

     or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     SECTION 8.6 ENTIRE AGREEMENT. This Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     SECTION 8.7 NO THIRD PARTY BENEFICIARIES.  Except as provided in Section
5.10 this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     SECTION 8.8 OBLIGATIONS OF THE PARENT AND OF THE COMPANY. Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.

     SECTION 8.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     SECTION 8.10 INTERPRETATION. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.11 ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise, except that the Parent may designate, by written notice to the Company, another Parent Subsidiary that is wholly owned directly or indirectly by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other Parent Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Parent Subsidiary as of the date of such designation.

     SECTION 8.12 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                          WESTOWER CORPORATION

                                          By:      /s/ CALVIN J. PAYNE
                                            ------------------------------------
                                                   Name: Calvin J. Payne
                                               Title: Chairman of the Board,
                                                          President
                                                and Chief Executive Officer

                                          SPECTRASITE HOLDINGS, INC.

                                          By:     /s/ STEPHEN H. CLARK
                                            ------------------------------------
                                                   Name: Stephen H. Clark
                                                 Title: President and Chief
                                                     Executive Officer

                                          W ACQUISITION CORP

                                          By:     /s/ STEPHEN H. CLARK
                                            ------------------------------------
                                                   Name: Stephen H. Clark
                                                      Title: President

                                  APPENDIX II

                             OPINION OF BANCBOSTON

                            ROBERTSON STEPHENS INC.

                                                              As of May 14, 1999

Board of Directors
Westower Corporation
7001 N.E. 40th Avenue
Vancouver, WA 98661

Members of the Board:

     This letter confirms the oral opinion we delivered to the Board of Directors on May 14, 1999.

     We understand that Westower Corporation (the "Company"), Spectrasite Holdings, Inc. ("Acquiror") and W Acquisition Corp., a wholly owned subsidiary of Acquiror ("Merger Sub"), are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement as of May 14, 1999 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $.01 per share ("Company Common Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive 1.81 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $.001 per share ("Acquiror Common Stock"). Currently, there is no public market for shares of Acquiror Common Stock. The Draft Agreement provides that the shares of Acquiror Common Stock that Acquiror proposes to issue pursuant to the Merger will be registered under the Securities Act of 1933, as amended, and will be quoted on the National Market System of the Nasdaq Stock Market. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

     For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Acquiror, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Acquiror, respectively;

         (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the managements of the Company and Acquiror, respectively;

          (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

          (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

          (vi)  reviewed the stock price and trading history of the Company;

         (vii) compared the financial performance of the Company and the Acquiror and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

        (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (ix) reviewed the pro forma impact of the Merger on Acquiror's earnings before interest, tax, depreciation and amortization ("EBITDA") per share and financial condition;

          (x) reviewed and considered in the analysis, information prepared by members of management of the Company and Acquiror relating to the relative contributions of the Company and Acquiror to the combined company;

          (xi)  prepared a discounted cash flow analysis of the Company;

         (xii) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

        (xiii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively. We have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have further assumed that, upon consummation of the Merger, (i) a public trading market will develop for the shares of Acquiror Common Stock that Acquiror proposes to issue pursuant to the Merger, (ii) the liquidity for such newly developed public trading market will be substantially similar to the current public trading market for Company Common Stock, and (iii) the number of research analysts who follow the publicly traded Acquiror Common Stock will be the same as the current number of research analysts who cover Company Common Stock. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view as of the date hereof, of the Exchange Ratio to the Holders of Company Common Stock. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Holders of Company Common Stock pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

     We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. One of our affiliates acts as sole agent with respect to a senior credit facility arranged for the Company. In addition, we acted as co-manager for the placement of Acquiror's 11.25% Senior Discount Notes due 2009, and one of our affiliates acts as a participant in Acquiror's senior credit facility. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,
                                          BANCBOSTON ROBERTSON STEPHENS INC.

                                          /s/ BANCBOSTON ROBERTSON STEPHENS INC.

                                  APPENDIX III

                      WASHINGTON BUSINESS CORPORATION ACT

                                 CHAPTER 23B.13

                               DISSENTERS' RIGHTS

SECTIONS

23B.13.010       Definitions.
23B.13.020       Right to dissent.
23B.13.030       Dissent by nominees and beneficial owners.
23B.13.200       Notice of dissenters' rights.
23B.13.210       Notice of intent to demand payment.
23B.13.220       Dissenters' notice.
23B.13.230       Duty to demand payment.
23B.13.240       Share restrictions.
23B.13.250       Payment.
23B.13.260       Failure to take action.
23B.13.270       After-acquired shares.
23B.13.280       Procedure if shareholder dissatisfied with payment or offer.
23B.13.300       Court action.
23B.13.310       Court costs and counsel fees.

     RCW 23B.13.010 DEFINITIONS.

     As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 s 140.]

     RCW 23B.13.020 RIGHT TO DISSENT.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 s 37; 1989 c 165 s 141.]

     RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 s 142.]

     RCW 23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165 s 143.]

     RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 s 144.]

     RCW 23B.13.220 DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter. [1989 c 165 s 145.]

     RCW 23B.13.230 DUTY TO DEMAND PAYMENT.

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 s 146.]

     RCW 23B.13.240 SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 s 147.]

     RCW 23B.13.250 PAYMENT.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter. [1989 c 165 s 148.]

     RCW 23B.13.260 FAILURE TO TAKE ACTION.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 s 149.]

     RCW 23B.13.270 AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 s 150.]

     RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. [1989 c 165 s 151.]

     RCW 23B.13.300 COURT ACTION.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 s 152.]

     RCW 23B.13.310 COURT COSTS AND COUNSEL FEES.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 s 153.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise of perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *2.1    Agreement and Plan of Merger, dated as of February 10, 1999, among Nextel Communications, Inc., Tower Parent Corp., Tower
          Merger Vehicle, Inc., Tower Asset Sub Inc., SpectraSite
          Holdings, Inc., SpectraSite Communications, Inc. and SHI
          Merger Sub, Inc. (the "Nextel Merger Agreement")
  *2.2    Amendment No. 1 to the Nextel Merger Agreement
  *2.3    Agreement and Plan of Merger among Westower Corporation,
          SpectraSite Holdings, Inc. and W Acquisition Corp., dated as of May 15, 1999
  *3.1    Certificate of Incorporation of Integrated Site Development
          ("ISD"), dated and filed as of April 25, 1997
  *3.2    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of Mary 11, 1997 (authorizing Series A
          Preferred Stock) and filed May 12, 1997
  *3.3    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of August 14, 1997 (changing name to
          SpectraSite Communications, Inc. ("SCI")) and filed August
          15, 1997
  *3.4    Certificate of Amendment of the Certificate of Incorporation
          of SCI, dated and filed as of October 29, 1997 (changing
          name to SpectraSite Holdings, Inc. (the "Registrant"))
  *3.5    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated and filed as of March 23, 1998
          (authorizing Series B Preferred Stock)
  *3.6    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of May 29, 1998 and filed June
          2, 1998
  *3.7    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of August 18, 1998 and filed
          August 19, 1998

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *3.8    Bylaws of Integrated Site Development, Inc. ("ISD")
  *4.1    Indenture, dated as of June 26, 1998, between SpectraSite
          Holdings, Inc. and United States Trust Company of New York,
          as trustee
  *4.2    First Supplemental Indenture, dated as of March 25, 1999
  *4.3    Indenture, dated as of April 20, 1999, between SpectraSite
          Holdings, Inc. and United States Trust Company of New York,
          as trustee.
   5.1    Opinion of Dow Lohnes & Albertson, PLLC
 *10.1    Stock Purchase Agreement (Series A Preferred Stock), dated as of May 12, 1997, by and among U.S. Towers, Inc. ("UST"),
          TeleSite Services, LLC ("TeleSite"), Metrosite Management,
          LLC ("Metrosite"), Whitney Equity Partners, L.P. ("Whitney
          Equity"), Kitty Hawk Capital Limited Partnership, L.P., III
          ("Kitty Hawk III"), and ISD
 *10.2    Stock Purchase Agreement (Series B Preferred Stock), dated as of March 23, 1998, by and among SpectraSite Holdings,
          Inc., Whitney Equity, J. H. Whitney, III, L.P. ("Whitney
          III"), Whitney Strategic Partners III, L.P. ("Whitney
          Strategic"), Waller-Sutton Media Partners, L.P.
          ("Waller-Sutton"), Kitty Hawk III, Kitty Hawk Capital
          Limited Partnership, IV ("Kitty Hawk IV"), Eagle Creek
          Capital, L.L.C. ("Eagle Creek"), The North Carolina
          Enterprise Fund, L.P. ("NCEF"), Finley Family Limited
          Partnership ("Finley LP"), William R. Gupton ("Gupton"),
          Jack W. Jackman ("Jackman") and Alton D. Eckert ("Eckert")
 *10.3    First Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of May 29, 1998
 *10.4    Second Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of August 27, 1998
 *10.5    Second Amended and Restated Registration Rights Agreement,
          dated as of April 20, 1999, by and among SpectraSite
          Holdings, Inc., Whitney Equity, Whitney III, Whitney
          Strategic, Waller-Sutton, Kitty Hawk III, Kitty Hawk IV,
          Eagle Creek, NCEF, Finley LP, certain affiliates of CIBC
          Oppenheimer Corp. (the "CIBC Purchasers"), certain
          affiliates and employees of Welsh Carson Anderson & Stowe
          (the "WCAS Purchasers"), Tower Parent Corp., Gupton, Eckert,
          Stephen H. Clark ("Clark") and David P. Tomick ("Tomick")
 *10.6    Third Amended and Restated Stockholders' Agreement, dated as of April 20, 1999, by and among SpectraSite Holdings, Inc.,
          Whitney Equity, Whitney III, Whitney Strategic,
          Waller-Sutton, Kitty Hawk III, Kitty Hawk IV, Eagle Creek,
          Clark, Tomick, Finley LP, NCEF, the CIBC Purchasers, the
          WCAS Purchasers, Tower Parent Corp., Edward Lutkewich
          ("Lutkewich"), Jackman, Eckert, and Gupton
 *10.7    Employment Agreement with Stephen H. Clark
 *10.8    Employment Agreement with David P. Tomick
 *10.9    Employment Agreement with Richard J. Byrne
 *10.10   Consulting Agreement with Finley & Co.
 *10.11   Credit Agreement, dated as of April 20, 1999, by and among
          SpectraSite Holdings, Inc., SpectraSite Communications, Inc.
          ("SCI"), CIBC Oppenheimer Corp., Credit Suisse First Boston
          Corporation and the other parties thereto
 *10.12   Membership Interests Purchase Agreement, dated as of
          December 31, 1997, by and among SCI, Jeffrey Hawkins, Edwin
          Keuck and H&K Investments LLC
 *10.13   First Amendment to the Membership Interests Purchase
          Agreement, dated May 29, 1998
 *10.14   Purchase and Sale Agreement, dated as of February 20, 1998, by and among SpectraSite Holdings, Inc., Metrosite and Apex
          Site Management, L.P.
 *10.15   Letter Agreement, dated as of February 6, 1998, by and
          between SCI and Whalen
 *10.16   SpectraSite Holdings, Inc. Stock Incentive Plan

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *10.17   SpectraSite Holdings, Inc. Employee Stock Purchase Plan
 *10.18   Escrow Agreement, dated as of May 12, 1997, by and among
          ISD, Finley LP, and Morrison Cohen Singer & Weinstein, LLP
          ("Morrison Cohen")
 *10.19   Option Escrow Agreement, dated as of May 12, 1997, by and
          among Whitney LP, Kitty Hawk III and Morrison Cohen
 *10.20   Release and Settlement Agreement, dated as of May 12, 1997, by and among PCX Corporation ("PCX"), NCEF, Kitty Hawk III,
          Eckert, Gupton, Jackman, Lutkewich, UST, Long and Clark
 *10.21   Stock Restriction Agreement, dated as of May 12, 1997, by
          and between ISD and Finley LP
 *10.22   Agreement, dated September 15, 1998, by and between Robert
          M. Long and the Registrant
 *10.23   Asset Purchase Agreement, dated as of August 14, 1998 by and among Airadigm Communications, Inc. ("Airadigm") and SCI
 *10.24   Form of Master Tower Attachment Lease Agreement by and
          between Airadigm and SCI
 *10.25   Asset Purchase, dated as of August 20, 1998, by and among
          Amica Wireless PhoneService, Inc. ("Amica") and SCI
 *10.26   Form of Master Design Build Lease Agreement by and between
          Amica and SCI
 *10.27   Stock Contribution Agreement, dated as of May 12, 1997, by and among ISD, Clark, Long and UST
 *10.28   Membership Interests Contribution Agreement, dated as of May
          12, 1997, by and among ISD, Finley, Caroline Finley, Finley
          LP, the Central Arkansas Opportunity Foundation, TeleSite
          and MetroSite
 *10.29   Agreement and Plan of Merger, dated as of October 31, 1997, by and between UST and SCI
 *10.30   Preferred Stock Purchase Agreement (Series C Preferred
          Stock), dated as of February 10, 1999, by and among
          SpectraSite Holdings, Inc., the WCAS Purchasers, the Whitney
          Purchasers, the CIBC Purchasers and the Additional
          Purchasers.
 *10.31   First Amendment to Preferred Stock Purchase Agreement
          (Series C Preferred Stock)
 *10.32   Security & Subordination Agreement, dated as of April 20,
          1999
 *10.33   Master Site Commitment Agreement, dated as of April 20, 1999
 *10.34   Master Site Lease Agreement, dated as of April 20, 1999
 *21.1    Subsidiaries of the Registrant
  23.1    Consent of Dow, Lohnes & Albertson, PLLC (contained in
          Exhibit 5.1)
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of PricewaterhouseCoopers LLP
  23.4    Consent of Moss Adams LLP
  23.5    Consent of Lamn, Krielow, Dytrych & Co. (formerly Lamn,
          Krielow, Dytrych & Darling)
  23.6    Consent of Shearer, Taylor & Co.
  24.1    Powers of Attorney (contained on page II-6 of this
          registration statement)
  99.1    Form of Proxy

---------------
* Incorporated by reference to the corresponding exhibit filed with SpectraSite Holdings' registration statement on Form S-4 (File No. 333-67043).

     (b) Financial Statement Schedules.

          Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issues undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, SPECTRASITE HOLDINGS, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CARY, STATE OF NORTH CAROLINA, ON AUGUST 9, 1999.

                                          SPECTRASITE HOLDINGS, INC.

                                          By:     /s/ STEPHEN H. CLARK
                                            ------------------------------------
                                                      Stephen H. Clark
                                             President, Chief Executive Officer
                                                         and Director

     SPECTRASITE HOLDINGS, INC., A DELAWARE CORPORATION, AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN H. CLARK AND DAVID P. TOMICK, AND EITHER OF THEM, WITH FULL POWER TO ACT WITHOUT THE OTHERS, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN THIS REGISTRATION STATEMENT, AND ANY AND ALL AMENDMENTS THERETO (INCLUDING, WITHOUT LIMITATION, POST-EFFECTIVE AMENDMENTS AND ANY SUBSEQUENT REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(b) OR RULE 462(d) UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING NECESSARY OR DESIRABLE TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                    TITLE                    DATE
                ---------                                    -----                    ----

           /s/ STEPHEN H. CLARK             President, Chief Executive Officer and     August 9, 1999
------------------------------------------  Director (Principal Executive Officer)
             Stephen H. Clark

           /s/ DAVID P. TOMICK              Executive Vice President, Chief            August 9, 1999
------------------------------------------  Financial Officer and Secretary
             David P. Tomick                (Principal Financial Officer)

            /s/ DANIEL I. HUNT              Vice President -- Finance and              August 9, 1999
------------------------------------------  Administration
              Daniel I. Hunt                (Principal Accounting Officer)

          /s/ LAWRENCE B. SORREL            Chairman of the Board of Directors         August 9, 1999
------------------------------------------
            Lawrence B. Sorrel

          /s/ TIMOTHY M. DONAHUE            Director                                   August 9, 1999
------------------------------------------
            Timothy M. Donahue

           /s/ ANDREW R. HEYER              Director                                   August 9, 1999
------------------------------------------
             Andrew R. Heyer

          /s/ JAMES R. MATTHEWS             Director                                   August 9, 1999
------------------------------------------
            James R. Matthews

         /s/ THOMAS E. MCINERNEY            Director                                   August 9, 1999
------------------------------------------
           Thomas E. McInerney

           /s/ MICHAEL J. PRICE             Director                                   August 9, 1999
------------------------------------------
             Michael J. Price

          /s/ RUDOLPH E. RUPERT             Director                                   August 9, 1999
------------------------------------------
            Rudolph E. Rupert

          /s/ STEVEN M. SHINDLER            Director                                   August 9, 1999
------------------------------------------
            Steven M. Shindler

           /s/ MICHAEL R. STONE             Director                                   August 9, 1999
------------------------------------------
             Michael R. Stone